As filed with the Securities and Exchange Commission on April 29, 1997
                                                   Registration No. 333-15589
================================================================================

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 Amendment No. 2
                                       To
                                    Form S-1
             Registration Statement under the Securities Act of 1933
                      International Magnetic Imaging, Inc.
             (Exact name of registrant as specified in its charter)

                             Asher S. Levitsky P.C.
                           Esanu Katsky Korins & Siger
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 953-6000
                               Fax: (212) 953-6899
            (Name, address and telephone number of agent for service)

                                   Copies to:

Lewis S. Schiller, Chairman of the Board           Stuart Neuhauser, Esq.
International Magnetic Imaging, Inc.               Bernstein & Wasserman, LLP
2424 N. Federal Highway; Suite 410                 950 Third Avenue
Boca Raton, FL 33431                               New York, NY 10022
(561) 362-0917                                     (212) 826-0730
Fax: (561) 347-5352                                Fax: (212) 371-4730


                         Calculation of Registration Fee

================================================================================

                                                                                                                     Proposed
                                                                                Proposed            Maximum          Amount of
                                                            Amount to be        Maximum Offering    Aggregate        Registration
Title of each class of securities to be registered          Registered          Price Per Unit(1)   Offering Price   Fee
--------------------------------------------------          ------------        -----------------   --------------   --------
Units, each Unit consisting of two shares of Common
Stock, par value $.01 per share, and two Series A
Redeemable Common Stock Purchase Warrants(2)                  690,000 Units            $7.00       $4,830,000.00      $1,665.52

Common Stock, par value $.01 per share(3),(4)               1,380,000 Shs.              4.00        5,520,000.00       1,903.45

Underwriter's Options(5)                                       60,000 Optns.             .0001              6.00            .01

Units, each Unit consisting of two shares of Common
Stock, par value $.01 per share, and two Series A
Redeemable Common Stock Purchase Warrants(4),(6)               60,000 Units            11.55          693,000.00         238.97

Common Stock, par value $.01 per share(4),(7)                 120,000 Shs.              4.00          480,000.00         165.52

Series B Common Stock Purchase Warrants(8)                  1,000,000 Wts.              1.50        1,500,000.00         517.24

Common Stock, par value $.01 per share(4),(9)               1,000,000 Shs.              2.00        2,000,000.00         698.66
                                                                                                                       --------
                                                                                                Total .............    $5,189.37
                                                                                                                       =========

====================================================================================================================================
                                                                                                       (Footnotes on following page)

                                                (Footnotes from preceding page)

(1) Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.

(2) Includes 90,000 Units issuable upon exercise of the Underwriter's over-allotment option.

(3) Represents shares of Common Stock issuable upon exercise of the Series A Redeemable Common Stock purchase Warrants (the "Warrants") included in the Units.

(4) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants and the Underwriter's Options.

(5)      Represents Underwriter's Options to purchase 60,000 Units.

(6)      Represents Units issuable upon exercise of the Underwriter's Options.

(7) Represents shares of Common Stock issuable upon exercise of the Warrants issuable pursuant to the Underwriter's Options.

(8) Represents Series B Common Stock Purchase Warrants ("Series B Warrants") to be sold by the Selling Security Holder. See "Selling Security Holder."

(9) Represents shares of Common Stock issuable upon exercise of the Series B Warrants.



================================================================================

                      International Magnetic Imaging, Inc.

                   Cross-Reference Sheet Pursuant to Rule 404


         Item No.                              Caption in Prospectus
         --------                              ---------------------

1.   Forepart of the Registration         Registration Statement Facing Page,
     Statement and Outside Front          Prospectus Cover Page
     Cover of Prospectus
2.   Inside Front and Outside Back        Inside Cover Page, Back Cover Page
     Cover Pages of Prospectus
3.   Summary Information, Risk Factors    Prospectus Summary, Risk Factors
     and Ratio of Earnings to Fixed
     Charges
4.   Use of Proceeds                      Use of Proceeds
5.   Determination of Offering Price      Cover Page, Risk Factors, Underwriting
6.   Dilution                             Dilution
7.   Selling Security Holders             Cover Page, Inside Cover Page, Selling
                                          Security Holder
8.   Plan of Distribution                 Cover Page, Inside Cover Page, Selling
                                          Security Holder, Underwriting
9.   Description of Securities to be      Description of Securities
     Registered
10.  Interest of Named Experts and        N.A.
     Counsel
11.  Information with Respect to the      (a)-(c)  Prospectus Summary, Business
     Registrant                           (d)      Cover Page
                                          (e)      Financial Statements
                                          (f)      Prospectus Summary,
                                                   International Magnetic
                                                   Imaging, Inc. Selected
                                                   Financial Data
                                          (g)      N.A.
                                          (h)      International Magnetic
                                                   Imaging, Inc. Management's
                                                   Discussion and Analysis of
                                                   Financial Condition and
                                                   Results of Operations
                                          (i)      N.A.
                                          (j)-(k)  Management
                                          (l)      Principal Stockholders
                                          (m)      Certain Transactions
12.  Disclosure of Commission Position             N.A.
     on Indemnification for Securities
     Act Liabilities

                                EXPLANATORY NOTE


         This Registration Statement includes two Prospectus, one for the primary offering of securities by the Company and one for the sale of securities by a Selling Security Holder. Except for the cover page, page 2 and the back cover, both Prospectuses are identical. The cover page, page 2 and the back cover page for the Prospectus relating to the offering by the Selling Security Holder are included in this Registration Statement following the Prospectus for the primary offering.

PROSPECTUS                 SUBJECT TO COMPLETION DATED APRIL 29, 1997

                                  600,000 Units

                      International Magnetic Imaging, Inc.
   Each Unit consists of two shares of Common Stock, par value $.01 per share and two Series A Redeemable Common Stock Purchase Warrants

                                  ------------
         International Magnetic Imaging, Inc. (the "Company") is offering 600,000 Units (the "Units"), each Unit consisting of two shares of Common Stock ("Common Stock") and two Series A Redeemable Common Stock Purchase Warrants (the "Warrants"). The shares of Common Stock and Warrants comprising the Units are separately transferrable immediately upon issuance. Each Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share (subject to adjustment) during the two-year period commencing one year from the date of this Prospectus. The Warrants are redeemable by the Company commencing 18 months from the date of this Prospectus, or earlier with the consent of Monroe Parker Securities, Inc. (the "Underwriter"), for $.10 per Warrant, on not more than 60 nor less than 30 days' written notice if the average closing price per share of Common Stock is at least $12.00, subject to adjustment, for a period of ten consecutive trading days ending not earlier than three days prior to the date the Warrants are called for redemption. See "Description of Securities."

         Prior to this Offering, there has been no public market for the Company's securities. The initial public offering price and composition of the Units and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Underwriter, and are not related to the Company's assets, earnings, book value, financial condition or other recognized criteria of value. The Company and the Underwriter anticipate that the Units, Common Stock and Warrants will be traded on the NASD OTC Electronic Bulletin Board under the symbols , and , respectively. However, there can be no assurance that an active trading market in the Units, Common Stock or Warrants will develop or be sustained.

         This Prospectus is a part of a registration statement which also relates to the sale by SIS Capital Corp. ("SISC") of Series B Common Stock Purchase Warrants (the "Series B Warrants") to purchase 1,000,000 shares of Common Stock and the shares of Common Stock issuable upon exercise of such Series B Warrants. See "Selling Security Holder." The sale of such securities is not part of the underwritten public offering. The number of shares of Common Stock issuable upon exercise of the Series B Warrants represents 83.3% of the number of shares of Common Stock included in the Units offered pursuant to this Prospectus and the sale to the public of such shares could significantly increase the number of shares in the public float. The issuance and sale of such shares of Common Stock may have a material adverse effect upon both the market for and the price of the Units, Common Stock and Warrants. See "Risk Factors -- Potential adverse effect of sale by Selling Security Holder."


 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
    AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY
     INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT.
         1. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 7, AND "DILUTION."

                                  ------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                             Underwriting
                            Price to         Discounts and       Proceeds to
                            Public           Commissions(1)      Company(2)
--------------------------------------------------------------------------------
Per Unit . . . . . .        $7.00               $.70              $6.30
--------------------------------------------------------------------------------
Total (3). . . . . .        $4,200,000         $420,000          $3,780,000
================================================================================
                                                           (footnotes on page 2)

                         Monroe Parker Securities, Inc.

                   The date of this Prospectus is       , 1997

                                                     (footnotes from Cover Page)
(1) Excludes additional compensation to be received by the Underwriter in the form of (a) a non-accountable expense allowance of 3% of the gross proceeds of this Offering, for a total of $126,000 ($144,900 if the Underwriter's over-allotment option is exercised in full), (b) options (the "Underwriter's Options") to purchase 60,000 Units at an exercise price equal to 165% of the initial public offering price, and (c) a two-year consulting agreement pursuant to which the Company will pay the Underwriter a fee of $71,785 at the closing of this Offering. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liability under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

2 Before deducting estimated expenses of the Offering (including the Underwriter's non-accountable expense allowance and consulting fee) of approximately $800,000 ($1.33 per Unit) which are payable by the Company and relate to the Offering by the Company. Expenses relating to the sale of securities by the Selling Security Holder, estimated at $5,000, are being paid by the Selling Security Holder.

3 The Company has granted to the Underwriter an option exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 90,000 Units on the same terms and conditions as the Units offered hereby, solely to cover over-allotments. If the over-allotment option is exercised in full, the Total Price to Public, Total Underwriting Discounts and Commissions and Total Proceeds to Company will be $4,830,000, $483,000 and $4,347,000, respectively. See
         "Underwriting."

         SISC, the Company's principal stockholder, presently owns all of the Company's Common Stock, which is the only class of voting stock. After completion of this Offering, SISC will own 89.5% of the Common Stock, without giving effect to any shares of Common Stock issuable upon exercise of any warrants. See "Principal Stockholders."

         The Company will be subject to certain informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

         The Units are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Common Stock and Warrants will be made against payment therefor at the offices of the Underwriter at 2500 Westchester Avenue, Purchase, New York 10577 on , 1997.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE ELECTRONIC BULLETIN BOARD OR [OTHER EXCHANGES]. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         A SIGNIFICANT NUMBER OF UNITS MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITER. SUCH CUSTOMERS MAY SUBSEQUENTLY ENGAGE IN THE SALE OR PURCHASE OF THE UNITS, COMMON STOCK AND/OR WARRANTS THROUGH OR WITH THE UNDERWRITER. ALTHOUGH IT HAS NO OBLIGATION TO DO SO, THE UNDERWRITER MAY BECOME A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE UNITS, COMMON STOCK AND/OR WARRANTS, AND, IF THE UNDERWRITER PARTICIPATES IN SUCH MARKET, IT MAY BE A DOMINATING INFLUENCE IN THE TRADING OF SUCH SECURITIES. THE PRICES AND THE LIQUIDITY OF SUCH SECURITIES MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE PARTICIPATION OF THE UNDERWRITER IN SUCH MARKET, SHOULD A MARKET DEVELOP.

                               PROSPECTUS SUMMARY

         The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All share and per share information in this Prospectus has been restated to reflect the recapitalization effective November 1996 pursuant to which the 1,000 outstanding shares of Common Stock were converted into 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Redeemable Preferred Stock and 5,000 shares of Series B Convertible Redeemable Preferred Stock and the cancellation of the Series B Convertible Redeemable Preferred Stock as of December 31, 1996.

                                   THE COMPANY

         International Magnetic Imaging, Inc. ("IMI" or the "Company") owns and operates ten medical diagnostic imaging centers (the "Centers"), of which three are multi-modality Centers and seven are exclusively magnetic resonance imaging ("MRI") Centers. One of the MRI Centers is owned and operated by a joint venture in which the Company has a 50% interest. The Company also operates a referral network through which patients are referred to diagnostic imaging centers throughout the state of Florida, including the Company's Florida Centers.

         Medical diagnostic imaging procedures, such as MRI, are used to diagnose various diseases and physical injuries. The multi-modality Centers use various imaging procedures, which may include any one or more of MRI, computed axial tomography ("CT"), mammography, X-ray, fluoroscopy, ultrasound and other technologies, while the MRI centers only offer MRI.

         Since the commercial introduction of MRI in the early 1980's, the use of MRI has experienced rapid growth due to the technology's ability to provide anatomical images of high contrast and detail without the use of radiation or x-ray based technologies. MRI employs high-strength magnetic fields, high frequency radio waves and high-speed computers to process data. In addition, the development of pharmaceutical contrast agents, software advancements and new hardware peripherals continue to expand the clinical applications and throughput efficiency of MRI technology. The major components of an MRI system are (i) a large, cylindrical magnet, (ii) radio wave equipment, and (iii) a computer for data storage and image processing. During an MRI study, a patient lies on a table which is then placed into the magnet. Although patients have historically spent 30 to 45 minutes inside the magnet during which time images of multiple planes are acquired, the newest MRI machines allow patients to spend significantly less time inside the magnet. Additional time is required for computer processing of the images.

         The Company is not engaged in the practice of medicine and does not employ any physicians to provide medical services. The Company's bills include fees for the technical services provided by it and the professional services rendered by the radiologists. The radiologists, who are independent contractors engaged by the Company, are compensated by the Company pursuant to agreements with the radiologists. See "Business -- Agreements with Radiologists."

         The Company is a Delaware corporation, organized on March 8, 1994 to acquire ten Centers which were managed by International Magnetic Imaging, Inc., a Florida corporation ("IMI-Florida"). The Company was organized under the name IMI Acquisition Corp. and its name was changed to International Magnetic Imaging, Inc. in May 1995. The Company commenced operations on September 30, 1994 with the acquisition of nine of the Centers. The tenth Center was acquired in January 1995. The Company's executive offices are located at 2424 North Federal Highway, Suite 410, Boca Raton, Florida 33431, telephone (561) 362-0917. Each of the Centers was acquired by a separate subsidiary of the Company, except that each of the seven Centers in Florida, which are owned and operated by limited partnerships, was acquired by two subsidiaries, one which acquired the general partnership interest and the other which acquired the limited partnership interest. References to the Company include the Company, its subsidiaries and IMI-Florida unless the context indicates otherwise.

         The purchase price of the ten Centers, together with certain related companies, including the capital stock of IMI-Florida and the assets of J. Sternberg and S. Schulman M.D. Corp., a Florida corporation ("MD Corp."), which provided the services of radiologists to the Centers, was $30.6 million, of which $7.0 million was paid in cash, $20.7 million was paid by the issuance of subordinated notes (the "Subordinated Notes"), and $2.9 million was paid through the issuance of shares of common stock of Consolidated Technology Group Ltd. ("Consolidated"), the parent of the Company, exclusive of acquisition costs of $1.3 million.
See "Certain Transactions -- Acquisition of the Centers."

         As of March 31, 1997, all of the Company's Common Stock was owned by SIS Capital Corp. ("SISC"), a wholly-owned subsidiary of Consolidated, a public company. At such date, SISC owned approximately 90.2% of the Common Stock and Class A Common Stock outstanding on a combined basis. The Class A Common Stock is non-voting stock. At December 31, 1996, the Company owed SISC approximately $1.4 million. See "Certain Transactions," "Principal Stockholders" and "Selling Security

Holder." Mr. Lewis S. Schiller, chairman of the board and a director of the Company, is also chairman of the board, chief executive officer and a director of Consolidated and SISC. Mr. Schiller is also chairman of the board of Netsmart Technologies, Inc. ("Netsmart"), and Trans Global Services, Inc. ("Trans Global"), which are public corporations of which SISC is the principal stockholder.

         Mr. George W. Mahoney, chief financial officer of the Company, is also the chief financial officer of Consolidated. Mr. Norman J. Hoskin, a director of the Company, is also a director of Consolidated, Netsmart and Trans Global. Mr.
E. Gerald Kay, a director of the Company, is also a director of Trans Global. See "Management -- Directors and Executive Officers."

         Stephen A. Schulman, M.D., president and chief executive officer of the Company, was president of IMI-Florida prior to the Company's acquisition of the Centers. At the time of the acquisition of nine of the Centers in September 1994, the Company entered into a five-year employment agreement with Dr. Schulman pursuant to which he receives annual compensation at the rate of $350,000 and an annual bonus of not less than $100,000 nor more than $700,000. See "Management --Remuneration." In connection with the acquisition of the Centers, certain of the Company's subsidiaries issued to Dr. Schulman, his wife, the other two former stockholder-directors of IMI-Florida, to MD Corp. and to entities in which Dr. Schulman has an equity interest (collectively, the "Schulman Affiliated Entities") Subordinated Notes in the aggregate principal amount of $8.7 million, of which Subordinated Notes in the amount of $7.1 million were outstanding at December 31, 1996. The Company's subsidiaries have not made certain payments under certain of such Subordinated Notes, and the failure to make such payments gives the holders the right to declare a default. In addition, Dr. Schulman and the other two former stockholder-directors of IMI-Florida, have personally guaranteed certain obligations of certain of the partnerships which operate Centers. The total amount personally guaranteed was approximately $2.3 million at December 31, 1996. See "Certain Transactions."

         In November 1996, prior to the filing of the registration statement of which this Prospectus is a part, the Company effected a recapitalization pursuant to which the 1,000 then outstanding shares of Common Stock became and were converted into (a) 9,200,000 shares of Common Stock, all of which are owned by SISC, (b) 1,000,000 shares of Class A Common Stock, which were owned by Mr. Schiller (150,000 shares), Mr. Schiller's designees (700,000 shares) and three other transferees of SISC, one of whom is an officer and director of Consolidated and the other two of whom have no affiliation with either the Company or SISC (150,000 shares), (c) 5,000 shares of Series A Redeemable Preferred Stock ("Series A Preferred Stock"), all of which are owned by SISC, and (d) 5,000 shares of Series B Preferred Stock. The recapitalization was effected by the filing in November 1996 of the Company's restated certificate of incorporation and a certificate of designation setting forth the rights of the holders of the Class A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. The stockholders other than SISC agreed to accept only Class A Common Stock, except Mr. Schiller who accepted Class A Common Stock and Series B Preferred Stock, in respect of their equity interests in the Company. The Common Stock and the Class A Common Stock are identical except that the holders of the Class A Common Stock have no voting rights, except as required by law. The Series A Preferred Stock is non-voting, except as required by law. At December 31, 1996, all of the shares of Series B Preferred Stock were canceled.


                                  THE OFFERING

Securities Offered by the Company:     600,000 Units at $7.00 per Unit. Each
                                       Unit consists of two shares of Common
                                       Stock and two Series A Redeemable Common
                                       Stock Purchase Warrants (the "Warrants").
                                       The shares of Common Stock and Warrants
                                       comprising the Units are separately
                                       transferrable immediately upon issuance.

Securities Offered by
  Selling Security Holder:             This Prospectus, with a different Cover
                                       Page, relates to the resale by SISC,
                                       which, in its capacity as a selling
                                       security holder, is referred to as the
                                       "Selling Security Holder," of 1,000,000
                                       Series B Warrants and the underlying
                                       shares of Common Stock. The Series B
                                       Warrants become exercisable on the date
                                       of this Prospectus; however, the Selling
                                       Security Holder has agreed that, during
                                       the two years following the date of this Prospectus, the Series B Warrants may not be exercised and neither the Series B
                                       Warrants nor the underlying shares of
                                       Common Stock may be sold without the
                                       prior consent of the Underwriter. Any
                                       such sales by the Selling Security Holder are not a part of the underwritten public offering.

                                       The Series B Warrants have an exercise
                                       price of $2.00 per share, expire three
                                       years from the date of this Prospectus
                                       and are not redeemable. There is not
                                       expected to be any public market for the Series B Warrants. The Series B Warrants provide that, in the event that they are sold or otherwise transferred pursuant to an effective registration statement, they expire 90 days from the date of transfer. As a result, any purchaser of Series B Warrants must, within a short period, either exercise the Series B Warrants or permit them to expire unexercised.

                                       The Selling Security Holder has advised
                                       the Company that any sales of the Series
                                       B Warrants will be made pursuant to a
                                       negotiated sale or by gift and, if the
                                       Selling Security Holder exercises any
                                       Series B Warrants, any sale of the Common
                                       Stock issuable upon such exercise will be made on the Electronic Bulletin Board at prevailing prices or in transactions at negotiated prices or a combination and such Common Stock may be transferred by gift. Sales of the Series B Warrants or the underlying shares of Common Stock may be made to the Underwriter or other registered broker-dealers, acting as a principal, or through the Underwriter or other registered broker-dealers as a broker at any time after the over-allotment option has either been exercised or expired. See "Selling Security Holder."

Description of Warrants:

  Exercise of Warrants                 The Warrants are exercisable commencing
                                       one year from the date of this
                                       Prospectus. Subject to redemption by the Company, the Warrants may be exercised at any time during the two-year period commencing one year from the date of this Prospectus at an exercise price of $4.00 per share, subject to adjustment.

  Redemption of Warrants               The Warrants are redeemable by the
                                       Company commencing 18 months from the
                                       date of this Prospectus, or earlier with the consent of the Underwriter, at $.10 per Warrant, on not more than 60 nor less than 30 days written notice, provided that the average closing bid price of the Common Stock is at least $12.00 per share, subject to adjustment, for a period of ten consecutive trading days ending not earlier than three days prior to the date the Warrants are called for redemption. The consent of the
                                       Underwriter cannot be granted with
                                       respect to a redemption prior to the date the Warrants may be exercised.

Use of Proceeds:                       The net proceeds of this Offering will be
                                       used for working capital and other
                                       corporate purposes. See "Use of
                                       Proceeds."

Risk Factors:                          Purchase of the Units involves a high
                                       degree of risk and substantial dilution, and should be considered only by investors who can afford to sustain a loss of their entire investment. See
                                       "Risk Factors" and "Dilution."

Proposed Electronic Bulletin Board Symbols:

  Common Stock
  Warrants

Common Stock and Common Stock Purchase Warrants Outstanding:
                                       At the date of this Prospectus:

                                       9,200,000 shares of Common Stock(1)
                                       1,000,000 Series B Warrants(2)

                                       As Adjusted(3):

                                      10,400,000 shares of Common Stock(1
                                       1,200,000 Warrants
                                       1,000,000 Series B Warrants

(1) Does not include 1,000,000 shares of Common Stock issuable pursuant to the Series B Warrants or any shares of Common Stock issuable upon exercise of the Warrants, the Underwriters' over-allotment option or Underwriter's Options or the securities underlying the Underwriter's Options. In addition, 1,000,000 shares of Class A Common Stock, which is non-voting, are outstanding and an aggregate of 3,450,000 shares of Class A Common Stock are reserved for issuance upon exercise of warrants (2,250,000 shares) and options granted or available for grant pursuant to the Company's 1994 Long Term Incentive Plan (1,200,000 shares). In addition, warrants to purchase 25,000 shares of Class A Common Stock may be issued to Dr. Schulman in connection with a proposed exchange of his Subordinated Notes. The Class A Common Stock automatically converts into shares of Common Stock under certain conditions. See "Description of Securities -- Capital Stock."

(2) The Series B Warrants have an exercise price of $2.00 per share. See "Certain Transactions," "Selling Security Holder," and "Description of Securities -- Series B Common Stock Purchase Warrants."

(3) Reflects the issuance of the 1,200,000 shares of Common Stock and 1,200,000 Warrants included in the 600,000 Units offered hereby.

                             SUMMARY FINANCIAL DATA
                    (in thousands, except per share amounts)

                      INTERNATIONAL MAGNETIC IMAGING, INC.

Statement of Operations Data:

                                                            Years Ended December 31,
                                                                                             September 30, 1994
                                                                                             (Inception)1 to
                                                             1996              1995          December 31, 1994
                                                             ----              ----          -----------------
Revenue                                                   $31,110           $28,044                $6,557
Operating income before other income and taxes              4,425             5,367                 1,036
Income before income taxes                                  1,958             2,891                   473
Net income                                                  1,041             1,761                 1,775
Net income per share of Common Stock:(2)
    Primary                                                   .09               .13                   .12
   Fully diluted                                              .08               .13                   .12
Weighted average number of shares of Common
Stock outstanding:(2),(3)
   Primary                                                 14,960            15,257                15,185
   Fully diluted                                           14,960            15,257                15,185

Balance Sheet Data:

                                                                December 31 1996
                                                      -----------------------------------
                                                      As Adjusted(4)              Actual               December 31, 1995
                                                      --------------            ---------              -----------------
Working capital (deficiency)                              $   955               $(3,271)                     $(8,131)
Total assets                                               47,632                 44,638                      42,016
Long-term debt                                             21,159                 21,159                      15,728
Total liabilities                                          37,484                 38,408                      36,964
Accumulated earnings                                        4,578                  4,578                       3,536
Redeemable Preferred Stock                                    624                     --                          --
Stockholders' equity(2),(5)                                 9,532                  6,230                       5,052
Net tangible book value (deficiency) per share
of Common Stock(2),(7)                                       (.98)                 (1.42)                      (1.72)

---------------
         No dividends were paid since inception.

(1) Although the Company was organized in March 1994, it did not commence operations until September 30, 1994, when it acquired nine of the Centers.

(2) For purposes of net income per share of Common Stock, stockholders' equity and net tangible book value per share of Common Stock, the Common Stock and Class A Common Stock are treated as a single class, and the weighted average number of shares of Common Stock outstanding includes both the outstanding Common Stock and the Class A Common Stock.

(3) All shares of Common Stock and Class A Common Stock issued prior to the date of this Prospectus are treated as outstanding since inception.

(4) As adjusted to reflect (a) the receipt by the Company of the net proceeds from the sale of the 600,000 Units offered hereby and (b) the issuance of shares of Series C Redeemable Preferred Stock ("Series C Preferred Stock") upon exchange of certain Subordinated Notes for shares of Series C Preferred Stock. See "Capitalization."

(5) Stockholders' equity includes the liquidation preferences relating to the Series A Preferred Stock of $4,984 at December 31, 1996. See "Description of Securities -- Series A Preferred Stock".

(6) Net tangible book value per share of Common Stock represents the amount of the Company's tangible assets reduced by the amount of its liabilities and the liquidation preference of the Series A Preferred Stock divided by the number of outstanding shares of Common Stock and Class A Common Stock.


               INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR]1

Statement of Operations Data:

                                                       Year Ended December 31,
                             Nine Months Ended         -----------------------
                             September 30, 1994
                             ------------------         1993             1992
                                                        ----             ----
Revenue                          $21,162              $26,572           $26,718
Pro forma net income(2)            2,208                2,109


Balance Sheet Data:

                      September 30, 1994   December 31, 1993   December 31, 1992
                      ------------------   -----------------   -----------------
Working capital            $  5,002             $  2,948            $  2,773
Total assets                 22,080               24,585              27,966
Long-term debt                5,823                5,835               8,514
Total liabilities            10,970               13,495              16,963
Accumulated earnings          6,052                6,032               7,145
Stockholders' equity         11,109               11,090              11,030

(1) The financial information for International Magnetic Imaging, Inc. [Predecessor] reflects the combined financial statements of IMI-Florida and its wholly-owned subsidiaries and related partnerships.

(2) The pro forma effects of income tax expense have been computed based on an effective rate of 40% for Federal and state income taxes which were in effect for the respective periods.


                                  RISK FACTORS

         The purchase of the Securities offered hereby involves a high degree of risk and should be considered only by investors who can afford to sustain the loss of their entire investment. In evaluating an investment in the Securities offered hereby, prospective investors should carefully consider, among other factors, the following risk factors.

         1. Recent losses. In continuing with the development of its business, the Company will face increased pressures on its revenue both from competition and from third-party payors. Although the Company generated net income of $1.0 million for the year ended December 31, 1996, five of its Centers operated at a loss for the year, and, for the fourth quarter of 1996, the Company incurred a loss of approximately $1.6 million. The fourth quarter loss resulted from (i) the establishment in the fourth quarter of a reserve for accounts receivable in the amount of approximately $1.2 million, as compared with an average reserve of approximately $375,000 per quarter for the first three quarters of the year as a result of (a) the deterioration of accounts receivable from liability-related claims (i.e., services performed for persons who were making a liability-related claim against a third party), most of which were generated prior to the Company's acquisition of the Centers in September 1994 and (b) write-offs of accounts receivable from scan brokers who went out of business, (ii) a reduced volume in two of the Company's Florida Centers resulting from the change in Florida law, effective October 1, 1996, which prohibited the use of scan brokers, (iii) a decrease in procedures performed at the Company's Puerto Rico Center for workers' compensation claimants resulting from the failure of the Company to offer upgraded equipment necessary to meet competitive conditions, and (iv) a decrease in referrals from the former partners of one of the Company's Florida Centers following payment in September 1996 of the balance of the notes due to such persons from the sale of such Center to the Company in September 1994. See "Risk Factors -- 3. Reliance and restrictions on patient referrals," "Risk Factors -- 5. Substantial recent write-off of accounts receivable," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." No assurance can be given that the factors that affected the Company in the fourth quarter or the factors that resulted in losses in five Centers will not affect the Company on a continuing basis. Furthermore, the risk factors hereinafter described may affect the ability of the Company to operate profitably, and no assurance can be given that the Company can or will operate profitably in the future.

         2. Potential inability to continue to benefit from losses or loss carryforwards of parent. Because the Company is a subsidiary of SISC, which is a wholly-owned subsidiary of Consolidated, it files its Federal income tax returns as part of a consolidated group with Consolidated. Consolidated has sustained significant losses through December 31, 1996, and, as a result of such losses, the Company's taxable income has been offset by Consolidated's losses as well as its tax loss carryforward. Although the use of Consolidated's tax loss and tax loss carryforward does not affect the results of the Company's operations, the amount of the tax savings increases stockholders' equity and cash flow, to the extent of Consolidated's forgiveness of the obligation created by the Company's use of the tax loss carryforward. Consolidated has agreed with respect to 1996, 1995 and 1994 to forgive such obligation. Consolidated will determine on an annual basis the extent, if any, that it will forgive the Company's obligation arising from the use of such year's loss or loss carryforward. No assurance can be given that Consolidated will forgive any such obligations in the future. Furthermore, the Company's Board of Directors has the authority to cause the conversion of Class A Common Stock into Common Stock which would reduce Consolidated's percentage ownership of the Common Stock, although it has no present plans to authorize such conversion. The ability of the Company to use Consolidated's tax losses to offset taxable income is dependent upon Consolidated's continued ownership of at least 80% of both the voting stock and equity of the Company. Although the Company believes that Consolidated, through SISC, will own at least 80% of the voting stock and equity of the Company upon completion of this Offering, no assurance can be given that the Company will, in the future, be able to reduce its Federal income tax obligation as a result of Consolidated's tax loss or tax loss carryforward. The loss of the benefits of utilizing Consolidated's tax loss and tax loss carryforward could have an adverse effect upon the Company's cash flow and its ability to meet the scheduled debt service payments pursuant to the Company's loan agreements with DVI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         3.       Substantial capital requirements.

                  (a) Working capital requirements; obligations to lender and former stockholder-directors of IMI-Florida and risk of default. At December 31, 1996, the Company had a working capital deficiency of $3.3 million, as compared with a working capital deficiency of $8.1 million at December 31, 1995. After giving effect to the receipt of the net proceeds from this Offering and the exchange of certain Subordinated Notes for shares of Series C Preferred Stock, the Company would have working capital of approximately $955,000. The reduction in the working capital deficiency at December 31, 1996 reflects the refinancing of short-term subordinated debt incurred in connection with the purchase of the Centers with long-term debt from DVI Financial Services, Inc., dba DVI Capital ("DVI"), the Company's principal lender. As of December 31, 1996, Stephen A. Schulman, M.D., president and chief executive officer of the Company, the other two former stockholder-directors of IMI-Florida and the Schulman Affiliated Entities held Subordinated Notes, which were issued in connection with the acquisition of the Centers, in the aggregate principal amount of $7.1 million, and which are due in various installments through 1999. Of this amount, approximately $924,000 is due to Dr. Schulman and his wife and the balance of $6.2 million is due to the other two former stockholder-directors of IMI-Florida, the wife of one of such persons and the Schulman Affiliated Entities. Certain subsidiaries that issued the Subordinated Notes have not made certain payments of principal or interest due on such notes in 1996 and 1997, as result of which the holders have the right to declare a default. As of the date of this Prospectus, no default has been declared, but no assurance can be given that some or all of the holders of such Subordinated Notes will not declare a default. As a result of the failure of the Company to make the scheduled payments, approximately $6.8 million of such debt is treated as current liabilities at December 31, 1996. Any payment by the Company on such Subordinated Notes may result in a default under certain of the Company's loan agreements with DVI. In March 1997, the Company entered into an agreement with Dr. Schulman and his wife (the "Schulman Agreement") pursuant to which, contemporaneously with the closing of this Offering, they will exchange Subordinated Notes held by them in the aggregate principal amount of $924,000, less the $300,000 principal amount of notes due from Dr. Schulman to the Company, for shares of Series C Preferred Stock. See "Certain Transactions -- Schulman Agreement."

                  (b) High leverage. The Company's business is highly leveraged. At December 31, 1996, the Company's debt and capital lease obligations were $32.5 million, of which $18.5 million was due to DVI. The Company pays interest on $15 million of these loans at rates ranging from 10.5% to 11.875%. With respect to $4.0 million of loans made by DVI in September 1996, the Company pays interest currently at 10.5% and additional interest of 10.5% is payable at maturity, resulting in an effective annual interest rate of 22.0%. DVI has a security interest in substantially all of the Company's assets. A significant portion of the Company's cash flow from operations has been used to pay debt service, and the Company anticipates that a significant portion of cash flow from operations will continue to be used for such purposes. Any decline in revenue or operating income could have a material adverse effect upon the Company's ability to make the required payments to DVI, which could result in a default under some or all of the DVI loan agreements. Furthermore, the inability of the Company to use Consolidated's tax loss and tax loss carryforwards to offset its Federal income tax obligations could likewise adversely affect the Company's ability to make the required debt service payments to DVI. Any default under the DVI loan agreements could severely impair the Company's ability to continue in business, and, in the event that DVI declared such a default and sought to foreclose on its security interests in the Company's assets, could result in a cessation of operations by the Company or a petition to seek protection under the Federal Bankruptcy Act. See "Agreements with DVI." Subordinated Notes in the aggregate principal amount of $700,000 payable to the former owners of the entities which operated the Kansas City and San Juan Centers are due in September 1997. The Company is conducting preliminary discussions with DVI with respect to a loan from DVI for the purpose of paying such Subordinated Notes. No assurance can be given that the Company will be able to obtain such financing from DVI or other lenders, in which event a portion of the proceeds of this Offering may be used for such purposes.

                  (c) Recent expansion of facilities. The Company has recently expanded three of its MRI Centers to multi-modality Centers and may expand or upgrade equipment at other Centers. To date the Company has financed such expansion principally through equipment financing and any such expansion may be dependent upon obtaining such financing. Furthermore, the three Centers which were upgraded during 1996 have not generated sufficient additional revenue or income from operations to cover the additional financing costs. Furthermore, the failure of the Company to upgrade its equipment to remain competitive may have a material and adverse effect upon its business. During the fourth quarter of 1996, the failure of the Company to have competitive equipment materially and adversely affected the operations of the San Juan Center. Although the equipment was upgraded in the first quarter of 1997, no assurance can be given that the San Juan Center will be able to increase its revenues in an amount sufficient to cover the additional financing costs associated with such upgrade or operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  (d) Potential need for additional financing. The Company believes that the proceeds of this Offering, together with cash flow from operations, will be adequate to meet its cash requirements for the twelve months following completion of this Offering, however, the Company may require additional funding subsequent to such twelve month period, and no assurance can be given that the Company will not require additional funds prior to twelve months after the completion of this Offering, and no assurance can be given as to the availability or terms of any such financing. To the extent that the Company seeks to upgrade its equipment or offer additional modalities, it will require additional financing for such purpose, although, if such funds are not available, the Company may utilize a portion of the proceeds of this Offering, which are allocated to working capital and other corporate purposes, for such purpose. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         4.       Reliance and restrictions on patient referrals.

                  (a) Dependence on referrals from physicians. The Company is highly dependent on referrals from physicians who have no contractual or economic obligation to refer patients to the Company's facilities. If a sufficiently large number of physicians at any time stop referring patients to the Centers, it would have a material adverse effect on the Company's business. Since the acquisition of the Centers, the percentage of revenue from the former partners or other equity owners of the Centers had decreased in terms of both total revenue and number of MRI scans, and, following the payments of the Subordinated Notes held by the former partner-physicians of one of the Company's Florida Centers in September 1996, the referrals from such physicians declined dramatically, which resulted in a net loss for such Center. The percentage of revenue derived from referrals from such doctors was 24% for 1996 and 1995 and 38% for 1994.

                  (b) Recent prohibition on referrals from brokers. Commencing in 1995, a portion of the Company's revenue was generated by physician referrals which were generated by brokers who negotiated a price with the Company for MRI scans. To the extent that a third party payor paid more than the Company charges, the broker may have received a portion of such excess. Effective October 1, 1996, this practice became illegal in Florida. Such scans accounted for 9% of the Company's revenue for 1996 and 9% for 1995. However, during the nine months ended September 30, 1996, 11% of the Company's revenue was derived from brokered scans. The prohibition of the use of brokered scans at two of the Company's Centers was a significant cause of the Company's loss in the fourth quarter of 1996. Although the Company intends to market its services directly to physicians and health maintenance organizations, there is no assurance that the Company can or will be able to generate additional scan volume to offset the loss of business from scan brokers.

                  The Florida anti-brokering statute has an exemption from the prohibitions of the law for a so-called "health care network." It is not clear, because of the absence of judicial or regulatory guidance, whether the operations of the Company's subsidiary, MRI-Net, Inc. ("MRI-Net"), are included within the health care network exception to the 1996 Florida anti-brokering law. Although the Company believes that MRI-Net is a health-care network entity and that its operations comply with such law, no assurance can be given that such operations will not be held to be in violation of such law. Such a result could lead to fines or imprisonment of officers and/or directors of the Company and could have a material adverse effect upon the Company.

                  (c) Government restrictions on referrals. Federal and state laws generally restrict physicians from referring their patients to entities, including diagnostic imaging facilities, in which the physicians have a financial interest. This restriction precludes physicians from referring Medicare patients to the Company if the physician has prohibited financial relationships with the Company. Violations of the law may result in denial of payments for the service, requirement to refund payment for the service, assessment of civil monetary penalties and exclusion of the physicians from the Medicare and Medicaid programs. Such self-referral prohibitions apply in certain states to additional third-party payors, including private insurance companies and workers' compensation programs. Further, the Federal anti-kickback statute prohibits persons or entities from offering or receiving remuneration for the referral of patients or the inducement of the purchase of a service covered by Medicare, Medicaid or other state healthcare programs, including payments for the referral of patients to centers.

                  (d) Potential effect of self-referral and anti-kickback laws. Federal and state self-referral and anti-kickback laws may also affect the Company's ability to structure future acquisitions of physician-owned businesses, or operate its existing businesses. In May 1996, the District Court of Appeal of Florida, Fourth District, held that an arrangement in which a company marketed the services of a durable medical equipment business to potential clients and received a percentage of the sales it generated was in violation of the Federal Medicare and Medicaid Anti-kickback Statute (the "Anti-kickback Statute"). While the Company believes that the operations of MRI-Net are different from those held to be in violation of the Anti-kickback Statute, a court could reach a contrary conclusion. Further, although these laws have created new business opportunities if physicians must divest their financial interests in imaging centers, these laws also may have an adverse impact on the Company's ability to acquire new imaging centers while maintaining the former physician-owners as part of the referral base. In the past, Congress has considered legislation that could expand the self-referral ban from Medicare and Medicaid to all payors. There can be no assurance that such legislation will not be adopted or if adopted will not have a material adverse effect on the Company.

                  Violations of the anti-kickback and other statutes could result in significant civil or criminal penalties, which could have a material adverse effect on the Company. The Company is unaware of any current regulatory investigations against it and there are no regulatory or judicial proceedings pending against it or any of its facilities alleging violations of any such laws. Nevertheless, while the Company endeavors to comply with all laws, regulations and other legal requirements applicable to its operations, there is no assurance that applicable statutes and regulations might not be interpreted by a regulatory or judicial authority in a manner that would adversely affect the Company.

                  (e) Effect of cost-containment programs on referrals from physicians. In an effort to control costs, non-governmental healthcare payors have implemented cost containment programs which could limit the ability of physicians to refer patients to the Company's facilities. For example, persons enrolled in prepaid healthcare plans, such as health maintenance organizations ("HMOs"), often are not free to choose where to obtain imaging services. Rather, the health plan provides these services directly or contracts with providers at favorable rates and requires its enrolled members to obtain such services only from such providers. Some insurance companies and self-insured employers also limit such services to contracted providers. Such "closed" payment systems are now common as insurers seek to reduce the rising cost of healthcare. Although the Company actively seeks and has obtained managed care contracts to provide imaging services, there can be no assurance that the Company will be able to compete successfully with larger companies as well as with companies that offer a broader range of services in marketing to the managed care providers. The average net collection per procedure has declined for both MRI and multi-modality procedures.

                  (f) Effect of present and potential self-referral and anti-kickback laws. The Company continues to review all aspects of its operations and believes that it complies in all material respects with the applicable provisions of the Federal and state self-referral and anti-kickback statutes. However, because of the broad and sometimes vague nature of these laws and regulations, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these laws or regulations. The Company intends to monitor developments under Federal and state fraud and abuse laws. As of the date of this Prospectus, the Company cannot anticipate what impact, if any, subsequent administrative or judicial interpretation of these laws may have on the Company's business, financial condition, cash flow or results of operations. Further, the laws and regulations in this area are subject to material change. Consequently, there can be no assurance that the Company will be in a position to comply with future laws and regulations in this area. Moreover, the cost associated with compliance, including the cost of any additional personnel or contracting with other qualified organizations to provide certain services, may have a material adverse effect on the Company. See "Business -- Government Regulations -- General" and "Business -- State Government Regulations."

         5. Substantial recent write-off of accounts receivable. During the fourth quarter of 1996, the Company's accounts receivable write-offs were $1.2 million, as compared with average write-offs of $375,000 per quarter for the first three quarters of the year. The increase in write-offs reflects the deterioration of accounts receivable from liability-related claims. At December 31, 1996, December 31, 1995 and December 31, 1994, the Company's accounts receivable collection rates were 4.8 months, 4.6 months and 3.7 months, respectively. This trend reflects the difference in collection rates of various categories of receivables. During 1996, 1995 and 1994 more than 95% of revenue was derived from sources other than liability-related services. Although the reimbursement rate for liability-related services remained fairly constant, the reimbursement from other sources has declined. Furthermore, the collection period for receivables from liability-related services was 26.2 months, 41.9 months and 30.9 months, respectively. Thus, the accounts receivable generated by liability-related services accounted for 35%, 37% and 48% of accounts receivables at December 31, 1996, 1995 and 1994, respectively.

         6.       Dependence on third-party reimbursement.

                  (a) Effects of reduced payments by third-party payors. Almost all of the Company's revenue is derived from third-party payors. For the years ended December 31, 1996 and 1995, the Company derived approximately 86% and 91%, respectively, of its revenue from non-government payors and approximately 14% and 9%, respectively, from government sponsored healthcare programs, principally Medicare and Medicaid. The Company's revenue and profitability may be materially adversely affected by the current trend in the healthcare industry toward cost containment. To the extent that the Company is dependent upon third-party payors, it will be affected by both reductions in payments and cost containment and similar policies adopted by such payors. Accordingly, if the Company is not able to reduce its costs, it may not be able to operate profitably and it may be necessary for the Company to cease or redirect its business, with no assurance that any redirection can or will be profitable.

                  (b) Effects of budgetary constraints affecting governmental and private healthcare funding. Continuing budgetary constraints at both the Federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third-party reimbursement rates for certain medical charges and to the negotiation of reduced contract rates or capitation or other financial risk-shifting payment systems by third-party payors with service providers. Capitation agreements typically provide for payment to a health-care provider of a fixed fee per month on a per patient basis, without regard to the amount or scope of services rendered. Both the Federal government and various states are considering imposing limitations on the amount of government funding available for various healthcare services. The Company cannot predict whether or when any such proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on the Company. Changes in the mix of the Company's patients among the non-government payors and government sponsored healthcare programs, and among different types of non-government payors and government sponsored healthcare programs, and among different types of non-government payor sources, could have a material adverse effect on the Company. Further reductions in payments to physicians or other changes in reimbursement rates for healthcare services could have a material adverse effect on the Company, unless the Company is otherwise able to offset any such payment reductions through cost reductions, increased volume, introduction of new procedures or otherwise, as to which no assurance can be given. The Company is negotiating agreements with managed care organizations pursuant to which the Company will provide MRI and other services; however, such agreements typically reflect a reduced level of revenue per scan. Although the Company's average net collection from MRI procedures increased to $695 for 1996, the Company's average net collection per MRI procedure decreased from $763 in 1993, to $726 in 1994 and to $639 for 1995. The increase for 1996 reflected an increase in higher paying procedures as well as a reduction in lower-paying procedures, principally in the San Juan Center which was not operating at full capacity during a portion of 1996 while the equipment was being upgraded as well as during the period when San Juan was recovering from the effects of Hurricane Hortense. No assurance can be given that the average net collections per MRI Procedure will not decrease in the future. The Company's net collection per multimodality procedure was $95 in 1993, 1994 and 1995 and $81 in 1996. In this Prospectus, the information for 1993 reflects the operations of IMI-Florida and for 1994 reflects the combined operations of IMI-Florida and the Company.

                  (c) Capitation contracts. Capitation contracts typically provide for payment to a health-care provider of a fixed fee per month on a per member basis, without regard to the amount or scope of services rendered. Because the obligations to perform services are not related to the payments, it is possible that either the cost or the value of the services performed may significantly exceed the fees received, and there may be a significant period between the time the services are rendered and payment is received. Because the risk of loss is borne by the health care provider and not the insurer, it is possible that the health care provider may sustain a significant loss on the performance of services pursuant to a capitation contract. The Company has engaged in negotiations with respect to capitation contracts; however, it has not entered into any such contracts. Although the Company does not intend to enter into capitation contracts unless it obtains insurance to cover it against a loss in the performance of such services, no assurance can be given that any capitation contracts which it may enter into in the future will not generate significant losses to the Company.

                  (d) Possible restrictions under insurance laws and regulations. Many states limit the extent to which any person can engage in risk contracting, which involves the assumption of a financial risk with respect to providing services to a patient. Some third-party payors seek to provide incentives to reduce utilization by paying a fixed capitation fee for patients covered by their plans or programs. Certain contracts, such as capitation agreements, may be a form of risk contracting. If the fees received by the Company are less than the cost of providing the services, the Company may be acting as a de facto insurer. The Company does not have any stop-loss to cover any such shortfalls which may occur. In some states, only certain entities, such as insurance companies, HMOs and independent practice associations, are permitted to contract for the financial risk of patient care. In such states, risk contracting in certain cases has been deemed to be engaging in the business of insurance. The Company believes that it is not in violation of any restrictions on risk bearing or engaging in the business of insurance. If the Company is held to be unlawfully engaged in the business of insurance, such a finding could result in civil or criminal penalties or require the restructuring of some or all of the Company's operations, which could have a material adverse effect upon the Company's business. See "Business -- Government Regulations -- General" and "Business -- State Government Regulations."

         7. Restrictions against corporate practice of medicine. The establishment, marketing and operation of diagnostic imaging centers are subject to laws prohibiting the practice of medicine by business corporations such as the Company, the employment by such corporations of physicians, the rebate or division of fees between physicians and non-physicians and the manner in which patients may be solicited and referred. See "Business -- State Government Regulations" and "Risk Factors -- 6. Reliance and restrictions on patient referrals." The Company performs only non-professional services (i.e., administrative and technical services), does not exercise control over the practice of medicine by physicians or employ physicians to provide medical services. Professional medical services, such as the reading of MRI studies and related diagnosis, are separately provided by independent licensed radiologists pursuant to agreements with the Company. However, the laws restricting the corporate practice of medicine have been subject to limited judicial and regulatory interpretation and, therefore, there is no assurance that, upon review, some of the Company's activities would not be found to be in violation of such laws. If such a claim were successfully asserted against it, the Company could be subject to civil and criminal penalties and could be required to restructure its contractual relationships. In addition, certain provisions of its contracts with radiologists, including restrictive covenants, could be held to be unenforceable. Such results or the inability of the Company to restructure its contractual relationships could have a material adverse effect upon the Company and could prohibit the Centers from continuing their current procedures for conducting business.
See "Business -- State Government Regulations."

         8. Potential effect of weather conditions on business. During 1996, the business of the Company's San Juan Center was adversely affected during the period when San Juan was struck by and recovering from the effects of Hurricane Hortense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The effects of hurricanes or other severe weather conditions include destruction of property, loss of power and a general decline of business during the period that the area is struck by and recovering from such weather conditions. Although some of the Company's losses may be covered by insurance, the San Juan Center suffered a reduction in revenues that was not covered by insurance. Seven of the Company's Centers are located in areas which are frequently subject to hurricanes and other severe weather conditions and no assurance can be given that any or all of these Centers will not be adversely affected by hurricanes or other adverse weather conditions.

         9. Governmental regulation, quality assurance and licenses. There are numerous Federal and state laws that regulate medical diagnostic imaging centers and require certification by the Federal government and various state and local instrumentalities. The Company believes that it is in compliance with all relevant Federal and state laws, rules and regulations. The Company believes that in the near future, all outpatient medical diagnostic imaging centers will be required to be accredited, and the Company intends to seek such accreditation, although no assurance can be given that the Company will obtain any necessary accreditation. The Centers must meet Federal, and, in some jurisdictions, state standards for quality, as well as certification requirements, in order to receive reimbursement. Each of the Company's facilities has received Federal certification, as well as any required state certification.

                  In some instances, the Company is also subject to licensing and/or regulation under Federal and/or state laws relating to the handling and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of employees. In addition, the Company is subject to state regulation, such as personnel licensing requirements, which may include qualifying examinations and continuing education requirements. The failure of the Company to remain in compliance with applicable laws and regulations could have a material adverse effect on its business and financial condition. See "Business -- Government Regulations -- General" and "Business -- State Government Regulations."

         10. Potential liability and insurance. The provision of medical services entails an inherent risk of professional malpractice and other similar claims. The Company believes that it does not engage in the practice of medicine, and it does not exert any control over the practice of medicine by physicians engaged by it. Accordingly, the Company may be subject to liability arising from the practice of medicine by physicians engaged by it. The Company or its subsidiaries are defendants in legal actions arising out of the performance of its imaging services. There can be no assurance that additional claims, suits or complaints relating to services delivered by the Company or by a radiologist or medical service provider will not be asserted against the Company. Damages assessed in connection with, and the cost of defending, such actions could be substantial. Radiology services are performed for the Company by independent contractors who are radiologists and other specialists and who are required, by their agreements with the Company, to maintain their own malpractice insurance. Although the Company maintains insurance for such purposes which it believes is adequate both as to risks and amounts, there can be no assurance that claims asserted against the Company for professional or other liability will be covered by, or will not exceed the coverage limits of, such insurance. In addition, the availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of the Company. The Company currently maintains liability coverage and requires all of its affiliated physicians to maintain malpractice and other liability coverage. There can be no assurance that the Company will be able to maintain insurance in the future at a cost that is acceptable to the Company or at all. Any claim made against the Company not fully covered by insurance could have a material adverse effect on the Company.

         11. Substantial Competition. The market for imaging services in general and medical diagnostic imaging services in particular is highly fragmented. Such services are performed by both hospitals and outpatient diagnostic imaging centers, such as the Centers, which are not affiliated with any hospital. Competition varies by market and is generally higher in larger metropolitan areas where there are likely to be more facilities and more managed care organizations putting pricing pressure on the market. The Company competes with both hospitals and independent medical diagnostic imaging centers. Furthermore, to the extent that another center offers diagnostic imaging services in addition to MRI service, the Company may be in a competitive disadvantage in marketing to managed care organizations, physicians and patients. Competition often focuses on physician referrals at the local market level as well as participation in managed care organizations. Successful competition for referrals is a result of many factors, including participation in healthcare plans, quality and timeliness of test results, type and quality of equipment, the location of the center, convenience of scheduling and availability of patient appointment times. Many competitors are larger and are better known in the markets served by the Company than the Company. Furthermore, to the extent that the Company seeks to expand through the acquisition of other medical diagnostic imaging centers, the Company may compete with other, better capitalized companies seeking to make acquisitions. In addition, the establishment or transfer of ownership in some jurisdictions may be subject to certificate of need ("CON") laws. In some states, such laws may hinder the Company's ability to expand, while in others such laws may affect the ability of potential competitors to enter the market. Except for Puerto Rico, none of the states in which the Centers are located have CON laws which affect independent free-standing diagnostic imaging centers. Any change in CON laws which reduce the restrictions on potential competitors, such as hospitals, may have a materially adverse effect upon the Company's business and operations. In Puerto Rico, two competitors recently received a CONs for MRI facilities and, as of the date of this Prospectus, the Company has been notified of two CON applications filed with the Department of Health of Puerto Rico. Therefore, no assurance can be given that the Company's business in Puerto Rico will not be adversely affected from the issuance of such CONs. See "Business -- Competition."

         12. Possible obsolescence of equipment. In offering its diagnostic imaging services to both medical care providers, such as managed care organizations and physicians, and patients, the Company must be able to offer procedures and equipment which permit accurate readings by the radiologist and comfort to the patient. In recent years, medical technology has made significant advancements and technological developments may render current MRI and other imaging equipment obsolete. Technological advances may be in the form of software upgrades to existing equipment as well as new equipment. Any such obsolescence may result in a reduced usage of the Company's equipment and may require the Company to make significant expenditures to offer the state-of-the-art equipment and consolidate its operations in fewer Centers. Furthermore, the Company has financed the purchase or lease of certain of its equipment, and the obligations to the lenders and lessors with respect to certain of its equipment will continue regardless of whether the Company is able to generate revenue from the equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  As new equipment and diagnostic imaging technology is developed, the Company may purchase equipment or software before the equipment or software has become generally accepted in the industry. In such event there is no assurance that the equipment or software will perform in accordance with the specifications or that it will become generally accepted by the medical community. The Company is a plaintiff in an arbitration proceeding and in a lawsuit against two vendors of equipment which the Company claims does not perform as warranted. The Company has expended substantial money in connection with the purchase and attempt to use such equipment. Both vendors have denied the Company's allegation and have claimed that the Company is obligated to pay the balance of the purchase price. See "Business -- Legal Proceedings."

         13.      Conflict of interest; offering to benefit affiliates.

                  (a) Obligations to and agreement with principal stockholder. In connection with the acquisition of the ten Centers, SISC, the Company's principal stockholder, lent the Company approximately $1.3 million, which was used by the Company to pay expenses relating to the acquisition, and delivered shares of Consolidated common stock, which were valued at $2.9 million. The amount of the loan and the value of the Consolidated common stock were treated as loans to the Company from SISC. As of December 31, 1996, the Company owed SISC approximately $1.4 million with respect to such indebtedness.

                  The Company has entered into a management services agreement with The Trinity Group, Inc. ("Trinity"), a wholly-owned subsidiary of Consolidated, pursuant to which the Company is to pay Trinity $50,000 per month for the five-year period commencing with the first month in which such payment may be made pursuant to the Company's agreements with its present lenders. The agreement is renewable by Trinity. Mr. Lewis S. Schiller, chairman of the board of the Company, is the chief executive officer of Consolidated, SISC and Trinity. The services covered by the Trinity agreement are general management services. See "Certain Transactions."

                  Certain of the Company's employees, including George W. Mahoney, chief financial officer of both the Company and Consolidated, perform certain accounting and related services for SISC and Consolidated, and the portion of the compensation paid by the Company to such employees which is allocable to services performed for Consolidated is treated as a reduction of the Company's indebtedness to SISC. In addition, the Company pays the rent on Consolidated's Florida office, which is also applied as a reduction of such indebtedness. The aggregate monthly amount currently paid on account of such indebtedness is approximately $54,000. The Company has agreed not to use any of the proceeds of this Offering to pay any of such indebtedness to SISC; however, if the Underwriter's over-allotment option is exercised, up to $250,000 of the proceeds from the over-allotment option will be used to pay a portion of the Company's indebtedness to SISC.

                  (b) Loans to Dr. Schulman pursuant to his employment agreement. Dr. Schulman, president and chief executive officer of the Company, was the president and one of three stockholders of IMI-Florida prior to the Company's acquisition of the Centers. Dr. Schulman has an employment agreement with the Company dated October 1, 1994, pursuant to which the Company pays him a salary at the annual rate of $350,000 and an annual bonus of at least $100,000 for the five-year term of the agreement. Pursuant to an amendment to the agreement, the Company, in February 1996, made two loans to Dr. Schulman in the aggregate principal amount of $300,000. Such loans bear interest at 5 1/2% per annum and mature on December 31, 1998. Although Dr. Schulman is required to devote substantially all of his business time and attention to the business of the Company, pursuant to an amended employment agreement dated March 31, 1997 (the "Amended Schulman Employment Agreement"), which will become effective upon completion of this Offering and the Company obtaining the consent of DVI, Dr. Schulman may be permitted to serve as a consultant for two MRI Centers which are located in Chicago, Illinois and are owned by his wife, and to any future purchaser of such centers. See "Risk Factors -- 14. Dependence on key personnel; employment agreements," "Management -- Remuneration" and "Certain Transactions."

                  (c) Potential default on notes due to Dr. Schulman and the other former stockholder-directors of IMI-Florida. In connection with the acquisition of the Centers, certain of the Company's subsidiaries issued to Dr. Schulman, his wife, the other two former stockholder-directors of IMI-Florida, and the Schulman Affiliated Entities, Subordinated Notes in the aggregate principal amount of $8.7 million, of which notes in the aggregate principal amount of $7.1 million were outstanding on December 31, 1996. Certain of the subsidiaries that issued these Subordinated Notes have not made certain payments due on the notes, as result of which the holders may have the right to declare a default. As of the date of this Prospectus, no default has been declared, but no assurance can be given that some or all of the holders of such Subordinated Notes will not declare a default. A default on such Subordinated Notes could result in a default with respect to other indebtedness, including indebtedness due to DVI. See "Certain Transactions."

                  (d) Schulman Agreement; creation of additional series of Preferred Stock. In March 1997, the Company entered into the Schulman Agreement with Dr. Schulman and his wife pursuant to which, they agreed to reduce the $924,000 outstanding principal amount of the Subordinated Notes payable to them by the $300,000 principal amount of the loan from the Company to Dr. Schulman and exchange such Subordinated Notes for shares of a newly created series of preferred stock, the Series C Preferred Stock, having an annual non-cumulative dividend of $75,000 and a redemption price of approximately $624,000. In connection with such exchange, accrued interest on the $300,000 loan to Dr. Schulman will be waived. See "Certain Transactions -- Schulman Agreement."

                  (e) Potential change in terms of Schulman Agreement. The Schulman Agreement provides that if the other two former stockholder-directors of IMI-Florida receive more favorable treatment with respect to their Subordinated Notes than is provided to Dr. Schulman pursuant to the Schulman Agreement, the Schulmans will be entitled to receive such more favorable terms with respect to their Subordinated Notes, even if such terms are negotiated subsequent to the completion of this Offering. No assurance can be given that the other two former stockholder-directors of IMI-Florida will not exchange their Subordinated Notes on terms that are significantly different from, or more favorable to them than, the terms of the Schulman Agreement as described in this Prospectus. See "Certain Transactions -- Schulman Agreement."

                  (f) Guarantees by Dr. Schulman and former stockholder-directors of IMI-Florida of certain obligations; indemnification by the Company. Dr. Schulman and the two other former IMI-Florida stockholder-directors are also guarantors of certain promissory notes, capital equipment and real estate leases and other indebtedness which were owed by IMI-Florida or the entities operating the Centers prior to the Company's acquisition of the Centers. Certain of the Company's subsidiaries assumed such loans and obligations when they acquired the Centers, and the Company has continued to pay such loans and obligations. A subsidiary of the Company acquired a Center in Orlando, Florida which was controlled by the former stockholder-directors of IMI-Florida. In an effort to improve the results of the Center, the Company formed a joint venture with the owner-operator of another MRI center in Orlando, Florida in August 1995. The joint venture utilizes the facilities and diagnostic imaging equipment of the Company's joint venture partner, as a result of which the facilities and equipment owned by the Company's subsidiary are utilized only as a backup. Notwithstanding such arrangements, the Company has continued to pay the obligations to the equipment vendor, lender and landlord for the subsidiary's equipment and facilities, all of which are personally guaranteed by Dr. Schulman and the other two former stockholder-directors of IMI-Florida. The total amount paid through December 31, 1996 on such obligations was $1.3 million, and, at December 31, 1996, the balance remaining on such obligations was approximately $1.2 million. Payments of such amounts are currently made from distributions the Company receives each month from its joint venture interest as well as from other revenue of the Company. As a result, the subsidiary which operated the Orlando Center sustained a net loss of approximately $396,000 for 1996 and incurred negative cash flow from such Center of approximately $303,000 for such period. See "Certain Transactions."

                  In connection with the acquisition of one of the Centers, the Company agreed to indemnify Dr. Schulman and the two other former stockholder-directors of IMI-Florida for any personal liability they may sustain under their guaranty of the lease obligation relating to such Center.

                  (g) Relationship of outside directors with Consolidated and its affiliates. Mr. Norman J. Hoskin, a director of the Company, is also a director of Consolidated, Netsmart and Trans Global. Mr. E. Gerald Kay, a director of the Company, is also a director of Trans Global.

         14. Broad discretion as to use of proceeds; potential unspecified acquisitions. The net proceeds of this Offering are allocated to working capital. Accordingly, management will have broad discretion with respect to the expenditure of a substantial portion of the net proceeds of this Offering. Purchasers of the Units offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific plans or intentions. The Company may use a portion of the proceeds of this Offering to enter into joint ventures, acquisitions or other arrangements which the Company believes would further the Company's growth and development and it may utilize a portion of the proceeds of this Offering for such purpose. No assurance can be given as that any such transactions will result in additional revenue or net income for the Company. Furthermore, investors may not have the opportunity to review the business or financial statements of potential acquisition candidates or vote on any acquisition. See "Use of Proceeds" and "Business --Potential Acquisitions."

         15. Dependence on key personnel; employment agreements.

                  (a) Employment agreement with Dr. Schulman. The Company's success is dependent upon the continued services of its executive officers, particularly Stephen A. Schulman, M.D., the president and chief executive officer of the Company who is principally responsible for the Company's operations, including its marketing efforts. The Company has an employment agreement with Dr. Schulman pursuant to which he receives an annual salary of $350,000 plus an annual bonus equal to the amount by which the lesser of 10% of pre-tax cash flow or 10% of pre-tax net income exceeds a base amount; provided that the bonus shall not be less than $100,000 nor more than $700,000 annually. The base amount for computing Dr. Schulman's bonus is $500,000 for the contract year ended September 30, 1997. The Amended Schulman Employment Agreement, among other provisions, (a) extends the term of his employment until December 31, 2002, (b) provides for an annual base salary of $395,000, commencing on the closing of this Offering, subject to an annual 3% increase commencing January 1, 1998, (c) permits Dr. Schulman to perform consulting services for two MRI Centers which are located in Chicago, Illinois and are owned by his wife, including any future purchaser of such centers, and (d) permits Dr. Schulman to terminate the agreement at any time, without cause, on six months notice.

                  (b) Employment agreement with Mr. Mahoney. Mr. George W. Mahoney, chief financial officer of the Company and Consolidated, has an employment agreement with Consolidated for a term commencing October 1, 1994 and ending December 31, 2007 or such later date as Mr. Mahoney may be required to be employed by the Company pursuant to the Company's agreements with DVI. Pursuant to such agreement Mr. Mahoney receives an annual salary of $189,000 for the contract year ended December 31, 1997 which increases annually thereafter until 2007, for which his base salary is $353,000. The agreement also provides for two bonuses to Mr. Mahoney. One bonus is equal to the greater of 2 1/2% of Consolidated's net pre-tax profits or 2 1/2% of Consolidated's net cash flow, and the other is equal to the greater of 2 1/2% of the Company's net pre-tax profits or 2 1/2% of the Company's net cash flow. Mr. Mahoney devotes approximately 75% of his time to the business of the Company. Although the agreement is between Mr. Mahoney and Consolidated, his compensation is paid by the Company and the Company allocates 25% of his compensation to Consolidated, which is applied to reduce the Company's indebtedness to SISC. See "Management -- Remuneration."

                  The loss of services of, or a material reduction in the time devoted to the Company's business by, Dr. Schulman, Mr. Mahoney and certain other key employees could adversely affect the business of the Company. The Company maintains key-man life insurance on the lives of Dr. Schulman and Mr. Mahoney in the amounts of $2.5 million and $1.0 million, respectively.

                  (c) Provisions respecting Mr. Mahoney's continued employment under DVI loan agreements. Pursuant to certain of the Company's loan agreements with DVI, the failure of Mr. Mahoney to serve as the Company's chief financial officer could result in a default under such loan agreements and other loan agreements with a cross-default provision. Any default under the Company's agreements with DVI would have a material adverse effect upon the Company.

         16. Pending and threatened litigation against the Company. In January 1996, Drs. Ashley Kaye and James Sternberg, two former stockholder-directors of IMI-Florida and Dr. Sternberg's wife, threatened to commence an action against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of Consolidated and the Company, for alleged violations of securities and common law in connection with an asset purchase agreement between MD Corp. and a subsidiary of the Company which was executed in conjunction with the acquisition of the Centers and non-payment of the related $3,375,000 Subordinated Notes of two subsidiaries of the Company payable to MD Corp. Although the Company reflects the principal and interest on such Subordinated Notes as liabilities on its consolidated balance sheet and no notice of default has been given, no assurance can be given that an adverse decision in any action based on such claims will not have a material adverse effect upon the Company.

                  Vanguard Limited ("Vanguard"), on its own behalf or on behalf of other persons who may be affiliated with Vanguard, based on a purported agreement relating to the introduction of Consolidated and the Company to IMI-Florida and assistance in the negotiation of the acquisition of the Centers, has asserted a claim against the Company and/or SISC that it has the right, among other things, to a 10% interest in the Common Stock of the Company, on a fully-diluted basis, prior to this Offering and prior to the issuance of certain warrants to DVI, for no cash consideration. In addition, Vanguard has claimed that it is entitled to a $200,000 fee due at the time of the acquisition of the Centers, consulting fees of $240,000 per year for five years, reimbursement of nonaccountable expenses and a 5% interest in any future medical acquisition by the Company. No assurance can be given that any litigation which may ensue would not seek damages exceeding the claim described above and, if decided unfavorably to the Company, would not have a material adverse affect on the Company. If Vanguard commences an action against the Company and prevails, it would have a material adverse effect upon the Company, and, furthermore, if it prevails with respect to its claim for Common Stock, the issuance of such Common Stock could result in a non-cash charge to earnings for the value of such Common Stock, dilution to the stockholders, including the stockholders who purchased stock in this Offering, and a reduction in the net tangible book value per share. In addition, the Company may not be able to use Consolidated's net loss or tax loss carryforward to reduce its tax liability if a sufficient number of shares of Common Stock were issued to Vanguard.

                  The Company has commenced an arbitration proceeding against a manufacturer and distributor of teleradiology equipment seeking rescission and damages arising from claims of fraud and breach of contract. The respondent has denied the claims and counterclaimed against the Company for the balance of the purchase price and damages for interference with business relationships. The amount claimed to be due by the Company is approximately $500,000 and the amount of the counterclaim is approximately $240,000.

                  The Company has commenced an action against the manufacturer of certain MRI equipment, seeking a refund of the approximately $700,000 paid by the Company against the purchase price. Prior to the commencement of the action, the manufacturer rejected the Company's claim and demanded payment of the outstanding balance of the purchase price of $750,000.

         17. Continued voting control by SISC. SISC, the Company's principal stockholder, presently owns all of the Company's Common Stock, which is the only class of voting stock. After completion of this Offering, SISC will own 88.5% of the Common Stock and 80.7% of the Common Stock and Class A Common Stock in the aggregate, without giving effect to any shares of Common Stock issuable upon exercise of any warrants. As a result SISC, and Mr. Lewis S. Schiller, who is chairman of the board of the Company and chief executive officer of SISC and Consolidated, will have the power to elect all of the directors and may take any action required to be taken by stockholders without participation by any other stockholders. See "Principal Stockholders."

         18. Antitrust laws. Federal and state antitrust laws and regulations may effect the operation of MRI-Net, which is a referral network through which patients are referred to diagnostic imaging centers in Florida. See "Business -- MRI-Net." Because the centers to which patients are referred are operated by independent entities, they may be deemed competitors and, therefore, subject to a range of Federal and state antitrust laws and regulations which prohibit anti-competitive conduct, including price fixing, division of the market and product tying. Violations of Federal and state antitrust laws can result in substantial penalties and restrictions on MRI-Net's business activities. Although the Company believes that MRI-Net's activities do not violate the Federal or state anti-trust laws, no assurance can be given that a court or regulatory agency will not make a contrary determination, which could have a material adverse effect upon the Company. See "Business -- Antitrust Laws."

         19. Potential change in use of proceeds. Notwithstanding its plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate, changes or anticipated changes in government regulations, new technologies, competition and reimbursement policies or acquisition or joint venture opportunities may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Accordingly, in the event that the Company determines that it is unable to continue to operate profitably, the Company may engage in other, unrelated businesses and use a portion of the proceeds of the Offering for such purpose. However, the Company has no such intention at this time. No assurance can be given that any such businesses, if engaged in by the Company, can or will be profitably operated.
See "Use of Proceeds."

         20. Limitation on directors' liability. The Company's Certificate of Incorporation includes certain provisions, permitted under Delaware law, which provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for certain conduct prohibited by law. The Company's Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities' laws.

         21. Inexperience of the Underwriter. The Underwriter has been actively engaged in the securities brokerage and investment banking business since 1994. However, the Underwriter has engaged in only limited underwriting activities, and this Offering is only the seventh public offering in which the Underwriter has acted as the sole or managing underwriter. There can be no assurance that the Underwriter's limited experience as an underwriter of public offerings will not adversely affect the offering of the Units, the subsequent development of a trading market, if any, or the market for and liquidity of the Company's securities. Accordingly, purchasers of the Units offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.

         22. No public market. Prior to this Offering, there has been no public trading market for the Units, Common Stock or Warrants. Although the Underwriter intends to apply to have the Units, Common Stock and Warrants included in the NASD OTC Electronic Bulletin Board, there can be no assurance that an active market in any of such securities will develop or, if such a market develops, that it will be sustained.

         23. Potential adverse effect of sale by Selling Security Holder. This Prospectus is a part of a registration statement which also relates to the sale by SISC of Series B Warrants to purchase 1,000,000 shares of Common Stock and the shares of Common Stock issuable upon exercise of such Series B Warrants. The Series B Warrants become exercisable on the date of this Prospectus, but SISC has agreed not to exercise the Series B Warrants or sell the Series B Warrants or the underlying shares of Common Stock during the two-year period commencing on the date of this Prospectus without the prior consent of the Underwriter, which consent may be granted at any time after the over-allotment option has been exercised or expires. The sale of such securities is not part of the underwritten public offering. The number of shares of Common Stock issuable upon exercise of the Series B Warrants represents 83.3% of the number of shares of Common Stock offered pursuant to this Prospectus, and the issuance and sale of such shares could significantly increase the number of shares in the public float and may have a material adverse effect upon both the market for and the price of the Common Stock and Warrants offered by this Prospectus. See "Selling Security Holder."

         24. Arbitrary offering price and terms. The price and composition of the Units and the exercise price and other terms of the Warrants included in the Units have been determined by negotiation between the Company and the Underwriter, and do not necessarily bear any relation to the results of the Company's operations or its financial condition or any other criteria of value.

         25. Proposed trading on the Electronic Bulletin Board and market illiquidity. The Underwriter has advised the Company that it proposes to have the Units, Common Stock and Warrants trade on the NASD OTC Electronic Bulletin Board." Because the Company's securities are not included in The Nasdaq Stock Market, the liquidity of the Units, Common Stock and Warrants could be impaired, not only in the number of such securities which could be bought and sold, but also through delays in the timing of transactions, reduction in potential security analysts' and news media's coverage of the Company, and lower prices for such securities than might otherwise be attained.

                  A significant number of the Units may be sold to customers of the Underwriter. Such customers may subsequently engage in the sale or purchase of the Units, Common Stock or Warrants through or with the Underwriter. Although it has no obligation to do so, the Underwriter may become a market maker and otherwise effect transactions in such securities, and, if it participates in such market, may be a dominating influence in the trading of such securities. The prices and the liquidity of such securities may be significantly affected by the degree, if any, of the participation of the Underwriter in such market, should a market develop.

         26. Risks of low-priced stocks; penny stock regulations. Because the Units, Common Stock and Warrants are not listed on The Nasdaq SmallCap Market, they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule, if applicable, may affect the ability of broker-dealers to sell the Units, Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell any of such securities acquired either pursuant to this Prospectus or in the secondary market.

         The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The Exchange Act provides for an exception to the penny stock rules for securities if the issuer has average revenue of at least $6,000,000 for three years. Since the Company meets this test, the Company believes that its securities will not be subject to the penny stock rules. However, there can be no assurance that the Company will continue to qualify for exemption from these restrictions. If the Units, Common Stock or Warrants become subject to the rules on penny stocks, the market liquidity for such securities could be severely adversely affected.

         27. Potential adverse effect of redemption of Warrants. Commencing 18 months from the date of this Prospectus, or earlier with the consent of the Underwriter, the Warrants may be redeemed by the Company at a redemption price of $.10 per Warrant upon not more than 60 nor less than 30 days' notice if the average closing price of the Common Stock is at least $12.00 per share, subject to adjustment, during the ten consecutive trading days ending not earlier than three days prior to the date the Warrants are called for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Company will not call the Warrants for redemption except pursuant to a currently effective prospectus and registration statement. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

         28. Current prospectus and state registration required to exercise Warrants. Holders of the Warrants will only be able to exercise the Warrants if
(a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect and (b) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, and may not call the Warrants for redemption unless there is a current and effective registration statement covering the issuance of the Common Stock upon exercise of the Warrants, there can be no assurance that the Company will be able to do so. Pursuant to Section 10(a)(3) of the Securities Act, this Prospectus, unless amended or supplemented in accordance with the rules and regulations of the Commission pursuant to the Securities Act, may not be used by the Company in connection with the exercise of any Warrants subsequent to nine months from the date of this Prospectus. Prior to the expiration of nine months from the date of this Prospectus, it may be necessary to amend or supplement this Prospectus under certain conditions, in which event the Warrants could not be exercised prior to the date of the amended Prospectus or supplement. Unless there is an effective and current registration statement covering the issuance of the Common Stock upon exercise of the Warrants, the Company will not accept payment for, or issue Common Stock with respect to, the exercise of any Warrants, and any payments made by a Warrant holder will be returned by the Company. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of Warrants reside. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

         29. No Common Stock dividends anticipated; restrictions on dividend payments. The Company presently intends to retain future earnings in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock and Class A Common Stock in the foreseeable future. Furthermore, the Company's loan agreements with DVI prohibit the payment of dividends without DVI's consent. The holders of the Series A Preferred Stock are, and the holders of the Series C Preferred Stock will be, entitled to annual non-cumulative dividends in the aggregate amounts of $50,000 and $75,000, respectively, if declared by the Board of Directors; provided, that, in any year, dividends may not be paid on the Common Stock or Class A Common Stock unless dividends for such year are paid to the holders of the Series A Preferred Stock. No assurance can be given that the Company will not create additional series of Preferred Stock which may have mandatory or non-cumulative dividend rights. See "Description of Securities."

         30. Dilution of 128% from initial public offering price. Following completion of this Offering, the pro forma net tangible book value per share of Common Stock (treating the Common Stock and the Class A Common Stock as a single class) would be $(.99). A purchaser of Common Stock in this Offering will experience immediate dilution or $4.48, or 128% of the initial public offering price of the Common Stock issued pursuant to this Prospectus. See "Dilution."

         31. Shares eligible for future sale. All of the presently issued and outstanding shares of Common Stock and Preferred Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. If a public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock. The 9,200,000 presently outstanding shares of Common Stock, all of which are owned by SISC, will become eligible for sale pursuant to Rule 144 commencing 90 days after the effective date of the registration statement of which this Prospectus forms a part. In addition 1,000,000 shares of Common Stock issuable upon conversion of the Class A Common Stock, if and when such shares are converted, will be deemed acquired at the time of the acquisition of the Class A Common Stock. All of the Company's security holders have agreed that they will not sell any shares of Common Stock owned by them or issued upon conversion or exercise of other securities for three years from the date of this Prospectus without the prior approval of the Underwriter. See "Selling Security Holder" for information relating to the registration and sale by SISC of Series B Warrants to purchase 1,000,000 shares of Common Stock and/or the underlying shares of Common Stock. The sale or potential sale of any of the foregoing shares may have a materially adverse effect upon the market and market price for the Units, Common Stock and Warrants and may adversely affect the Company's ability to raise capital.

         32. Shares of Common Stock issuable pursuant to warrants and Preferred Stock; registration rights. In addition to the 9,200,000 shares of Common Stock outstanding, there are outstanding (i) 1,000,000 shares of Class A Common Stock,
(ii) Series B Warrants to purchase 1,000,000 shares of Common Stock which are owned by the Selling Security Holder, and (iii) warrants to purchase 2,250,000 shares of Class A Common Stock. In addition, 1,200,000 shares of Class A Common Stock are issuable upon the exercise of options or other stock rights granted pursuant to the Company's 1994 Long Term Incentive Plan, of which options to purchase 850,000 shares of Class A Common Stock are outstanding. Although there is no public market for the Class A Common Stock and a market in such shares may never develop, the Class A Common Stock is included with the Common Stock in determining earnings per share, and the issuance of such shares may have an effect upon the market price for the Common Stock. The holders of certain of the warrants have piggyback registration rights commencing two years from the date of this Prospectus or earlier with the consent of the Underwriter. The Company will bear the cost of preparing such registration statements but will not receive any proceeds from the sale of shares of Common Stock pursuant thereto other than payment of the exercise price with respect to any warrants that are exercised. The existence of these registration rights, as well as the sale of shares of Common Stock pursuant to registration statements which the Company may be required to prepare, may have a depressive effect on the price of the Common Stock in the open market. In addition, the existence of such warrants and options and the registration rights referred to above may adversely affect the terms on which the Company can obtain additional equity financing. The holders of warrants are likely to exercise them at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by the warrants.

         33. Forward-looking statements. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference in this Prospectus.

                                    DILUTION

         The net tangible book value of the Company's Common Stock at December 31, 1996 was approximately $(1.42) per share. All share and per share information included in this Prospectus has been restated to reflect (a) a recapitalization in November 1996 pursuant to which the 1,000 shares of Common Stock became and were converted into 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Preferred Stock and 5,000 shares of Series B Preferred Stock and (b) the cancellation at December 31, 1996 of the shares of Series B Preferred Stock. Net tangible book value per share of Common Stock represents the amount of the Company's tangible assets reduced by the amount of its liabilities and the liquidation preference of the Series A Preferred Stock divided by the number of outstanding shares of Common Stock and Class A Common Stock. Without taking into account any change in the net tangible book value of the Company after December 31, 1996, other than as a result of the sale of the 1,200,000 shares of Common Stock included in the 600,000 Units offered hereby at an initial public offering price of $3.50 per share, after deducting estimated fees and other estimated expenses of the Offering, and the exchange of certain Subordinated Notes for shares of Series C Preferred Stock pursuant to the Schulman Agreement, the Company's net tangible book value as of December 31, 1996 would have been approximately $(.98) per share. This amount represents an immediate increase in net tangible book value per share of approximately $.44 to the present stockholders and an immediate dilution (the difference between the offering price of the shares and the net tangible book value per share after the Offering) per share of approximately $4.49, or 128% of the initial public offering price, to the purchasers of the Common Stock.

         The following table illustrates the dilution of one share of Common Stock as of December 31, 1996:

Public offering price per share of Common Stock                                          $ 3.50
Net tangible book value per share at December 31, 1996                          $(1.42)
Increase per share attributable to sale of the Securities offered hereby           .44
                                                                                 -----
Pro forma net tangible book value per share after Offering                                 (.98)
                                                                                         -------
Dilution to public investors                                                             $(4.48)*
                                                                                         =======

-----------
* If the Underwriter exercises the over-allotment option in full, the pro forma net tangible book value would be $(.92) per share of Common Stock, resulting in an increase in the net tangible book value per share of $.50 and dilution to the public investors of $4.42 per share.

         The following table summarizes, as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration and the average price per share paid to the Company for such Common Stock, and the number of shares and consideration to be paid by the public investors for the 1,000,000 shares of Common Stock offered by this Prospectus.

                                                                            Total               Percent
                                    Shares of          Percent              Cash                of Total        Average
                                    Common              of                  Consid-             Consid-          Price
                                    Stock              Total                eration             eration           Per
                                    Purchased          Shares                Paid                Paid            Share
                                    ---------          ------                ----                ----            -----
Existing Stockholders                9,200,000          88.5%           $    1,000               0.0%            $.00002
                                                                                                                 =======
Public Investors                     1,200,000          11.5             4,200,000             100.0              $3.50
                                    ----------         ------           ----------             ------             =====
Total                               10,400,000         100.0%           $4,201,000             100.0%
                                    ==========         ======           ==========             ======

         The following table summarizes, as of December 31, 1996, the number of shares of Common Stock and Class A Common Stock, treated as a single class, purchased from the Company, the total cash consideration and the average price per share paid to the Company for such Common Stock, and the number of shares and consideration to be paid by the public investors for the 1,000,000 shares of Common Stock offered by this Prospectus.

                                                                            Total               Percent
                                                       Percent              Cash                of Total        Average
                                                        of                  Consid-             Consid-          Price
                                    Shares             Total                eration             eration           Per
                                    Purchased          Shares                Paid                Paid            Share
                                    ---------          ------                ----                ----            -----
Existing Stockholders              10,200,000           89.5%           $    1,000               0.0%            $.00002
                                                                                                                 =======
Public Investors                    1,200,000           10.5             4,200,000             100.0             $3.50
                                   ----------          ------           ----------             ------            =====
Total                              11,400,000          100.0%           $4,201,000             100.0%
                                   ==========          ======           ==========             ======


                                 USE OF PROCEEDS

         The Company intends to utilize the net proceeds from the sale of the Units offered hereby, estimated at approximately $2.9 million (assuming the Underwriter's over-allotment option is not exercised), for working capital and other corporate purposes.

         Certain claims have been made against the Company. In the event that a final judgment is rendered against the Company with respect to any one or more of such claims, a portion of the proceeds allocable to working capital and other corporate purposes may be used for such purposes. The Company does not believe that the maximum liability it will incur with respect to any of such claims will exceed $165,000, however, no assurance can be given that its ultimate liability will not significantly exceed such amount. See "Business -- Legal Proceedings."

         The Company may seek to acquire additional MRI or multi-modality imaging centers if such centers are available at prices and on terms determined by the Board of Directors to be reasonable. The Company does not currently have any agreement, and is not engaged in negotiations, with respect to any such acquisition. However, if the Company acquires any additional centers, to the extent that the purchase price is not financed, a portion of the proceeds of this Offering may be used for such purposes. See "Business -- Potential Acquisitions." Furthermore, in the event the Company upgrades any of its Centers, it intends to finance the cost of upgrading such Centers. However, if financing is not available, a portion of the proceeds of this Offering may be used for such purpose.

         Subordinated Notes in the principal amount of $700,000 payable to the former owners of the entities which operated the Kansas City and San Juan Centers are due in September 1997. The Company is conducting preliminary discussions with DVI with respect to a loan from DVI for the purpose of paying such Subordinated Notes. No assurance can be given that the Company will be able to obtain such financing from DVI or other lenders, in which event a portion of the proceeds of this Offering may be used for such purposes.

         The foregoing represents the Company's current best estimate of its proposed use of the estimated net proceeds of this Offering based upon the present state of its business, operations and plans, current business conditions and the Company's evaluation of the market for its services. Management will have broad discretion with respect to the expenditure of a substantial portion of the net proceeds of this Offering, and conditions may develop which could cause management to reallocate proceeds from the categories listed above, including changes in its marketing program and changes in government policy and insurance reimbursement practices, none of which can be predicted with any degree of certainty. Furthermore, future events, including unforseen problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate, changes or anticipated changes in government regulations, new technologies, competition, reimbursement policies or acquisition or joint venture opportunities, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Furthermore, in the event that the Company determines that it is unable to continue to operate profitably, the Company may use the proceeds from this Offering to engage in other related or unrelated businesses, although it has no such intention at this time. No assurance can be given that any such businesses, if engaged in by the Company, can or will be operated profitably.

         The Company has agreed not to use any of the proceeds of this Offering to pay any of such indebtedness to SISC; however, if the Underwriter's over-allotment option is exercised, up to $250,000 of the proceeds from the over-allotment option will be used to pay a portion of the Company's indebtedness to SISC.

         The Company believes that the net proceeds from this Offering will be sufficient to satisfy the Company's cash requirements for at least one year following the date of this Prospectus. However, it is possible that conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be available on reasonable terms. The failure to obtain necessary funds could have a material adverse effect upon the Company.

         Pending the application of the funds as described above, said funds will be invested in Treasury securities, certificates of deposit or similar high-quality short-term interest-bearing deposits and securities.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1996, and as adjusted to reflect (a) the sale of the 600,000 Units offered hereby and (b) the exchange of certain Subordinated Notes for shares of Series C Preferred Stock pursuant to the Schulman Agreement.

                                                                                                        December 31, 1996
                                                                                                 --------------------------------
                                                                                                 Actual               As Adjusted
                                                                                                 ------               -----------
                                                                                                   (Dollars in thousands)
Short-term debt:
   Current portion of long-term debt(1)                                                         $ 3,486                 $ 3,486
   Current portion of subordinated debt(2)                                                        6,269                   6,269
   Current portion of subordinated debt -- related party(2)                                         924                      --
   Capital lease obligations -- current maturities(3)                                             1,273                   1,273
   Due to affiliate(4)                                                                              250                     250
   Covenant not to compete                                                                          200                     200
                                                                                                -------                 -------
                                                                                                $12,402                 $11,478
                                                                                                =======                 =======
Long-term debt:
   Notes payable(1)                                                                             $11,525                 $11,525
   Revolving loan(1)                                                                              4,715                   4,715
   Subordinated debt(2)                                                                             312                     312
   Due to affiliate(4)                                                                            1,175                   1,175
   Capital lease obligations -- long-term portion(3)                                              2,864                   2,864
    Deferred interest                                                                               568                     568
                                                                                                -------                 -------
                                                                                                 21,159                  21,159
Redeemable Preferred Stock:
   Series C Redeemable Preferred Stock, par value$.01 per share, 300 shares to be authorized, 30 shares to be issued and outstanding, as adjusted,
   redemption value -- $624, liquidation value -- 0(5)                                               --                     624
Stockholders' equity:
   Preferred Stock, par value $.01 per share, 6,000,000 shares authorized, of which:
     5,000 shares are authorized, issued, outstanding and designated as Series
     A Redeemable Preferred Stock, with certain redemption rights(6)                                 --                      --
   Common Stock, par value $.01 per share, 50,000,000 shares authorized,
   9,200,000 shares issued and outstanding and 10,400,000 shares outstanding
   as adjusted(7)                                                                                    92                     104
   Class A Common Stock, par value $.01 per share, 6,000,000 shares
   authorized, 1,000,000 shares issued and outstanding(8)                                            10                      10
   Additional paid-in capital                                                                     1,550                   4,840
   Accumulated earnings(9)                                                                        4,578                   4,578
                                                                                               --------                  ------
Stockholders' equity                                                                              6,230                   9,532
                                                                                              ---------                  ------
Total capitalization                                                                            $27,389                 $31,315
                                                                                                =======                 =======

(1) See Note 7 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements.

(2) These notes were incurred in connection with the acquisition of the Centers. The amounts due to related party reflects Subordinated Notes to Stephen A. Schulman, M.D., president and chief executive officer of the Company, and his wife. See "Certain Transactions," and Notes 2 and 7 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements.

(3) See Note 6 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements.

(4) Represents indebtedness to SISC, principally the unpaid balance of funds loaned to the Company to pay expenses of the acquisition of the Centers and the value of Consolidated common stock issued in connection with the acquisition of the Centers. See "Certain Transactions" and
         Note 11 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements.

(5) The Series A Preferred Stock has a liquidation preference of $4,984 in the aggregate and an aggregate redemption price of $100. The amount shown reflects the liquidation preference of the Series A Preferred Stock as of the date of this Prospectus. See "Description of Securities -- Series A Preferred Stock" for information concerning the rights, preferences and privileges of the holders of the Series A Preferred Stock.

(6) The Series C Preferred Stock has a nominal liquidation preference and an aggregate redemption price of approximately $624 based on the 30 shares to be issued. The amount shown reflects the redemption price of the Series C Preferred Stock. The shares are issuable pursuant to the Schulman Agreement, which includes a provision that, in the event that the other former director-stockholders of IMI-Florida receive consideration for their Subordinated Notes which is more favorable to them then the exchange terms set forth in the Schulman Agreement, Dr. and Mrs. Schulman will be entitled to such other terms, even if the transaction occurs subsequent to the completion of this Offering. See "Certain Transactions -- Schulman Agreement." See "Description of Securities -- Series C Preferred Stock" for information concerning the rights, preferences and privileges of the holders of the Series C Preferred Stock.

(7) Does not include an aggregate of 1,000,000 shares issuable upon exercise of the Series B Warrants. In addition, there are reserved (i) 1,500,000 shares issuable upon exercise of the Warrants offered by this Prospectus; (ii) 375,000 shares issuable upon exercise of the Underwriter's over-allotment option and upon exercise of Warrants issuable upon exercise of such over-allotment option, (iii) 250,000 shares issuable upon exercise of the Underwriter's Options and upon exercise of Warrants issuable upon exercise of the Underwriter's Options, and (iv) 1,000,000 shares issuable upon exercise of a warrant to be issued to DVI under certain circumstances. In the event that the Series A Common Stock is converted into Common Stock there shall be issued or reserved for issuance an aggregate of 4,450,000 shares of Common Stock issuable upon conversion of the Class A Common Stock (1,000,000 shares) and pursuant to the terms of outstanding warrants and options to purchase Class A Common Stock (3,475,000 shares). See "Certain Transactions," "Description of Securities" and "Underwriting."

(8) Does not include an aggregate of 3,475,000 shares of Class A Common Stock reserved as follows: (a) 2,250,000 shares issuable upon exercise of the outstanding warrants, (b) 1,200,000 shares issuable upon the grant of options, rights or other equity-based incentives granted or available for grant pursuant to the Company's 1994 Long-Term Incentive Plan, and (c) 25,000 shares of Class A Common Stock issuable upon exercise of a warrant issuable to Dr. Schulman pursuant to the Schulman Agreement. See "Certain Transactions."

         See "Business -- Property" and Note 6 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements for information concerning the Company's long-term lease obligations.

                      INTERNATIONAL MAGNETIC IMAGING, INC.
                             SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

         Set forth below is selected financial data with respect to the Company for the years ended December 31, 1996 and 1995 and the period from inception (September 30, 1994) to December 31, 1994. The selected financial data has been derived from the financial statements which appear elsewhere in this Prospectus. This data should be read in conjunction with the financial statements of the Company and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data:

                                                           Years Ended December 31,
                                                           ------------------------    September 30, 1994
                                                                                       (Inception)(1) to
                                                            1996              1995     December 31, 1994
                                                            ----              ----     -----------------
Revenue                                                   $31,110           $28,044          $6,557
Operating income before other income and taxes              4,425             5,367           1,036
Income before income taxes                                  1,958             2,891             473
Net income                                                  1,041             1,761           1,775
Net income per share of Common Stock:(2)
   Primary                                                    .09               .13             .12
   Fully diluted                                              .08               .13             .12
Weighted average number of shares of Common
Stock outstanding:3
   Primary                                                 14,960            15,257          15,185
   Fully diluted                                           14,960            15,257          15,185

Balance Sheet Data:


                                                       December 31,
                                                      -------------
                                         1996              1995          1994
                                         ----              ----          ----
Working capital (deficiency)          $(3,271)          $(8,131)      $    60
Total assets                           44,638            42,016        40,911
Long-term debt                         21,159            15,728        30,886
Total liabilities                      38,408            36,964        40,461
Accumulated earnings                    4,578             3,536           449
Stockholders' equity(2)                 6,230             5,052           450


         No dividends have been paid since inception.

(1) Although the Company was organized in March 1994, it did not commence operations until September 30, 1994, when it acquired nine Centers.

(2) For purposes of net income per share of Common Stock and stockholders' equity, the Common Stock and Class A Common Stock are treated as a single class, and the weighted average number of shares of Common Stock outstanding includes both the Common Stock and the Class A Common Stock.

(3) All shares of Common Stock and Class A Common Stock issued prior to the date of this Prospectus are treated as outstanding since inception.

               INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR]1

         Set forth below is selected financial data with respect to IMI-Florida, its subsidiaries and related partnerships on a combined basis, for the nine months ended September 30, 1994 and the years ended December 31, 1993 and 1992. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with the financial statements of IMI-Florida for the nine months ended September 30, 1994 and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data:

                                                                            Year Ended December 31,
                                            Nine Months Ended               -----------------------
                                            September 30, 1994
                                            ------------------              1993             1992
                                                                            ----             ----
Revenue                                           $21,162                 $26,572          $26,718
Pro forma net income(2)                             2,208                   2,109

Balance Sheet Data:

                               September 30, 1994       December 31, 1993         December 31, 1992
                               ------------------       -----------------         -----------------
Working capital                     $  5,002                $  2,948                  $  2,773
Total assets                          22,080                  24,585                    27,966
Long-term debt                         5,823                   5,835                     8,514
Total liabilities                     10,970                  13,495                    16,963
Accumulated earnings                   6,052                   6,032                     7,145
Stockholders' equity                  11,109                  11,090                    11,030

(1) The financial information for International Magnetic Imaging, Inc. [Predecessor] reflects the combined financial statements of IMI-Florida and its wholly-owned subsidiaries and related partnerships.

(2) The pro forma effects of income tax expense have been computed based on an effective rate of 40% for Federal and state income taxes which were in effect for the respective periods.


                      INTERNATIONAL MAGNETIC IMAGING, INC.
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


Results of Operations

Years Ended December 31, 1996, 1995 and 1994

         In the following discussion, the years ended December 31, 1996 and 1995 reflect the operations of the Company. The year ended December 31, 1994 reflects the operations of the Centers that were acquired from the predecessor companies as operated by such predecessors for the nine months ended September 30, 1994 and the operations of the Company for the fourth quarter of the year.

         The Company is not engaged in the practice of medicine and does not employ any physicians to provide medical services. The Company's bills, which include fees for the technical services provided by the Company and the professional services rendered by the radiologists, are sent to the patient or third-party payor, whichever is appropriate. The radiologists, who are independent contractors engaged by the Company and are compensated by the Company pursuant to agreements between the Company and the radiologists, do not bill patients for the radiology services related to their services for the Company. Pursuant to their agreements with the Company, the radiologists read the scans at the Company's Centers, for which they receive compensation in accordance with such agreements. For the Florida Centers, the Company paid a fee that ranges from 10% to 20% of net collections plus a bonus based on specified criteria. During 1996 and 1995, the radiology fees for the Florida Centers averaged 11% to 12% of cash collections from MRI procedures and 16% to 17% of cash collections for multi-modality procedures. At the San Juan Center, the Company pays 10% of collections plus 3% of annual cash collections between $2 million and $3 million plus 5% of annual cash collections in excess of $3 million. For the Virginia Center, the Company pays a fixed

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annual fee of $275,000 plus 15% of collections in excess of $2.4 million. At the
Kansas City Center, the Company pays a fixed fee per scan which fee ranges from $75 to $150, depending on the number of scans read. The compensation to the radiologists is reflected on Statement of Operations as radiology fees.

         Net patient service revenue increased $2.6 million, or 10%, from 1995 to 1996, following a decline of $307,000, or 1%, from 1994 to 1995. As noted in the table below, the mix of procedures by payor class remained relatively level for the three years, and the reimbursement rate remained relatively level from 1995 to 1996 following a modest decline from 1994 to 1995. Accordingly, the increase in revenue reflects an increase in scan volume, which increased 32% from 1995 to 1996 and 9% from 1994 to 1995. A significant portion of the increase in scan volume for 1996 relates to multi-modality procedures, which have a lower reimbursement rate than MRI procedures, with the result that the increase in net patient service revenue increased at a lower rate than the increase in scan volume.

         Contractual adjustments, which represent the difference between the Company's standard billing rate and the amount to be received by the Company pursuant to its agreements with third-party payors, were 49%, 45% and 34% for 1996, 1995 and 1994, respectively. Contractual adjustments increased significantly from 1994 to 1996 reflecting a general decrease in reimbursement rates from all classes of payors and the increase in the Company's brokered scan business which had a substantially lower reimbursement rate than any of the Company's other revenue sources. The services provided pursuant to agreements with third party payors, including managed care organizations, HMOs, certain insurance companies, Medicare, Medicaid and workers compensation programs, are generally performed on a fixed fee basis pursuant to a payment schedule set by the third-party payor.
The Company had no capitated contracts during 1996, 1995 or 1994.

         During the fourth quarter of 1996, revenue was approximately $600,000 less than the average revenue for the first three quarters of 1996. This decline in revenue reflects (i) reduced scan volume in two of the Company's Florida Centers resulting from the change in Florida law, effective October 1, 1996, which prohibited the practice of scan brokering, (ii) a decrease in procedures performed at the Company's San Juan Center for workers' compensation claimants resulting from the failure of the Company to offer upgraded equipment necessary to meet competitive conditions, and (iii) a decrease in referrals from the former partner-physicians of one of the Company's Florida Centers following payment in September 1996 of the balance of the Subordinated Notes due to such persons from the sale of such Center to the Company in September 1994. Although the Company upgraded the equipment in San Juan in 1997 and increased its marketing efforts for the two Florida Centers whose revenues declined, no assurance can be given that the Company will be able to replace the lost revenues. In addition, during the second half of 1996, the San Juan Center, which was not operational during a portion of the period while the equipment was being upgraded as well as during the period when San Juan was recovering from the effects of Hurricane Hortense, suffered a decline in revenue.

   The percentage of procedure volume was as follows for 1996, 1995 and 1994:


                                             Percentage of Procedure Volume
                                             ------------------------------
Class of Payor                            1996           1995             1994
--------------                            ----           ----             ----
MRI procedures (representing 89%,
91% and 92%, respectively, of all
revenues for 1996, 1995 and 1994)

Managed care                               37%            38%              41%
Commercial                                 17%            17%              20%
Medicare                                   13%             9%              14%
Workers' compensation (other than
 pursuant to contracts with
 workers' compensation insurers)           11%            14%              17%
Brokered scan services                     10%             9%              --
Contract workers' compensation              6%             6%              --
Liability                                   4%             4%               5%
Other                                       2%             3%               3%

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Multi-modality procedures, other than
 MRI1 (representing 11%, 9% and 8%,
 respectively, of all revenues for
 1996, 1995 and 1994)

Managed care                               84%            85%              85%
Medicare                                    8%             6%               6%
Commercial                                  6%             6%               6%
Other                                       2%             3%               3%

------------
(1) Includes CAT scans, nuclear medicine, mammography, fluoroscopy, X-rays and ultrasound.

         Other service revenue and management fee income, which represented only 3.5%, 2.4% and 2.7% of total revenue for 1996,1995 and 1994, respectively, increased $433,000 from 1995 to 1996 primarily due to the operations of MRI-Net. Other service revenue and management fee income did not show any significant fluctuation from 1994 to 1995.

         The Company's operating expenses for 1996 increased by $4.0 million, or 18%, from $22.6 million for 1995 to $26.7 million for 1996. Operating expenses for 1995 increased by $371,000, or 2%, from $22.3 million for 1994 to $22.6 million for 1995. The overall increase in expenses reflected the factors discussed below.

         Radiology fees increased $336,000, or 11%, from $3.0 million in 1995 to $3.3 million in 1996, and $1.9 million, or 194%, from $1.1 million in 1994 to $3.0 million in 1995. For 1996 and 1995, radiology fees were generally based on cash collections related to services performed. Cash collections for services were $27.4 million and $25.4 million, respectively, for 1996 and 1995, representing an overall increase of approximately 8%. During 1996 and 1995, the radiologists were independent contractors pursuant to service agreements with the Company. During the months of January through November 1994, a significant portion of the radiology services were performed by radiologists who were employed by MD Corp., which was affiliated with IMI-Florida, and, accordingly, compensation to such radiologists of approximately $1.2 million is included in salaries and benefits rather than radiology fees, which accounts for the significant increase in radiology fees from 1994 to 1995. Overall payments to radiologists, whether in the form of radiology fees or compensation, increased 30% from $2.3 million in 1994 to $3.0 million in 1995. This $700,000 increase reflected (i) contract provisions with radiologists which resulted in larger fees being paid as certain bonus levels were attained and (ii) a general increase in fees to radiologists from the amounts that were paid to the radiologists as employees of MD Corp.

         Equipment maintenance costs relate primarily to fixed contract payment schedules and generally do not fluctuate from year to year unless repairs and maintenance are required that are not covered by the equipment contracts or new equipment is placed into service or removed from service. Substantially all maintenance costs for 1996, 1995 and 1994 were incurred pursuant to fixed maintenance contracts, and, as a result, such costs did not fluctuate significantly, increasing $39,000 from 1995 to 1996 and decreasing $57,000 from 1994 to 1995.

         Patient service costs and expenses consist primarily of film, contrast agents and utility costs used in MRI and multi-modality procedures. Such costs increased $289,000, or 15%, from 1995 to 1996. Approximately $104,000 of this increase related to an increase in medical supplies used by a multi-modality Center that performs CAT scans, nuclear medicine, mammography, fluoroscopy, X-rays and ultrasound, which had a significant increase in volume. The remaining increase is due to the additional procedure volume which inherently requires more patient service costs which were partially offset by negotiated decreases in overall per unit film and contrast agent costs.

         Salaries and benefits increased $733,000, or 12%, from 1995 to 1996. Of this increase, approximately $105,000 relates to a bonus paid to the Company's chief financial officer for services relating to the DVI loans incurred in 1996. Additionally, during 1996, the Centers increased their hours of operations in order to increase volume. These increased hours of operation required additional personnel in certain Centers and required some overtime in all Centers. The per employee base salary and benefit costs did not significantly increase. Salaries and benefits decreased $1.8 million or 24% from 1994 to 1995. Salaries and benefits for 1994 include approximately $1.2 million paid to radiologists. In 1995 no radiologists were employed by the Company or MD Corp. and, accordingly, all fees to radiologists are reflected as radiology fees and not salaries and benefits. Additionally, during 1995, management implemented a cost reduction plan which included the reduction of overall salary and wage levels which accounts for the remaining decrease in salaries and benefits.

         Professional services, consisting primarily of legal, accounting and consulting services, remained relatively level in 1996 and 1995. Professional services decreased $643,000, or 45%, from 1994 to 1995, which reflects the significant accounting and legal fees that were incurred by the Company during 1994 in connection with the acquisition.

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         Other management, general and administrative expenses, increased
$765,000, or 19%, from 1995 to 1996. During 1996, one of the Centers was in the process of relocating to a new facility and, in connection with the relocation, it rented, on a short-term basis, MRI equipment at a rental cost of approximately $441,000 and was paying rent at two locations on a temporary basis resulting in additional rental expenses of $27,000. Other significant increases include $95,000 for an administrative fee paid to DVI related to the revolver loan incurred subsequent to 1995 and $40,000 for compensation to temporary employees of MRI-Net who replaced permanent employees whose compensation in 1995 is included under salaries and benefits. During 1995 and 1994, other management, general and administrative expenses remained relatively level, decreasing $80,000, or 2%, from 1994 to 1995.

         Provision for bad debts increased $1.5 million, or 176%, from 1995 to 1996. Substantially all of this increase reflects an evaluation of the collectibility of receivables from liability-related services, which were generated prior to the September 30, 1994 acquisition of the Centers. Additionally, during the fourth quarter of 1996, the provision for bad debt was $850,000 greater than the average of the first three quarters, of which $350,000 resulted from the write-off of amounts due from scan brokers who went out of business. The remaining $500,000 increase is due to liability-related receivables whose aging had reached the point where the Company's receivables policy and evaluation required that such receivables be provided for with an allowance. Revenue from third-party liability payors represented only 4% of revenue for 1996 and 1995. Provision for bad debts decreased $242,000, or 22%, from 1994 to 1995. During 1994, both the revenue and related accounts receivable included more liability-related receivables, which have a higher reserve than other revenue.

         Depreciation and amortization consists of the depreciation of purchased equipment, buildings, leasehold improvements and capital leases and the amortization of goodwill, customer lists, restrictive covenants and loan costs. Depreciation expense increased $224,000, or 8%, from 1995 to 1996, which reflects the addition of equipment in certain Centers, which was partially offset by a decrease in Centers where equipment is fully depreciated as of 1996. Amortization increased $103,000, or 5%, from 1995 to 1996 due to an increase in capitalized loan costs which were incurred at the beginning of 1996 resulting from the subordinated debt refinancing with DVI. Depreciation and amortization expense in total increased $1.2 million, or 33%, from 1994 to 1995, due primarily to increased amortization from the addition of goodwill, restrictive covenants and customer lists as part of the September 30, 1994 acquisition.

         Interest and other income increased $368,000, or 191%, from 1995 to 1996. During August 1995, the Company entered into a joint venture agreement with respect to an MRI Center in the Orlando, Florida area. Income from the joint venture during 1996 and 1995 was $281,000 and $120,000, respectively. Additionally, 1996 includes a change in an estimate related to a prior period over-accruals of tangible personal property taxes of approximately $140,000 for the Company's San Juan Center. Other components of interest income and other income were not significant for 1996 and 1995. Interest and other income decreased $385,000, or 67%, from 1994 to 1995, which reflects the inclusion in 1994 of approximately $300,000 of debt forgiveness from certain stockholders of nonaffiliated companies that were not acquired by the Company in the 1994 acquisition.

         Interest expense increased $440,000, or 17%, from 1995 to 1996. At the beginning of 1996, the Company refinanced certain Subordinated Notes, which were short-term notes on which the Company paid interest at 7%, with long-term debt with rates varying from 11% to 12%. Interest included 10.5% deferred interest on certain of the debt to DVI. The increase in interest expense from the higher rate was partially offset by reductions on the debt on which the interest was paid. Interest expense increased $1.3 million, or 95%, from 1994 to 1995, due to the fact that as a part of the September 30, 1994 acquisition, approximately $20 million in subordinated debt was incurred with interest rates ranging from 4% to 7%. Other increases in interest expense from 1994 to 1995 were due to additions of equipment financing and interest from new capital lease obligations.

         Loss on sale and disposal of assets, which was $23,000, $104,000 and $524,000, respectively, for 1996, 1995 and 1994, consisted primarily of leasehold improvements and medical equipment which was sold or disposed of during such years.

         The Company's current provision for income taxes is comprised of Federal, state and Puerto Rico income taxes. Federal income taxes for 1996, 1995 and 1994 were $137,000, $1.2 million and $284,000, respectively. Federal income tax was accrued at the statutory rates for such periods. However, because the Company files its Federal income tax returns as part of a consolidated group with Consolidated as the common parent, the actual tax liability was treated as an amount due to Consolidated and canceled by Consolidated. State income taxes for 1996, 1995 and 1994 were $225,000, $299,000 and $60,000, respectively.
Puerto Rico income taxes were $74,000 and $23,000 for 1995 and 1994, respectively. No Puerto Rico income tax was due for 1996. During 1996, the Company's deferred tax asset was reduced by $555,000, increasing its current Federal income tax by $513,000, reducing current state income tax by $10,000 and increasing current Puerto Rico income tax by $52,000. The Company has a state net operating loss carryforward at December 31, 1996 of $5.1 million which is available to it to offset state income taxes of certain Centers in which losses have accumulated and a Puerto Rico net operating loss carryforward of $314,000 which is available to it to offset future Puerto Rico income taxes. Since the Company and its subsidiaries file state income tax returns on a separate basis, state net operating loss carryforwards are only available to offset future income in the subsidiaries in which losses have accumulated.

         Overall profitability decreased $720,000, or 41%, from 1995 to 1996, reflecting increased overall costs in excess of gains in net revenues. During 1996, five of the Centers operated at an aggregate net loss of $784,000 while the remaining Centers generated net income of $1.8 million. During 1995, five of the Centers operated at an aggregate net loss of $2 million while the remaining Centers generated aggregate net income of $3.8 million. Overall profitability remained relatively level for 1995 and 1994, reflecting increased overall costs in excess of increased revenue of $13,000. During 1994, two of the Centers operated at an aggregate net loss of $550,000 while the remaining Centers generated net income of $2.3 million.

         During the fourth quarter of 1996, the Company incurred a loss of approximately $1.6 million. The fourth quarter loss resulted principally from
(i) the establishment in the fourth quarter of a reserve for accounts receivable in the amount of approximately $1.2 million, as compared with an average reserve of approximately $375,000 per quarter for the first three quarters of the year as a result of (a) the deterioration of accounts receivable from liability-related services, most of which were generated prior to the Company's acquisition of the Centers in September 1994 and (b) write-offs of accounts receivable from scan brokers which went out of business, (ii) reduced volume in two of the Company's Florida Centers resulting from the change in Florida law, effective October 1, 1996, which prohibited the practice of scan brokers, (iii) a decrease in procedures performed at the Company's Puerto Rico Center for workers' compensation claimants resulting from the failure of the Company to offer upgraded equipment necessary to meet competitive conditions, and (iv) a decrease in referrals from the former partner-physicians of one of the Company's Florida Centers following payment in September 1996 of the balance of the notes due to such former partners from the sale of such Center to the Company in September 1994. Although the Company has taken steps to address the problems that affected the fourth quarter, including an increased marketing effort for the two Florida Centers affected by the reduction in scan volume and the upgrading of equipment in the San Juan Center, no assurance can be given that the factors which affected the fourth quarter of 1996 will not affect the Company in the future.


Liquidity and Capital Resources

         At December 31, 1996, the Company had a working capital deficiency of $3.3 million, a $4.8 million improvement from the working capital deficiency of $8.1 million at December 31,1995. The Company's principal working capital consists of cash and cash equivalents. Cash and cash equivalents increased $128,000 from $1.4 million at December 31, 1995 to $1.5 million at December 31, 1996. During 1996, the Company's net cash provided by operations was $6.6 million. Sources of funds during 1996, other than from operations, includes $16.1 million from debt financings and $381,000 from refunds of deposits previously paid. Uses of cash, other than to fund operations, includes $15.7 million for repayment of debt, $4.0 million for fixed asset purchases, $1.4 million for payments on capital lease obligations, $560,000 for payment of loan costs, $1.1 million for payments to affiliates and $322,000 for offering costs.

         Current assets, other than cash, consist of accounts receivable, which increased by $1.3 million due primarily to increased revenue. The accounts receivable balances at December 31, 1996, 1995 and 1994 include approximately 35%, 37% and 48%, respectively, of receivables from liability-related services which have a significantly longer collection period than other accounts receivable. The accounts receivable collection period from liability-related services was 26.2 months, 41.9 months and 30.9 months for 1996, 1995 and 1994, respectively. The improvement in collection from liability-related receivables resulted from the implementation in early 1995 of a program for liability-related services pursuant to which the Company requires a letter of protection, in which the referring attorney agrees to pay the Company's bill on behalf of his client out of the proceeds of any settlement or court award, and an assignment of proceeds, which identifies a specific source of payment and sets forth the patient's liability for the payment of the Company's bills regardless of the disposition of the claim. The Company's accounts receivable collection rate for receivables other than liability-related receivables was 3.0 months, 2.4 months and 1.9 months for 1996, 1995 and 1994, respectively. The increase in the period of time that such receivables are outstanding reflects longer paying cycles by insurance companies, managed care organizations, HMOs, Medicare, Medicaid and workers' compensation carriers and other third-party payors.

         Current liabilities decreased by $4.0 million. Current portions of debt and capital lease obligations decreased by $4.8 million primarily as a result of refinancings in 1996 of a significant portion of Subordinated Notes that were due in 1996. Such financing consisted of term loans of $6.0 million and an accounts receivable revolving loan of $6.0 million, of which $5.0 million was utilized by the Company at December 31, 1996. The Company used the proceeds of $11.0 million from these loans as follows:

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Repayment of Subordinated Notes that were due in September 1996      $9,800,000
Working capital                                                         495,000
Loan costs                                                              300,000
Loan to Company's president and chief executive officer                 300,000
Bonus to Company's chief financial officer for loan negotiation         105,000

         As a result of the refinancings, approximately $12.4 million of debt that was currently due was replaced by long-term debt. As of December 31, 1996, Stephen A. Schulman, M.D., president and chief executive officer of the Company, the other two former stockholder-directors of IMI-Florida and the Schulman Affiliated Entities held Subordinated Notes, which were issued in connection with the acquisition of the Centers, in the aggregate principal amount of $7.1 million, and which are due in various installments through 1999. Certain subsidiaries that issued the Subordinated Notes have not made certain payments of principal or interest due on such notes, as a result of which the holders may have the right to declare a default against the subsidiaries that issued the Subordinated Notes. Although no default has been declared, no assurance can be given that some or all of the holders of such Subordinated Notes will not seek to declare a default. Pursuant to its loan agreements with DVI, the Company's senior lender, the Company is prohibited from making payments on such notes until the Company's obligations to DVI have been satisfied However, because of the failure of the subsidiaries to make the payments on these Subordinated Notes, the principal amount of such Subordinated Notes are treated as current liabilities. In March 1997, the Company entered into the Schulman Agreement, pursuant to which, subject to completion of this Offering and the prior approval of DVI, Dr. and Mrs. Schulman will exchange $924,000 principal amount of Subordinated Notes, reduced by the $300,000 loan from the Company to Dr. Schulman, for shares of Series C Preferred Stock. See "Certain Transactions -- Schulman Agreement." After giving effect to the exchange pursuant to the Schulman Agreement, the aggregate principal amount of Subordinated Notes due to the other former stockholder-directors of IMI-Florida, the wife of one of such persons and the Schulman Affiliated Entities on which payments have not been made is approximately $6.2 million.

         Other significant changes in current liabilities were as follows:

         Accounts payable and accrued expenses increased $521,000 reflecting (1) an increase of $314,000 in trade accounts payable, (2) increased personal property, real property and intangible taxes of $63,000, (3) increased Health Care Cost Containment Board ("HCCCB") accruals of $84,000 due to increased net patient service revenue net of the related bad debt expense on which the HCCCB accrual is calculated, (4) increased accrued payroll and related expenses and other expenses of $60,000. The HCCCB is a Florida board that collects a tax on health related organizations, and has no relation to the Company.

         For the year ending December 31, 1996, the Company will file a consolidated Federal income tax return with Consolidated. As a result, the Company will accrue Federal income taxes on its Federal taxable income at the statutory rates for 1996. Because of the use of the tax loss and tax loss carryforwards, the amount of the taxes saved is treated as an amount due to Consolidated. However, Consolidated has agreed to forgive the amount due Consolidated for the use of its Federal income tax loss and tax loss carryforward, and the Company's working capital and cash flow are increased by the amount of the net Federal income tax savings.

         Other current liabilities decreased $112,000 due to the payment of amounts due to Consolidated.

         In recent years, medical technology has made significant advancements. Technological advances may be in the form of changes to existing MRI technology as well as the development of new diagnostic methods which could render MRI and other imaging techniques obsolete. In order to address changes in current MRI techniques, the Company will require financing in order to upgrade its MRI equipment and software. The Company continually monitors and evaluates the impact of current and on-going technological developments in the field of medical diagnostics and plans for any required upgrades and capital expenditures. In the event that MRI were to become obsolete, the Company would owe significant obligations on equipment which would not be generating revenue. The Company cannot estimate the amount of capital required to satisfy such obligations if MRI became obsolete, and it has no current plans to respond to the potential obsolescence of MRI, since the Company believes that MRI will not become obsolete in the next several years as MRI applications are continuing to evolve.

         All of the Company's Centers have equipment manufactured by major medical equipment manufacturers. The MRI hardware, which consists primarily of a large magnet that has a useful life in excess of 15 to 20 years and related computer hardware, is the most expensive component in an MRI facility. The related software used with the hardware requires periodic upgrading, but at a much lower cost than the hardware, and, it has been the Company's experience that upgrades are generally financed by the manufacturer. The Company estimates that during 1997 it will spend between $1.5 million and $2.0 million on MRI hardware and software and that over the next several years, the Company may spend $600,000 annually on software

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upgrades. However, it is possible that technological developments and changes in the markets served by the Company may require the Company to expend significantly more than the amounts currently budgeted. Although the Company will seek to obtain financing from the equipment manufacturers, no assurance can be given that such financing will be available. In addition, the Subordinated Notes due to the former owners of the Kansas City and San Juan Centers in the aggregate principal amount of approximately $700,000 are due in September 1997.

         The Company's estimated cash requirement for 1997 are expected to be satisfied from cash flow from operations. During 1996, the Company generated cash flow from operations of approximately $6.6 million. The principal cash requirements for 1997, other than operations, are approximately $5.6 million in debt service and capital lease obligations, and the Company anticipates that cash flow from operations will be sufficient to meet such debt service requirements. However, any decline in cash flow from operations, including the inability to utilize the benefits of Consolidated's tax loss or tax loss carryforward, could have a material adverse effect upon its ability to meet its debt service requirements.

         The Company's long-term cash requirements are primarily debt service and the purchase or lease of medical equipment. The Company anticipates that it will be able to finance any additional capital equipment purchases from either its existing or other financing sources provided that it can reasonably demonstrate its ability to service any such debt service from operations. The Company does not have any agreements with either its present financing source or any alternative sources with respect to such financing and no assurance can be given as to the availability or terms of any financing. The failure to obtain financing could have a material adverse effect upon the Company. The Company is engaged in preliminary discussions with DVI for a $700,000 loan to pay the Subordinated Notes due in September 1997 in connection with the acquisition of the Kansas City and San Juan Centers, although no assurance can be given as to the availability or terms of any such financing. DVI has no affiliation with the Company or any of the Company's affiliates, and its only relationship to the Company is as a lender, in which capacity it received warrants to purchase Class A Common Stock. The Company pays DVI an administrative fee of approximately $84,000 per year.


Impact of Inflation

         The Company is subject to normal inflationary trends. Although the Company seeks to pass on such costs, its ability to do so is affected by applicable healthcare laws, rules and regulations as well as the payment policies of insurers and other third-party payors, and, in recent years, the Company has seen a decrease in the average net collection per procedure for both MRI procedures and multi-modality procedures, although the Company has seen an increase in the average net collections from MRI procedures for 1996.


                                    BUSINESS

General

         The Company owns and operates ten medical diagnostic imaging Centers, of which three are multi-modality Centers and seven are exclusively MRI Centers. One of the MRI Centers is operated by a joint venture in which the Company has a 50% interest. The Company also owns MRI-Net, which operates a referral network through which patients are referred to diagnostic imaging centers throughout the state of Florida, including the Company's Florida Centers.

         Medical diagnostic imaging procedures, such as MRI, are used to diagnose various diseases and physical injuries. The multi-modality Centers use various imaging procedures, such as MRI, CT, mammography, X-ray, ultrasound, fluoroscopy and other technologies while the MRI Centers only offer MRI.

         MRI systems enhance the diagnosis of disease and medical disorders, frequently eliminating the need for exploratory surgery and often reducing the amount and cost of care required to evaluate and treat a patient. Since the introduction of MRI in the early 1980's, the use of MRI has experienced rapid growth due to the technology's ability to provide anatomical images of high contrast and detail. MRI, which does not utilize x-ray or other radiation based technologies, employs high-strength magnetic fields, high frequency radio waves and high-speed computers to process data. In addition, the development of pharmaceutical contrast agents, software advancements and new hardware peripherals continue to expand the clinical applications and throughput efficiency of MRI technology.

         MRI employs high-strength magnetic fields, high frequency radio waves and high-speed computers to obtain clear, multi-planar images of the body's internal tissues without exploratory surgery or biopsy. In addition, MRI is able to obtain multi-planar slices of the body. These images are then displayed on film or on the video screen of an MRI system's console in the form of a multi-planar image of the organ or tissue. This information can be stored on magnetic media for future access, or "printed" on film for interpretation by a physician and retention in the patient's files, enabling healthcare professionals to study the patient's internal conditions in detail. The superiority of MRI image quality compared to other imaging modalities generally makes possible a more accurate diagnosis and often reduces the amount and cost of care needed to evaluate and treat a patient.

         The major components of an MRI system are (i) a large, cylindrical magnet, (ii) radio wave equipment, and (iii) a computer for data storage and image processing. During an MRI study, a patient lies on a table which is then placed into the magnet. Although patients have historically spent 30 to 45 minutes inside the magnet during which time images of multiple planes are acquired, the newest MRI machines allow patients to spend significantly less time inside the magnet. Additional time is required for computer processing of the images.

         Developments in imaging technology are either hardware or software related. Most recent developments have been software upgrades which permit greater resolution and accuracy and greater efficiency of operations. However, there have been improvements in hardware. The Company seeks to offer the most current and accepted technologies, and, in this connection, it seeks to upgrade its equipment with selected software upgrades to the extent financially feasible. The Company also evaluates new hardware and if it determines that the purchase of the equipment will be advantageous to the Company and financing is available on acceptable terms, it may either purchase or lease new equipment. The decision to purchase new MRI equipment is based on the needs of the market and the advantages of such equipment over existing equipment.

         The Company is not engaged in the practice of medicine, and it does not employ any physicians. All professional medical services are performed by radiologists who are independent of the Company and who provide medical services pursuant to agreements with the Company. Payment for the radiologists' professional services is made to the radiologists pursuant to agreements with the radiologists. See "Business -- Agreements with Radiologists."


Acquisition of the Centers

         On September 30, 1994, the Company, through wholly-owned subsidiaries, acquired eight MRI Centers, one multi-modality Center, IMI-Florida, which managed the operations of the Centers, the assets of MD Corp., which provided the services of radiologists to the Centers, and MRI-Net, a corporation that operates a statewide network of MRI centers in Florida. In January 1995, the Company, through another wholly-owned subsidiary, acquired an additional MRI Center, which was affiliated with such Centers. The acquired assets consisted principally of cash, accounts receivable, medical equipment, real property and customer lists.

         The purchase price of the ten Centers, together with certain related companies, was $30.6 million, of which $7.0 million was paid in cash, $20.7 million was paid by the issuance of Subordinated Notes, and $2.9 million was paid through the issuance of shares of Consolidated common stock, exclusive of acquisition costs of $1.3 million. As of December 31, 1996, outstanding Subordinated Notes in the principal amount of $7.1 million were payable to Dr. Schulman, his wife, the other two former stockholder-directors of IMI-Florida and the Schulman Affiliated Entities. See "Certain Transactions."

         In connection with the acquisition of the Centers, the Company borrowed an aggregate of approximately $7.1 million from DVI on a secured, term-loan basis payable over 60 months. Since the completion of the acquisition of the Centers, the Company's subsidiaries borrowed additional money from DVI to pay certain of the Subordinated Notes and to purchase equipment. See "Certain Transactions -- Agreements with DVI."

         In September 1994, contemporaneously with the purchase of nine of the Centers, the Company entered into a five-year employment agreement with Dr. Stephen A. Schulman, who was the president of IMI-Florida and became the president and chief executive officer of the Company. See "Management -- Remuneration."

         At the time of the acquisition, IMI-Florida had an agreement with MD Corp., which was owned by Dr. Schulman and the other two former stockholder-directors of IMI-Florida, pursuant to which MD Corp. provided the services of radiologists at five of the Company's Centers in Florida. This agreement was terminated, and, in December 1994, the Company entered into an agreement with Expert Radiology Network, P.A. ("ERN"), a Florida professional association owned by an independent radiologist, to provide all radiology services for such Centers. The Company continued to engage the same independent radiologists for the Centers in Virginia, Kansas and Puerto Rico as had been engaged by IMI-Florida, although in certain cases, the compensation terms were changed. See "Business -- Agreements with Radiologists."

Outpatient Services and Patient Base

         Each Center is a fixed-site, outpatient facility that is designed, equipped and staffed to provide physicians and healthcare providers with high quality MRI, and, with respect to the multi-modality Centers, other medical diagnostic imaging services that historically were available only at hospitals. The Company schedules patients, prepares all patient billing and is responsible for the collection of all charges. The Company is also responsible for related administrative and record-keeping functions. The Company typically staffs its Centers with technical and administrative support personnel who assist physicians in obtaining MRI and other diagnostic scans. The Centers are designed to offer a pleasant environment where patients are not subjected to the admission complexities and institutional atmosphere of most hospitals.

         Many physicians and other healthcare providers who have a need for MRI and other diagnostic imaging procedures do not have the financial ability or desire to own their own equipment. As a result, such providers use outpatient MRI and multi-modality facilities such as the Centers for the following reasons, among others: (i) ability to receive comprehensive MRI and other medical diagnostic imaging services, including qualified technicians, equipment maintenance, insurance and equipment upgrades; (ii) desire to obtain quick access to MRI and other medical diagnostic imaging services; (iii) lack of sufficient patient volume to justify the capital cost of purchasing an MRI or other medical diagnostic imaging equipment; (iv) desire to use MRI or other medical diagnostic imaging equipment to facilitate caring for their patients;
(v) lack of financial ability to purchase MRI or other medical diagnostic imaging equipment, and/or (vi) inability to obtain required regulatory approval to purchase or operate such equipment.

         In addition, many healthcare providers with sufficient patient utilization and resources to justify in-house MRI and other medical diagnostic imaging equipment ownership prefer to use independent facilities such as the Centers in order to: (i) obtain the use of such equipment without capital investment; (ii) eliminate the need to recruit, train and manage qualified technicians; (iii) retain the flexibility to take advantage of all technological developments; (iv) avoid future uncertainty as to reimbursement policies; (v) provide additional imaging services when patient demand exceeds in-house capacity, and/or (vi) obtain radiologic and other diagnostic and technical services.

         Set forth below is information relating to the Centers.

                                                                                       Date Service
Center                                        Location                                  Commenced
------                                        --------                                 ----------
Pine Island                                   Plantation, Florida                      December 1986
North Miami Beach                             North Miami Beach, Florida               January 1988
Boca Raton(1)                                 Boca Raton, Florida                      November 1988
Physicians Outpatient Diagnostic Center(2)    Ft. Lauderdale, Florida                  November 1985
South Dade(3)                                 Miami, Florida                           December 1989
Oakland                                       Oakland Park, Florida                    January 1990
San Juan(4)                                   San Juan, Puerto Rico                    October 1990
Arlington                                     Arlington, Virginia                      December 1990
Kansas City                                   Overland Park, Kansas                    October 1991
Orlando(5)                                    Orlando, Florida                         September 1992

(1) The Company expanded the Boca Raton Center to a multi-modality Center in July 1996. The Center offers MRI and CT imaging services.

(2) Physicians Outpatient Diagnostic Center ("PODC") has been a multi-modality Center since prior to the Company's acquisition of the Center. It offers CT, mammography, X-ray, ultrasound and other modalities.

(3) The Company converted the South Dade Center to a multi-modality Center and upgraded its MRI equipment in October 1996 at a cost of approximately $2.5 million. As part of the conversion, the Center was moved to larger facilities, its MRI equipment was upgraded, and the Center now offers CT, fluoroscopy and ultrasound services in addition to MRI.

(4)      In September 1996, this Center upgraded its MRI equipment.

(5) The Orlando Center is operated as a joint venture with Kaley Imaging, Inc. ("Kaley"), which is a subsidiary of U.S. Diagnostic, Inc., a non-affiliated party, and is co-managed by the Company and Kaley. The equipment used in this Center has been provided by Kaley, and the Company's equipment is used for backup and overflow.

         The Company may expand other MRI equipment and/or convert other MRI Centers to multi-modality Centers if it determines there is a need to do so.

         In general, each Center has a full-time staff of eight to ten employees, consisting of technicians, file clerks, a marketing representative, a transcriptionist, one or more receptionists and a center administrator. The Centers are open at such hours as are appropriate for the local medical community. Most are open from 7:00 a.m. to 9:00 p.m. each weekday, and many of the Centers offer extended evening and weekend hours. Each Center is supervised by a center administrator. The Company is responsible for patient scheduling and billing the patient (or third party payor) directly. The Company has contracts with independent board-certified radiologists, some of which have sub-specialty training in orthopedic and neuroradiology, to interpret the Company's scans and provide the test results to the referring physician.

         The Company is not engaged in the practice of medicine and does not employ any physicians to provide medical services. The Company's bills include fees for the technical services provided by it and the professional services rendered by the radiologists. The radiologists, who are independent contractors engaged by the Company, are compensated by the Company pursuant to agreements with the radiologists. See "Business -- Agreements with Radiologists."

         The Company is a participating medical provider for third party payors, including managed care organizations, HMOs and insurance companies as well as Medicare, Medicaid and workers compensation programs. The services for such organizations are performed generally on a fixed fee basis pursuant to a schedule set by the third-party payor, or, to a lesser extent, pursuant to its standard charges, which, it believes, generally are within the range of usual and customary charges in the area in which the services are rendered. In general, these third party payors pay for such services within a reasonable time after the bill is rendered, and the collection ratio for such services is high. To a lesser extent, the Company performs liability-related services, which are performed for claimants who believe they have a liability claim against a third party. Since early 1995, the Company implemented two policies relating to its liability business which have improved collections from such billings. The Company requires a letter of protection, in which the referring attorney agrees to pay the Company's bill on behalf of the client from the proceeds of any settlement or court award, and an assignment of proceeds, which identifies a specific source of payment and sets forth the patient's liability for the payment of the Company's bills regardless of the disposition of the claim. Most of the Company's write-offs of accounts receivable have related to liability-related receivables. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Company markets its services through open houses, lectures, symposia, direct mail and direct physician marketing. Each Center employs one or more marketing representatives and an administrator and utilizes the services of certain radiologists who interpret the Company's scans and market its services to the local medical community, while the Company's national accounts manager focuses on marketing to managed care providers and third party payors. The Company also utilizes the marketing experience and abilities of Dr. Schulman when required. Dr. Schulman, who has experience both as a physician and the operator of diagnostic imaging centers, seeks to use this experience to direct the Company's marketing plan and meet the needs of the physicians and the medical community. Dr. Schulman does not receive any additional compensation for such services.

         Almost all of the Company's revenue is derived from third-party payors. For the years ended December 31, 1996 and 1995, the Company derived approximately 86% and 91%, respectively, of its revenue from non-government payors and approximately 14% and 9%, respectively, from government sponsored healthcare programs, principally Medicare and Medicaid. The Company's agreements with managed care companies provide for the payment to the Company for each covered procedure based on a specified rate schedule. The Company's revenue and profitability may be materially adversely affected by the current trend in the healthcare industry toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. Continuing budgetary constraints at both the Federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third-party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitation or other financial risk-shifting payment systems by third-party payors with service providers. Both the Federal government and various states are considering imposing limitations on the amount of funding available for various healthcare services. The Company cannot predict whether or when any such proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals would have on the Company. In addition, rates paid by private third-party payors, including those that provide Medicare supplemental insurance, are generally higher than Medicare payment rates. Changes in the mix of the Company's patients among the non-government payors and government sponsored healthcare programs, and among different types of non-government payors and government sponsored healthcare programs, and among different types of non-government payor sources, could have a material adverse effect on the Company. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have a material adverse effect on the Company, unless the Company is otherwise able to offset such payment reductions through cost reductions, increased volume, introduction of new procedures or otherwise, as to which no assurance can be given. The Company has consummated and is continuing to negotiate agreements with managed care organizations pursuant to which the Company provides and will provide MRI and other services; however, such agreements typically reflect a reduced level of revenue per scan. Although the Company's average net collection from MRI procedures increased to $695 for 1996, the net collections per MRI procedure decreased in prior periods. The Company's average net collection per MRI procedure decreased from $763 in 1993, to $726 in 1994 to $639 for 1995. The increase for 1996 reflected an increase in higher paying procedures as well as a reduction in lower-paying procedures, principally in the San Juan Center which was not operational during a portion of the period while the equipment was being upgraded as well as during the period when San Juan was recovering from the effects of Hurricane Hortense. No assurance can be given that the average net collections per MRI Procedure will not decrease in the future. The Company's net collection per multimodality procedure was $81 for 1996, as compared with $95 for 1995, 1994 and 1993.

         The Company does not have any capitation contracts, which are contracts which provide that a health care provider will perform services for a patient base for a fixed monthly fee, which is generally not dependent upon the amount of services actually rendered. As a result, it is possible that such contracts may not generate sufficient cash flow to a health care provider to cover its costs of performing the services. It is possible that the Company may enter into such contracts in the future, and no assurance can be given that any such contracts will be profitable to the Company.

         The Company is highly dependent on referrals from physicians who have no contractual or economic obligation to refer patients to the Company's facilities. Since the acquisition of the Centers, the percentage of revenue from the former physician-partners and other physician-equity owners of the Centers has decreased in terms of both total revenue and number of MRI scans. The percentage of revenue derived from referrals from such physicians was 24% in 1996 and 1995 and 32% for 1994. At September 30, 1996, the Company paid the final installment with respect to the Subordinated Notes due to the former partners or owners of all but two of the Centers. The final payments due on the Subordinated Notes issued in connection with the acquisition of the remaining two Centers -- Kansas City and San Juan -- are due in September 1997. One of the factors contributing to the Company's net loss in the fourth quarter of 1996 resulted from the lack of referrals from the former partners of one of such Centers. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

         Commencing in 1995, a portion of the Company's revenue was obtained by physician referrals which were generated by brokers who negotiated a price with the Company for MRI and other scans. To the extent that a third party paid more than the Company charged for such scans, the broker received a portion of such excess. Effective October 1, 1996, this practice became illegal in Florida. Such scans accounted for 11% of the Company's revenue for the nine months ended September 30, 1996 and 9% for 1995. The prohibition of the use of brokered scans at two of the Company's Centers was a significant cause of the Company's loss in the fourth quarter of 1996. Although the Company intends to market its services directly to physicians and health maintenance organizations, there may be a decline in revenue from physicians whose scans were obtained through brokers as a result of the change in the laws.


Agreements with Radiologists

         The Company engages independent radiologists and other specialists to read and interpret the diagnostic imaging scans performed at the Centers. None of such radiologists or other specialists are employed by the Company. The Company bills on a global basis. Such bills include both the technical services provided by the Company and the professional services rendered by the radiologist. The radiologists are paid in accordance with agreements between the Company and such radiologists.

         In December 1994, the Company entered into a five-year agreement (the "ERN Agreement") with ERN, a Florida professional association owned by Dr. Fred Steinberg, an independent radiologist, pursuant to which ERN was engaged by the Company to provide, on an exclusive basis, all radiology services for five of the Company's Florida Centers through Dr. Steinberg and other radiologists and specialists employed by ERN. ERN receives a fee for its radiology services in an amount equal to a percentage, ranging from 10% to 15%, of net collections received by the Centers, together with an annual consulting fee of $30,000. Upon the consummation of this Offering, ERN has the right to receive a five-year warrant to purchase 100,000 shares of the common stock of Consolidated at an exercise price equal to the market price of such Common Stock on the day preceding the date of exercise. The Company has been informed that ERN currently employs five radiologists and other specialists to perform such radiology services on its behalf.

         Prior to December 1996, ERN also provided radiology services to another of the Company's Florida Centers on a exclusive basis pursuant to an oral agreement. On February 1, 1997, the Company entered into an agreement with Premier Radiology Associates, a joint venture entity owned by two independent radiologists, pursuant to which such entity has been engaged by the Company to provide, on an exclusive basis, all radiology services for such Center for a term of five years. The Company is paying such entity for such services a fee equal to 16.5% of the net collections from such Center, plus $12,000 per year to be utilized by such radiologists to defray the cost of malpractice insurance and continuing medical education. Prior to December 1996, ERN also provided radiology services to the Orlando, Florida Center, which is operated by a joint venture in which the Company has a 50% interest, pursuant to an agreement with the joint venture. The agreement was terminated, and radiology services at such Center are performed by an independent radiologist, who receives a fee in an amount equal to a percentage, ranging from 13% to 17%, of the net collections of the Center.

         In October 1990, the Company entered into a Facilities Use Agreement with an independent radiologist in Puerto Rico pursuant to which such radiologist performs all radiology services at the Center in Puerto Rico during the term of such agreement for which the radiologist receives an annual fee ranging from 10% to 15% of the net collections of the Center, subject to increase with respect to net collections of the Center in excess of $2,000,000. In September 1994, in connection with the Company's acquisition of this Center, the agreement was amended and Consolidated issued 125,000 shares of its common stock to such radiologist. The agreement provides for the Company's subsidiary which owns the Center to pay the radiologist $500,000 as liquidated damages if it terminates the agreement without cause.

         The Company has also entered into agreements with independent radiologists with respect to the Centers in Virginia and Kansas. The radiologist engaged by the Virginia Center receives an annual fee of $275,000 plus 15% of the Center's net collections in excess of $2.4 million. The radiologist engaged by the Kansas Center receives a fee for each study performed of $75 for the first 275 scans read each year, $100 for the next 75 scans read and $150 for scans read in excess of 350.

         Recently, two disputes have arisen between ERN and the Company. ERN has claimed that the Company did not pay ERN the fees due it pursuant to the ERN Agreement, and the Company has claimed that the Company made payments to ERN which were in excess of the amounts due to ERN pursuant to such agreement. In addition, the Company and ERN disagree upon the amount of fees due to ERN subsequent to December 5, 1996 in connection with the engagement by ERN by the Florida Center with which ERN had an oral agreement. Although the Company believes that the amounts claimed to be due to the Company from ERN substantially exceed the amount claimed by ERN to be due to it, no assurance can be given that the disputes will not be resolved, either through negotiations or a judicial proceeding, in a manner which will result in a significant payment by the Company to ERN.

         Certain of the radiologists engaged by the Company, including Dr. Steinberg and other radiologists employed by ERN, have been granted options to purchase the Company's Class A Common Stock.


MRI-Net

         The Company, through MRI-Net, a wholly-owned subsidiary of the Company, operates a referral network through which patients are referred to approximately 85 diagnostic imaging centers throughout the state of Florida, including the Company's Florida Centers. The Company markets MRI-Net to HMOs, indemnity plans, workers compensation insurers and other third-party payors by making available to them at contract rates a range of imaging services at centers located throughout the state. Pursuant to contracts with the third-party payors, the participating centers provide diagnostic imaging services to persons who are covered by the contracting third-party payors. The Florida Centers are part of such network. During 1996, the centers participating in the network, including the Florida Centers, serviced an average of approximately 650 patients per month. These patients were referred to the centers through MRI-Net from approximately 40 different third-party payors. The Company receives a fee of at least $50 from the center performing the services for each patient which is referred to it by MRI-Net. Revenue from MRI-Net for 1996 and 1995 constituted less than 2% of the Company's total revenues for each of such years.


Government Regulation - Reimbursement

         The healthcare industry is highly regulated and is undergoing significant change as third-party payors, such as Medicare, Medicaid, Blue Cross/Blue Shield plans and other insurers increase efforts to control the cost, utilization and delivery of healthcare services. Legislation has been proposed or enacted at both the Federal and state levels to regulate healthcare delivery in general and imaging services in particular. In addition, several states, including those in which the Company operates, have imposed limits on the reimbursement rates of Medicaid and Workers Compensation programs for imaging services. These and similar limits may reduce the income generated by the Company's operations.

         In general, Medicare reimburses radiology imaging services under a physician fee schedule which covers services provided not only in a physician's office, but also in freestanding imaging centers. The Company believes that reductions in reimbursement rates for Medicare services may be implemented from time to time, which may lead to reductions in reimbursement rates of other third-party payors. Congress and the Department of Health and Human Services ("HHS") have taken various actions over the years to reduce reimbursement rates for radiology services and proposals to reduce rates further are anticipated. The Company is unable to predict which, if any, proposals will be adopted. Any reductions in Medicare reimbursement for radiology services could have a material adverse effect on the Company. In addition, the Company cannot predict the effect healthcare reforms and efforts to control costs may have on its business, and there can be no assurance that such reforms or efforts will not have a material adverse effect on the Company's operations.

         With respect to diagnostic testing, the "purchased services" limitation prohibits physicians from billing Medicare, a marked-up amount for diagnostic testing services where the technical component of such services is purchased from outside vendors. In order to avoid this restriction, the physician must own or lease the equipment and employ the technician. This payment limitation has resulted in fewer physicians' billing Medicare for radiology and other diagnostic services and a reduction in facility discounts to physicians.


Government Regulation - General

         The Company's business is subject to extensive Federal and state regulation. Such regulations cover, among other things, certain reporting requirements, limitations on ownership and other financial relationships between a provider and its referral sources, approval by the Food and Drug Administration (the "FDA") of the safety and efficacy of pharmaceuticals and medical devices, the confidentiality of medical records, antitrust laws. and environmental regulation regarding the use of various substances, including radioisotopes, and the disposal of medical waste. In addition, the requirements that the Company must satisfy to conduct its businesses vary from state to state and many of the state requirements overlap with the Federal requirements. The Company believes that its operations comply with applicable Federal and state regulations in all material respects. However, changes in the law or new interpretations of existing laws can have a material effect on permissible activities of the Company, the relative costs associated with doing business, and the amount of reimbursement for the Company's products and services paid by government and other third-party payors.

         The Company believes that in the near future, all outpatient medical diagnostic imaging centers will be required to be accredited by certain accreditation entities. In anticipation of these requirements, the Company is currently in the process of having all of the Centers accredited by an accreditation organization, the requirements of which the Company believes will satisfy any anticipated future requirements that may be imposed. There can be no assurance, however, that any such accreditation requirements will be imposed or, if imposed, what the scope of such requirements will be or whether the Company will obtain any necessary accreditation.

         Mammography

         Centers performing mammography services (including screening mammography) must meet Federal, and in some jurisdictions, state standards for quality as well as certification requirements. Under interim regulations issued by the FDA, all mammography facilities are required to be accredited, to undergo an annual mammography facility physics survey, to be inspected annually and pay an annual inspection fee, to meet qualification standards for physicians, mammography technologists and medical physicists who interpret mammograms, to meet certification requirements for adequacy, training and experience of personnel, to meet quality standards for equipment and practices, and to meet various requirements governing record keeping of patient files. In addition, the FDA has proposed regulations governing standards for mammography X-ray equipment, medical physicists standards and minimum quality standards for mammography facilities including personnel standards and quality control. Sanctions for violating the Mammography Quality Standards Act of 1992 ("MQSA") are varied, ranging from civil monetary penalties, suspension or revocation of certificates and injunctive relief. Moreover, the MQSA requires conformity with these standards to obtain payment for Medicare services. Although the one Center that offers mammography is currently accredited by the Mammography Accreditation Program of the American College of Radiology, and the Company anticipates continuing to meet the requirements for accreditation for such Center as well as any Centers which may offer mammography in the future, the withdrawal or delay of such accreditation could result in the revocation of certification, if the FDA so determines.

         Permits and Licensure

         Certain of the Company's facilities require state licensure and are also subject to Federal and other state laws and regulations governing imaging facilities and the staff hired by the Company, such as technicians, to provide services. The Company believes that it is in compliance with applicable licensure requirements. The Company further believes that diagnostic testing will continue to be subject to intense regulation at the Federal and state levels and cannot predict the scope and effect thereof.

         Anti-kickback Laws

         The Company is also subject to Federal and state laws prohibiting direct or indirect payments for patient referrals and regulating reimbursement procedures and practices under Medicare, Medicaid and state programs as well as in relation to private payors.

         The Anti-kickback Statute prohibits the offer, payment, solicitation or receipt of any remuneration in return for the referral or arranging for the referral of items or services paid for in whole or in part under the Medicare and Medicaid programs (the "Anti-kickback Statute"). To date, courts have interpreted the Anti-kickback Statute to apply to a broad range of financial relationships between providers and referral sources, such as physicians and other practitioners. Violations of the statute's provisions may result in civil and criminal penalties, including fines of up to $25,000 and exclusion from participation in Medicare and state healthcare programs such as Medicaid and imprisonment for up to five years.

         Since July 1991, the U.S. Department of Health and Human Services has adopted regulations creating "safe harbors" from Federal criminal and civil penalties under the Anti-kickback Statute by exempting certain types of ownership interests and other financial arrangements that do not appear to pose a threat of Medicare and Medicaid program abuse. Although additional safe harbors have also been proposed, none of the Company's current activities fit within an applicable safe harbor that has either been enacted or proposed. Transactions covered by the Anti-kickback Statute that do not conform to an applicable safe harbor are not necessarily in violation of the Anti-kickback Statute, but the practice may be subject to increased regulatory scrutiny and possible prosecution. Several courts have rendered decisions interpreting the statute. In May 1996, the District Court of Appeal of Florida, Fourth District held that an arrangement in which a company marketed the services of a durable medical equipment business to potential clients and received a percentage of the sales it generated was in violation of the Anti-kickback Statute. The Company believes that MRI-Net's operations are different from those in the aforementioned case because MRI-Net contracts solely with third-party payors to provide MRI coverage throughout the state. In the Fourth District case, the services were marketed to providers and patients and not to payors. However, a court could reach a contrary conclusion. The restrictions of the Anti-kickback Statute may limit the ability of the Company to enter into joint venture or service agreements with physicians, may restrict its dealings with any physician from whom it has purchased an interest in a facility and could, if interpreted broadly, preclude MRI-Net from being paid for its services. Although the Company believes that it is in compliance with the Anti-kickback Statute, there is no assurance that it will not be found to have engaged in prohibited activities.

         Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended the prior physician self-referral ban known as "Stark I," by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Since January 1, 1995, Stark II has prohibited, subject to certain exemptions, a physician or a member of his immediate family from referring Medicare patients to an entity providing "designated health services" (including, among other things, radiological imaging services, which are the services provided by the Company), in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. Under Stark II, physicians are prohibited from making Medicare referrals to an entity in which they have certain financial relationships, including relationships arising from the purchase or sale of assets. This prohibition does not apply to non-Medicare referrals during the period that payments are being made to the former partners or owners of the Centers, and once all payments have been made, the physicians are not deemed to have a financial relationship with the Company or the Centers, and may make Medicare referrals to the Centers. The Company has been advised by its healthcare counsel that there are no regulations, administrative pronouncements or judicial cases interpreting Stark II. While the Company believes that it is in compliance with the Stark legislation, the statute is broad and ambiguous, and interpretive regulations have not been issued. Future regulations could require the Company to modify the form of its relationships with physicians under Stark II. Submission of a claim that a provider knows or should know is for services for which payment is prohibited under Stark II could result in refunds of any amounts billed, civil money penalties of not more than $15,000 for each such service billed (and $100,000 for participation in a "circumvention scheme") and possible exclusion from the Medicare and Medicaid programs.

         There are also Federal (and state) civil and criminal statutes imposing substantial penalties, including civil fines and/or imprisonment, on health care providers that fraudulently or wrongfully bill governmental or third-party payors for health care services. The Federal law prohibiting false billings allows a private person to bring a civil action in the name of the U.S.

government for violations of its provisions. The potential liability under the Federal False Claims Act can include treble damages plus a fine of $10,000 per claim. Courts are currently divided as to whether an Anti-kickback Statute or a Stark II violation may also be a predicate for false claims liability.

         On August 21, 1996, the Health Insurance Portability and Accountability Act of 1996 (the "1996 Health Act") was signed into law. Title II of the 1996 Health Act contains significant provisions relating to healthcare fraud and abuse. The 1996 Health Act codifies the long-standing implicit exception in anti-kickback liability for managed care discounts, if the provider, via the arrangement, is at "substantial financial risk." In addition, Federal criminal law was revised to create a new class of criminal healthcare offenses, standards for liability were clarified and new initiatives were launched to coordinate efforts at the Federal and state levels to control fraud and abuse. The 1996 Health Act also increased the penalties under the Federal False Claims Act and permits the government to reward sources who provide information that results in a recovery by the government. In addition, the Health Act requires HHS to issue advisory opinions upon request regarding the application of the Anti-kickback Statute. The Company has not requested an advisory opinion and has no plans to do so.

Antitrust

         Federal and state antitrust laws and regulations may effect the operation of MRI-Net, which is a referral network through which patients are referred to diagnostic imaging centers in Florida. See "Business -- MRI-Net." Because the centers to which patients are referred are operated by independent entities, they may be deemed competitors and, therefore, subject to a range of Federal and state antitrust laws and regulations which prohibit anti-competitive conduct, including price fixing, division of the market and product tying. Violations of Federal and state antitrust laws can result in substantial penalties and restrictions on MRI-Net's business activities. Although the Company believes that MRI-Net's activities do not violate the Federal or state anti-trust laws, no assurance can be given that a court or regulatory agency will not make a contrary determination, which could have a material adverse effect upon the Company.


State Government Regulation

         Many states, including the states in which the Company operates, have adopted statutes and regulations prohibiting payments for patient referrals and other types of financial arrangements with healthcare providers, which, while similar in certain respects to the Federal legislation, vary from state to state. Sanctions for violation of these state restrictions may include loss of licensure and civil and criminal penalties. Certain states have also begun requiring healthcare practitioners to disclose to patients any financial relationship with a provider, including advising patients of the availability of alternative providers.

         In addition, the laws of many states prohibit business corporations such as the Company from practicing medicine, employing physicians to practice medicine or sharing fees with physicians. The Company provides only non-professional services by providing non-medical (i.e., technical and administrative services), does not exercise control over the practice of medicine by physicians and does not employ any physicians for the purpose of providing medical services. All physicians engaged by the Company are independent contractors. The Company may not dictate the manner in which a physician interprets a radiological examination or counsels patients. However, these laws generally have been subjected to limited judicial or regulatory interpretation, and therefore, there is no assurance that some of the Company's activities might be found not to be in compliance. If such a claim were successfully asserted against it, the Company could be subject to civil and criminal penalties, and could be required to restructure its contractual relationships. In addition, certain provisions of its contracts, including non-competition covenants by the contracting professionals, could be ruled unenforceable. Such results or the inability to successfully restructure contractual arrangements could have a material adverse effect on the Company's operations.

         Many states limit the extent to which providers can engage in risk contracting, which involves the assumption of a financial risk with respect to providing services to a patient. In some states, only certain entities, such as insurance companies, HMOs or independent practice associations are permitted to contract for the financial risk of patient care. In such states, risk contracting in certain cases has been deemed to be engaging in the business of insurance. The Company believes that it is not in violation of any restrictions on risk bearing or engaging in the business of insurance under applicable state laws. If the Company is found to be unlawfully engaging in the business of insurance, such a finding could result in civil or criminal penalties or require a restructuring of the Company's operations that could have a material adverse impact on the Company's operations.

Florida

         In April 1992, the State of Florida adopted the Patient Self-Referral Act of 1992 which prohibits referrals for certain designated health services by a healthcare provider to a facility (including a diagnostic imaging center), in which such provider has an ownership interest. In addition, legislation which prohibits patient brokering became effective on October 1, 1996. The anti-brokering law makes it unlawful for any person, including any healthcare provider or healthcare facility (including a diagnostic imaging center) to: (a) offer or pay any commission, bonus, rebate, kickback or bribe, or engage in any split fee arrangement, in any form whatsoever, to induce the referral of patients or patronage from a healthcare provider or healthcare facility or (b) solicit or receive any commission, bonus, rebate, kickback or bribe, or engage in any split fee arrangement, in any form whatsoever, in return for referring patients or patronage to a healthcare provider or healthcare facility. Violations of the law may be punishable by fines and imprisonment. There is an exception in the 1996 anti-brokering statute related to payments to or by a health care network entity that has contracted with a health insurer, a health care purchasing group, or the Medicare or Medicaid program to provide health goods or services under a health benefit plan when such payments are for goods or services under the plan. The Company believes that MRI-Net is a health care network entity that falls within the statutory exception. However, there has been no regulatory or judicial interpretation of the statute clearly applying the exception to network structures and activities like those of MRI-Net, as a result of which it is not certain that this exception would apply to MRI-Net's activities. If MRI-Net's activities are found not to be in compliance with the statute, it would be subject to fines, imprisonment, and/or a need to restructure its business. The Company has in the past used the services of "patient brokers," but discontinued such practice when the anti-brokering statute became effective. The Company believes that its current procedures comply with Florida laws regarding referrals and patient brokering.

         Florida does not prohibit the employment of physicians by a business corporation to provide medical services. The Company does not employ any physicians, and it believes that it is in compliance with Florida law and regulations relating to the engagement of physicians. Although the Company is unaware of any anticipated changes in law or regulations relating to the engagement or employment of physicians, it is possible that future changes in the law may prohibit the Company's arrangements with physicians, which may have a material adverse effect upon the Company. Florida does not directly prohibit a health care provider from taking the financial risk of providing health care services, and there are no laws or regulations that prohibit health care providers from entering into capitation agreements; however, a health care provider may not deny or limit health care to a covered person in the event that the funds available from the capitation payments have been exhausted. Florida does not presently require either a CON or state registration for the operation of a diagnostic imaging facility or the use of MRI equipment.

         Kansas

         The State of Kansas prohibits the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. The Company believes that its operations comply with such laws. Currently, the employees of the Kansas Center provide only technical services relating to the MRI scans. Professional medical services, such as the reading of the MRI studies and related diagnosis, are separately provided by licensed physicians pursuant to bona fide independent contractor agreements. There can be no assurance, however, that state authorities will not determine that these relationships constitute the unauthorized practice of medicine by the Company. Such determinations could have a materially adverse effect upon the Company and would prohibit the Kansas Center from continuing its current procedures for conducting business. In addition, Kansas has recently adopted laws similar to the Federal anti-kickback statutes, which prohibit the giving or receiving of remunerations in exchange for the referral of patients for services for which payment is made by Kansas Medicaid. However, no Medicaid referrals are accepted by the Kansas Center from persons who receive any remuneration of any kind from the Kansas Center, and thus the Company believes it is in compliance with such laws.

         In Kansas, based on interpretations published by the Commissioner of Insurance, a health care provider may enter into a capitation or other risk contract with a regulated entity, such as an insurance company or an HMO, to provided discounted services; however, a health care provider may be deemed to be engaged in the unlawful business of insurance if it enters into such an agreement with a self-insured employer or other non-regulated entity.

         Kansas does not presently require either a CON or state registration for the operation of a diagnostic imaging facility or the use of MRI equipment. However, ionizing radiation devices, such as X-ray equipment, must be registered with the Kansas Department of Health. The Company does not own or operate ionizing radiation devices; however, in the event that the Company performs services in Kansas that use such devices, the Company does not believe that it will have difficulty obtaining the necessary registration.

         Puerto Rico

         The Health Facilities Act of Puerto Rico and the Health Facilities Regulations promulgated thereunder set forth the provisions which regulate the establishment and operation of health facilities in the Commonwealth of Puerto Rico, including among others, diagnostic and treatment centers. No person may operate or maintain a Health Facility in Puerto Rico without a license granted pursuant to the provisions of the Health Facilities Act and the Health Facilities Regulations. A license granted under the Health Facilities Act and the Health Facilities Regulations is valid for two years unless otherwise revoked or suspended before said term.

         However, the Office of Regulation and Accreditation of the Health Department of Puerto Rico currently applies the provisions of the Health Facilities Act and the Health Facilities Regulations to MRI facilities which operate in conjunction with, or as part of hospitals. Independent MRI facilities, such as the one operated by the Company, are not presently regulated under the Health Facilities Act or Health Facilities Regulations.

         MRI facilities in Puerto Rico are subject to certificate of need and convenience ("CON") laws, which currently may serve to limit the competition for the Company because of the added time and expense of establishing and operating competing facilities. No major new health facilities, including MRI facilities, can be established without obtaining a CON granted by the Secretary of Health.

         In addition, any professional clinical personnel providing services at the Company's MRI facility must satisfy local license requirements.

         The laws and regulations in this area may be subject to material change. Consequently, there can be no assurance that the Company will be in a position to comply with future laws and regulations. Moreover, the cost associated with compliance, including the cost of any additional personnel or contracting with other qualified organizations to provide certain services, may have a detrimental effect on the profitability of the Company's operations in Puerto Rico. Further, even if the Company currently possesses all the licenses and permits necessary to operate in Puerto Rico, there can be no assurance that the Company will be able to renew all such licenses and permits.

         As of the date of this Prospectus, the Commonwealth of Puerto Rico has not enacted any laws or regulations prohibiting physicians from referring patients to MRI facilities in which they have an ownership or financial interest, nor has it enacted any statutes which deem the acceptance of financial risks for patient care by an entity operating in Puerto Rico as engaging in the insurance business.

         Virginia

         Under the Virginia Practitioner Self-Referral Act (the "Virginia Anti-Referral Law"), unless the practitioner directly provides health services within the entity and will be personally involved with the provision of care to the referred patient, a practitioner may not refer a patient for health services to any entity outside the practitioner's office or group practice if the practitioner or any of the practitioner's immediate family members is an investor in such entity. An "investor" is one directly or indirectly possessing a legal or beneficial ownership interest, including an investment interest, which is defined as the ownership or holding of an equity or debt security. Currently, no physician in a position to refer patients to the Virginia Center, nor any of their immediate family members, is an "investor", as defined in the Virginia Anti-Referral Law, in the Company or in the entity which owns the Virginia Center.

         A referring physician, or an immediate family member of a referring physician who purchases Common Stock or Warrants in this Offering or otherwise purchases such securities in the public market, may be deemed an "investor" as defined in the Virginia Anti-Referral Law, in that he or she would have an indirect ownership interest in the entity which owns the Virginia Center, because such entity is a wholly-owned subsidiary of the Company. Three possible exceptions to the prohibition exist for such investors. The first exception permits a practitioner to refer to an entity which is publicly traded and which meets certain conditions. Even though the practitioner may be deemed an "investor" in the entity which owns the Virginia Center, it is unclear whether the exception applies, because the publicly traded entity is the Company, which is the parent of the owner of the Virginia Center, not the owner of the Virginia Center itself. Assuming that the exception could apply, the Company, in any event, would be unlikely to meet all of the conditions set forth in the exception; consequently, this exception would not be available.

         The second exception permits the Virginia Board of Health Professions (the "Board of Health Professions") to grant an exception if it finds that there is a demonstrated need in the community for the entity, and several other conditions are met. Once again, there is an issue of whether the exception applies because the entity in which the investment is made is the Company, not the owner of the Virginia Center. Assuming the exception could apply, it is possible for the Company to meet the conditions set forth in this exception. It is unclear, however, whether the Board of Health Professions would determine that there is a demonstrated need for the Virginia Center in the community. If such determination were made by the Board of Health Professions, assuming that the other conditions are met, this exception could be available to a physician who purchases, or whose immediate family member purchases, Common Stock or Warrants in this Offering or otherwise purchases such Securities in the public market. Under the regulations adopted pursuant to the Virginia Anti-Referral Law, any such exception granted by the

Board of Health Professions would be valid only for five years, but would be renewable. The Company has not yet determined whether to seek qualification under the foregoing exception.

         A third, more limited, exception applies if the practitioner refers a patient who is a member of a health maintenance organization to an entity in which the practitioner is an investor, if the referral is made pursuant to a contract with the health maintenance organization.

         Although the practitioner, and not the entity to which the referral is made, is the focus of the Virginia Anti-Referral Law, the law also provides that once a determination of a violation has been made by the Board of Health Professions, any entity, other than the practitioner, that presents or causes to be presented a bill for services that the entity knows or has reason to know is prohibited shall be subject to a penalty of $20,000 per referral or bill.

         In addition to the anti-referral law described above, Virginia law contains a prohibition, similar to the Federal Anti-kickback Statute, that applies with respect to referrals of Medicaid patients.

         The Company continues to review all aspects of its operations and believes that it complies in all material respects with the applicable provisions of the Anti-kickback Statute, Stark II and applicable state laws, although because of the broad and sometimes vague nature of these laws and regulations, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these laws or regulations. The Company intends to monitor developments under Federal and state fraud and abuse laws, including Stark II. At this time, the Company cannot anticipate what impact, if any, subsequent administrative or judicial interpretation of these laws may have on the Company's business, financial condition, cash flow or results of operations. Further, the laws and regulations in this area are subject to material change. Consequently, there can be no assurance that the Company will be in a position to comply with future laws and regulations in this area. Moreover, the cost associated with compliance, including the cost of any additional personnel or contracting with other qualified organizations to provide certain services, may have a material adverse effect on the Company.

         Virginia law requires a certificate of public need before a "project" can be commenced. A project includes the establishment of an MRI center. Certificates are not transferrable; however, Virginia regulations require notification of a proposed acquisition of a medical care facility, including an MRI center, if the cost is $600,000 or more. If the Department of Health finds a reviewable clinical health service id to be added as a result of a proposed acquisition, it could require the proposed new owner to obtain a certificate prior to the acquisition. Virginia does not require licensure of an MRI center.

         As of the date of this Prospectus, Virginia does not restrict a health care provider from accepting the financial risk from patient care as long as the agreement is with a licensed insurer or HMO.

Insurance

         The Company or its subsidiaries are defendants in legal actions arising out of the performance of its imaging services. Damages assessed in connection with, and the cost of defending, any such actions could be substantial. The Company has obtained and currently maintains liability insurance which it believes is adequate for its present operations. There can be no assurance that the Company will be able to continue or, if necessary, increase such coverage or to do so at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims. The Company also requires all of its radiologists to maintain malpractice and other liability coverage.


Potential Acquisitions

         The Company was organized to acquire and operate the Centers which, prior to the acquisition, had been managed by IMI-Florida. The Company may, in the future, seek to purchase additional medical diagnostic imaging centers, including MRI and multi-modality centers. However, the Company has no agreements or understandings and is not engaged in negotiations with respect to the acquisition of any such additional centers. No assurance can be given that it can or will be able to acquire any additional centers on reasonable terms or that any centers which it may acquire will operate profitably.

         Medical diagnostic imaging centers may be acquired from (i) radiologists who own and operate such centers (ii) physicians who may be required by law to divest themselves of such centers, and (iii) owners, including investment partnerships and limited liability companies formed to operate such centers, that are seeking to leave the imaging business. The Company may also enter into joint ventures with hospitals or other entities which desire access to medical diagnostic imaging technologies but lack the financial or management resources to establish a separate imaging center.

         In evaluating the desirability of acquiring any such centers, the Company will consider a number of factors, including the net income and cash flow of the center, third-party reimbursement patterns, the condition and age of the medical diagnostic imaging equipment, the relationships with managed care organizations and physicians and hospitals in the area, competition, the demography of the region, the reputation of the center, the nature of the revenue base and available financing. No assurance can be given as to the availability or terms of any financing, and, if sufficient financing for such purpose is not available, a portion of the net proceeds of this Offering may be used for such acquisitions. See "Use of Proceeds."


Legal Proceedings

         In May 1996, the Company commenced an arbitration proceeding before the American Arbitration Association in Los Angeles, California against Radman, Inc. ("Radman"), a manufacturer of teleradiology systems and equipment, entitled International Magnetic Imaging, Inc. v. Radman, Inc., alleging fraud and breach of contract and seeking rescission of a purchase agreement between the Company and Radman for a teleradiology system as well as an award of money damages in an amount not less than $485,000, together with interest, attorneys' fees and costs. Radman has asserted certain counterclaims against the Company in such proceeding seeking an award of money damages in the sum of at least $236,000, together with interest, exemplary and punitive damages, reasonable attorneys' fees and other costs of the action. This matter is presently pending. The Company believes that it has meritorious defenses to Radman's counterclaims.

         In December 1994, the Company placed a purchase order with Advanced NMR Systems, Inc. ("ANMR"), for Instascan MRI equipment upgrade systems for an aggregate of $1.5 million. Three of the systems have been installed at the Centers and the remaining two have not yet been installed at the Company's facilities. By letter dated February 25, 1996, the Company notified ANMR that it was terminating and rescinding the purchase agreements for such equipment as well as certain other related agreements between the parties and seeking the return of the approximately $723,000 previously paid to ANMR as well as money damages as a result of certain material deficiencies in such equipment. By letter dated March 22, 1996, ANMR's counsel denied such claimed deficiencies, disputed the Company's right to terminate such agreements and claimed that the Company is in breach thereof for, among other things, failing to pay the approximately $752,000 balance of the purchase price for such equipment. ANMR also threatened to commence an action against the Company to assert its rights under such agreements. In October 1996, the Company commenced a state court action against ANMR in Florida.

         In January 1996, Drs. Ashley Kaye and James Sternberg, two of the former stockholder-directors of IMI-Florida, and Dr. Sternberg's wife, threatened to commence an action against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of Consolidated and the Company, for alleged violations of securities and common law in connection with the execution in 1994 of an asset purchase agreement between MD Corp. and a subsidiary of the Company and non-payment of the $3,375,000 Subordinated Notes of two subsidiaries of the Company issued to MD Corp. in connection therewith. Although the Company reflects the principal and interest on such Subordinated Notes as liabilities on its consolidated balance sheet and no notice of default has been given, no assurance can be given that an adverse decision in any action based on such claims will not have a material adverse effect upon the Company.

         Vanguard, on its own behalf or on behalf of other persons who may be affiliated with Vanguard, based on a purported agreement relating to the introduction of Consolidated and the Company to IMI-Florida and assistance in the negotiation of the acquisition of the Centers, has asserted a claim against the Company and/or SISC that it has the right, among other things, to a 10% interest in the Common Stock of the Company, on a fully-diluted basis, prior to this Offering and prior to the issuance of certain warrants to DVI, for no cash consideration. In addition, Vanguard has claimed that it is entitled to a $200,000 fee due at the time of the acquisition of the Centers, consulting fees of $240,000 per year for five years, reimbursement of nonaccountable expenses and a 5% interest in any future medical acquisition by the Company. No assurance can be given that any litigation which may ensue would not seek damages exceeding the claim described above and, if decided unfavorably to the Company, would not have a material adverse affect on the Company. If Vanguard commences an action against the Company and prevails, it would have a material adverse effect upon the Company, and, furthermore, if it prevails with respect to its claim for Common Stock, the issuance of such Common Stock could result in a non-cash charge to earnings for the value of such Common Stock, dilution to the stockholders, including the stockholders who purchased stock in this Offering, and a reduction in the net tangible book value per share. In addition, the Company may not be able to use Consolidated's net loss or tax loss carryforward to reduce its tax liability if a sufficient number of shares of Common Stock were issued to Vanguard.

         The Company has received a report with respect to the conduct of an independent contractor who regularly performs professional services for one of its Centers, which conduct may be considered sexual harassment. The Company believes that its policies and procedures with respect to the behavior of employees and others who regularly perform services at its Centers are in compliance with applicable Federal and state laws concerning sexual harassment. The Company is investigating the reported incidents and has not, as of the date of this Prospectus, made a determination as to what action, if any, should be taken. No assurance can be given that, if the reported incidents result in a legal proceeding against the Company and the claimant prevails, there will not be a material adverse effect upon the Company.

         See "Business --Agreements with Radiologists" in connection with certain disputes between the Company and ERN relating to fees due ERN for radiology services.

         The Company or its subsidiaries are defendants in routine litigation arising from the operation of the Centers, which are covered by insurance. See "Business -- Insurance."

Competition

         The health care industry, including the market for medical diagnostic imaging services in general and MRI services in particular is highly fragmented. Such services are performed by both hospitals and imaging centers, such as the Centers, which are not affiliated with any hospital. Competition varies by market and is generally higher in larger metropolitan areas where there are likely to be more facilities and more managed care organizations putting pricing pressure on the market. The Company competes with both hospitals and independent medical diagnostic imaging centers. Furthermore, to the extent that another center offers imaging services in addition to MRI, the Company may be in a competitive disadvantage in marketing to managed care organizations, physicians and patients. To a lesser extent, the Company competes with mobile MRI service providers. Because of the cost of equipping and staffing an MRI or multi-modality center, MRI and other medical diagnostic imaging modalities are rarely offered by a sole practitioner or by a small group practice or by a large group practice that does not have a substantial demand for such services. Competition often focuses on physician referrals at the local market level as well as participation in managed care organizations. Successful competition for referrals is a result of many factors, including participation in health care plans, quality and timeliness of test results, type and quality of equipment, the location of the center, convenience of scheduling and availability of patient appointment times. Many competitors are larger and are better known than the Company in the market in which the Centers are located. The Company believes that hospitals are its most significant competitors and have certain competitive advantages, including their established community position, physician loyalty and convenience for physicians making rounds at the hospitals. The Company believes that its services are competitive with those offered by others in the areas serviced by its Centers. Furthermore, to the extent that the Company seeks to expand through the acquisition of other centers, the Company may compete with other, better capitalized companies seeking to make acquisitions. There can be no assurance that the Company will be able to compete effectively in the future.

         In addition, the establishment or transfer of ownership in some jurisdictions may be subject to CON laws. In some states, such laws may hinder the Company's ability to expand, while in others such laws may affect the ability of potential competitors to enter the market. Except for Puerto Rico, none of the states in which the Centers are located have CON laws which affect independent free-standing diagnostic imaging centers. Any change in CON laws which reduce the restrictions on potential competitors, such as hospitals, may have a materially adverse effect upon the Company's business and operations. In Puerto Rico, two competitors recently received CONs for MRI facilities and, as of the date of this Prospectus, the Company has been notified of two CON applications filed with the Department of Health of Puerto Rico. The Company is appealing the grants of the most recent CONs. However, no assurance can be given that the Company will be successful in the appeals. Therefore, no assurance can be given that the Company's business in Puerto Rico will not be adversely affected from the issuance of such CONs.


Employees

         As of March 31, 1997, the Company had 176 employees, 121 of whom were involved in Center operations, nine of whom were involved in sales and marketing, 21 of whom were executive and management employees and 25 of whom were involved in billing and other administrative activities. None of the Company's employees are represented by a labor organization, and the Company believes that its employee relations are good.


Property

         The Company's executive and administrative facilities are located in approximately 8,000 square feet of space at 2424 North Federal Highway, Boca Raton, Florida, which are leased from a nonaffiliated landlord for a term expiring in February 2000, at an annual rental of approximately $200,000. The Pine Island, Boca Raton, San Juan and Kansas City Centers are located in facilities owned by the Company. The remaining Centers occupy premises which are leased by the Company from nonaffiliated landlords at an annual aggregate rental of approximately $750,000, inclusive of the rent for the Company's executive and administrative facilities. The leases provide for annual escalations and expire during the period from 1997 to 2000. The Company believes that its present facilities are adequate. To the extent that the Company moves its MRI or other imaging equipment, the Company may incur significant expenses in both moving the equipment and adapting the facility for MRI use.

                                   MANAGEMENT

Directors and Executive Officers

         The directors and executive officers of the Company are as follows:
Name                       Age     Position
----                       ---     --------
Lewis S. Schiller           66     Chairman of the Board, Principal Executive
                                   Officer and Director
Stephen A. Schulman, M.D.   60     President and Chief Executive Officer
George W. Mahoney           36     Chief Financial Officer
Sherri Donaldson            37     Chief Operating Officer
Norman J. Hoskin            61     Director
E. Gerald Kay               57     Director

         Mr. Lewis S. Schiller has been chairman of the board, principal executive officer and a director of the Company since its organization in March 1994. Mr. Schiller is chairman of the board and chief executive officer of Consolidated and SISC and is chief executive officer and/or chairman of Consolidated's operating subsidiaries, whose operations include, in addition to the Company, contract engineering services, three dimensional imaging products, telecommunications and various manufacturing operations. SISC, a wholly-owned subsidiary of Consolidated, is the principal stockholder of the Company. Mr. Schiller has held such positions for more than the past five years. Mr. Schiller is also chairman of the board, chief executive officer and a director of Netsmart , a publicly-held subsidiary of SISC that markets health information systems and other network based software systems, and Trans Global, a publicly-held subsidiary of SISC that is engaged in contract engineering. From January to April 1997, he was also chief executive officer of Lafayette Industries, Inc., a public corporation formerly controlled by SISC which was engaged in various manufacturing businesses. Mr. Schiller devotes only a portion of his time to the business of the Company.

         Stephen A. Schulman, M.D., a board-certified radiologist, has been president and chief executive officer of the Company since October 1, 1994. For 19 years prior thereto, Dr. Schulman was director of radiology at Westside Regional Hospital in Fort Lauderdale, Florida. Prior to his employment with the Company, he was president and chief executive officer of MD Corp., IMI- Florida and its affiliates. From 1985 to 1992, with Drs. James Sternberg and Ashley Kay, Dr. Schulman established the Centers presently owned by the Company. Dr. Schulman is also president of SAS Acquisition Corp., which owns and operates two MRI centers in Illinois. SAS Acquisition Corp. is wholly-owned by Dr. Schulman's wife.

         Mr. George W. Mahoney has been chief financial officer of the Company since October 1, 1994. He has also been chief financial officer of Consolidated since October 1994. For more than three years prior thereto, Mr. Mahoney was chief financial officer of IMI-Florida and its affiliated entities.

         Mrs. Sherri Donaldson has been chief operating officer since January 1997. From July 1992 until December 1996, she was a regional director of operations for the Company and IMI-Florida, and from June 1991 until June 1992, she was the administrator for the Kansas City Center.

         Mr. Norman J. Hoskin has been a director of the Company since October 1994. He is chairman of Atlantic Capital Group, a financial advisory services company, a position he has held for more than the past five years. He is also chairman of the board and a director of Tapistron International, Inc., a high tech manufacturer of carpeting, and is a director of Consolidated and Trans Global. Mr. Hoskin is also a director of Aqua Care Systems, Inc., a water media filtration and remediation company, and Spintek Gaming, Inc., a manufacturer of gaming equipment.

         Mr. E. Gerald Kay has been a director of the Company since August 1996. He has been chairman of the board and chief executive officer of Chem International, Inc., a pharmaceutical manufacturer, Manhattan Drug Co., Inc., a wholesaler of pharmaceutical products, The Vitamin Factory, Inc., a chain of retail vitamin stores, and Connaught Press, Inc., a publisher, for more than the past five years. From 1988 to 1990, he was also president and a director of The Rexall Group, Inc., a distributor of Rexall brand products. Mr. Kay is also a director of Trans Global.

         Mr. Schiller devotes a significant portion of his time to the business of Consolidated and its other subsidiaries. He anticipates that he will devote such amount of his time to the business of the Company as is necessary; however, Mr. Schiller does not expect to devote more than 10% of his time to the business of the Company. Mr. Mahoney devotes approximately 75% of his time to his services as chief financial officer of the Company and the balance to his duties as chief financial officer of Consolidated.

         The Company's Certificate of Incorporation includes certain provisions, permitted under Delaware law, which provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for certain conduct prohibited by law. The Company's Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities' laws.

         The Board of Directors does not have any executive, nominating or audit committees.


Remuneration

         Set forth below is information concerning the Company's chief executive officer and the only other officers of the Company who received or accrued compensation in excess of $100,000 during the years ended December 31, 1996, 1995 and 1994. Information with respect to Stephen A. Schulman, M.D. and Mr. George W. Mahoney reflects, for 1994, the combined compensation received by them from the Company and IMI-Florida.

                                                        Annual Compensation                      Long-Term Compensation (Awards)
Name and Principal Position       Year        Salary         Bonus         Other Annual       Restricted Stock      Options, SARs
                                                                           Compensation       Awards (Dollars)         (Number)
Lewis S. Schiller, Chairman       1996         --(1)           --               --                  --                     --
of the Board (since September     1995         --(1)           --               --                  --                     --
30, 1994)                         1994         --(1)           --               --                  --                     --

Stephen A. Schulman, M.D.,        1996      $362,000       $100,000         $ 43,652(2)             --                     --
President and Chief Executive     1995       362,000        100,000           43,917(2)             --                     --
Officer                           1994       126,500           --            289,466(2)             --                  400,000(3)

George W. Mahoney,                1996      $140,783       $144,821          $ 6,598                --                     --
Chief Financial Officer(4)        1995       132,011         19,236            4,323                --                  250,000(3)
                                  1994       115,911         40,000             --                  --

(1) Mr. Schiller received no compensation from the Company. Effective December 31, 1994, Consolidated changed its fiscal year from the twelve months ended July 31 to the calendar year. During the years ended December 31, 1996 and 1995, the period from August 1, 1994 to December 31, 1994 and the fiscal year ended July 31, 1994, the total compensation paid or accrued by Consolidated to Mr. Schiller was $340,000, $250,000, $94,000 and $181,451, respectively.

(2) Other compensation for Dr. Schulman reflects (a) certain insurance and other benefits, (b) $63,000 and $84,000 from MD Corp. in each of 1994 and 1993, respectively, (c) Dr. Schulman's share of the corporate general partners' share of income from the partnerships which owned and operated the Centers prior to the Company's acquisition of the Centers, amounting to $18,000 and $24,000 in 1994 and 1993, respectively, and
         (d) dividends and distributions paid to Dr. Schulman from such partnerships of $208,466 and $924,692 in 1994 and 1993, respectively.

(3) In October 1994, the Company granted to Dr. Schulman and Mr. Mahoney seven-year incentive stock options pursuant to the Company's 1994 Long-Term Incentive Plan, to purchase 400,000 shares and 250,000 shares of Class A Common Stock, respectively, at an exercise price of $.50 per share, being the fair market value on the date of grant. Such options were immediately exercisable as to 200,000 shares and became exercisable as to the balance on January 1, 1995.

(4) Does not include salary and bonus of $97,400, $45,451 and $6,412 for services rendered by Mr. Mahoney to Consolidated in 1996, 1995 and 1994, respectively, which amounts were paid by the Company and applied to reduce the Company's indebtedness to SISC. Other annual compensation represents life insurance benefits.

         The annual salary payable by Consolidated to Mr. Schiller pursuant to his employment agreement with Consolidated was $250,000, subject to a cost of living increase, prior to September 1, 1996. Effective September 1, 1996, Mr. Schiller's annual salary from Consolidated was increased to $500,000. In addition, Mr. Schiller receives incentive compensation from Consolidated based on the results of Consolidated's operations and owns 10% of Consolidated's or SISC's equity interest in each of their operating subsidiaries and investments. Mr. Schiller has received 10% of SISC's equity interest in the Company for nominal consideration; however, Mr. Schiller agreed to accept shares of Class A Common Stock in order that SISC would retain sufficient ownership of the Company's voting stock following completion of this Offering to enable the Company to file its Federal income tax returns as part of a consolidated group with Consolidated as the common parent. See "Certain Transactions." Mr. Schiller has also received 10% of other securities owned by SISC, including securities of other subsidiaries of SISC.

         Stephen A. Schulman, M.D. has an employment agreement with the Company dated October 1, 1994, pursuant to which the Company pays him an annual salary of $350,000 for the term of the agreement which expires on September 30, 1999. The agreement also provides for payment to Dr. Schulman of an annual bonus of not less than $100,000 nor more than $700,000, equal to 10% of the amount by which the lesser of 10% of pre-tax cash flow or 10% of pre-tax net income exceeds a base amount. For the contract years beginning October 1, 1996, 1997 and 1998, such base amounts are $500,000, $600,000 and $700,000, respectively. Dr. Schulman's employment agreement also provides Dr. Schulman with a $12,000 annual automobile allowance and provides him with certain life insurance and other benefits. Pursuant to a February 1996 amendment to Dr. Schulman's employment agreement, the Company, in February 1996, made two loans to Dr. Schulman in the aggregate principal amount of $300,000. Such loans bear interest at 5 1/4% per annum and mature on December 31, 1998. Pursuant to the Schulman Agreement, the Company has agreed to waive payment by Dr. Schulman of the accrued interest of approximately $8,000 on his $300,000 loans, such $300,000 loans will be applied to reduce the $924,000 outstanding principal balance of the Subordinated Notes held by Dr. Schulman and his wife, and such reduced principal amount of Subordinated Notes will be exchanged for shares of Series C Preferred Stock.

         The Amended Schulman Employment Agreement, which will become effective upon completion of this Offering and the Company obtaining the approval of DVI, among other provisions, (a) extends the term of his employment until December 31, 2002, (b) provides for an annual base salary of $395,000, commencing on the closing of this Offering, subject to an annual 3% increase commencing January 1, 1998, (c) permits Dr. Schulman to perform consulting services for two MRI Centers which are located in Chicago, Illinois and are owned by his wife, including any future purchaser of such centers, and (d) permits Dr. Schulman to terminate the agreement at any time, without cause, on six months notice. See "Certain Transactions."

         Mr. George W. Mahoney, chief financial officer of the Company and Consolidated, has an employment agreement with Consolidated for a term commencing October 1, 1994 and ending December 31, 2007 or such later date as Mr. Mahoney may be required to by employed by the Company pursuant to the Company's agreements with DVI, pursuant to which he received an annual salary of $177,000 for the contract year ended September 30, 1996. Mr. Mahoney's annual salary increased to $189,000 for the current contract year, which ends on September 30, 1997 and increases annually thereafter until the year ended December 31, 2007, for which his base salary will be $353,000. The agreement also provides for two bonuses to Mr. Mahoney. One bonus is equal to the greater of 2 1/2% of Consolidated's net pre-tax profits or 2 1/2% Consolidated's net cash flow, and the other is equal to the greater of 2 1/2% of the Company's net pre-tax profits or 2 1/2% of the Company's net cash flow. In addition, the Company paid Mr. Mahoney bonuses of $100,000 and $40,000 in 1996 for services relating to certain of the Company's loans from DVI pursuant to amendments to his employment agreement. Mr. Mahoney also receives a $6,000 allowance for an automobile which may be used for personal as well as business purposes and life insurance of $1,000,000 on which he may designate the beneficiary. Mr. Mahoney devotes approximately 75% of his time to the business of the Company. Although Mr. Mahoney and Consolidated are the parties to his employment agreement, Mr. Mahoney's compensation is paid by the Company and the Company allocates 25% of his compensation (exclusive of the bonuses relating to the Company) to Consolidated, which is applied to reduce the Company's indebtedness to SISC.

         Pursuant to certain of the Company's loan agreements with DVI, the failure of Mr. Mahoney to serve as the Company's chief financial officer could result in a default under such loan agreements and other loan agreements with a cross-default provision between the Company and DVI or between Company and any other lenders. As of the date of this Prospectus, the Company does not have any agreements with other lenders with such cross-default provisions.


Long-Term Incentive Plan

         In October 1994, the Company adopted, by action of the Board of Directors and stockholders, the 1994 Long-Term Incentive Plan (the "Plan"). The Plan does not have an expiration date. Set forth below is a summary of the Plan, which summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         The Plan is authorized to grant options or other equity-based incentives for 1,200,000 shares of the Class A Common Stock or, at such time as the Class A Common Stock is converted into Common Stock, shares of Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the Plan.

         Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made.

         The Plan is to be administered by a committee of no less than three disinterested directors to be appointed by the board (the "Committee"). No member or alternate member of the Committee shall be eligible to receive options or stock under the Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted, the terms and conditions of the award, including the type of award, the exercise price and term and the restrictions and forfeiture conditions. If no Committee is appointed, the functions of the committee shall be performed by the Board of Directors. At present, no Committee has been appointed.

         The Committee will have the authority to grant the following types of awards under the Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights. The Company granted seven-year incentive stock options to purchase an aggregate of 765,500 shares of Class A Common Stock at $.50 per share in October 1994, and incentive stock options to purchase 84,500 shares of Class A Common Stock at $1.00 per share in September 1995 (71,500 shares) and June 1996 (13,000 shares). The exercise prices of the options were the fair market value on the respective dates of grant. All of the options are presently fully exercisable and have a term of seven years from the date of grant. The options granted in October 1994 include options to purchase 400,000 shares and 250,000 shares of Class A Common Stock granted to Stephen A. Schulman, M.D., president and chief executive officer of the Company and Mr. George W. Mahoney, chief financial officer of the Company, respectively.

         During the year ended December 31, 1996, no options were granted to any of the officers named in the compensation table under "Management -- Remuneration."

         The following table sets forth information concerning the exercise of options during the year ended December 31, 1996 and the year-end value of options held by the officers named in the compensation table under "Management -- Remuneration."

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                                                                     Number of
                                                                                     Securities             Value of
                                                                                     Underlying             Unexercised In-
                                                                                     Unexercised            the-Money
                                                                                     Options at Fiscal      Options at Fiscal
                                                                                     Year End               Year End1

                                         Shares Acquired          Value              Exercisable/           Exercisable/
         Name                            Upon Exercise           Realized            Unexercisable          Unexercisable
         ----                            -------------           --------            -------------          -------------
Lewis S. Schiller                             --                    --                100,000(2)/                  --
                                                                                           --
Stephen A. Schulman, M.D.                     --                    --                400,000(2)/            $600,000/
                                                                                           --                      --
George W. Mahoney                             --                    --                350,000(4)/            $375,000/
                                                                                           --                      --

(1) The fair market value per share of Class A Common Stock at December 31, 1996 was $2.00.

(2) Represents warrants to purchase 100,000 shares of Class A Common Stock at $2.00 per share.

(3) Represents incentive stock options to purchase 400,000 shares of Class A Common Stock of the Company at $.50 per share.

(4) Represents incentive stock options to purchase 250,000 shares of Class A Common Stock at $.50 per share and warrants to purchase 100,000 shares of Common Stock at $2.00 per share.


                               AGREEMENTS WITH DVI

         From the date of acquisition of the Centers to the date hereof, DVI has been the Company's principal lender, with the exception of certain equipment and real estate loans.

         On September 30, 1994, certain of the Company's subsidiaries which acquired the Centers entered into a series of loan and security agreements with DVI, pursuant to which DVI lent the subsidiaries an aggregate of approximately $7.1 million to enable the subsidiaries to acquire the Centers, IMI-Florida, MD Corp. and MRI-Net. The term of each loan is 60 months, the interest rate is 10.5% per annum, and each loan is self-amortizing during the term. The loans are prepayable, in whole only and not in part, without premium or penalty, provided that the loans to all of the subsidiaries are similarly prepaid. As collateral security for such loans, DVI was granted a first lien and security interest in all of the then existing assets, tangible and intangible, of the borrowers and all future property of the borrowers with certain exceptions, as to which DVI obtained or will obtain a junior lien. All of the outstanding shares of capital stock of the borrowers have been pledged to DVI as additional collateral security for the loans. The loan agreements include cross-default and cross-collateralization provisions, with the effect that the default of one borrower will constitute a default by all borrowers, and the collateral of each borrower is effectively pledged as collateral security for the entire loan. The loan agreements include various covenants, including covenants which restrict the borrowers' ability to change their business, incur future indebtedness, encumber DVI's collateral, distribute money or property other than in the ordinary course of business, guarantee the obligations of others or enter into business combinations, recapitalize or issue securities, without the consent of DVI. The loan agreements relating to subsequent loans by DVI have similar covenants. In connection with these loans, Consolidated issued to DVI a five-year warrant to purchase 1,000,000 shares of Consolidated common stock at $.75 per share. The Company, as parent corporation of the borrowers, guaranteed the payment of the indebtedness to DVI and the performance by the borrowers of all other obligations under the loan agreements.

         On several occasions since September 30, 1994, some or all of the Company's subsidiaries have obtained additional financing from DVI principally for the payment of Subordinated Debt, the purchase of equipment and the refinancing of short-term equipment debt. The aggregate outstanding principal amount of such loans was $18.4 million at December 31, 1996. The interest rates on these additional loans (other than the September 1996 loans described below) range between 10.5% and 11.875% per annum and these loans become due at various times during the period from September 30, 1999 to September 30, 2002. All of such additional loans are collateralized by a first lien and security interest in all present and future tangible and intangible assets of the borrowers, subject to certain exceptions similar to those noted above and contain cross default and cross collateralization provisions and negative covenants similar to those noted above. The Company is the guarantor of all of such loans.

         In September 1996, certain of the Company's subsidiaries borrowed an aggregate of $4.0 million from DVI. The loans, which mature in September 2001, are payable in monthly installments over the term of the loans. The Company pays interest currently at 11.5% per annum, additional interest of 10.5% per annum has been deferred and is payable on the maturity date of the loans, resulting in an effective annual interest rate of 22.0%. In connection with these loans, SISC sold to DVI, for $2,500, a warrant to purchase 250,000 shares of Class A Common Stock at $2.00 per share, which exercise price has increased to $3.50 per share at December 31, 1996, and the Company issued to DVI a warrant to purchase 250,000 shares of Class A Common Stock at an exercise price per share equal to the initial public offering price of the Common Stock in its initial public offering, which is $3.50 per share. These warrants expire in February 2002. In addition, the Company agreed that, in the event the principal of and interest on such loans has not been paid in full prior to the November 1, 2001 maturity date, the Company will issue to DVI a warrant to purchase 1,000,000 shares of the Common Stock at 80% of the market price per share of such Common Stock on the date of exercise, exercisable from November 1, 2001 until February 1, 2002.

         Pursuant to the Company's loan agreements with DVI, the failure of Mr. George W. Mahoney to serve as chief financial officer of the Company prior to the payment in full of the DVI loans constitutes an event of default or could result in an event of default thereunder.


                              CERTAIN TRANSACTIONS

Issuance of Securities at Organization

         The Company was organized in March 1994 and commenced business in September 1994. In connection with the organization of the Company, the Company issued an aggregate of 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Preferred Stock, 5,000 shares of Series B Preferred Stock, Series B Warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share and warrants to purchase 1,250,000 shares of Class A Common Stock at $2.00 per share. As of December 31, 1996, the exercise price of the warrants was increased to $3.50 per share. All of the shares of Series B Preferred Stock were canceled at December 31, 1996. In addition, at December 31, 1996, SISC canceled all of the warrants to purchase Class A Common Stock which were owned by it at that date, which consisted of warrants to purchase an aggregate of 800,000 shares of Class A Common Stock.

         Pursuant to the amended employment agreement between Consolidated and Mr. Lewis S. Schiller, chairman of the board of both the Company and Consolidated, with certain exceptions, Mr. Schiller owns 10% of SISC's equity position in its subsidiaries, including the Company. Accordingly, an aggregate of 850,000 shares of Class A Common Stock, 500 shares of Series B Preferred Stock (which were canceled at December 31, 1996) and warrants to purchase 150,000 shares of Class A Common Stock of the Company at an adjusted exercise price of $3.50 per share, were issued to Mr. Schiller and his designees.
 His designees included DLB, Inc. ("DLB"), which received 250,000 shares and 50,000 warrants in payment of certain of Mr. Schiller's obligations to his wife, who is the sole stockholder of DLB, and his three adult children, each of whom received 50,000 shares. In connection with the foregoing, Mr. Schiller agreed to accept Class A Common Stock in lieu of Common Stock, and waived his right to receive any shares of Series A Preferred Stock.

         SISC also transferred 50,000 shares of Class A Common Stock and warrants to purchase 100,000 shares of Class A Common Stock at an adjusted exercise price of $3.50 per share to one individual who is an officer and director of Consolidated, warrants to purchase an aggregate of 5,000 shares of Class A Common Stock to two key employees of Consolidated and an aggregate of 100,000 shares of Class A Common Stock and warrants to purchase an aggregate of 250,000 shares of Class A Common Stock to two non-affiliated persons. In connection with the September 1996 loans from DVI, SISC sold to DVI, for $2,500, a warrant to purchase 250,000 shares of Class A Common Stock at an adjusted exercise price of $3.50 per share. In September 1996, the Company also issued to SISC a warrant to purchase 250,000 shares of Class A Common Stock at the initial public offering price per share of Common Stock in the Company's initial public offering, which is $3.50 per share.

         In October 1994, the Company issued seven-year warrants to purchase an aggregate of 500,000 shares of Class A Common Stock at $2.00 per share to SISC (55,000 shares) and to 15 individuals (445,000 shares), including Mr. George W. Mahoney, chief financial officer of the Company, to whom it issued a warrant to purchase 100,000 shares, and Messrs. Norman J. Hoskin and E. Gerald Kay, directors of the Company, to each of whom the Company issued a warrant to purchase 50,000 shares. At December 31, 1996, the exercise price of these warrants was increased to $3.50 per share.

Acquisition of the Centers

         On September 30, 1994, the Company, through wholly-owned subsidiaries, acquired eight MRI Centers and one multi-modality diagnostic imaging Center, IMI-Florida, which managed the operations of the Centers, the assets of MD Corp., which provided the services of radiologists to the Centers, and MRI-Net. In January 1995, the Company acquired an additional MRI Center, which was affiliated with such Centers.

         The purchase price of the ten Centers, together with certain related companies, was $30.6 million, of which $7.0 million was paid in cash, $20.7 million was paid by the issuance of Subordinated Notes, and $2.9 million was paid by the issuance of shares of Consolidated common stock, exclusive of acquisition costs of $1.3 million. At the time of the acquisition, Stephen A. Schulman, M.D. was president, chief executive officer and a principal stockholder of IMI-Florida and MD Corp. In connection with such acquisition, Dr. Schulman, his wife, the other two former stockholder-directors of IMI-Florida, MD Corp. and the Schulman Affiliated Entities received $3.9 million in cash, $8.7 million principal amount of Subordinated Notes and 3,343,000 shares of Consolidated common stock, of which approximately 1.0 million shares were issued to each of Dr. Schulman and the other two former stockholder-directors of IMI-Florida. The Schulman Affiliated Entities include the general partners of the seven partnerships which owned and operated certain of the Centers, the three corporations which owned and operated other Centers and MRI-Net. Dr. Schulman owns a one-third interest in MD Corp. and the Schulman Affiliated Entities. In addition, he was a limited partner of certain of such partnerships. Pursuant to the agreement relating to the acquisition of the stock of IMI-Florida, as a result of a decline in the price of the Consolidated common stock during the two years following the consummation of the acquisition of the Centers, an additional 83,334 shares of Consolidated common stock are to be issued, one-third of which are to be issued to each of Dr. Schulman and the other two former stockholder-directors of IMI-Florida. Such number of shares reflects a reduction in the number of shares otherwise issuable as a result of the failure of the Centers to generate a specified level of revenue. In addition, pursuant to the agreements relating to the purchase of the assets of two Centers, as a result of such decline in the stock price of Consolidated, an aggregate of 70,000 shares of Consolidated common stock are to be issued to the entities which sold the assets of such Centers to the Company. Dr. Schulman and the two other former stockholder-directors of IMI-Florida will receive an aggregate of 21,403 of such shares.

         During 1995 and the first three quarters of 1996, the Company paid in full Subordinated Notes which it issued to certain partnerships in connection with the acquisition of the Centers. By virtue of his direct ownership of certain of the Subordinated Notes, his indirect ownership of certain of the Subordinated Notes issued to the Schulman Affiliated Entities and his ownership of limited partnership interests in certain of the partnerships which operated the Centers, Dr. Schulman received an aggregate of $588,000 from the proceeds of such Subordinated Note payments. Additionally, Dr. Schulman may receive additional payments in the future from the proceeds of any payments that may be made by the Company on other outstanding Subordinated Notes.

         At the closing of the acquisition of the Centers, Subordinated Notes in an aggregate principal amount of $750,000, which were payable to Dr. Schulman and the other two former stockholder-directors of IMI-Florida, were assigned by such persons to an institutional lender in payment of certain obligations to, and in consideration of the grant of releases and other concessions by, such lender to Dr. Schulman and such other former stockholder-directors. For the period October 1, 1994 through December 31, 1996, the Company paid principal and interest of approximately $356,000 to such lender pursuant to such Subordinated Notes. As of December 31, 1996, principal and interest of approximately $479,000 was due under such Subordinated Notes. The Company intends to continue to make the required payments of principal and interest on such notes through their respective maturity dates. These Subordinated Notes, which mature through September 30, 1999, represent a portion of the $20.7 million principal amount of Subordinated Notes issued in connection with the acquisition of the Centers.

         Upon the consummation of the acquisition of the first nine Centers in September 1994, Dr. Schulman entered into an employment agreement with the Company. The initial base salary under the agreement of $250,000, was subsequently increased to $350,000 with a minimum annual bonus of $100,000. See "Management -- Remuneration" for information relating to additional terms of Dr. Schulman's employment agreement and certain amendments thereto.

         Dr. Schulman and the other two former IMI-Florida stockholder-directors are guarantors of certain promissory notes, mortgages, capital and operating leases and other indebtedness which was owed by IMI-Florida or the entities operating the Centers prior to the Company's acquisition of the Centers. While the Company's subsidiaries which assumed such loans and obligations when they acquired the Centers have been paying such loans and obligations, Dr. Schulman and such individuals remain personally liable with respect to such loans and obligations and (other than with respect to the Center acquired by the Company in January 1995) have not been indemnified by the Company with respect thereto. One of the Centers acquired in 1994 by a subsidiary of the Company is a Center in Orlando, Florida, which was controlled by the stockholder-directors of IMI-Florida. In an effort to improve the results of the Center, the Company formed a joint venture with the owner-operator of another Center in Orlando, Florida in August 1995. The joint venture utilizes the facilities and diagnostic imaging equipment of the Company's joint venture partner, as a result of which the facilities and equipment owned by the Company's subsidiary is utilized only as a backup. Notwithstanding such arrangements, the Company has continued to pay obligations to the equipment vendor, lender and landlord for the subsidiary's equipment and facilities, all of which are personally guaranteed by Dr. Schulman and the two other former stockholder-directors of IMI-Florida. The total amount paid by the Company through December 31, 1996 on such obligations was $1.3 million, and, at December 31, 1996, the remaining payments were approximately $1.2 million. Payments of such amounts are made from distributions the Company receives each month from its joint venture interest as well as from other revenue of the Company. As a result, the subsidiary which operated the Orlando Center sustained a net loss of approximately $396,000 for the year ended December 31, 1996 and incurred negative cash flow from such Center of approximately $303,000 during such year.

         During 1995 and the first three quarters of 1996, the Company retired mortgages and other obligations for which Dr. Schulman was personally liable in the aggregate principal amount of approximately $1.4 million. The Company may, in the future, retire other indebtedness or obligations of which Dr. Schulman is a personal guarantor.


Schulman Agreement

         In connection with the purchase of the Centers, certain subsidiaries of the Company issued Subordinated Notes in the aggregate principal amount of $924,000 to Stephen A. Schulman, M.D. and his wife. Similar Subordinated Notes in the principal amount of approximately $6.2 million are payable to the other two former stockholder-directors of IMI-Florida, the wife of one of such persons and the Schulman Affiliated Entities.

         In March 1997, the Company and Dr. and Mrs. Schulman entered into the Schulman Agreement, pursuant to which Dr. Schulman agreed to reduce the outstanding $924,000 principal amount of the Subordinated Notes payable to him and his wife by the $300,000 principal amount of two loans made by the Company to Dr. Schulman in March 1996 pursuant to an amendment to his employment agreement and exchange such Subordinated Notes for 30 shares of Series C Preferred Stock, having an annual non-cumulative dividend of $75,000, payable in quarterly installments of $18,750, commencing with the period from the date of the closing of this Offering to August 31, 1997, a liquidation preference of $50 and a redemption price of approximately $624,000. The Company will be required to apply 15% of the net proceeds from any sale of equity securities by the Company (other than from this Offering), subsequent to 60 days after the closing of this Offering (excluding any proceeds from the exercise of the Series B Warrants being offered by the Selling Security Holder), to the redemption of the Series C Preferred Stock. Dr. Schulman will also receive a five-year warrant to purchase 25,000 shares of the Class A Common Stock at $3.50 per share. In connection with the exchange of the Subordinated Notes for shares of Series C Preferred Stock, the Company has agreed to waive payment by Dr. Schulman of the accrued interest of approximately $8,000 on his $300,000 notes.

         The Amended Schulman Employment Agreement, which is to become effective upon the closing of this Offering, subject to the Company obtaining DVI's approval, provides, among other things, (a) the extension of the term until December 31, 2002, (b) an increase of Dr. Schulman's annual base salary to $395,000, subject to annual increases of 3%, commencing January 1, 1998, (c) the grant to Dr. Schulman of the right to terminate his employment agreement, without cause, upon six months' notice to the Company, (d) a non-competition covenant by Dr. Schulman, (e) the grant to Dr. Schulman of the right to devote a portion of his time to the operations of two MRI centers located in Illinois which are owned by his wife and to perform consulting services for any third-party purchaser of such centers, and (f) severance payments of $250,000 in the event that he terminates the agreement with cause or in the event of a change of control.

         The Schulman Agreement also provides that the Company will, subject to the consent of the Underwriter, use its best efforts to register under the Securities Act shares of Class A Common Stock prior to the expiration of two years plus 120 days from the date the Company receives the proceeds from this Offering, unless, prior to the expiration of such period, the Class A Common Stock shall have been converted into Common Stock. The Schulman Agreement also provides that in the event that either SISC or Mr. Lewis S. Schiller exchange their shares of Class A Common Stock for shares of Common Stock, Dr. Schulman may exchange any of the shares of Class A Common Stock owned by him for an equal number of shares of Common Stock and to exchange any warrants to purchase Class A Common Stock owned by him for warrants to purchase an equal number of shares of Common Stock. The right to exchange only applies to securities issued to Dr. Schulman pursuant to the Schulman Agreement.

         All of the foregoing transactions are subject to and conditioned upon the consummation of this Offering and the consent of DVI. Because the Schulman Agreement provides that, if, at any time, which may be before or after the completion of this Offering, Dr. Kaye or Dr. Sternberg receives more favorable terms than Dr. and Mrs. Schulman with respect to their Subordinated Notes, Dr. and Mrs. Schulman will receive such terms, no assurance can be given that the terms and conditions on which Dr.

Schulman exchanges his Subordinated Notes will not be significantly different from, and significantly more beneficial to Dr. Schulman than, the terms of the Schulman Agreement as described in this Prospectus. The Schulman Agreement does not affect the Subordinated Notes payable to Drs. Kaye and Sternberg or their interest in the Subordinated Notes payable with respect to the Schulman Affiliated Entities. See "Business -- Legal Proceedings" in connection with claims made by Drs. Kaye and Sternberg and Dr. Sternberg's wife against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of the Company and Consolidated.


Other Related Party Transactions

         In connection with the acquisition of the Centers, SISC, the principal stockholder of the Company, lent approximately $1.3 million to the Company, which was used to pay acquisition costs, and delivered to certain of the Schulman Affiliated Entities and the stockholders of IMI-Florida shares of Consolidated common stock, valued at $2.9 million, representing a portion of the purchase price of the Centers and IMI-Florida. Such loan and the value of such Consolidated common stock is treated as a non-interest bearing loan from the Company to SISC with no stated maturity date. The largest principal amounts outstanding during 1996 and 1995 were $2.7 million and $3.2 million, respectively. As of December 31, 1996, the Company owed SISC approximately $1.4 million.

         Certain of the Company's employees, including Mr. George W. Mahoney, chief financial officer of both the Company and Consolidated, perform certain accounting and related services for SISC and Consolidated, and the allocable portion of the compensation paid by the Company to such employees relating to their services for SISC and Consolidated is treated as a reduction of the Company's indebtedness to SISC. In addition, the Company pays the rent for Consolidated's Florida office, and such payment is also applied as a reduction of such indebtedness. The Company has agreed not to use any of the proceeds of this Offering to pay any of such indebtedness to SISC; however, if the over-allotment option is exercised, up to $250,000 of the proceeds from the over-allotment option will be used to pay a portion of the Company's indebtedness to SISC.

         In 1996, the Company paid to Mr. Mahoney bonuses of $140,000 in connection with services relating to the Company's financing with DVI. See "Management - Remuneration." Pursuant to certain of the loan agreements between the Company and DVI, the failure of Mr. Mahoney to serve as the chief financial officer of the Company could result in a default under the DVI loan agreements.

         The Company files its Federal income tax returns as part of a consolidated group of corporations of which Consolidated is the common parent. As a result of the Company's inclusion in such consolidated group, the Company did not incur any Federal income tax liability for 1996 or 1995. The total Federal income tax savings for such years was $137,000 and $1.2 million, respectively. Consolidated has canceled the Company's obligation to it arising from the use of a portion of Consolidated's Federal net operating loss for 1996, 1995 and 1994, which resulted in an increase in additional paid-in capital.

         The Company has entered into a management services agreement with Trinity, a wholly-owned subsidiary of Consolidated, pursuant to which the Company is to pay Trinity $50,000 per month for the five-year period commencing with the first month in which such payment may be made pursuant to the Company's agreements with its present lenders. The agreement is renewable by Trinity. Mr. Lewis S. Schiller, chairman of the board of the Company, is the chief executive officer of Consolidated, SISC and Trinity. The services covered by the Trinity agreement are general management services, which include services relating to the development and implementation of the Company's marketing plan, the review and analysis of expansion opportunities, review and evaluation of financing arrangements and potential acquisitions and other similar services.

         All future transactions, including loans, with officers, directors and principal stockholders shall be made only for bona fide business purposes and shall be on terms not less favorable to the Company than that which would be available from non-affiliated third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 31, 1997 and as adjusted to give effect to the sale of the 1,200,000 shares of Common Stock included in the 600,000 Units offered by this Prospectus, based on information provided by the persons named below, the number and percentage of shares of outstanding Common Stock and Common Stock and Class A Common Stock rated as a single class, beneficially owned by each person known by the Company to own beneficially at least 5% of the Company's outstanding Common Stock and Common Stock and Class A Stock as a single class, each director and all directors and officers as a group:

                                                                                                         Percentage of Common
                                                                          Percentage of                 Stock and Class A Stock
                                                                           Common Stock                   as a Single Class(3)
                                Amount and Nature of
Name and Address(1)             Beneficial Ownership(2)            Outstanding       As Adjusted       Outstanding    As adjusted
-------------------             -----------------------            -----------       -----------       -----------    -----------
Lewis S. Schiller(4)            10,200,000 shares of                  100.0%             89.5%             95.5%         86.8%
160 Broadway                    Common Stock and
New York, NY 10038              550,000 shares of Class A
                                Common Stock

SIS Capital Corp.(5)            10,200,000 shares of                  100.0%             89.5%             91.7%         83.3%
160 Broadway                    Common Stock and
New York, NY 10038

Norman J. Hoskin(6)             50,000 shares of Class A               --                --                 *             *
                                Common Stock

E. Gerald Kay(7)                50,000 shares of Class A               --                --                 *             *
                                Common Stock

All directors and officers      10,200,000 shares of                  100.0%             89.5%             95.8%         87.6%
as a group (six individuals)    Common Stock and
(4), (6), (7), (8)              2,214,000 shares of Class
                                A Common Stock

*        Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o International Magnetic Imaging, Inc., 2424 North Federal Highway, Boca Raton, FL 33431.

(2) Unless otherwise indicated, the Company believes that each person named in the table has the sole voting and sole investment power and has direct beneficial ownership of the shares.

(3) The Common Stock and Class A Common Stock are identical except that the shares of Class A Common Stock have no voting rights. The Class A Common Stock is automatically converted into Common Stock under certain conditions as described under "Description of Securities -- Capital Stock."

(4) Includes 9,200,000 shares of Common Stock owned by SISC, 1,000,000 shares of Common Stock issuable upon exercise of Series B Warrants owned by SISC, 450,000 shares of Class A Common Stock owned by Mr. Schiller, and 100,000 shares of Class A Common Stock issuable upon exercise of warrants held by Mr. Schiller. Does not include 250,000 shares of Class A Common Stock owned by DLB or 50,000 shares of Class A Common Stock issuable upon exercise of warrants held by DLB. DLB is owned by Mr. Schiller's wife, and Mr. Schiller disclaims beneficial interest in DLB or in any securities owned by DLB.

(5) Represents 9,200,000 shares of Common Stock and 1,000,000 shares of Common Stock issuable upon exercise of Series B Warrants owned by SISC.

(6) Represents 50,000 shares of Class A Common Stock issuable upon exercise of warrants owned by Mr. Hoskin.

(7) Represents 50,000 shares of Class A Common Stock issuable upon exercise of warrants owned by Mr. Kay.

(8) Includes 400,000 shares of Class A Common Stock issuable upon exercise of options held by Stephen A. Schulman, M.D., president and chief executive officer of the Company, and 350,000 shares of Class A Common Stock issuable upon the exercise of warrants (100,000 shares) and options (250,000 shares) held by Mr. George W. Mahoney, chief financial officer of the Company, and 14,000 shares issuable upon the exercise of incentive stock options held by Mrs. Sherri Donaldson, chief operating officer of the Company.


                             SELLING SECURITY HOLDER

         The Selling Security Holder, SISC, may sell, from time to time, 1,000,000 Series B Warrants and the 1,000,000 shares of Common Stock issuable upon exercise of the Series B Warrants pursuant to this Prospectus. The Series B Warrants are exercisable on the date of this Prospectus. The Selling Security Holder has agreed that, during the two years following the date of this Prospectus, it will not exercise the Series B Warrants or sell the Series B Warrants or the underlying shares of Common Stock without the consent of the Underwriter, which may be granted at any time. In no event may the Series B Warrants or the underlying shares of Common Stock be sold prior to the exercise in full or the expiration of the Underwriter's over-allotment option. There is not expected to be any public market for the Series B Warrants. The Series B Warrants provide that, in the event that they are sold or otherwise transferred pursuant to an effective registration statement, they expire 90 days from the date of transfer. As a result, any purchaser of Series B Warrants must, within a short period, either exercise the Series B Warrants or permit them to expire unexercised. The Series B Warrants have an exercise price of $2.00 per share. The holders of the Series B Warrants have one demand registration right commencing one year after the date of this Prospectus. The Series B Warrants expire three years from the date of this Prospectus and may not be redeemed by the Company.

     Set forth below is information as to the stock ownership of the Selling
                     Security Holder as of March 31, 1997:

                                        Amount and Nature      Shares
         Name and                       of Beneficial          Being                  Percent of  Ownership(1)
         Address                        Ownership              Offered          Outstanding             As Adjusted
         -------                        ---------              -------          -----------             -----------
SIS Capital Corp.                       10,200,000(2)         1,000,000            89.5%                  80.7%(3)
160 Broadway
New York, NY 10038

----------

(1) The percentages are based on the outstanding Common Stock at March 31, 1997 after giving effect to the sale of the 1,200,000 shares of Common Stock included in the 600,000 Units offered hereby. The percentage of ownership of the Common Stock and Class A Common Stock, treated as a single class, would be 82.3% outstanding and 74.2% as adjusted.

(2) Includes 1,000,000 shares of Common Stock issuable upon exercise of the Series B Warrants owned by SISC. Mr. Lewis S. Schiller, chairman of the board of the Company is the chief executive officer of Consolidated, the parent of SISC, and has the right to vote and direct the disposition of the shares owned by SISC. See "Management" and "Certain Transactions."

(3) If the Underwriter's over-allotment option is exercised in full, SISC's percentage ownership, as adjusted for the sale of the Series B Warrants, of the Common Stock and of the Common Stock and the Class A Common Stock as a single class would be 79.4% and 73.1%, respectively.

         The Selling Security Holder has advised the Company that any transfer of the Series B Warrants will be either pursuant to a sale in transactions at negotiated prices or by gift and that, if SISC exercises Series B Warrants, the sale of the underlying shares of Common Stock may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holder) on the over the counter market, including the Electronic Bulletin Board, or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise, and securities may be transferred by gift.

         The Selling Security Holder may effect such transactions by selling such securities directly to purchasers, through broker-dealers (including the Underwriter) acting as agents for the Selling Security Holder or to broker-dealers (including the Underwriter) who may purchase Series B Warrants or underlying shares of Common Stock as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers (including the Underwriter), if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Security Holder's securities may not simultaneously engage in market-making activities with respect to any securities of the Company during the applicable "cooling-off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter is engaged in a distribution of the Selling Security Holder's securities, it will not be able to make a market in the Securities during the applicable restrictive period. However, the Underwriter has not agreed, and is not obligated, to act as a broker-dealer in the sale of the Selling Security Holder's securities and the Selling Security Holder may be required, and in the event the Underwriter is a market-maker, will likely be required, to sell such securities through another broker-dealer. In addition, the Selling Security Holder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by the Selling Security Holder.

         The Selling Security Holder and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discount and commissions under the Securities Act.

         The number of shares of Common Stock issuable upon exercise of the Series B Warrants represents 83.3% of the number of shares of Common Stock included in the Units offered pursuant to this Prospectus, and the sale to the public of such shares could significantly increase the number of shares in the public float. The issuance and sale of such shares of Common Stock may have a material adverse effect upon both the market for and the price of the Units, Common Stock and Warrants.


                            DESCRIPTION OF SECURITIES

Capital Stock

         The Company is authorized to issue 6,000,000 shares of Preferred Stock, par value $.01 per share, 50,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Class A Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class A Common Stock have no voting rights except as provided by law.

         Each share of Class A Common Stock will automatically become and be converted into one share of Common Stock upon the first to occur of (a) the date, as reasonably determined by the Board of Directors, that the Company ceases to be eligible under the Internal Revenue Code of 1986, as amended, to be a member of the consolidated group of corporations of which Consolidated is the common parent, or (b) the date as of which the Board of Directors effects such a conversion.

         The Common Stock and the Class A Common Stock are treated as a single class and have identical rights except that the holders of the Class A Common Stock have no voting rights except as required by law. Holders of Common Stock and Class A Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, dissolution or winding up, each outstanding share of Common Stock and Class A Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities. There are presently 9,200,000 shares of Common Stock outstanding, and upon completion of this Offering, assuming the Underwriters' over-allotment option is not exercised, there will be 10,400,000 shares of Common Stock outstanding. There are presently 1,000,000 shares of Class A Common Stock outstanding.

         Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of the Company, and there are no conversion, redemption or sinking fund provisions with regard to the Common Stock or Class A Common Stock. All outstanding shares of Common Stock are, and those issuable pursuant to this

Prospectus or upon exercise of the Warrants will be, when issued as provided in this Prospectus or as provided in the Warrant and the Warrant Agreement, validly issued, fully paid, and nonassessable. Stockholders do not have cumulative voting rights in the election of directors, with the result that the holders of more than 50% of the Common Stock voting in the election of directors may elect all of the directors.

         The Company's Board of Directors is authorized to issue, from time to time and without further stockholder action, up to 6,000,000 shares of preferred stock in one or more distinct series. The Board of Directors is authorized to fix the following rights and preferences, among others, for each series: (i) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of a voluntary or involuntary liquidation or dissolution; (iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than as required by law, and, if voting rights are granted, the number of voting rights per share. Except as set forth in this Prospectus, the Company has no plans, agreements or understandings with respect to the designation of any series or the issuance of any shares of Preferred Stock.

         There is presently one series of Preferred Stock that is authorized and outstanding -- the Series A Preferred Stock. The Series C Preferred Stock has been authorized for issuance to Stephen A. Schulman, M.D. pursuant to the Schulman Agreement. The Board of Directors may create other series of Preferred Stock which are either junior or senior to or on a parity with the Series A Preferred Stock or Series C Preferred Stock as to dividends and/or on any voluntary or mandatory liquidation or dissolution without the approval of the holders of such series of Preferred Stock. The Series A Preferred Stock and Series C Preferred Stock are on a parity with each other as to dividends or upon liquidation, dissolution or winding up.


Series A Preferred Stock

         The Series A Preferred Stock consists of 5,000 shares, all of which are issued and outstanding. Holders of shares of Series A Preferred Stock are entitled to non-cumulative dividends of $10 per share, or an aggregate of $50,000. The Company has no obligations to declare dividends for any year, but, in any year, no dividends may be declared with respect to the Common Stock and Class A Common Stock unless the dividends for such year for the Series A Preferred Stock have been declared and paid or provided for. Dividends, if declared, are payable on February 1st of each year to holders of record on the previous January 15th.

         The holders of the Series A Preferred Stock have no voting rights except as required by law. The Series A Preferred Stock is not convertible into Common Stock or any other class or series of capital stock. The Series A Preferred Stock may be redeemed for $20 per share, on not less than ten nor more than 60 days' notice at any time after the Class A Common Stock is converted into Common Stock. At such time as the Series A Preferred Stock may be redeemed, the Company may redeem the Series A Preferred Stock in whole at any time or in part from time to time.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to receive from the assets of the Company an aggregate amount equal to 80% of the company's stockholders' equity as of the last day of the calendar quarter prior to the date as of which the determination is being made, provided, that from and after the date of this Prospectus, the aggregate amount shall be 80% of the Company's stockholder's equity as of the last day of the quarter immediately preceding the date of this Prospectus, on a per share basis plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock, Class A Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock.


Series C Preferred Stock

         The Series C Preferred Stock will consist of 300 shares, of which 30 shares are to be issued pursuant to the Schulman Agreement in exchange for Subordinated Notes in the principal amount of approximately $624,000. Holders of shares of Series C Preferred Stock are entitled to non-cumulative annual dividends of $2,500 per share, or an aggregate of $75,000 with respect to such 30 shares. Such dividends, if declared, are payable quarterly on the first day of September, December, March and June of each year, commencing September 1, 1997 to holders of record on the 15th day of the previous month. The Company has no obligations to declare dividends for any quarter, and any dividends payable on any dividend payment date must be declared prior to the last day of the dividend payment period.

         The holders of the Series C Preferred Stock have no voting rights except as required by law. The Series C Preferred Stock is not convertible into Common Stock or any other class or series of capital stock.

         The Series C Preferred Stock may be redeemed in whole at any time and in part from time to time for $20,806.87 per share, on not less than 30 nor more than 60 days' notice. The aggregate redemption price for the 30 shares to be issued pursuant to the Schulman Agreement is $624,206, representing the principal amount of the Subordinated Notes being exchanged by the Dr. and Mrs. Schulman. The Series C Preferred Stock is subject to mandatory redemption from 15% of the net proceeds from any sale of equity securities by the Company which are received by the Company subsequent to 60 days from the closing of this Offering, including proceeds from the exercise of the Warrants; provided, however, that there shall be no mandatory redemption with respect to the issuance of Common Stock upon the exercise of any Series B Warrants which are registered pursuant to the registration statement of which this Prospectus is a part, regardless of when such Series B Warrants are exercised. Net proceeds shall mean the gross proceeds less any underwriting discounts, commissions, expense allowance and other payments made to the underwriter, placement agent or warrant solicitation agent and any other expenses of the offering or sale.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series C Preferred Stock, holders of shares of Series C Preferred Stock will be entitled to receive from the assets of the Company an aggregate amount equal to $1.667 per share, or $50 in the aggregate with respect to the shares being issued pursuant to the Schulman Agreement. After payment of such preference, the holders of the Series C Preferred Stock shall have no further rights on liquidation, dissolution or winding up.


Series A Redeemable Common Stock Purchase Warrants

         The holder of each Warrant is entitled, upon payment of the exercise price of $4.00 per share, to purchase one share of Common Stock during the two-year period commencing one year from the date of this Prospectus. Unless previously redeemed, the Warrants are exercisable during the two-year period commencing one year from the date of this Prospectus. A holder of the Warrants (an "Exercising Holder") will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect, and (b) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the Exercising Holder resides.

         Commencing 18 months from the date of this Prospectus, or earlier with the consent of the Underwriter (which consent may not be granted with respect to a redemption prior to the date the Warrants may be exercised), the Warrants are subject to redemption by the Company, on not more than 60 nor less than 30 days' written notice, at a price of $.10 per Warrant, if the closing price per share of the Common Stock is at least $12, subject to adjustment, for at least ten consecutive trading days ending not earlier than three days prior to the date on which the Warrants are called for redemption. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, within five business days (or such longer period to which the Underwriter may consent) after the Warrants are called for redemption, but no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption. The Warrants can only be redeemed if, on the date the Warrants are called for redemption, there is a current and effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants.

         The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m., New York City time, on the expiration date of the Warrants or, if the Warrants are called for redemption, the day prior to the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price, and the number of shares in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other similar events.

         The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. A holder of Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

         Although the Warrants have a fixed exercise price and a formula for adjustments in certain events and have a fixed expiration date, it is possible that in the future the Company may wish to reduce the exercise price or extend the exercise period of the Warrants. The Company has no plans to reduce such price or extend the exercise period of the Warrants. Any such change would be effected pursuant to a post-effective amendment to the registration statement of which this Prospectus is a part or a new registration statement, and no Warrants with amended terms may be exercised unless and until such post-effective amendment or new registration statement has been declared effective by the Commission.

         The Warrants are issued pursuant to a Warrant Agreement among the Company, the Underwriter and American Stock Transfer & Trust Company, as warrant agent.


Series B Common Stock Purchase Warrants

         As of the date of this Prospectus, there were Series B Warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share outstanding. See "Certain Transactions" and "Selling Security Holder" for information with respect to the issuance and possible sale of such Series B Warrants.

         The Series B Warrants are exercisable during the three-year period commencing on the date of this Prospectus. The holders of the Series B Warrants have demand and piggyback registration rights with respect to the Series B Warrants and the shares of Common Stock issuable upon exercise of the Series B Warrants. The demand registration rights may not be exercised prior to one year from the date of this Prospectus. Pursuant to the piggyback registration rights, the Series B Warrants and underlying shares of Common Stock are included in the registration statement of which this Prospectus is a part. The Company has no right to redeem the Series B Warrants. In the event that the Series B Warrants are transferred pursuant to an effective registration statement, the Series B Warrants automatically terminate 90 days after the date of transfer, provided that the registration statement remains current and effective during such period. In such event, the transferee must either exercise the Series B Warrants or permit them to expire unexercised.

         The Series B Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

         The holders of the Series B Warrants have been given the opportunity to profit from a rise in the market for the shares of the Company's Common Stock at a nominal cost per share, with a resulting dilution in the interests of stockholders. The holders of the Series B Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Series B Warrants. Such facts may adversely affect the terms on which the Company could obtain additional financing.


Other Warrants

         Warrants to Purchase Class A Common Stock. As of the date of this Prospectus, there are outstanding warrants to purchase an aggregate of 1,450,000 shares of Class A Common Stock, which have an exercise price of $3.50. These warrants expire in September and October 2001 and February 2002. The Company has granted piggyback registration rights with respect to certain of these warrants. In addition, pursuant to the Schulman Memorandum, the Company is to issue to Stephen A. Schulman, M.D. a five-year warrant to purchase 25,000 shares of Class A Common Stock at $3.50 per share.

         Warrants to Purchase Common Stock. Pursuant to the Company's agreement with DVI, in the event that the Company does not prepay its September 1996 term loans to DVI prior to the September 2001 maturity date, the Company has agreed to issue to DVI a warrant to purchase 1,000,000 shares of Common Stock at an exercise price equal to 80% of the market price of the Common Stock on the date of exercise. The Company has granted DVI certain piggyback registration rights with respect to the shares of Common Stock issuable upon exercise of these warrants. The warrant, if issued, will be exercisable from November 1, 2001 until February 1, 2002. See "Agreements with DVI."

Dividend Policy

         The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and accordingly does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Pursuant to the Company's loan agreements with DVI, the Company may not pay dividends without the approval of DVI. See "Description of Securities -- Series A Preferred Stock" and "Description of Securities -- Series C Preferred Stock" for information concerning non-cumulative dividends payable with respect to the Series A Preferred Stock and the Series C Preferred Stock.


Shares Eligible for Future Sale

         All of the presently issued and outstanding shares of Common Stock and Class A Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. If a public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock. The 9,200,000 presently outstanding shares of Common Stock, all of which are owned by SISC, will become eligible for sale pursuant to Rule 144 commencing 90 days after the effective date of the registration statement of which this Prospectus forms a part. All of the holders of the Company's security have agreed that they will not sell their shares of Common Stock for three years from the date of this Prospectus without the prior approval of the Underwriter, except that the restriction is two years with respect to the Series B Warrants and the underlying shares of Common Stock. See "Selling Security Holder" in connection with the possible sale of Series B Warrants to purchase 1,000,000 shares of Common Stock and/or the 1,000,000 shares of Common Stock issuable upon exercise of such warrants.

         Commencing on the date the shares may be sold pursuant to Rule 144, in any three month period, a holder may sell up to the greater of 1% of the outstanding Common Stock, which is 104,000 shares based on the 10,400,000 shares of Common Stock outstanding upon completion of the sale of the 600,000 Units offered hereby or the average weekly trading volume.

         It is not anticipated that there will be a public market for the Class A Common Stock. However, in the event that the Class A Common Stock is converted into Common Stock, the holding period with respect to the shares of Common Stock issued upon such conversion will include the holding period for the Class A Common Stock.


Section 203 of the Delaware General Corporation Law

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the certificate of incorporation or by-laws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the certificate of incorporation nor the by-laws of the Company currently excludes the Company from the restrictions imposed by Section 203.

Transfer Agent and Warrant Agent

         The transfer agent for the Common Stock and Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


                                  UNDERWRITING

         Monroe Parker Securities, Inc. (the "Underwriter") has agreed, on the terms and subject to the conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriter, 600,000 Units. The Underwriter is committed to purchase and pay for all of the Units offered hereby on a "firm commitment" basis if any are purchased.

         The Underwriter has advised the Company that it proposes to offer the Units to the public at the respective public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), concessions not exceeding $. per Unit, of which not more than $.
 per Unit may be reallowed to other dealers who are members of the NASD. After the initial public offering, the offering price, the concession and the reallowance may be changed.

         The Company has granted an option to the Underwriter, exercisable during the 45 day period from the date of this Prospectus, to purchase up to a maximum of 90,000 additional Units at the public offering price set forth on the Cover Page of this Prospectus, less the underwriting discounts, for the sole purpose of covering over-allotments of the Units.

         The Company has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the aggregate public offering price of all Units sold (including any Units sold pursuant to the Underwriter's over-allotment option).

         The Company has also agreed to enter into a two-year consulting agreement pursuant to which the Company will pay the Underwriter a fee of $71,785 which is to be paid in full at the closing of this Offering. During the term of the consulting agreement, the Underwriter will be reimbursed for its Company-approved out of pocket expenses. The Underwriting Agreement also provides that the Company will pay the Underwriter a fee in the event the Company consummates an acquisition, merger or similar transaction with a party introduced to it by the Underwriter. As of the date of this Prospectus, the Underwriter has not introduced the Company to any such party.

         The holders of all of the outstanding Common Stock and Class A Common Stock have agreed not to sell publicly any of their securities without the written consent of the Underwriter for a period of three years from the date of this Prospectus. See "Selling Security Holder" for information relating to the restrictions on sales by the Selling Security Holder. The Company has agreed that, during the two years following the date of this Prospectus, it will not, without the consent of the Underwriter, issue any securities (other than upon exercise or conversion of outstanding securities, the Warrants, the Underwriter's Options or pursuant to the Plan).

         The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

         In connection with this Offering, the Company has agreed to sell to the Underwriter, for a purchase price of $25, Underwriter's Options to purchase from the Company up to 60,000 Units at an exercise price of 11.55 per Unit. The Warrants issuable upon exercise of the Underwriter's Options are identical to the Warrants included in the Units offered hereby. The Underwriter's Options are exercisable for a four-year period commencing one year from the date this Prospectus, except that if the Warrants expire prior to the exercise of the Underwriter's Option, upon such exercise the Company will issue two shares of Common Stock and no Warrants. During the one-year period commencing on the date of this Prospectus, the Underwriter's Options may not be sold, transferred, assigned or hypothecated, except to the officers of the Underwriter or to selling group members or officers or partners or members thereof, all of which shall be bound by such restrictions. The Underwriter's Options will contain anti-dilution provisions providing for adjustment under certain circumstances similar to those applicable to the Warrants. The holders of the Underwriter's Options have no voting, dividend or other rights as stockholders of the Company with respect to securities underlying the Underwriter's Options. The holders of the Underwriter's Options have been given the opportunity to profit from a rise in the market for the Company's Securities at a nominal cost, with a resulting dilution in the interests of stockholders. The holders of the Underwriter's Options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Underwriter's Options. Such facts may adversely affect the terms on which the Company could obtain additional financing. Any profit received by the Underwriter on the sale of the Underwriter's Options or the securities issuable upon exercise of the Underwriter's Options may be deemed additional underwriting compensation.

         The Company has agreed during the term of the Underwriter's Options and for two years thereafter to give advance notice to the holders of the Underwriter's Options or underlying securities of its intention to file a registration statement, and, in such case, the holders of the Underwriter's Options and underlying securities shall have the right to require the Company to include the underlying securities in such registration statement at the Company's expense. At the demand of the holders of a majority of the Underwriter's Options and underlying Common Stock, including Common Stock issued or issuable upon exercise of the Warrants issuable upon exercise of the Underwriter's Options, during the term of the Underwriter's Options, the Company will also be required to file one such registration statement at the Company's expense. In addition, the Company has agreed to cooperate with the holders of the Underwriter's Options in filing a second registration at the expense of the holders of the Underwriter's Options or underlying securities.

         The Company has also agreed to pay the Underwriter a Warrant solicitation fee equal to 5% of the exercise price of the Warrants, a portion of which may be reallowed to a member of the NASD who solicited or assisted in the solicitation of the exercise of the Warrants. The Warrant exercise fee shall not be payable with respect to any Warrant exercised prior to the first anniversary of the date of this Prospectus and may be paid only if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (ii) the exercise of the Warrant was solicited by a member of the NASD and such solicitation was acknowledged by the holder, (iii) the Warrant is not held in a discretionary account, (iv) disclosure of the compensation arrangements are made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise, and (v) the solicitation of the Warrant was not made in violation of Regulation M of the Commission under the Exchange Act.

         Regulation M of the Commission pursuant to the Exchange Act may prohibit the Underwriter from engaging in any market making activities with regard to the Company's securities for the period up to five business days prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

         Prior to this Offering, there has been no public market for the Units, Common Stock or Warrants of the Company. The public offering price and composition of the Units and the exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and are not related to the Company's assets, book value, financial condition or any other recognized criteria of value. In determining such price and terms, the Company and the Underwriter considered a number of factors, including estimates of the Company's business potential, the amount of dilution to public investors, the Company's prospects, and the general condition of the securities markets.

         The Underwriter has informed the Company that sales to any account over which the Underwriter exercises discretionary authority will not exceed 1% of this Offering.

         The Underwriter has been actively engaged in the securities brokerage and investment banking business since 1994. However, the Underwriter has engaged in only limited underwriting activities, and this Offering is only the seventh public offering in which the Underwriter has acted as the sole or managing underwriter. There can be no assurance that the Underwriter's limited experience as an underwriter of public offerings will not adversely affect the offering of the Units, the subsequent development of a trading market, if any, or the market for and liquidity of the Company's securities. Accordingly, purchasers of the Units offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.


                                  LEGAL MATTERS

         Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York 10158, special counsel for the Company, have given their opinion as to the authorization and valid issuance of the shares of Common Stock and Warrants offered by this Prospectus. Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022, is acting as counsel for the Underwriter in connection with this Offering.

         The following firms have acted only as special healthcare counsel to the Company in connection with this Prospectus, and the information relating to government regulations contained under the caption "Business -- Government Regulation and

Reimbursement" and "Risk Factors" has been included in reliance upon their advice: Proskauer Rose Goetz & Mendelsohn LLP, as to Federal and Florida law, Piper & Marbury L.L.P., as to Virginia law, Fillmore & Griffin, L.C., as to Kansas law, and Nevares, Sanchez-Alvarez & Gonzalez-Nieto, as to Puerto Rico law.


                                     EXPERTS

         The financial statements of the Company included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein are included herein in reliance on their report given on the authority of that firm as experts in accounting and auditing. The financial statements of IMI-Florida for September 30, 1994 and for the nine months then ended and for December 31, 1993 and for the year then ended included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         A Registration Statement on Form S-1 relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and to the Securities offered hereby, reference is made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                      [This page intentionally left blank]

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
International Magnetic Imaging, Inc. and Subsidiaries:

  Report of Independent Auditors.....................................     F-3

  Consolidated Balance Sheets........................................     F-4

  Consolidated Statements of Operations..............................     F-6

  Consolidated Statements of Stockholders' Equity....................     F-7

  Consolidated Statements of Cash Flows..............................     F-8

  Notes to Consolidated Financial Statements.........................     F-9


International Magnetic Imaging, Inc. [Predecessor]

  Report of Independent Auditors.....................................     F-34

  Combined Statement of Operations...................................     F-35

  Combined Statement of Changes in Equity............................     F-36

  Combined Statement of Cash Flows...................................     F-37

  Notes to Combined Statements of Operations, Changes in
  Equity, and Cash Flows.............................................     F-38


                                . . . . . . . . .

                      [This page intentionally left blank]

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors of
   International Magnetic Imaging, Inc.


                  We have audited the accompanying  consolidated  balance sheets of International Magnetic Imaging, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995 and from date of inception [September 30, 1994] to December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Magnetic Imaging, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1995 and for the period from September 30, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.


                                                  MOORE STEPHENS, P. C.
                                                  Certified Public Accountants.

Cranford, New Jersey
February 7, 1997 [Except for Note 24 as
 to which the date is March 31, 1997]

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                          December 31,
                                                          ------------
                                                     1996              1995
                                                     ----              ----
Assets:
Current Assets:
   Cash                                        $   1,539,245     $   1,411,490
   Accounts Receivable - Net                      11,821,950        10,506,041
   Prepaid Expenses and Other                        253,900           237,944
   Deferred Tax Asset                                363,967           953,985
                                               -------------     -------------
   Total Current Assets                           13,979,062        13,109,460
                                               -------------     -------------

Property and Equipment:
   Property and Equipment - Net                    9,219,684         7,249,676
   Equipment Under Capitalized Leases - Net        3,340,929         2,252,329
                                               -------------     -------------

   Property and Equipment - Net                   12,560,613         9,502,005
                                               -------------     -------------

Other Assets:
   Goodwill - Net                                  9,728,912        10,277,160
   Restrictive Covenants - Net                       825,644         1,926,512
   Customer List - Net                             4,807,279         5,184,319
   Loan Costs - Net                                  535,411            98,992
   Deferred Offering Costs                           322,165                --
   Deposits and Other                                346,663           727,944
   Deferred Tax Asset                              1,224,398         1,189,611
   Note Receivable - Officer                         308,296                --
                                               -------------     -------------

   Total Other Assets                             18,098,768        19,404,538
                                               -------------     -------------

   Total Assets                                $  44,638,443     $  42,016,003
                                               =============     =============

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
                                                          December 31,
                                                          ------------
                                                     1996              1995
                                                     ----              ----
Liabilities and Stockholders' Equity:
Current Liabilities:
   Accounts Payable and Other Liabilities      $   2,987,434     $   2,673,087
   Accrued Expenses                                1,016,419           814,156
   Accrued Radiology Fees                            191,336           187,134
   Current Income Taxes Payable                      652,404           456,281
   Current Portion of Long-Term Debt               3,486,408         2,933,082
   Current Portion of Obligations Under Capital
    Leases                                         1,272,923         1,140,095
   Current Portion of Covenants Not-to-Compete       200,000           266,667
   Current Portion of Subordinated Debt            6,268,713        12,653,825
   Subordinated Debt - Related Party                 924,206                --
   Due to Affiliate                                  250,000           111,514
                                               -------------     -------------

   Total Current Liabilities                      17,249,843        21,235,841
                                               -------------     -------------

Noncurrent Liabilities:
   Notes Payable                                  11,525,232         5,909,814
   Revolver Loan                                   4,714,585                --
   Obligations Under Capitalized Leases            2,863,752         2,057,580
   Subordinated Debt                                 311,872         4,033,873
   Subordinated Debt - Related Party                      --           969,000
   Covenants Not-to-Compete                               --           200,000
   Deferred Interest                                 567,774                --
   Due to Affiliate                                1,175,397         2,557,794
                                               -------------     -------------

   Total Noncurrent Liabilities                   21,158,612        15,728,061
                                               -------------     -------------

   Total Liabilities                              38,408,455        36,963,902
                                               -------------     -------------

Commitments and Contingencies                             --                --
                                               -------------     -------------

Stockholders' Equity:
   Preferred Stock - Par Value $.01,
   6,000,000 Shares Authorized:

     Series A Redeemable Preferred -
      5,000 Shares Issued and Outstanding
      [Liquidation Value - $4,984,000]                    50                50

   Common Stock - Par Value $.01,
    50,000,000 Shares Authorized,
    9,200,000 Shares Issued and Outstanding           92,000            92,000

   Class A Common Stock - Par Value $.01,
    6,000,000 Shares Authorized, 1,000,000
    Shares Issued and Outstanding                     10,000            10,000

   Additional Paid-in Capital                      1,550,346         1,413,813

   Retained Earnings                               4,577,592         3,536,238
                                               -------------     -------------

   Total Stockholders' Equity                      6,229,988         5,052,101
                                               -------------     -------------

   Total Liabilities and Stockholders' Equity  $  44,638,443     $  42,016,003
                                               =============     =============

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                                            From date of
                                                                                                              Inception
                                                                                                           [September  30,
                                                                                Years ended                   1994] to
                                                                               December 31,                 December 31,
                                                                         1 9 9 6           1 9 9 5             1 9 9 4
                                                                         -------           -------             -------
Revenue:
   Net Patient Service Revenue                                       $    30,015,345  $    27,381,738     $     6,526,644
   Other Service Revenue                                                     567,602          449,773                  --
   Management Fee Income                                                     526,905          212,211              22,901
   Radiology Fee Income                                                           --               --               7,791
                                                                     ---------------  ---------------     ---------------

   Total Revenue                                                          31,109,852       28,043,722           6,557,336
                                                                     ---------------  ---------------     ---------------

Costs and Expenses:
   Radiology Fees                                                          3,317,784        2,981,862             526,576
   Equipment Maintenance                                                   1,261,658        1,223,154             359,842
   Patient Service Costs and Expenses                                      2,224,157        1,934,866             520,839
   Salaries and Benefits                                                   6,674,599        5,941,350           1,713,229
   Professional Services                                                     801,115          786,608              39,190
   Other Management, General and Administrative                            4,731,629        3,966,117             946,822
   Provision for Bad Debts                                                 2,359,500          855,053             130,637
   Depreciation                                                            3,163,616        2,939,841             775,244
   Amortization                                                            2,150,410        2,047,681             509,016
                                                                     ---------------  ---------------     ---------------

   Total Costs and Expenses                                               26,684,468       22,676,532           5,521,395
                                                                     ---------------  ---------------     ---------------

Operating Income Before Other Income [Expense]
   and Income Taxes                                                        4,425,384        5,367,190           1,035,941
                                                                     ---------------  ---------------     ---------------

Other Income [Expense]:
   Equity in Income of Joint Venture                                         280,752          120,450                  --
   Interest Income and Other                                                 280,375           72,112             139,727
   Interest Expense                                                       (3,004,705)      (2,565,215)           (702,808)
   Loss on Disposal of Assets                                                (28,341)         (24,893)                 --
   Gain [Loss] on Sale of Assets                                               5,000          (78,718)                 --
                                                                     ---------------  ---------------     ---------------

   Other [Expense] - Net                                                  (2,466,919)      (2,476,264)           (563,081)
                                                                     ---------------  ---------------     ---------------

   Income Before Income Taxes                                              1,958,465        2,890,926             472,860

Income Tax Expense [Benefit]                                                 917,111        1,129,427          (1,301,879)
                                                                     ---------------  ---------------     ---------------

   Net Income                                                        $     1,041,354  $     1,761,499     $     1,774,739
                                                                     ===============  ===============     ===============

Earnings Per Share:
   Primary                                                           $           .09  $           .13     $           .12
                                                                     ===============  ===============     ===============
   Fully Diluted                                                     $           .08  $           .13     $           .12
                                                                     ===============  ===============     ===============


Weighted Average Number of Shares:
   Primary                                                                14,960,000       15,256,286          15,184,786
                                                                     ===============  ===============     ===============
   Fully Diluted                                                          14,960,000       15,256,286          15,184,786
                                                                     ===============  ===============     ===============

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                       Preferred Stock                  Common                  Class A Common
                                                      6,000,000 Shares             Stock 50,000,000             Stock 6,000,000
                                                  Authorized Par Value $.01        Shares Authorized           Shares Authorized
                                                     Series A Redeemable        9,200,000 Shares Issued     1,000,000 Shares Issued
                                                     5,000 Shares Issued            and Outstanding             and Outstanding
                                                       and Outstanding              Par Value $.01              Par Value $.01
                                                    # of Shares    Amount       # of Shares   Amount       # of Shares    Amount
Issuance of Common Stock                                 5,000  $       50       9,200,000  $   92,000      1,000,000  $    10,000

Additional Capital Contribution                             --          --              --          --            --            --

Net Income for the period ended December 31, 1994           --          --              --          --            --            --
                                                    ----------  ----------      ----------  ----------      --------   -----------

   Balance as of December 31, 1994                       5,000          50       9,200,000      92,000      1,000,000       10,000

Additional Capital Contribution                             --          --              --          --            --            --

Net Income for the year ended December 31, 1995             --          --              --          --            --            --
                                                    ----------  ----------      ----------  ----------      --------   -----------

   Balance as of  December 31, 1995                      5,000          50       9,200,000      92,000      1,000,000       10,000

Additional Capital Contribution                             --          --              --          --            --            --

Net Income for the year ended December 31, 1996             --          --              --          --            --            --
                                                    ----------  ----------      ----------  ----------      --------   -----------

   Balance as of  December 31, 1996                      5,000  $       50       9,200,000  $   92,000      1,000,000  $    10,000
                                                    ==========  ==========      ==========  ==========      =========  ===========
                                                                                                                       (continued)

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                       Additional                     Total
                                                        Paid-in       Retained     Stockholders'
                                                        Capital       Earnings        Equity
Issuance of Common Stock                              $  (101,050)   $        --   $     1,000

Additional Capital Contribution                           283,658             --       283,658

Net Income for the period ended December 31, 1994              --      1,774,739     1,774,739
                                                      -----------    -----------   -----------

   Balance as of December 31, 1994                        182,608      1,774,739     2,059,397

Additional Capital Contribution                         1,231,205             --     1,231,205

Net Income for the year ended December 31, 1995                --      1,761,499     1,761,499
                                                      -----------    -----------  ------------

   Balance as of  December 31, 1995                     1,413,813      3,536,238     5,052,101

Additional Capital Contribution                           136,533             --       136,533

Net Income for the year ended December 31, 1996                --      1,041,354     1,041,354
                                                      -----------    -----------  ------------

   Balance as of  December 31, 1996                   $ 1,550,346    $ 4,577,592  $  6,229,988
                                                      ===========    ===========  ============
                                                                                   (concluded)

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                            From date of
                                                                                                              Inception
                                                                                                           [September  30,
                                                                                Years ended                   1994] to
                                                                               December 31,                 December 31,
                                                                          1 9 9 6          1 9 9 5             1 9 9 4
                                                                          -------          -------             -------
Operating Activities:
   Net Income                                                        $     1,041,354  $     1,761,499     $     1,774,739
                                                                     ---------------  ---------------     ---------------
   Adjustments to Reconcile Net Income to
     Net Cash Provided by Operating Activities:
     Provision for Bad Debts                                               2,359,500          855,053             130,637
     Depreciation                                                          3,163,616        2,939,841             775,244
     Amortization of Intangible Assets and Loan Costs                      2,150,410        2,047,681             509,016
     Deferred Tax Provision [Benefit]                                        555,231         (475,196)         (1,668,400)
     Deferred Interest                                                       567,774               --                  --
     Loss on Disposal of Equipment                                            28,341           24,893                  --
     [Gain] Loss of Sale of Equipment                                         (5,000)          78,718                  --

   Changes in Operating Assets and Liabilities:
     Accounts Receivable - Net                                            (3,675,409)      (3,432,240)           (680,478)
     Prepaid Expenses and Other                                              (15,956)          (2,870)            114,355
     Accounts Payable and Other Liabilities                                  712,733        1,177,588           1,288,964
     Accrued Radiology Fees                                                    4,202          134,626              52,508
                                                                     ---------------  ---------------     ---------------

     Total Adjustments                                                     5,845,442        3,348,094             521,846
                                                                     ---------------  ---------------     ---------------

   Net Cash - Operating Activities                                         6,886,796        5,109,593           2,296,585
                                                                     ---------------  ---------------     ---------------

Investing Activities:
   Property and Equipment Additions                                       (3,961,729)        (141,076)         (1,514,620)
   Net [Payments to] Proceeds from Affiliate                              (1,107,378)         761,634            (750,486)
   Refunds [Payments] for Deposits                                           381,281         (658,281)                 --
   Proceeds from Sale of Equipment                                             5,000               --                  --
   Net Cash Companies Acquired                                                    --               --          (4,750,462)
   Note Receivable - Officer                                                (308,296)              --                  --
                                                                     ---------------  ---------------     ---------------

   Net Cash - Investing Activities                                        (4,991,122)         (37,723)         (7,015,568)
                                                                     ---------------  ---------------     ---------------

Financing Activities:
   Proceeds from Acquisition Debt                                                 --               --           7,100,000
   Proceeds from Lending Institutions                                     16,126,810        1,210,755              82,376
   Payments on Notes Payable and Long-Term Debt                          (15,662,055)      (5,190,329)           (765,468)
   Payments on Capital Lease Obligations                                  (1,349,836)      (1,078,134)           (226,875)
   Payments of Loan Costs                                                   (560,673)         (73,722)                 --
   Payments of Offering Costs                                               (322,165)              --                  --
                                                                     ---------------  ---------------     ---------------

   Net Cash - Financing Activities                                        (1,767,919)      (5,131,430)          6,190,033
                                                                     ---------------  ---------------     ---------------

   Net Increase [Decrease] in Cash                                           127,755          (59,560)          1,471,050

Cash - Beginning of Periods                                                1,411,490        1,471,050                  --
                                                                     ---------------  ---------------     ---------------

   Cash - End of Periods                                             $     1,539,245  $     1,411,490     $     1,471,050
                                                                     ===============  ===============     ===============

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

[1] Nature of Operations

International Magnetic Imaging, Inc., a Delaware corporation [the "Company"] formerly known as IMI Acquisition Corporation, was incorporated in March 1994 and commenced operations in September 1994 to engage in the acquisition, ownership and operation of outpatient medical diagnostic centers providing magnetic resonance imaging ["MRI"] services and other diagnostic modalities. Operations of the centers are conducted through seven partnerships and six corporations and are located in various states and the Commonwealth of Puerto Rico. Two of the corporations provide management and administrative services to the centers. The other corporation operates as a referral network through which patients are referred to diagnostic imaging centers, throughout the State of Florida, including the Company's Florida centers.

The Company was organized as a wholly-owned subsidiary of SIS Capital Corp. ["SISC"], which is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ["Consolidated"], a public company.

The principal users of the Company's centers are practicing physicians located in general proximity to the various centers. Each of the centers is managed by International Magnetic Imaging, Inc., a Florida Corporation ["IMI - Florida"].

Basis of Presentation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The seven Florida centers operate as limited partnerships in which the Company through its wholly-owned subsidiaries, owns 100% of the limited and general partnership entities. Such a structure was required to consummate the acquisition under Florida law due to the notes payable to the former limited partner - physicians.

Operating Centers:

   Pine Island Magnetic Resonance Imaging Center, Ltd.
   Magnetic Resonance Institute of North Miami Beach, Ltd.
   Magnetic Resonance Institute of Boca Raton, Ltd.
   Magnetic Resonance Institute of South Dade, Ltd.
   Oakland Magnetic Resonance Institute, Ltd.
   Physician's Outpatient Diagnostic Center, Ltd. ["PODC"]
   IMI Acquisition of Puerto Rico Corporation
   IMI Acquisition of Arlington Corp.
   IMI Acquisition of Kansas Corp.
   Magnetic Resonance Institute of Orlando, Ltd.

Management and Administrative Services:

   IMI - Florida MD Acquisition Corp.

Referral Services:
   MRI Net, Inc.

[2] Summary of Significant Accounting Policies

The accounting and reporting policies of International Magnetic Imaging, Inc. and subsidiaries [hereinafter referred to as "IMI" or the "Company"] conform to generally accepted accounting principles. The following summarizes the more significant of these policies.

Principles of Consolidation - The consolidated financial statements include the accounts of International Magnetic Imaging, Inc. and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #2
--------------------------------------------------------------------------------

[2] Summary of Significant Accounting Policies [Continued]

Cash and Cash Equivalents - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 1996 and 1995, the Company had no cash equivalents.

Allowance for Doubtful Accounts - Patient accounts are reserved for when, in management's opinion, the collectibility of a portion of, or the entire outstanding balance, is doubtful.

Property and Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are stated at cost less accumulated amortization. Such improvements are amortized over the shorter of the term of the lease or the useful life of the improvement. Medical equipment financed under capital leases are recorded in property and equipment accounts at the lower of the present value of the minimum lease payments or the fair value of the assets at the inception of the lease. Amortization of assets held under capital leases is included in depreciation expense and is computed using the straight-line method.

Property and equipment are depreciated over the following estimated useful lives:

                                      Years

Buildings and Improvements              25
Leasehold Improvements               10  -  25
Medical Equipment                        6
Furniture and Equipment               5  -  7

Expenditures for maintenance, repairs, and replacement of minor items are charged to earnings as incurred. Major additions and improvements which extend the useful life or improve the operating performance of the related asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. Depreciation expense for the periods December 31, 1996, 1995 and 1994 was $3,163,616, $2,939,841 and $775,244, respectively. The equipment used by the Company is technologically sophisticated and subject to accelerated obsolescence in the event of significant technological change.

Intangible Assets - Intangible assets consist of goodwill, customer lists, and restrictive covenants arising from business acquisitions. Goodwill, representing the excess of the purchase price over the estimated fair value of the net assets acquired via business acquisitions, is being amortized over the period of expected benefit of 20 years. Customer lists are amortized over the period of expected benefit, which is 15 years. The restrictive covenants are being amortized over their contractual lives, which is 3 years. Intangible assets are being amortized on a straight-line basis.

Joint Venture - In August 1995, the Company and Kaley Imaging, Inc. ["Kaley"], which also operated an MRI center in Orlando, Florida, entered into a joint venture agreement pursuant to which the Company and Kaley combined to operate an MRI center in Orlando, although the Company continues to incur expenses with respect to the equipment formerly used in its Orlando center which expenses are borne solely by the Company's subsidiary that operated its Orlando center. The Company and Kaley each have a 50% interest in the joint venture, and the Company accounts for its interest in the joint venture on the equity method. For the years ended December 31, 1996 and 1995, the Company recognized income of $280,752 and $120,450, respectively, from the joint venture. The excess of distributions received from the joint venture for payments of guaranteed obligations of the Company over the Company's equity interest in the net income of the joint venture is included in accounts payable and other liabilities and amounted to $310,806 at December 31, 1996. The Company's equity interest in the net income of the joint venture net of distributions amounted to $26,267 at December 31, 1995 and is included in other assets.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #3
--------------------------------------------------------------------------------

[2] Summary of Significant Accounting Policies [Continued]

Loan Origination Costs - Loan origination costs of $681,270 and $120,597 which were incurred in connection with financing relating to the business acquisitions and capital expenditures are shown net of accumulated amortization of $145,859 and $21,605 for the years ended December 31, 1996 and 1995, respectively. The costs will be amortized over the terms of the related financing agreements, using the straight-line method which approximates the interest method. Amortization expense of loan origination costs relating to business acquisitions and capital expenditures for the years ended December 31, 1996 and 1995 was $124,254 and $21,605, respectively.
Amortization of such costs began in January of 1995.

Deferred Offering Costs - Deferred offering costs of $322,165 were incurred with respect to the Company's proposed initial public offering. Such costs will be charged against the offering proceeds as a reduction of additional paid-in capital. If the offering is not consummated, these costs will be expensed at that time.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment - Certain long-term assets of the Company including goodwill are reviewed on a quarterly basis as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets." Management considers assets to be impaired if the carrying value exceeds the future projected discounted net cash flows from related operations. If impairment is deemed to exist, the assets will be written down to fair value or projected discounted net cash flows from related operations. Management also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 1996, management expects these assets to be fully recoverable

Net Patient Service Revenue - Net patient service revenue is recognized at the net realizable amounts from patients, third-party payors and others at the time services are rendered. The amount recognized reflects estimated prospective contractual adjustments, including contractual allowances based on agreements between the Company and third-party payors.

For the years December 31, 1996 and 1995 and the period from inception [September 30, 1994] to December 31, 1994, contractual adjustments amounted to approximately $29,000,000, $22,000,000 and $4,000,000, respectively.

The Company is not engaged in the practice of medicine and does not employ physicians. The Company, has the legal right to set the fees for the services rendered, and such fees are billed at the time such services are rendered. The patient or third-party payor is legally obligated to the Company for the amount billed. Bills to third-party payors are based on contractual arrangements between the Company and the third-party payors.

The Company has historically not provided any significant amount of charity care.

Income Taxes - The Company prepares its consolidated financial statements on the accrual basis of accounting. Provision has been made for federal and state income taxes. The Company and its subsidiaries file separate state tax returns. Although federal income tax returns are filed on a consolidated basis with those of the parent company, Consolidated, the Company calculates its federal tax provision on the "separate return basis." Any tax benefit generated by the utilization of Consolidated's federal tax net operating losses has been recorded as a liability to Consolidated and then subsequently forgiven, resulting in an addition to paid-in capital.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #4
--------------------------------------------------------------------------------

[2] Summary of Significant Accounting Policies [Continued]

Stock Options and Similar Equity Instruments - On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively, "Options"] issued to employees, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Earnings Per Share - Earnings per share is computed based on the weighted average number of shares of Common Stock and Class A Common Stock outstanding for each period presented using the modified "Treasury Stock Method." Due to the large number of common equivalent shares outstanding, application of the modified "Treasury Stock Method" was used because the number of shares obtainable upon exercise of all options and warrants exceeded 20% of the number of shares outstanding at the end of the period. This results in the assumed exercise of all anti-dilutive options and warrants as well as dilutive options and warrants. While conventional earnings per share computational guidance does not give effect to anti-dilution, exceptions are allowed under the treasury stock method to aggregate all computations and if the net result is dilutive, all options and warrants are included, and if the net result is anti-dilutive, all are excluded. Primary earnings per share and fully diluted earnings per share include common stock equivalents [options and warrants] which in the aggregate are dilutive using the modified "Treasury Stock Method." Excess proceeds from the assumed exercise of common stock equivalents were used to retire short-term debt and when available, long-term debt. Common stock and Class A Common Stock was assumed reacquired at the average market price for primary earnings per share and at the year end market price for fully diluted earnings per share. The determination of fair market value was made by the Company's Board of Directors. At December 31, 1996, 1995 and 1994, the net income effect of the assumed reduction in interest expense [net of tax] from debt retirement and the average and year end market prices are as follows:

                                      Net Income Effects
                                      of Debt Retirements         Average Market Price        Year End Market Price
                                    Primary    Fully Diluted
                                   Earnings      Earnings                        Class A                    Class A
                                   Per Share     Per Share        Common         Common       Common        Common
December 31,
   1996                        $     223,935   $    117,735  $           2.25   $   1.50      $  3.50       $      2.00
   1995                        $     265,455   $    234,855  $            .75   $    .75      $  1.00       $      1.00
   1994                        $      80,591   $     72,941  $            .25   $    .25      $   .50       $       .50

Certain options and warrants, issued at or below the initial public offering price within one year of the filing of the Company's initial public offering, are included in the computation of earnings per share for all periods presented. In November 1996, the Company effected a recapitalization pursuant to which 1,000 shares of Common Stock outstanding on such date became and were converted into 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock and 5,000 shares of Series A Redeemable Preferred Stock and 5,000 shares of Series B Preferred Stock [subsequently cancelled at December 31, 1996]. In computing earnings per share, shares of Common Stock and Class A Common Stock are treated as a single class. All share and per share information in these financial statements gives effect, retroactively, to such transactions. Dividends on preferred stock, if and when declared, are included in the calculation of earnings per share.

Reclassification - Certain items have been reclassified to conform with the current year's presentation.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #5
--------------------------------------------------------------------------------

[3] Acquisitions

On September 30, 1994, the Company acquired IMI-Florida and its affiliated entities, which are identified in Note 1 - Basis of Presentation, in a business combination accounted for as a purchase. The principal operations of IMI - Florida are in the establishment and operation of outpatient diagnostic imaging centers providing MRI services and other diagnostic imaging modalities. The results of operations of the acquired entities are included in the accompanying consolidated financial statements since the date of acquisition. The total cost of the acquisition was $31,871,702, which exceeded the fair value of net assets of the acquired entities by $11,068,852. Included in the purchase price was the issuance of 3,343,000 shares of Consolidated common stock valued at approximately $.87 a share [$2,920,000] which was the fair value at the time of acquisition. Such shares were transferred from Consolidated to SISC, which generally holds Consolidated's investments in common stock, and from SISC to the Company. The Company recorded this transfer as a loan payable to SISC [See Note 11]. Pursuant to the acquisition agreement, 83,334 additional shares of Consolidated's common stock are to be issued to the sellers due to a decline in the market price of the Consolidated's common stock. The 83,334 shares reflect an offset to which the Company was entitled if certain levels of net patient service revenues were not attained. During the two years following the closing of the acquisition, 250,000 contingent shares that were to be issued in connection with the acquisition of IMI-Florida based on performance, were not issued due to the failure of the Company to meet certain net patient service revenue levels during such two-year period. In addition, 70,000 additional shares of Consolidated's common stock are to be issued to the sellers in connection with the acquisitions of the Kansas City and Arlington centers due to such decline in the stock prices of Consolidated's common stock. The excess purchase price, or goodwill, is being amortized by the straight-line method over 20 years. The other intangibles, specifically restrictive covenants and customer lists, are being amortized by the straight-line method over 3 years and 15 years, respectively.

In conjunction with the Company's acquisition of one of the centers, 125,000 shares of Consolidated's common stock was issued to a radiologist in connection with an amendment to the existing agreement with such radiologist. The determined fair value at that time of $.87 per share, or $108,750, was expensed during the period ended December 31, 1994.

The following summarizes the purchase price allocated to acquired assets at fair value.

Cash                                                           $     6,960,000
Subordinated Debt                                                   19,862,915
Stock                                                                2,920,000
Notes [Covenants]                                                      800,000
Acquisition Costs                                                    1,328,787
                                                               ---------------

   Purchase Cost                                               $    31,871,702
   -------------                                               ===============

Cash $                                                               2,349,548
Other Assets                                                           421,281
Covenants-Not-to-Compete                                             3,302,597
Property, Plant and Equipment                                       10,902,543
Accounts Receivable                                                  7,379,015
Managed Care Contracts - Customer Lists                              5,655,619
Liabilities Assumed                                                 (9,207,753)
Goodwill                                                            11,068,852
                                                               ---------------

   Total                                                       $    31,871,702
   -----                                                       ===============

The cash portion of the purchase price was simultaneously financed through a major asset-based lender.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #6
--------------------------------------------------------------------------------

[4] Accounts Receivable

Accounts receivable, net of contractual allowances, are summarized as follows:

                                                           December 31,
                                                     1 9 9 6          1 9 9 5
                                                     -------          -------
Personal Injury Liability Related Services    $      4,188,335  $     5,423,870
Managed Care                                         2,786,959        2,031,822
Commercial Insurance                                 2,429,950        1,812,313
Workers' Compensation                                1,972,751          958,427
Medicare/Medicaid                                      825,244          559,026
Private Pay                                            416,937          784,121
Other                                                  232,804        1,426,843
                                              ----------------  ---------------

Totals                                              12,852,980       12,996,422
Less:  Allowance for Doubtful Accounts              (1,031,030)      (2,490,381)
                                              ----------------  ---------------

   Accounts Receivable - Net                  $     11,821,950  $    10,506,041
   -------------------------                  ================  ===============

Accounts receivable pledged as collateral for borrowings at December 31, 1996 and 1995 was $11,821,950 and $9,969,500, respectively. On a consolidated basis the Company does not have a significant concentration of receivables from any one non-governmental managed care provider. The Company does not require collateral from its customers.

Contractual allowances amounted to approximately $600,000 and $2,000,000 at December 31, 1996 and 1995, respectively.

The changes in the allowance for doubtful accounts are summarized as follows:

                                                 D e c e m b e r  31,
                                         ------------------------------------
                                         1 9 9 6       1 9 9 5        1 9 9 4
                                         -------       -------        -------

Beginning Balance                    $  2,490,381  $  2,351,026   $  2,394,794
Provision for Doubtful Accounts         2,359,500       855,053        130,637
Recoveries                                195,371       255,862         94,848
Charge-offs                            (4,014,222)     (971,560)      (269,253)
                                     ------------  ------------   ------------

   Ending Balance                    $  1,031,030  $  2,490,381   $  2,351,026
   --------------                    ============  ============   ============

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #7
--------------------------------------------------------------------------------

[5] Property and Equipment

Property and equipment are summarized as follows:

                                                     December 31,
     Property Class                           1 9 9 6           1 9 9 5
     --------------                           -------           -------

Land                                       $   663,830       $   663,830
Buildings and Improvements                   3,466,887         3,242,346
Leasehold Improvements                       1,688,335         1,170,377
Medical Equipment                           17,489,403        14,590,268
Furniture and Equipment                      2,325,783         2,071,906
                                           -----------       -----------

Subtotal                                    25,634,238        21,738,727
Less:  Accumulated Depreciation            (16,414,554)      (14,489,051)
                                           ------------      ------------

   Property and Equipment - Net            $  9,219,684      $  7,249,676
   ----------------------------            ============      ============

Property and equipment pledged as collateral for borrowings had a net book value of $9,219,684 and $7,249,676 as of December 31, 1996 and 1995, respectively.

[6] Intangibles

The Company acquired its subsidiaries [See Note 3] during 1994. As part of the purchase agreement, the Company acquired customer lists, restrictive covenants and goodwill. The intangible assets acquired and the related amortization on the straight-line method are summarized as follows:

                                                          Accumulated Amortization          Net of Amortization
                                 Life                            December 31,                  December 31,
                                 ----                            ------------                  ------------
                                 Years     Cost           1 9 9 6         1 9 9 5           1 9 9 6       1 9 9 5
                                 -----     ----           -------         -------           -------       -------
Goodwill                           20  $   10,964,865  $    1,235,953  $     687,705  $    9,728,912   $   10,277,160
Customer Lists                     15  $    5,655,619  $      848,340  $     471,300  $    4,807,279   $    5,184,319
Restrictive Covenants               3  $    3,302,597  $    2,476,953  $   1,376,085  $      825,644   $    1,926,512

Amortization expense for the periods ended December 31, 1996, 1995 and 1994 was $2,026,156, $2,026,076 and $509,016, respectively.

[7] Leases

The Company leases real estate for certain of its MRI centers and its administrative offices under noncancellable operating leases expiring through 2006. The real estate leases contain clauses which permit adjustments of lease payments based upon changes in the "Consumer Price Index," options to renew the leases for periods up to an additional fifteen years and additional payments for a proportionate share of real estate taxes and common area operating expenses.

Several of the MRI centers lease the magnetic resonance imaging equipment under noncancellable capital leases, the last of which expires in 2003.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #8
--------------------------------------------------------------------------------

[7] Leases [Continued]

For certain of those leases, a balloon payment representing the buy-out of the leased equipment is due at the end of the lease term. A summary of leased property under capitalized leases is as follows:

                                                           December 31,
     Property Class                                  1 9 9 6          1 9 9 5
     --------------                                  -------          -------

Medical Equipment:
   Boca Raton                                   $    415,559    $          --
   South Dade                                        387,460               --
   San Juan                                        2,654,340        1,508,390
   Greater Kansas City                             2,556,284        2,556,284
   Orlando                                         1,625,664        1,625,664
   IMI                                               585,498          350,151
   P.O.D.C.                                          437,663          333,143
                                                ------------    -------------

Subtotal                                          8,662,468        6,373,632
Less:  Accumulated Amortization                  (5,321,539)      (4,121,303)
                                                ------------     ------------

   Equipment Under Capitalized Leases - Net     $  3,340,929     $  2,252,329
   ----------------------------------------     ============     ============

Amortization expense of equipment under capitalized leases is included in depreciation expense.

As of December 31, 1996, the future minimum lease payments under capitalized leases and noncancellable operating leases are:

                                                   Capital           Operating
   Fiscal Years                                    Leases             Leases

     1997                                    $     1,633,578  $        681,708
     1998                                          1,452,711           683,059
     1999                                            811,678           693,645
     2000                                            467,616           339,445
     2001                                            309,209           132,254
     Thereafter                                      391,760           446,583
                                             ---------------  ----------------

     Total Minimum Lease Payments                  5,066,552  $      2,976,694
                                                              ================
     Less Amount Representing Interest              (929,877)
                                             ---------------
     Present Value of Net Minimum
      Capitalized Lease Payments                  4,136,675

     Less: Current Portion of Obligations
      Under Capital Leases                        1,272,923
                                            ---------------
       Non-Current Portion of Obligations
       Under Capitalized Leases             $     2,863,752
                                            ===============

Total rental expense for the periods ended December 31, 1996, 1995 and 1994 was $710,630, $628,366 and $129,690, respectively.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #9
--------------------------------------------------------------------------------

[8] Long-Term Debt

The Company maintains term loans and other notes payable which are secured by accounts receivable and property and equipment. Loan agreements contain various covenants, including restrictions on any mergers, consolidations, sales of assets or issuances of stock, as well as restrictions on payments to the parent Company or any subsidiary or affiliate and to the payment of dividends, unless authorized by the lender. Also, certain loan agreements expressly prohibit payment of subordinated debt to the former owners of IMI-Florida. Subordinated notes payable issued in connection with the acquisitions are unsecured. Certain subsidiaries that issued the Subordinated Notes have not made certain payments of principal or interest due on such notes in 1996, as a result of which the holders may have the right to declare a default against such subsidiaries. Although no default has been declared, no assurance can be given that some or all of the holders of such Subordinated Notes will not seek to declare a default. At December 31, 1996, subordinated notes in the amount of $7,192,919 are recorded as current liabilities.

In January 1996, the Company obtained financing from DVI Financial Services, Inc. and an affiliate thereof ["DVI"], a non-related party to the Company, consisting of a term loan of $2,000,000 and a revolving loan of $6,000,000. DVI has a security interest in substantially all of the Company's assets, primarily accounts receivable and property and equipment. The majority of the proceeds were used to pay current subordinated debt.

In September 1996, certain of the Company's subsidiaries borrowed an aggregate of $4.0 million from DVI. The loans, which mature in September 2002, are payable in monthly installments over the term of the loans. The Company pays interest currently at 11.5% per annum, the payment of additional interest of 10.5% per annum has been deferred and is payable on the maturity date of the loans, resulting in an effective annual interest rate of 22.0%. DVI has a security interest in substantially all of the Company's assets, primarily accounts receivable and property and equipment. In connection with these loans, SISC sold to DVI, for $2,500, a warrant to purchase 250,000 shares of Class A Common Stock at $2.00 per share, which exercise price was changed to $3.50 per share at December 31, 1996, and the Company issued to DVI a warrant to purchase 250,000 shares of Class A Common Stock at $3.50 per share. These warrants are exercisable for the three month period commencing on the earliest to occur of
(a) the prepayment in full of such loans, (b) an event of default under the loan and security agreements with respect to such loans, or (c) November 1, 2001. The Class A Common Stock is not and will not be publicly traded, thus the minimum value method of calculating compensation expense was used to determine financing costs. The costs calculated were not material. In addition, the Company agreed that in the event the principal of and interest on such loans has not been paid in full prior to the November 1, 2001 maturity date, the Company will issue to DVI a warrant to purchase 1,000,000 shares of Common Stock at 80% of the market price per share of such Common Stock on the date of exercise, exercisable from November 1, 2001 until February 1, 2002. If such warrant is issued, the Company will recognize financing costs in accordance with SFAS No. 123 based on the exercise price per share at date of exercise.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #10
--------------------------------------------------------------------------------

[8] Long-Term Debt [Continued]

Long-term debt consists of the following:
                                                                                             December 31,
                                                                                        1 9 9 6        1 9 9 5
                                                                                        -------        -------
Equipment and Leasehold Improvement Debt:
Note payable in monthly installments of $13,666, which includes
   interest at 7.75%; final payment due July 1996.                                  $          --  $      93,478

Note payable in monthly installments of $16,241; which includes
    interest at a rate of 9.5%; final payment due September 1996.                              --        147,008

Note payable in monthly installments of $12,830, which includes
   interest at a rate of 9.5%; final payment due September 1998.                          247,335        371,338

Note payable in monthly installments of $6,488, which includes
   interest at 11.5% final payment due May 2000                                           210,292        260,763

Note payable in monthly installments of $6,488, which includes
   interest at 11.5%, final payment due May 2000                                          210,292        260,763

Note payable in monthly installments of $7,962, which includes
   interest at 11.5%, final payment due May 2000.                                         258,058        319,989

Note payable in monthly installments of $26,000, which includes
   interest at 11.447%, final payment due January 2000.                                 1,890,703             --

Note payable in monthly installments of $17,040, which includes
   interest at 11.103%, final payment due January 2002.                                   781,876             --

Note payable in monthly installments of $39,130, which includes
   interest at 11.086%, final payment due September 2002.                               1,969,179             --
                                                                                    -------------  -------------

   Total Equipment and Leasehold Improvement Debt - Forward                             5,567,735      1,453,339
                                                                                    -------------  -------------

Building Debt:

Mortgage note payable in monthly  installments  of $9,256,  plus  interest at 1%
   above the prime rate; balloon payment due
   September 1996.                                                                             --        971,834

Mortgage note payable in monthly  installments  of $8,333,  plus  interest at 1%
   above the prime rate; balloon payment due
   February 1999.                                                                         416,667        516,667

Mortgage note payable in monthly installments of $2,942, which
   includes interest at 9.75%, balloon payment due November 2000                          208,845        222,701

Mortgage note payable in monthly  installments  of $15,000,  plus interest at 1%
   above the prime rate; final payment due
   May 16, 2000.                                                                          611,000             --
                                                                                    -------------  -------------

   Total Building Debt - Forward                                                    $   1,236,512  $   1,711,202

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #11
--------------------------------------------------------------------------------

[8] Long-Term Debt [Continued]

                                                                                            December 31,
                                                                                      1 9 9 6          1 9 9 5
                                                                                      -------          -------
   Total Equipment and Leasehold Improvement Debt -
     Forwarded                                                                  $     5,567,735  $     1,453,339
                                                                                ---------------  ---------------

   Total Building Debt - Forwarded                                                    1,236,512        1,711,202
                                                                                ---------------  ---------------

Subordinated Debt:

Note payable in quarterly installments of $110,401, plus interest at
   7%; balloon payment due September 1996.                                               64,525        3,238,396

Note payable in quarterly installments of $78,537, plus interest at
   7%; balloon payment due September 1996.                                              296,081        2,303,765

Note payable in quarterly installments of $92,400, plus interest at
   7%; balloon payment due September 1996.                                              548,236        2,710,403

Note payable in quarterly installments of $28,800, plus interest at
   7%; balloon payment due September 1996.                                                   --          844,800

Note payable in quarterly installments of $20,700, plus interest at
   7%; balloon payment due September 1996.                                                   --          607,200

Note payable in quarterly installments of $17,100, plus interest at
   7%; balloon payment due September 1996.                                               12,375          501,600

Note payable in quarterly installments of $29,400, plus interest at
   7%; balloon payment due September 1996.                                              271,651          862,400

Note payable in quarterly installments of $11,400, plus interest at
   7%; balloon payment due September 1997.                                              288,800          334,400

Note payable in quarterly installments of $14,400, plus interest at
   7%; balloon payment due September 1997.                                              365,952          422,400

Note payable in quarterly installments of $91,500, plus interest at
   7%; balloon payment due September 1997.                                            2,848,928        2,860,976

Note payable in quarterly installments of $195,925, which includes
   interest at 4%; balloon payment due September 1999.                                2,808,243        2,970,358
                                                                                ---------------  ---------------

   Total Subordinated Debt - Forward                                            $     7,504,791  $    17,656,698

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #12
--------------------------------------------------------------------------------

[8] Long-Term Debt [Continued]
                                                                                            December 31,
                                                                                      1 9 9 6          1 9 9 5
                                                                                      -------          -------
   Total Equipment and Leasehold Improvement Debt -
     Forwarded                                                                  $     5,567,735  $     1,453,339
                                                                                ---------------  ---------------

   Total Building Debt - Forwarded                                                    1,236,512        1,711,202
                                                                                ---------------  ---------------

   Total Subordinated Debt - Forwarded                                                7,504,791       17,656,698
                                                                                ---------------  ---------------

Other Debt:

Note payable in monthly installments of $29,124, which includes
   interest at 10.5%; final payment due September 1999.                                 831,651        1,079,498

Note payable in monthly installments of $25,922, which includes
   interest at 10.5%; final payment due September 1999.                                 740,201          960,793

Note payable in monthly installments of $8,684, which includes
   interest at 10.5%; final payment due September 1999.                                 247,961          321,858

Note payable in monthly installments of $10,768, which includes
   interest at 10.5%; final payment due September 1999.                                 307,496          399,135

Note payable in monthly installments of $21,129, which includes
   interest at 10.5%; final payment due September 1999.                                 603,331          783,134

Note payable in monthly installments of $18,807, which includes
   interest at 10.5%; final payment due September 1999.                                 537,044          697,093

Note payable in monthly installments of $10,854, which includes
   interest at 10.5%; final payment due September 1999.                                 309,952          402,322

Note payable in monthly installments of $27,319, which includes
   interest at 10.5%; final payment due September 1999.                                 780,095        1,012,574

Note payable in monthly installments of $1,000, which includes
   interest at 12%; final payment due December 1996                                          --           10,368

Note payable in monthly installments of $2,000, which includes
   interest at 12%; final payment due August 1996                                            --           11,580

Notes payable in monthly installments of $15,395, which includes
   interest at 11.5%, final payment due September 2002                                3,368,452               --

Notes payable in monthly installments of $10,998, which includes
   interest at 11.5%, final payment due September 2002                                  481,210               --
                                                                                ---------------  ---------------

   Total Other Debt                                                                   8,207,393        5,678,355
                                                                                ---------------  ---------------

Revolver Loan - Due December 1998 at Prime Plus 2.75%                                 4,714,585               --
                                                                                ---------------  ---------------

   Total Debt                                                                        27,231,016       26,499,594
   Less Current Portion                                                             (10,679,327)     (15,586,907)
                                                                                ---------------  ---------------

   Totals                                                                       $    16,551,689  $    10,912,687
   ------                                                                       ===============  ===============

The prime rate at December 31, 1996 and 1995 was 8.25% and 8.5%, respectively.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #13
--------------------------------------------------------------------------------

[8] Long-Term Debt [Continued]

Maturities of long-term debt are as follows:

Years ending
December 31,

   1997                                                       $    10,679,327
   1998                                                             8,529,580
   1999                                                             3,753,589
   2000                                                             2,297,334
   2001                                                             1,358,897
   Thereafter                                                         612,289
                                                              ---------------

     Total                                                    $    27,231,016
     -----                                                    ===============

Cash paid for interest for the periods ended December 31, 1996, 1995 and 1994 amounted to $2,399,375, $2,175,631 and $709,140, respectively.

[9] Covenants Not-to-Compete

In connection with the acquisition of the imaging centers, the Company entered into two three-year non-competition agreements with two of the previous owners of IMI-Florida. Pursuant to such agreements, the Company is contractually obligated to pay such individuals an aggregate of $800,000. The monthly payments under these agreements are $22,222 with the final payment due in September 1997. The balance due pursuant to such agreements as of December 31, 1996 and 1995 is $200,000 and $466,667, respectively. Annual maturities of these obligations are as follows:

Year ending December 31, 1997                                 $       200,000
                                                              ===============

[10] Capital Stock

The Company is authorized to issue 6,000,000 shares of Preferred Stock, par value $.01 per share, 50,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Class A Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class A Common Stock have no voting rights except as provided by Delaware law.

Common Stock - There are 9,200,000 shares of Common Stock and 1,000,000 shares of Class A Common Stock outstanding.

Each share of Class A Common Stock will automatically become and be converted into one share of Common Stock upon the first to occur of (a) the date, as reasonably determined by the Board of Directors, that the Company ceases to be eligible under the Internal Revenue Code of 1986, as amended, to be a member of the consolidated group of corporations of which Consolidated is the common parent, or (b) the date as of which the Board of Directors effects such a conversion.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #14
--------------------------------------------------------------------------------

[10] Capital Stock [Continued]

Common Stock [Continued] - The Common Stock and the Class A Common Stock are treated as a single class and have identical rights except that the holders of the Class A Common Stock have no voting rights except as required by Delaware law. Holders of Common Stock and Class A Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, dissolution or winding up, each outstanding share of Common Stock and Class A Common Stock entitles its holders to participate ratably in the assets remaining after payment of liabilities.

Series A Preferred Stock - The Series A Preferred Stock consists of 5,000 shares, all of which are issued and outstanding. Holders of shares of Series A Preferred Stock are entitled to non-cumulative dividends of $10 per share, or an aggregate of $50,000. The Company has no obligation to declare dividends for any year, but, in any year, no dividends may be declared with respect to the Common Stock and Class A Common Stock unless the dividends for such year for the Series A Preferred Stock have been declared and paid or provided for. Dividends, if declared, are payable on February 1st of each year to holders of record on the previous January 15th.

The holders of the Series A Preferred Stock have no voting rights except as required by law. The Series A Preferred Stock is not convertible into Common Stock or any other class or series of capital stock. The Series A Preferred Stock may be redeemed for $20 per share, on not less than ten or more than 60 days' notice at any time after the Class A Common Stock is converted into Common Stock. At such time as the Series A Preferred Stock may be redeemed, the Company may redeem the Series A Preferred Stock in whole at any time or in part from time to time. The Series A Preferred Stock is redeemable at the option of the Company.

In the event of any voluntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to receive from the assets of the Company an aggregate amount equal to 80% of the Company's stockholders' equity, including partners' capital, as of the last day of the calendar quarter prior to the date as of which the determination is being made, provided, that from and after the effective date of a registration statement relating to the Company's initial public offering, the aggregate amount shall be 80% of the Company's stockholder's equity. As of the last day of the quarter immediately preceding such effective date, on a per share basis plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock, Class A Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock.

[11] Related Party Transactions

Issuance of Securities at Organization - The Company was incorporated in March 1994 and commenced operations in September 1994. In connection with the organization of the Company, the Company issued an aggregate of 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock to SISC, 5,000 shares of Series A Preferred Stock, 5,000 shares of Series B Preferred Stock [subsequently canceled at December 31, 1996], Series B Warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share and warrants to purchase 1,250,000 shares of Class A Common Stock at $2.00 per share.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #15
--------------------------------------------------------------------------------

[11] Related Party Transactions [Continued]

Issuance of Securities at Organization [Continued] - In October 1994, the Company issued seven-year warrants to purchase an aggregate of 500,000 shares of Class A Common Stock at $2.00 per share to SISC and 15 individuals, including the chief financial officer of the Company, to whom it issued a warrant to purchase 100,000 shares, and two directors of the Company, to each of whom the Company issued a warrant to purchase 50,000 shares.

Due to Affiliate - In connection with the acquisitions of the centers, SISC lent approximately $1.3 million to the Company, which was used to pay acquisition costs, and delivered shares of Consolidated's common stock, valued at $2.9 million, representing a portion of the purchase price. Such loan and the value of such Consolidated common stock is treated as a non-interest bearing loan payable by the Company to SISC with no stated maturity date. The balance as of December 31, 1996 and 1995 amounted to approximately $1,400,000 and $2,600,000, respectively.

Notes Payable - Officer - Approximately $924,000 and $969,000 at December 31, 1996 and 1995, respectively, of the subordinated notes payable issued in connection with the acquisitions is payable to the President/Chief Executive Officer ["CEO"] of the Company and his spouse. The CEO was a stockholder in the predecessor entities. Related party interest expense was approximately $60,000 and $70,000 for the years ended December 31, 1996 and 1995, respectively.

Note Receivable - Officer - On February 7, 1996, the Company loaned $300,000 to the CEO of the Company. The loan is due to the Company in 1998. Interest only is payable annually from inception at a rate of 5-1/2%. Related party interest income was approximately $8,000 for the year ended December 31, 1996.

Other - In September 1996, the Company issued warrants to purchase 250,000 shares of Class A Common Stock at $3.50 per share to SISC in consideration for SISC's sale of 250,000 warrants to purchase Class A Common Stock at $2.00 per share to DVI. The Class A Common Stock is not and will not be publicly traded, thus the minimum value method of calculating compensation expense was used to determine compensation expense. The cost calculated was not material. At December 31, 1996, the warrant issued to SISC was cancelled and the exercise price of the warrant held by DVI was increased from $2.00 per share to $3.50 per share.

Pursuant to the agreement relating to the acquisition of IMI-Florida and its affiliated entities, as a result of a decline in the price of the Consolidated common stock, an additional 153,334 shares of Consolidated's common stock are to be issued to the sellers. Approximately 35,000 of these shares are to be issued to the Company's CEO.

The Company has a management services agreement with The Trinity Group, Inc. ["Trinity"], a wholly-owned subsidiary of Consolidated, pursuant to which the Company is to pay Trinity $50,000 per month for the five-year period commencing with the first month in which such payment may be made pursuant to the Company's agreements with its present lenders. The agreement is renewable by Trinity. Mr. Lewis Schiller, Chairman of the Board of the Company, is the Chief Executive Officer of Consolidated, SISC and Trinity. The services to be rendered by Trinity are general management services.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #16
--------------------------------------------------------------------------------

[12] Income Taxes

Although the Company files its federal income tax returns as part of a consolidated group of corporations of which Consolidated is the common parent, it has calculated its tax provision on the "separate return basis." The tax benefits of $136,533, $1,231,205 and $283,658 for the periods ended December 31, 1996, 1995 and 1994, respectively, received by the utilization of the parent company's tax net operating losses have been recorded as a liability to the parent and then subsequently forgiven, resulting in an increase to additional paid-in capital.

Under SFAS No. 109, "Accounting for Income Taxes," current and deferred taxes have been calculated as if the Company were a separate taxpayer. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1996 and 1995 are as follows:

                                                                                            December 31,
                                                                                      1 9 9 6            1 9 9 5
Deferred Tax Liabilities                                                           $           --    $            --
                                                                                   --------------    ---------------

Deferred Tax Assets:
   Allowance for Doubtful Accounts not Currently Deductible                               363,967            953,985
   Tax Basis of Assets in Excess of Book Basis                                          1,239,700          1,251,728
   State Net Operating Loss Carryforwards                                                 239,799             94,509
                                                                                   --------------    ---------------

   Totals                                                                               1,843,466          2,300,222
                                                                                   --------------    ---------------

Valuation Allowance                                                                       255,101            156,626
                                                                                   --------------    ---------------

Net Deferred Tax Asset                                                                  1,588,365          2,143,596

Net Deferred Tax Asset - Current Portion                                                  363,967            953,985
                                                                                   --------------    ---------------

   Net Deferred Tax Asset - Non Current                                            $    1,224,398    $     1,189,611
   ------------------------------------                                            ==============    ===============

The Company has recorded a deferred tax asset of $1,588,365 at December 31, 1996. The realization of the non-current portion of the deferred tax asset of $1,224,398 is dependent on the Company generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the non-current deferred tax asset will be realized. The amount of the non-current deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

The Company's deferred tax asset valuation allowance was $255,101 and $156,626 as of December 31, 1996 and 1995, respectively. The valuation allowance represents the tax effects of state operating loss carryforwards and other temporary differences which the Company does not expect to realize. The increase in the valuation allowance of $98,475 for the year ended December 31, 1996 is comprised of the following:

State Net Operating Loss Carryforwards                        $        145,290
Tax Basis of Assets in Excess of Book Basis of Assets                  (18,870)
Allowance for Doubtful Accounts not Currently Deductible               (27,945)
                                                              ----------------

   Total                                                      $         98,475
   -----                                                      ================

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #17
--------------------------------------------------------------------------------

[12] Income Taxes [Continued]

The current and deferred income tax components of the provision [benefit] for income taxes consist of the following:

                                                                       Years ended                 Three months ended
                                                                      December 31,                    December 31,
                                                                      ------------                    ------------
                                                               1 9 9 6             1 9 9 5               1 9 9 4
                                                               -------             -------               -------
Current:
   Federal                                                $       136,533   $       1,231,205       $       283,658
   Puerto Rico                                                         --              74,309                22,868
   State                                                          225,347             299,109                59,995
                                                          ---------------   -----------------       ---------------

   Totals                                                         361,880           1,604,623               366,521
                                                          ---------------   -----------------       ---------------

Deferred:
   Federal                                                        512,712            (438,483)           (1,311,347)
   Puerto Rico                                                     52,037               8,998              (258,217)
   State                                                           (9,518)            (45,711)              (98,836)
                                                          ---------------   -----------------       ---------------

   Totals                                                         555,231            (475,196)           (1,668,400)
                                                          ---------------   -----------------       ---------------

   Totals                                                 $       917,111   $       1,129,427       $    (1,301,879)
   ------                                                 ===============   =================       ===============

The provision for income taxes varies from the amount computed by applying the statutory rate for the reasons below:

                                                                            Years ended              Three months ended
                                                                           December 31,                 December 31,
                                                                           ------------                 ------------
                                                                     1 9 9 6          1 9 9 5             1 9 9 4
                                                                     -------          -------             -------
Provision Based on Statutory Rates                                    35.0 %           35.0 %              35.0 %
Benefit of Graduated Rates                                            (1.0)            (1.0)               (1.0)
State and Puerto Rico Taxes [Net of Federal Benefit]                   9.0              7.7               (38.3)
Other                                                                  3.8             (2.6)             (271.0)
                                                                       ---             -----             -------

   Totals                                                             46.8 %           39.1 %            (275.3)%
   ------                                                             ======           ======            ========

The Company and its subsidiaries file separate state tax returns. As of December 31, 1996, the Company had state net operating losses of $5,415,000 expiring as follows:

2004          $    76,000
2005                8,000
2009              190,000
2010            1,367,000
2011            3,774,000
              -----------
   Total      $ 5,415,000
   -----      ===========

For the years ended December 31, 1996, 1995 and 1994, the Company recorded liabilities of $136,533, $1,231,205 and $283,658, respectively, payable to its immediate parent, SISC, for the utilization of federal tax net operating losses of the consolidated group. These liabilities were forgiven and credited to paid-in capital.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #18
--------------------------------------------------------------------------------

[13] Commitments

Professional Liability Insurance - Each of the operating entities carries professional malpractice and general liability insurance. The independent radiology entities that provide the radiology services are covered by their own medical malpractice insurance. The Company has procedures in place to monitor coverage and incidents of significance.

Employment Agreements - In October 1994, the Company entered into a five-year employment agreement with its CEO which runs through September 1999. The agreement provides for an annual base salary of $350,000 and a bonus, not less than $100,000 and not greater than $700,000, calculated on a percentage of the lesser of pre-tax cash flow or pre-tax net income [See Note 24].

The Chief Financial Officer ["CFO"] of the Company, who is also the CFO of Consolidated, has an employment agreement with Consolidated for a term commencing October 1, 1994 and ending December 31, 2002, pursuant to which he received an annual salary of $177,000 for the contract year ended September 30, 1996 with increases annually thereafter until the seventh year for which his annual salary is $252,000. The agreement provides for two bonuses, one of which is equal to the greater of 1% of Consolidated's net pre-tax profits or 1% of Consolidated's net cash flow, and the other of which is equal to the greater of 1% of the Company's net pre-tax profits or 1% of the Company's net cash flow. Although the CFO and Consolidated are the parties to his employment agreement, 75% of the CFO's compensation is paid by the Company because he devotes 75% of his time to the Company and the remaining 25% is allocated to and paid by Consolidated [exclusive of the bonuses relating to the Company].

Radiologist Agreements - The Company's employees perform the diagnostic imaging scans and the Company engages radiologists and other specialists to read and interpret the diagnostic imaging scans performed at the centers. The Company has entered into several agreements for these services. Terms and fees vary on a contract by contract basis. Fees are generally based on a percentage of collected gross revenues, such fees generally range from 10% - 20%. One contract has annual fees of $275,000 plus a percentage of the center's annual gross revenues in excess of $2.4 million through March 2000 and another includes an annual consulting fee of $30,000 through December 1999. Additionally, in conjunction with the Company's acquisition of one of the centers, 125,000 shares of Consolidated's common stock were issued to a radiologist in connection with an amendment to the existing agreement with such radiologist. The determined fair value at that time of $.87 per share or $108,750 was expensed during the period ended December 31, 1994. In addition, one agreement contains a provision for the issuance by Consolidated to the radiologist of a warrant to purchase 100,000 shares of the common stock of Consolidated upon the consummation of an initial public offering of the Company's common stock. The Company will incur expenses for radiology fees in accordance with SFAS No. 123 if such warrant is issued.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #19
--------------------------------------------------------------------------------

[14] Employee Benefit Plans

On July 1, 1995, the Company adopted a Qualified Retirement Plan under the Internal Revenue Code. The Plan requires employees to complete one year of service and attain the age of 21. Employer contributions are discretionary and determined on an annual basis. Employer contributions to the plan totaled $53,687 and $41,120 for the years ended December 31, 1996 and 1995, respectively.

The Plan will match employee contributions dollar for dollar with maximum limitations as follows:

Year in Plan
   First                                    $            500
   Second                                                750
   Third                                               1,000
   Fourth                                              1,250
   Fifth                                               1,500
   Sixth                                               1,750
   Seventh or More                                     2,000

[15] Long-Term Incentive Plan

In October 1994, the Company adopted, by action of the Board of Directors and stockholders, the 1994 Long-Term Incentive Plan [the "Plan"]. The Plan does not have an expiration date.

The Plan is authorized to grant options or other equity-based incentives for 1,200,000 shares of the Class A Common Stock or, at such time as the Class A Common Stock is converted into Common Stock, shares of Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the Plan.

Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any of its subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made.

The following types of awards can be granted under the Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock, stock purchase rights and/or other stock-based awards. Incentive stock options to purchase an aggregate of 850,000 shares of Class A Common Stock were granted under the plan as follows: In October 1994, the Company granted incentive stock options to purchase 765,500 shares of Class A Common Stock at $.50 per share; in September 1995, the Company granted incentive stock options to purchase 71,500 shares of Class A Common Stock at $1.00 per share, and in June 1996, the Company granted incentive stock options to purchase 13,000 shares of Class A Common Stock at $1.00 per share. The exercise price of the options was the fair market value on the respective dates of grant. All of the options are presently fully exercisable and have a maximum term of seven years from the date of grant. No compensation cost was recognized for stock-based employee awards.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #20
--------------------------------------------------------------------------------

[15] Long-Term Incentive Plan [Continued]

A summary of the activity under the Company's long-term incentive plan is as follows:

                                                                                                         Weighted
                                                                                                    Average Contractual
                                                                   Number of     Weighted Average        Remaining
                                                                    Options      Exercise Price         Life [Years]
   Options Outstanding - September 30, 1994                                --

Granted                                                               765,500
Exercised                                                                  --
Expired                                                                    --
                                                                -------------

   Options Outstanding - December 31, 1994                            765,500       $        .50            6.75 Years
                                                                                    ============

Granted                                                                71,500
Exercised                                                                  --
Expired                                                                    --
                                                                -------------

   Options Outstanding - December 31, 1995                            837,000       $        .54            5.83 Years
                                                                                    ============

Granted                                                                13,000
Exercised                                                                  --
Expired                                                                    --
                                                                -------------

   Options Outstanding - December 31, 1996                            850,000       $        .55            4.85 Years
   ---------------------------------------                      =============       ============

   Options Exercisable - December 31, 1996                            850,000
   ---------------------------------------                      =============

If the Company had accounted for the issuance of all options and compensation based warrants pursuant to the minimum value method of SFAS No. 123, the Company would have recorded compensation expense of approximately $17,000 and $27,000 for the years ended December 31, 1996 and 1995, respectively, and the Company's net income and net income per share would have been as follows:
                                                     Years ended
                                                     December 31,
                                              1 9 9 6           1 9 9 5
                                              -------           -------

Net Income as Reported                   $    1,041,354   $     1,761,499
                                         ==============   ===============

Pro Forma Net Income                     $    1,024,354   $     1,734,499
                                         ==============   ===============

Net Income Per Share as Reported         $          .08   $           .13
                                         ==============   ===============

Pro Forma Net Income Per Share           $          .08   $           .13
                                         ==============   ===============

The fair value of options and warrants [See Note 16] to purchase Class A Common Stock at date of grant was estimated using the minimum value method with the following weighted average assumptions:

                                                       1 9 9 6          1 9 9 5
                                                       -------          -------

Expected Life [Years]                                     7                  7
Interest Rate                                           6.0%               7.0%
Annual Rate of Dividends                                  0%                 0%
Volatility                                                0%                 0%

The weighted average fair value of options at date of grant using the minimum value method during 1996 and 1995 is estimated at $1.34 and $.38, respectively.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #21
--------------------------------------------------------------------------------

[16] Warrants

Outstanding warrants as of December 31, 1996 are as follows:

                          No. of Warrants Outstanding
                            Common           Class A   Exercise        FMV at        No. of Warrants
   Date of Grant             Stock           Common      Price      Date of Grant       Exercised     Expiration Date
   -------------             -----           ------      -----      -------------       ---------     ---------------
September 1996                    --         250,000      3.50           2.00              --          February 2002
October 1994               1,000,000              --      2.00            .50              --          October 2001
October 1994 [A]                  --         700,000      3.50            .50              --          October 2001
October 1994 [B]                  --         500,000      3.50            .50              --          October 2001
                         -----------    ------------

   Total                   1,000,000       1,450,000
   -----                 ===========    ============

The weighted average exercise price and weighted average remaining contractual life of outstanding warrants are as follows:

                         Weighted Average            Weighted Average Remaining
                          Exercise Price              Contractual Life [Years]
December 31,
   1996                        2.89                              4.78
   1995                        2.82                              5.75
   1994                        2.82                              6.75

[A] Warrants to purchase 1,250,000 shares of Class A Common Stock at $2.00 per share were issued in October 1994. At December 31, 1996, the exercise price was increased to $3.50 per share and warrants to purchase 550,000 shares of Class A Common Stock were canceled.

[B] At December 31, 1996, the exercise price was increased from $2.00 per share to $3.50 per share.


In September 1996, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at $3.50 per share [250,000 to a related party [See Note 11] and 250,000 to DVI [See Note 8]]. At December 31, 1996, the warrant to purchase 250,000 shares of Class A Common at $3.50 per share issued to a related party was cancelled. At December 31, 1996, none of the above warrants issued were canceled, except as noted above, and all outstanding warrants are exercisable. At December 31, 1996, their are no additional warrants subject to grant.

[17] Litigation

The Company is subject to lawsuits arising in the ordinary course of business. Management, after review and consultation with counsel, believes it has meritorious defenses and considers that any potential outcome from these matters after considering potential insurance recoveries, would not materially affect the financial position and statement of operations of the Company. Nevertheless, due to uncertainties in the legal process, it is at least reasonably possible that management's view of the outcome may change in the near term. However, no facts have come to the Company's attention which would result in the estimate of a loss or range of loss and the Company believes that all such claims except for immaterial deductibles, will be covered by insurance except as follows:

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #22
--------------------------------------------------------------------------------

[17] Litigation [Continued]

In May 1996, the Company commenced an arbitration proceeding before the American Arbitration Association in Los Angeles, California against Radman, Inc. ["Radman"], a manufacturer of teleradiology systems and equipment, entitled International Magnetic Imaging, Inc. v. Radman, Inc., alleging fraud and breach of contract and seeking rescission of a purchase agreement between the Company and Radman for a teleradiology system as well as an award of money damages in an amount not less than $485,000, together with interest, attorneys' fees and costs. Radman has asserted certain counterclaims against the Company in such proceeding seeking an award of money damages in the sum of at least $236,000, together with interest, exemplary and punitive damages, reasonable attorneys' fees and other costs of the action.
This matter is presently pending. The Company believes that it has meritorious defenses to Radman's counterclaims.

In December 1994, the Company placed a purchase order with Advanced NMR Systems, Inc. ["ANMR"], for Instascan MRI equipment upgrade systems for an aggregate of $1.5 million. Three of the systems have been installed at the Centers and the remaining two have not yet been installed at the Company's facilities. By letter dated February 25, 1996, the Company notified ANMR that it was terminating and rescinding the purchase agreements for such equipment as well as certain other related agreements between the parties and seeking the return of the approximately $723,000 previously paid to ANMR as well as money damages as a result of certain material deficiencies in such equipment. By letter dated March 22, 1996, ANMR's counsel denied such claimed deficiencies, disputed the Company's right to terminate such agreements and claimed that the Company is in breach thereof for, among other things, failing to pay the approximately $752,000 balance of the purchase price for such equipment. ANMR also threatened to commence an action against the Company to assert its rights under such agreements. In October 1996, the Company commenced a state court action against ANMR in Florida.

In January 1996, Drs. Ashley Kaye and James Sternberg, two of the former stockholder-directors of IMI-Florida, and Dr. Sternberg's wife, threatened to commence an action against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of Consolidated and the Company, for alleged violations of securities and common law in connection with the execution in 1994 of an asset purchase agreement between MD Corp. and a subsidiary of the Company and non-payment of the $3,375,000 Subordinated Notes of two subsidiaries of the Company issued to MD Corp. in connection therewith. Although the Company reflects the principal and interest on such Subordinated Notes as liabilities on its consolidated balance sheet and no notice of default has been given, no assurance can be given that an adverse decision in any action based on such claims will not have a material adverse effect upon the Company.

Vanguard Limited ["Vanguard"], on its own behalf or on behalf of other persons who may be affiliated with Vanguard, based on a purported agreement relating to the introduction of Consolidated and the Company to IMI-Florida and assistance in the negotiation of the acquisition of the Centers, has asserted a claim against the Company and/or SISC that it has the right, among other things, to a 10% interest in the Common Stock of the Company, on a fully-diluted basis, prior to an initial public offering by the Company and prior to the issuance of certain warrants to DVI, for no cash consideration. In addition, Vanguard has claimed that it is entitled to a $200,000 fee due at the time of the acquisition of the Centers, consulting fees of $240,000 per year for five years, reimbursement of nonaccountable expenses and a 5% interest in any future medical acquisition by the Company. No assurance can be given that any litigation which may ensue would not seek damages exceeding the claim described above and, if decided unfavorably to the Company, would not have a material adverse affect on the Company. If Vanguard commences an action against the Company and prevails, it would have a material adverse effect upon the Company, and, furthermore, if it prevails with respect to its claim for Common Stock, the issuance of such Common Stock could result in a non-cash charge to earnings for the value of such Common Stock, dilution to the stockholders, including the stockholders who purchased stock in an initial public offering, and a reduction in the net tangible book value per share. In addition, the Company may not be able to use Consolidated's net loss or tax loss carryforward to reduce its tax liability if a sufficient number of shares of Common Stock were issued to Vanguard.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #23
--------------------------------------------------------------------------------
[17] Litigation [Continued]

The Company has received a report with respect to the conduct of an independent contractor who regularly performs professional services for one of its Centers, which conduct may be considered sexual harassment. The Company believes that its policies and procedures with respect to the behavior of employees and others who regularly perform services at its Centers are in compliance with applicable Federal and state laws concerning sexual harassment. The Company is investigating the reported incidents and has not made a determination as to what action, if any, should be taken. No assurance can be given that, if the reported incidents result in a claim against the Company and the claimant prevails, there will not be a material adverse effect upon the Company. [18] Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of it customers and based upon factors surrounding the credit risk of its customers establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited [See Note 3]. The Company places its cash and cash equivalents with high quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. The Company had cash balances in excess of federally insured limits of approximately $784,000 and $602,000 as of December 31, 1996 and 1995, respectively.

The Company derived approximately 73% of its net patient service revenues from operations in the State of Florida in 1996.

The Company's operating facilities grant credit without collateral to its patients, most of whom are residents of the operating facilities respective area and are insured under third-party payor agreements. The mix of accounts receivable net of contractual allowances from third-party payors and patients are as follows:

                                                             December 31,
                                                        1 9 9 6        1 9 9 5

Personal Injury Liability Related Services                 33 %           42 %
Managed Care                                               22 %           16 %
Commercial Insurance                                       19 %           14 %
Workers' Compensation                                      15 %            7 %
Medicare/Medicaid                                           6 %            4 %
Private Pay                                                 3 %            6 %
Other                                                       2 %           11 %
                                                        -------       --------
                                                          100 %          100 %
                                                        =======       ========

[19] Fair Value of Financial Instruments

Effective  December  31,  1995,  the  Company  adopted  Statement  of  Financial
Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #24
--------------------------------------------------------------------------------

[19] Fair Value of Financial Instruments [Continued]

                                                              Carrying Amount                     Fair Value
                                                               December 31,                      December 31,
                                                          1 9 9 6         1 9 9 5          1 9 9 6          1 9 9 5
                                                          -------         -------          -------          -------
Subordinated Debt - Short-Term                       $    7,192,919   $   12,653,825  $    6,583,170   $   12,653,825
Notes Payable - Long-Term                                16,239,817        5,909,814      16,096,742        5,726,391
Subordinated Debt - Long-Term                               311,872        5,002,873         266,130        4,311,924
                                                     --------------   --------------  --------------   --------------

   Totals                                            $   23,744,608   $   23,566,512  $   22,946,042   $   22,692,140
   ------                                            ==============   ==============  ==============   ==============

In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivables, accounts payables and short-term debt, the carrying amount approximated fair value for these instruments because of their short maturities. The fair value of long-term debt is estimated based on discounting expected future cash flows at the rates currently offered to the Company for debt of the same or similar remaining maturities. Due to the non-interest bearing nature and unspecified payment terms, it was not practicable to estimate the fair value of the debt due to affiliate, however, the use of discounted cash flow techniques to estimate fair value could result in an estimated fair value substantially lower than the carrying amount which is $1,175,397 at December 31, 1996.

[20] Supplemental Disclosures of Cash Flow Information

Cash paid for interest and income taxes amounted to $2,399,375 and $48,029 in 1996, $2,175,631 and $53,764 in 1995 and $709,140 and $-0- in 1994.

During the periods ended December 31, 1996, 1995 and 1994, $136,533, $1,231,205 and $283,658, respectively, of debt due to an affiliate related to allocated income taxes was forgiven and included in paid-in capital.

During the years ended December 31, 1996 and 1995, the Company acquired equipment under capitalized leases in the amounts of $2,288,836 and $762,465, respectively.

During 1995, $103,984 of expenses paid on behalf of an affiliate were applied against the amount due to affiliate.

During December 1994, the Company entered into an agreement to purchase five system upgrades for existing MRI centers at a total cost of $1,475,000.

During 1994, the Company utilized stock transferred from an affiliate valued at $2,919,000 to acquire the centers and related companies.

[21] Proposed Public Offering

In November 1996, the Company filed a registration statement with respect to an initial public offering of its securities.

[22] Fourth Quarter Data

The Company incurred a loss before income taxes in the fourth quarter of $952,000. This loss was primarily due to an increase in accounts receivable charge-offs which increased the provision for doubtful accounts.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #25
--------------------------------------------------------------------------------

[23] New Authoritative Accounting Pronouncement

The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. The provisions of SFAS No. 125 must be applied prospectively; retroactive application is prohibited, and early application is not allowed. SFAS No. 125 is not expected to have a material impact on the Company. Some provisions of SFAS No. 125, which are unlikely to apply to the Company, have been deferred by the FASB.

The FASB has issued SFAS No. 128 "Earnings Per Share" and SFAS 129 "Disclosure of Information About Capital Structure." Both are effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 simplifies the computation of earning per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

While the Company has not analyzed SFAS No. 128 sufficiently to determine its long-term impact on per share reported amounts, SFAS No. 128 should not have a significant effect on historically reported per share loss amounts.

SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.

[24] Subsequent Events

In March 1997, the Company entered into an agreement with the CEO and his wife pursuant to which they agreed to reduce the outstanding $924,000 principal amount of the Subordinated Notes payable to them by the $300,000 principal amount of two loans from the Company to the CEO and exchange such Subordinated Notes for 30 shares of a newly created series of preferred stock, the Series C Preferred Stock, having an annual non-cumulative dividend of $75,000, a liquidation preference of $50 and a redemption price of approximately $624,000. In connection with such exchange, accrued interest of approximately $8,000 on the $300,000 loan to the CEO will be waived. The CEO will also receive a five-year warrant to purchase 25,000 shares of Class A Common Stock at $3.50 per share.

Pursuant to such agreement, the CEO's employment agreement is to be amended, effective upon the closing of the Company's initial public offering, subject to the Company obtaining DVI's approval, to provide, among other things, (a) the extension of the term until December 31, 2002, (b) an increase in annual base salary to $395,000, subject to annual increases of 3%, commencing January 1, 1998, (c) the grant to the CEO of the right to terminate his employment agreement, without cause, upon six months' notice to the Company, (d) a non-competition covenant by the CEO, (e) the grant to the CEO of the right to devote a portion of his time to the operations of two MRI centers located in Illinois which are owned by his wife and to perform consulting services for any third-party purchasers of such centers, and (f) severance payments of $250,000 in the event that he terminates the agreement with cause or in the event of a change of control.

In March 1997, the employment agreement of the CFO, who is also the CFO of Consolidated, was amended to include among other provisions, (a) the extension of his term of employment to December 31, 2007 or such later date the CFO may be required to be employed by the Company pursuant to the Company's agreement with DVI, (b) annual salary increases until the year ended December 31, 2007, for which his base salary will be $353,000, (c) increases in his two bonuses from 1% to 2 1/2% of the greater of Consolidated's net pre-tax profits or Consolidated's net cash flow and the greater of the Company's net pre-tax profits or the
Company's net cash flow. . . . . . . . . . . .

                         REPORT OF INDEPENDENT AUDITORS


The Partners
   International Magnetic Imaging, Inc. [Predecessor]


                  We have audited the accompanying combined statements of operations, changes in equity, and cash flows of International Magnetic Imaging, Inc. [Predecessor] and its affiliates for the nine months ended September 30, 1994. These combined statements of operations, changes in equity, and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined statements of operations, changes in equity, and cash flows based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of operations, changes in equity, and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of operations, changes in equity, and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of operations, changes in equity, and cash flows. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the combined statements of operations, changes in equity, and cash flows referred to above present fairly, in all material respects, the combined results of operations and cash flows of International Magnetic Imaging, Inc. [Predecessor] and its affiliates for the nine months ended September 30, 1994, in conformity with generally accepted accounting principles.


                                                  MOORE STEPHENS, P. C.
                                                  Certified Public Accountants.

Cranford, New Jersey
November 22, 1994

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
--------------------------------------------------------------------------------
COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994.
--------------------------------------------------------------------------------

Revenue:
   Net Patient Service Revenue                                 $    21,161,740
                                                               ---------------

Expenses:
   Radiology Fees                                                      487,365
   Equipment Maintenance                                               920,394
   Patient Service Costs and Expenses                                1,401,912
   Salaries and Benefits                                             6,059,210
   Professional Services                                             1,390,211
   Other Management, General and Administrative                      3,099,641
   Provision for Bad Debts                                             966,018
   Depreciation and Amortization                                     2,459,742
                                                               ---------------

   Total Expenses                                                   16,784,493
                                                               ---------------

Operating Income Before Other Income [Expense]                       4,377,247

Other Income [Expense]:
   Loss on Disposal of Assets                                         (523,718)
   Interest Income and Other                                           437,684
   Interest Expense                                                   (610,435)
                                                               ---------------

   Net Income - Historical                                           3,680,778

Pro Forma Income Tax Effect [11]                                     1,472,311
                                                               ---------------

   Pro Forma Net Income                                        $     2,208,467
                                                               ===============

See Notes to Combined Statements of Operations, Changes in Equity, and Cash Flows.

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
--------------------------------------------------------------------------------

COMBINED STATEMENT OF CHANGES IN EQUITY FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1994.
--------------------------------------------------------------------------------

                                         Additional
                              Common       Paid-in      Retained           Partners' Capital            Notes         Total
                               Stock       Capital      Earnings        General         Limited      Receivable      Equity
Balances -
  December 31, 1993        $    8,770  $  5,945,045  $      206,564  $  (1,505,291) $   7,330,983  $    (896,000) $  11,090,071

  Partners' Distributions          --            --              --       (137,850)    (2,745,379)            --     (2,883,229)
  Dividends Paid                   --            --      (1,247,890)            --             --             --     (1,247,890)
  Net Income                       --            --       1,633,385         48,275      1,999,118             --      3,680,778
                           ----------  ------------  --------------  -------------  -------------  -------------  -------------

Balances -
  September 30, 1994       $    8,770  $  5,945,045  $      592,059  $  (1,594,866) $   6,584,722  $    (896,000) $  10,639,730
                           ==========  ============  ==============  =============  =============  =============  =============

See Notes to Combined Statements of Operations, Changes in Equity, and Cash Flows.

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
--------------------------------------------------------------------------------
COMBINED STATEMENT OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994.
--------------------------------------------------------------------------------

Operating Activities:
   Net Income                                                   $    3,680,778
   Adjustments to Reconcile Net Income to Net Cash Provided
      by Operating Activities:
       Provision for Bad Debts                                         966,018
       Depreciation and Amortization                                 2,459,742
       Loss on Disposal of Property and Equipment                      523,718

   Changes in Operating Assets and Liabilities:
     Restricted Cash                                                  (983,000)
     Accounts Receivable - Net                                      (2,571,920)
     Prepaid Expenses and Other                                      2,704,197
     Accounts Payable and Other Liabilities                           (522,558)
                                                                --------------

   Net Cash - Operating Activities                                   6,256,975
                                                                --------------

Investing Activities:
   Property and Equipment Additions - Net                             (466,429)
   Proceeds from Sale of Equipment                                     469,103
                                                                --------------

   Net Cash - Investing Activities                                       2,674
                                                                --------------

Financing Activities:
   Shareholders' Dividends                                          (1,247,890)
   Partners' Distributions                                          (2,883,229)
   Payments on Notes Payable and Long-Term Debt                       (877,366)
   Payments on Capital Lease Obligations                              (654,452)
                                                                ---------------

   Net Cash - Financing Activities                                  (5,662,937)
                                                                ---------------

   Net Increase in Cash and Cash Equivalents                           596,712

Cash and Cash Equivalents - Beginning of Years                       1,752,826
                                                                --------------

   Cash and Cash Equivalents - End of Years                     $    2,349,538
                                                                ===============

See Notes to Combined Statements of Operations, Changes in Equity, and Cash Flows.

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND CASH FLOWS
--------------------------------------------------------------------------------

[1] Summary of Significant Accounting Policies

The accounting and reporting policies of International Magnetic Imaging, Inc. ["IMI"] and its affiliates conform to generally accepted accounting principles. The following summarizes the more significant of these policies.

Operations - The principal operations of International Magnetic Imaging, Inc. and affiliates [hereinafter collectively referred to as the "Company"] are in the establishment and operation of outpatient diagnostic imaging centers providing magnetic resonance imaging ["MRI"] services. Operations of the centers are conducted through nine limited partnerships and one corporation and are located in various states and the U.S. Commonwealth of Puerto Rico.

The general partner of each of the limited partnerships are corporate entities incorporated in the state the limited partnership conducts operations. The principal users of the Company's magnetic resonance imaging services are practicing physicians, a number of which are limited partners, located in general proximity to the various centers. Each of the centers are managed by a management company, IMI, whose principal shareholders are related to the general partner of the limited partnership through common ownership.

The Florida legislature has enacted the "Patient Self-Referral Act" [the "Act"] which provides that after October 1, 1994, a physician cannot refer patients to an entity which provides diagnostic imaging services in which the physician has an investment interest, as defined in the Act [See Note 10].

Basis of  Presentation  - The  combined  statements  of  operations,  changes in equity, and cash flows include the accounts of the following affiliated entities. The year the MRI centers commenced operations is shown parenthetically.

Operating Centers:
   Physicians Outpatient Diagnostic Center, Ltd. [1985] ["PODC"]
   Pine Island Magnetic Resonance Imaging Center, Ltd. [1986] ["Pine Island"] Magnetic Resonance Institute of North Miami Beach, Ltd. [1988] [" N. Miami"] Magnetic Resonance Institute of Boca Raton, Ltd. [1988] ["Boca Raton"] Magnetic Resonance Institute of South Dade, Ltd. [1989] ["South Dade"] Oakland Magnetic Resonance Institute, Ltd. [1990] ["Oakland Park"]
   San Juan M.R.I., Inc. [1990] ["San Juan"]
   Magnetic Resonance Institute of Arlington, L.P. [1990] ["Arlington"] Magnetic Resonance Institute of Greater Kansas City, L.P. [1991]
    ["Kansas City"]
   Magnetic Resonance Institute of Orlando, Ltd. [1992] ["Orlando"]

General Partners:
   P.O.D.C., Inc.
   S.A.S.G.P., Inc.
   Askay, Inc.
   Magnetic Resonance Institute of Boca Raton, Inc.
   Magnetic Resonance Institute of South Dade, Inc.
   Oakland Magnetic Resonance Institute, Inc.
   Magnetic Resonance Institute of Arlington, Inc.
   Magnetic Resonance Institute of Greater Kansas City, Inc.
   Magnetic Resonance Institute of Orlando, Inc.

Management Companies:
   International Magnetic Imaging, Inc. ["IMI"]

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND CASH FLOWS, Sheet #2
--------------------------------------------------------------------------------

[1] Summary of Significant Accounting Policies [Continued]

Radiology Company:
   J. Sternberg and S. Schulman, M.D. Corp.

The accounts of IMI and its affiliates are combined because of the common ownership interests in the management company, operating MRI entities, and the general partners that exercise operating control over such entities. All significant intercompany balances and transactions are eliminated in combination. The corporate general partners account for their respective investments in the limited partnerships using the equity method.

The financial statements, for all periods presented, have been prepared in accordance with the American Institute of Certified Public Accountants' audit and accounting guide "Audits of Providers of Health Care Services."

Cash and Cash Equivalents - The Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts - Patient accounts are reserved for when, in management's opinion, the collectibility of a portion of, or the entire outstanding balance, is doubtful.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are stated at cost less accumulated amortization. Such improvements are amortized over the shorter of the term of the lease or the useful life of the improvement. Medical Equipment financed under capital leases is recorded in property and equipment at cost at the inception of the lease. Amortization of assets held under capital leases is included in depreciation expense and computed using the straight-line method.

Property and equipment are depreciated over the following estimated useful lives:

                                                                Years

   Buildings and Improvements                                     25
   Leasehold Improvements                                       10 - 25
   Medical Equipment                                               6
   Furniture and Equipment                                       5 - 7

Expenditures for maintenance, repairs, and replacement of minor items are charged to earnings as incurred. Major additions and improvements which extend the useful life or improve the operating performance of the related asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period.

Intangible Assets:

Organization Costs - Expenses incurred in connection with the formation of each of the entities have been capitalized and are being amortized over a period of five years using the straight-line method.

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND CASH FLOWS, Sheet #3
--------------------------------------------------------------------------------

[1] Summary of Significant Accounting Policies [Continued]

Deferred Financing Costs - Deferred financing costs are being amortized using the straight-line method, which approximates the interest method, over the term of the related financing agreement.

Income Taxes - The Company prepares its combined financial statements on the accrual basis of accounting. No provision has been made for Federal and State income taxes for the partnership entities as the individual general and limited partners are responsible for such taxes on their respective share of earnings. Likewise, the general partner corporate entities and the management companies have elected "S corporation" status under the Internal Revenue Code and the taxation of the earnings thereof is the responsibility of the individual shareholders. As of December 31, 1993, the Company's sole magnetic resonance institute organized for tax purposes as a "C" corporation, San Juan MRI, Inc. ["San Juan"] has available, for its operations only, approximately $1,041,000 of income tax loss carryforwards to offset future taxable income of which $681,000, $256,000 and $104,000 expires in 1997, 1998 and 1999, respectively. At December 31, 1993, San Juan has net operating loss carryforwards for financial reporting purposes of approximately $1,312,000.

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Statement No. 109, "Accounting for Income Taxes." The statement is effective for the fiscal year 1993. The implementation of such statement has not had a material impact on the Company's financial position.

Net Patient Service Revenue - Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including provisions for estimated contractual adjustments under reimbursement agreements with third-party payors. The Company has historically not provided any significant amount of charity care.

[2] Property and Equipment

Depreciation expense for the nine months ended September 30, 1994 is $2,374,931.

[3] Leases

The Company leases real estate for certain of its MRI centers and its administrative offices under noncancellable operating leases expiring during the next fifteen years. The real estate leases contain clauses which permit adjustments of lease payments based upon changes in the "Consumer Price Index", options to renew the leases for periods up to an additional fifteen years and additional payments for a proportionate share of real estate taxes and common area operating expenses.

Several of the MRI centers lease the magnetic resonance imaging equipment under noncancellable capital leases, the last of which expires in 1999. In January 1993, the Company restructured certain capital lease agreements. The restructuring extends the term of the leases and, for certain of those leases, includes a balloon payment representing the buy-out of the leased equipment at the end of the lease term.

Total rental expense for the nine months ended September 30, 1994 is $562,003.

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND CASH FLOWS, Sheet #4
--------------------------------------------------------------------------------

[4] Shareholders' Equity - General Partners

The number of common shares authorized, issued and outstanding, and the amount of issued and outstanding common stock of the general partner corporate entities included in the combined financial statements at September 30, 1994 are as follows:

                                                     Par       Shares         Issued and       Common
                                                    Value    Authorized       Outstanding       Stock
S.A.S.G.P., Inc.                                  $       1.00       500           300        $      300
Askay, Inc.                                       $       1.00     7,500           300        $      300
MRI of Boca Raton, Inc.                           $       1.00     7,500           300        $      300
MRI of South Dade, Inc.                           $       1.00     7,500           300        $      300
Oakland MRI, Inc.                                 $       1.00     7,500           300        $      300
MRI of Arlington, Inc.                            $       1.00     7,500           300        $       --
MRI of Greater Kansas City, Inc.                  $       1.00     7,500           300        $      300
MRI of Orlando, Inc.                              $       1.00     7,500           300        $      300

[5] Related Party Transactions

San Juan Loans - IMI and a related radiology company, not included in the combined financial statements, provided $750,000 revolving lines of credit to San Juan. Borrowings under the lines of credit are unsecured and bear interest at a rate of 9.5% at December 31, 1993. In October 1990, the proceeds of the notes were assigned by the creditor entities to the principal shareholders of IMI and the radiology company and treated as dividend distributions. The amount attributable to IMI was $216,000. Borrowings under the lines of credit are payable in full at December 31, 1994.

[6] Supplemental Cash Flow Information

Interest paid during the nine months ended September 30, 1994 amounted to $585,781.

[7] Commitments

Professional Liability Insurance - Each of the operating entities carries professional malpractice and general liability insurance. The radiology entities that provide the radiology services are covered by their own medical malpractice insurance. The Company has procedures in place to monitor coverage and incidents of significance.

[8] Employee Benefit Plan

During 1993, the Company began sponsoring the International Magnetic Imaging, Inc. 401(K) Savings Plan. Employees become eligible for participation after completion of 1,000 hours of eligible service during the first twelve months of employment or in any later plan year. Participants may elect to contribute from 1% to 15% of their compensation, as defined. The Company may choose to make a matching contribution to the plan for each participant who has elected to make tax deferred contributions for the plan year. The Company's matching contribution percentage will be decided each year by the Company, not to exceed $1,000. For 1993, the Company decided to match 100% of the employees contribution, up to the maximum amount allowable under the plan.

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND CASH FLOWS, Sheet #5
--------------------------------------------------------------------------------

[9] Restructure

[A] In April of 1994 the Company restructured certain capital lease agreements to extend the terms of such leases. The net present value of the future minimum lease payments under the restructured agreement had no change, however, the net increase or [decrease] in the future minimum lease payments under these capital leases is as follows:

Fiscal                                                             Increase
Years                                                             [Decrease]

   1994                                                        $     (156,478)
   1995                                                               (27,532)
   1996                                                               (27,532)
   1997                                                                 81,755
   1998                                                                307,002
                                                                --------------

   Total Net Increase in Minimum Lease Payments                        177,215
   Less Increase in Amount Representing Imputed Interest             (177,215)

   Increased Net Present Value of Capital Lease Payments        $           --
   -----------------------------------------------------        ==============

[B] Additionally, in February and April 1994, the Company renegotiated and refinanced certain promissory notes such that the interest rates and terms were increased. The renegotiation and refinancing resulted in a $259,575 charge to earnings and a $514,719 decrease in cash. The net increase (decrease) in the annual maturities of debt is as follows:

Fiscal                                                              Increase
Years                                                              (Decrease)

   1994                                                        $     (176,955)
   1995                                                                  7,320
   1996                                                                144,751
   1997                                                                111,905
   1998                                                                211,031
   Thereafter                                                          216,667
                                                                --------------
   Net Increase                                                 $      514,719
   ------------                                                 ==============

[C] Furthermore, during the first two quarters of 1994, the Company disposed of certain fixed assets which were no longer in operational use. The net cost of the assets disposed was $508,248 resulting in a charge to earnings of $508,248.

INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND CASH FLOWS, Sheet #6
--------------------------------------------------------------------------------

[10] Sale of Business

In July 1994, an agreement was reached between IMI Acquisition Corporation [Buyer], a wholly owned subsidiary of Consolidated Technology Group, Ltd. ["Consolidated"] and the shareholders of International Magnetic Imaging, Inc. [Seller] in which Buyer intends to acquire, own and operate all of the centers within this combined group. The selling price for the Centers, together with IMI and MD Corp., is approximately $27 million of which $6 million is payable in cash and $21 million in the acquiring subsidiary's 7% subordinated installment notes ["Notes"], and Consolidated is issuing shares of its Common Stock. The Notes to be issued in connection with the acquisition of the Centers mature primarily in September 1996, with Notes in the principal amount of $860,000 maturing in September 1997. The Notes to be issued to acquire IMI and the assets of MD Corp. mature in September 1997 and September 1999, respectively.

[11] Pro Forma Income Tax Effect

The pro forma effects of income tax expense have been computed based on an effective rate of 40% for federal and state income taxes which were in effect for the respective time periods.


                                . . . . . . . . .

No  dealer,  salesperson  or any other  person has
been authorized to give any information or to make
any representations  other than those contained in
this  Prospectus in connection with the offer made         600,000 Units
by this  Prospectus,  and, if given or made,  such
information or representations  must not be relied
on as having been  authorized by the Company or by    International Magnetic
the   Underwriters.   This   Prospectus  does  not        Imaging, Inc.
constitute an offer to sell or a  solicitation  of
an offer to buy any  securities  offered hereby to   (Each Unit Consisting of
any person in any jurisdiction in which such offer    Two shares of Common
or solicitation was not authorized or in which the    Stock and Two Series A
person  making such offer or  solicitation  is not    Redeemable Common Stock
qualified  to do so or to  anyone  to  whom  it is       Purchase Warrants)
unlawful  to  make  such  offer  or  solicitation.
Neither the  delivery of this  Prospectus  nor any
sale    made    hereunder    shall,    under   any
circumstances, create any implication that there has been no change in the circumstances of the Company of the facts herein set forth since the date of this Prospectus.


                    TABLE OF CONTENTS
                                             Page
                                             ----
Prospectus Summary..............................3
Risk Factors....................................7
Dilution.......................................20
Use of Proceeds................................21
Capitalization.................................22
Selected Financial Data .......................24
Management's Discussion and Analysis of
Financial Condition and Results of Operations..25
Business.......................................31
Management.....................................45
Agreements with DVI............................49
Certain Transactions...........................50
Principal Stockholders.........................54          PROSPECTUS
Selling Security Holder........................55
Description of Securities......................56
Underwriting...................................61
Legal Matters..................................62
Experts........................................63
Additional Information ....................... 63
Index to Consolidated Financial Statements....F-1

                                                          Monroe Parker
                                                        Securities, Inc.

Until           ,  1997 (25 days after the date of
this    Prospectus)    all    dealers    effecting
transactions in the Monroe Parker Securities, Inc.
registered    securities,     whether    or    not
participating in the distribution, may be required
to deliver a  Prospectus.  This is in  addition to
the  obligation of dealers to deliver a Prospectus
when acting as  underwriters  and with  respect to
their unsold allotments or subscriptions.                          , 1997

PROSPECTUS                SUBJECT TO COMPLETION DATED APRIL 29, 1997

                      International Magnetic Imaging, Inc.

                1,000,000 Series B Common Stock Purchase Warrants

         The 1,000,000 Series B Common Stock Purchase Warrants ("Series B Warrants") may be sold by SIS Capital Corp. (the "Selling Security Holder"). The Series B Warrants have an exercise price of $2.00 per share, expire three years from the date of this Prospectus and are not redeemable by the Company. The Selling Security Holder has agreed that, during the two years commencing on the date of this Prospectus, it will not exercise or sell the Series B Warrants or the underlying shares of Common Stock without the consent of Monroe Parker Securities, Inc., the underwriter of the Company's initial public offering (the "Underwriter"). Such consent cannot be granted until the exercise or expiration of the Underwriter's over-allotment option in the Company's initial public offering. There is not expected to be any public market for the Series B Warrants. The Series B Warrants provide that, in the event that they are sold or otherwise transferred pursuant to an effective registration statement, they expire 90 days from the date of sale or transfer. As a result, any purchaser of the Series B Warrants must, within a short period, either exercise the Series B Warrants or permit them to expire unexercised.

         The Company will not receive any proceeds from the sale by the Selling Security Holder of the Series B Warrants or underlying shares of Common Stock except to the extent that any Series B Warrants are exercised. The cost of the registration of the Series B Warrants and the underlying securities for the Selling Security Holder, estimated at approximately $5,000, is being borne by the Selling Security Holder.

         The Selling Security Holder has advised the Company that any transfer of the Series B Warrants will be either pursuant to a sale at negotiated prices or by gift, and, if the Series B Warrants are exercised, any sale of the underlying shares of Common Stock may be effected from time to time in transactions (which may include block transactions) by or for the account of the Selling Security Holder in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise, and such securities may be transferred by gift.

         The Selling Security Holder may effect such transactions by selling its securities directly to purchasers, through broker-dealers, including the Underwriter, acting as agents for the Selling Security Holder or to broker-dealers, including the Underwriter, who may purchase securities as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

         This Prospectus, with a different Cover Page, relates to the sale by the Company pursuant to an underwritten public offering of 600,000 Units, each Unit consisting of two shares of Common Stock and two Series A Redeemable Common Stock Purchase Warrants (the "Warrants"). See "Underwriting."

         SISC, the Company's principal stockholder, presently owns all of the Company's Common Stock, which is the only class of voting stock. After completion of this Offering, SISC will own 89.5% of the Common Stock, without giving effect to any shares of Common Stock issuable upon exercise of any warrants. See "Principal Stockholders."

                                ---------------

  AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
     AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT.
           SEE "RISK FACTORS," WHICH BEGIN ON PAGE 7, AND "DILUTION."

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is       , 1997

         The Selling Security Holder understands that the anti-manipulative rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are set forth in Regulation M, may apply to its sales in the market and has furnished the Selling Security Holder with a copy of Regulation M. The Company has also informed the Selling Security Holder of the need for delivery of copies of this Prospectus.

         The Company will be subject to certain informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

IN CONNECTION WITH THE PUBLIC OFFERING BY THE COMPANY OF COMMON STOCK AND WARRANTS, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND/OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No  dealer,  salesperson  or any other  person has
been authorized to give any information or to make
any representations  other than those contained in
this  Prospectus in connection with the offer made
by this  Prospectus,  and, if given or made,  such
information or representations  must not be relied
on as having been  authorized by the Company or by    International Magnetic
the   Underwriters.   This   Prospectus  does  not        Imaging, Inc.
constitute an offer to sell or a  solicitation  of
an offer to buy any  securities  offered hereby to      1,000,000 Series B
any person in any jurisdiction in which such offer     Common Stock Purchase
or solicitation was not authorized or in which the           Warrants
person  making such offer or  solicitation  is not
qualified  to do so or to  anyone  to  whom  it is
unlawful  to  make  such  offer  or  solicitation.
Neither the  delivery of this  Prospectus  nor any
sale    made    hereunder    shall,    under   any
circumstances, create any implication that there has been no change in the circumstances of the Company of the facts herein set forth since the date of this Prospectus.


                    TABLE OF CONTENTS
                                             Page
                                             ----
Prospectus Summary..............................3
Risk Factors....................................7
Dilution.......................................20
Use of Proceeds................................21
Capitalization.................................22
Selected Financial Data .......................24
Management's Discussion and Analysis of
Financial Condition and Results of Operations..25
Business.......................................31
Management.....................................45
Agreements with DVI............................49
Certain Transactions...........................50
Principal Stockholders.........................54          PROSPECTUS
Selling Security Holder........................55
Description of Securities......................56
Underwriting...................................61
Legal Matters..................................62
Experts........................................63
Additional Information ....................... 63
Index to Consolidated Financial Statements....F-1


Until           ,  1997 (25 days after the date of
this    Prospectus)    all    dealers    effecting
transactions in the Monroe Parker Securities, Inc.
registered    securities,     whether    or    not
participating in the distribution, may be required
to deliver a  Prospectus.  This is in  addition to
the  obligation of dealers to deliver a Prospectus
when acting as  underwriters  and with  respect to
their unsold allotments or subscriptions.                          , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

       SEC registration fee                                        $  7,981.87
       NASD registration fee                                          2,812.13
       Printing and engraving                                        10,000.00*
       Accountants' fees and expenses                               150,000.00*
       Legal fees and expenses                                      365,000.00*
       Transfer agent's and warrant agent's fees and expenses         1,000.00*
       Blue Sky fees and expenses                                    60,000.00*
       Underwriter's non-accountable expense allowance              126,000.00
       Underwriter's consulting agreement                            71,785.00
       Miscellaneous                                                  5,421.00*
                                                                   ------------
       Total                                                       $800,000.00*
                                                                   ============
----------

*        Estimated

Item 14.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law and Article EIGHTH of the Company's Restated Certificate of Incorporation (Exhibit 3.1) provide for indemnification of directors and officers of the Company under certain circumstances.

         Reference is made to Paragraphs 6 and 7 of the Underwriting Agreement (Exhibit 1.1) with respect to indemnification of the Company and the Underwriter. In addition, the Series B Warrants (Exhibit 10.7) and the subscription agreement relating to the January 1996 Interim Notes (Exhibit 10.12) also include indemnification provisions.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

         Set forth below is information concerning the issuance by the Registrant of its securities since its organization in August 1994. All securities issued are restricted securities and the certificates bear restrictive legend.

         (a) The Registrant was organized in March 1994 and commenced operations on September 30, 1994. In connection with the organization of the Registrant, the Registrant issued to SIS Capital Corp. ("SISC") 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Redeemable Preferred Stock and 5,000 shares of Series B Convertible Redeemable Preferred Stock ("Series B Preferred Stock"). The shares of Series B Preferred Stock were canceled at December 31, 1996.

         (b) The issuances referred to in Paragraph (a) of this Item 15 reflect the recapitalization effective in November, 1996, pursuant to which the 1,000 shares of Common Stock outstanding on such date became and were converted into 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Redeemable Preferred Stock and 5,000 shares of Series B Preferred Stock and the cancellation as of December 31, 1996 of the Series B Preferred Stock.

         (c) In September 1994, the Company issued to SISC for nominal consideration Series B Common Stock Purchase warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share and 1,250,000 shares of Class A Common Stock at $2.00 per share. At December 31, 1996, the exercise price was increased to $3.50, and warrants to purchase 550,000 shares of Class A Common Stock, which were owned by SISC, were canceled.

         (d) In October 1994, the Company issued, for nominal consideration, warrants to purchase an aggregate of 500,000 shares of Class A Common Stock at $2.00 per share to the persons named in the following table, all of whom (other than SISC) were employed or engaged by the Company. The exercise price of the warrants was increased to $3.50 per share at December 31, 1996.

Name                                                                 Warrants
----                                                                 --------
SIS Capital Corp.                                                      55,000
George W. Mahoney                                                     100,000
Norman J. Hoskin                                                       50,000
E. Gerald Kay                                                          50,000
Robert L. Blessey                                                      50,000
Emillio Torres, M.D.                                                   27,500
Charles Fitzpatrick                                                    22,500
Lee Wingeier                                                           22,500
Brian Wade                                                             22,500
Gary Feldsberg, M.D.                                                   16,000
Cary Hoffman, M.D.                                                     16,000
Brian Murphy, M.D.                                                     16,000
Stanley Rosensweig, M.D.                                               16,000
Fred Steinberg, M.D.                                                   16,000
Lewis Friloux, M.D.                                                    11,000
Mary McNaughton, M.D.                                                   9,000
                                                                      -------
                                                                      500,000

         (e) In September 1996, in connection with loans from DVI Financial Services, Inc. d/b/a DVI Capital ("DVI"), the Company issued to DVI a warrant to purchase 250,000 shares of Class A Common Stock at an exercise price equal to the proposed public offering price per share of the Common Stock in the initial public offering of the Common Stock ($3.50 per share). In September 1996, the Company issued to SISC a warrant to purchase 250,000 shares of Class A Common Stock at an exercise price equal to the proposed initial public offering price per share of the Common Stock ($3.50 per share). In connection with the DVI loans, SISC sold to DVI a warrant to purchase 250,000 shares of Class A Common Stock at $2.00 per share, and, at December 31, 1996, the exercise price of such warrant was increased to $3.50. See Paragraph (a) of this Item 15. The exercise price of the warrant held by DVI was increased to $3.50, and the warrants issued to SISC were canceled at December 31, 1996.

         The issuances described in this Item 15 are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as transactions not involving a public offering, except that the issuance of securities pursuant to the recapitalization described in Paragraph (b) is exempt from such registration requirements pursuant to Section 3(a)(9) of the Securities Act. No underwriting was involved in connection with any of such issuances and no fees or commissions were paid.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

     1.1         Form of Underwriting Agreement.
     1.2         Form of Underwriter's Purchase Option.
     1.3         Form of Selected Dealer Agreement.
     1.4(1) Form of Consulting Agreement between the Registrant and the Underwriter.
     2.1(2) General Partnership Interest Purchase Agreement dated July 19, 1994 by and between IMI Acquisition of Boca Raton Corporation and Magnetic Resonance Institute of Boca Raton, Inc.
     2.2(2) Escrow Agreement dated July 19, 1994 by and among IMI Acquisition of Boca Raton Corporation, Magnetic Resonance Institute of Boca Raton, Inc. and Capital Bank.
     2.3(2)      Subscription Agreement dated July   , 1994 by and between IMI
                 Ltd. Partner Acq. of Boca Raton, Inc. and Magnetic Resonance Institute of Boca Raton, Inc.
     2.4(2) Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq of Boca Raton, Inc., Magnetic Resonance Institute of Boca Raton, Ltd., and Capital Bank.
     2.5(3) Modification and Extension of Promissory Note/Mortgage of Magnetic Resonance Institute of Boca Raton, Ltd. to DVI.
     2.6(2) General Partnership Interest Purchase Agreement by and between IMI Acquisition of North Miami Beach Corporation and Askay, Inc.
     2.7(2) Escrow Agreement dated July 19, 1994 by and between IMI Acquisition of North Miami Beach Corporation, Askay, Inc., and Capital Bank.
     2.8(2) Subscription Agreement dated July 19, 1994 by and between IMI Ltd. Partner Acq. of North Miami Beach, Inc. and Askay, Inc.
     2.9(2) Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq. of North Miami Beach Inc., Magnetic Resonance Institute of North Miami Beach Ltd., and Capital Bank.

     2.10(2)     General Partnership Interest Purchase Agreement dated July 19,
                 1994 by and between IMI Acquisition of South Dade Corporation and Magnetic Resonance Institute of South Dade, Inc.
     2.11(2)     Escrow Agreement dated July 19, 1994 by and among IMI Ltd.
                 Partner Acq. of South Dade, Magnetic Resonance Institute of
                 South Dade, Ltd. and Capital Bank.
     2.12(2)     Subscription Agreement dated July 19, 1994 by and between IMI
                 Ltd. Partner Acq. of South Dade, Inc. and Magnetic Resonance
                 Institute of South Dade, Inc.
     2.13(2)     General Partnership Interest Purchase Agreement dated July 19,
                 1994 by and between IMI Acquisition of Orlando Corporation and
                 Magnetic Resonance Institute of Orlando, Inc.
     2.14(2)     Escrow Agreement dated July 19, 1994 by and among IMI
                 Acquisition of Orlando Corporation, Magnetic Resonance
                 Institute of Orlando, Inc. and Capital Bank.
     2.15(2)     Subscription Agreement dated July 19, 1994 by and between IMI
                 Ltd. Partner Acq. of Orlando, Inc. and Magnetic Resonance
                 Institute of Orlando, Inc.
     2.16(2)     Escrow Agreement dated July 19, 1994 by and among IMI Ltd.
                 Partner Acq. of Orlando, Inc., Magnetic Resonance Institute of
                 Orlando, Ltd. and Capital Bank.
     2.17(2)     General Partnership Interest Purchase Agreement dated July 19,
                 1994 by and between IMI Acquisition of Oakland Park Corporation and Oakland Magnetic Resonance Institute, Inc.
     2.18(2)     Subscription Agreement dated July 19, 1994 by and between IMI
                 Ltd. Partner Acq. of Oakland Park, Inc. and Oakland Magnetic
                 Resonance Institute, Inc.
     2.19(2)     Escrow Agreement dated July 19, 1994 by and among IMI Ltd.
                 Partner Acq. of Oakland Park, Inc., Oakland Magnetic Resonance
                 Institute, Inc. and Capital Bank.
     2.20(2)     General Partnership Interest Purchase Agreement dated July 19,
                 1994 by and between IMI Acquisition of Pine Island Corporation and S.A.S.G.P., Inc.
     2.21(2)     Escrow Agreement dated July 19, 1994 by and among IMI Ltd.
                 Partner Acq. of Pine Island, Inc., S.A.S.G.P., Inc. and
                 Capital Bank.
     2.22(2)     Subscription Agreement dated July 19, 1994 by and between IMI
                 Ltd. Partner Acq. of Pine Island, Inc. and S.A.S.G.P., Inc.
     2.23(2)     Escrow Agreement dated July 19, 1994 by and among IMI Ltd.
                 Partner Acq. of Pine Island, Inc., Pine Island Magnetic
                 Resonance Imaging Center, Ltd. and Capital Bank.
     2.24(3)     Mortgage and Security Agreement of Pine Island Magnetic
                 Resonance Imaging Center, Ltd. To DVI.
     2.25(3)     Stock Purchase Agreement dated July 19, 1994 by and between MD
                 Ltd. Partner Acq. Corporation and Stephen A. Schulman, MD and
                 Stephanie S. Schulman, James H. Sternberg, MD and Marsha
                 Sternberg, Ashley Kaye, MD and International Magnetic Imaging,
                 Inc.
     2.26(2)     Asset Purchase Agreement dated as of July 19, 1994 by and
                 between MD Acquisition Corporation, J. Sternberg and S.
                 Schulman M.D. Corp.
     2.27(2)     Asset Purchase Agreement dated as of August 29, 1994, by and between IMI Acquisition of Kansas Corporation and Magnetic
                 Resonance Institute of Greater Kansas City, L.P.
     2.28(3)     Mortgage and Security Agreement of Magnetic Resonance Institute
                 of Greater Kansas City, L.P. to DVI.
     2.29(2)     Asset Purchase Agreement dated as of August 29, 1994, by and between IMI Acquisition of Puerto Rico Incorporated, as
                 assignee of DCP Acquisition Corp., and San Juan MRI, Inc.
     2.30(2)     General Partnership Interest Purchase Agreement dated as of
                 August 29, 1994 by and between PODC Acquisition Corporation and
                 P.O.D.C., Inc., A.F.-B.P.O.D.C., Inc., G.S.L.P.O.D.C., Inc.
                 and J.M.S.P.O.D.C., Inc.
     2.31(2)     Subscription Agreement dated as of August 29, 1994 by and
                 between PODC Ltd. Partner Acq. Corporation and Physicians
                 Outpatient Diagnostic Center, Ltd.
     2.32(2)     Asset Purchase Agreement dated as of October 20, 1994, by and between IMI Acquisition of Arlington Corp. and Magnetic
                 Resonance Institute of Arlington, L.P. Amendment dated April
                 13, 1994 to the Purchase Agreement.
     3.1(1)      Restated Certificate of Incorporation.
     3.2(1)      Certificate of designation with respect to the Series A
                 Preferred Stock and Series B Preferred Stock.
     3.3(1)      By-Laws
     3.4(3)      Certificate of designation with respect to the Series C
                 Preferred Stock.
     4.1         Form of Warrant Agreement among the Registrant and American
                 Stock Transfer & Trust Company, as Warrant Agent, to which the form of Series A Redeemable Common Stock Purchase Warrant is included as an exhibit.
     4.21(3)     Warrant, dated as of February 10, 1996, to purchase 250,000 shares of Class A Common Stock, at $2.00 per share, issued by the Registrant to DVI.
     4.31(3)     Warrant, dated as of September 11, 1996, to purchase 250,000 shares of Class A Common Stock, at $5.00 per share, issued by the Registrant to DVI.
     4.41(3)     Warrants, dated as of September 11, 1996, to purchase 250,000 shares of Class A Common Stock, at $5.00 per share, issued by the Registrant to SISC.
     4.51(3)     Contingent warrant, dated as if November 1, 2001, to purchase
                 1,000,000 shares of Common Stock, at an exercise price equal to 80% of the current market price per share of said Common Stock, as defined therein (the "Contingent Warrant").
     4.61(3)     Letter, dated September 11, 1996, from the Registrant to DVI pursuant to which the Contingent Warrant will be issued to DVI.

     5.1(3)      Opinion of Esanu Katsky Korins & Siger.
    10.1(2)      Loan and Security Agreement dated as of September 30, 1994, by and between IMI Acquisition of Boca Raton Corporation, IMI
                 Limited Partner Acquisition of Boca Raton, Inc., as Borrowers,
                 IMI Acquisition Corporation, as Guarantor and DVI, as Lender.
                 [Substantially identical Loan and Security Agreements among other subsidiaries, IMI Acquisition Corporation and DVI were executed, but are not filed as exhibits.]
    10.2(2)      Secured promissory notes dated as of September 30, 1994 to DVI.
    10.3(2)      Unconditional continuing guaranties dated as of September 30,
                 1994, between DVI and IMI Acquisition Corporation.
    10.4(2)      Security agreements (pledge) dated as of September 30, 1994, between IMI Acquisition Corporation, as Guarantor and DVI, as
                 Lender. [Substantially identical guaranties among IMI
                 Acquisition Corporation and DVI, dated as of  September 30,
                 1994, but are not filed as exhibits]
    10.5(2)      Common Stock Purchase Warrant issued by Consolidated Technology
                 Group Ltd. to DVI.
    10.6(1)      Loan and Security Agreement dated as of April 3, 1995, by and between Magnetic Resonance Institute of Arlington, Ltd., as
                 Borrower, IMI Acquisition Corporation, as Guarantor, and DVI,
                 as Lender. [Substantially identical Loan and Security
                 Agreements among other subsidiaries, as Borrowers, IMI
                 Acquisition Corporation, as Guarantor, and DVI, as Lender, were executed as of April 3, 1995, but are not filed as exhibits.]
    10.7(1)      Secured promissory notes dated as of April 3, 1995 to DVI.
    10.8(1)      Unconditional continuing guaranty dated as of April 3, 1995 between DVI and IMI Acquisition Corporation.  [Substantially identical guaranties between the same parties were executed as of April 3, 1995, but are not filed as exhibits.]
    10.9(1)      Loan and Security Agreement dated as of December 29, 1995, by and between Magnetic Resonance Institute of Boca Raton, Ltd.,
                 Magnetic Resonance Institute of South Dade, Ltd., Pine Island
                 Magnetic Resonance Imaging Center, Ltd., and Physicians'
                 Outpatient Diagnostic Center, Ltd., as Borrowers, and
                 International Magnetic Imaging, Inc., IMI Acquisition of
                 Arlington Corp., IMI Acquisition of Puerto Rico Corporation,
                 IMI Acquisition of Kansas Corporation, Magnetic Resonance
                 Institute of North Miami Beach, Ltd., and MD Acquisition
                 Corporation, as Guarantors, and DVI Business Credit Corporation
                 ("DVIBCC"), as Lender. [Substantially identical Loan and
                 Security Agreements among the same parties with the Borrowers, here, in the place of the Guarantors and the Guarantors, here, with the exception of International Magnetic Imaging, Inc., in the place of the Borrowers, and DVIBCC, as Lender, were
                 executed as of December 29, 1995, but are not filed as
                 exhibits.]
    10.10(1)     Secured promissory notes dated as of December 29, 1995 to
                 DVIBCC.
    10.11(1)     Unconditional continuing guaranties dated as of December 29,
                 1995 between DVIBCC and International Magnetic Imaging, Inc.
    10.12(1)     Secured unconditional continuing guaranties dated as of
                 December 29, 1995 between DVIBCC and IMI Acquisition of
                 Arlington Corp., IMI Acquisition of Kansas Corporation, IMI
                 Acquisition of Puerto Rico Corporation, Magnetic Resonance
                 Institute of North Miami Beach, Ltd., Oakland Magnetic
                 Resonance Institute, Ltd. and MD Acquisition Corporation; and
                 DVIBCC and International Magnetic Imaging, Inc., Magnetic
                 Resonance Institute of Boca Raton, Ltd., Magnetic Resonance
                 Institute of South Dade, Ltd., Pine Island Magnetic Resonance
                 Imaging Center, Ltd. and Physicians' Outpatient Diagnostic
                 Center, Ltd.
    10.13(1)     Loan and Security Agreement dated as of January 24, 1996, by and between IMI Acquisition of Arlington Corp., IMI Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas
                 Corporation, Magnetic Resonance Institute of North Miami Beach,
                 Ltd., Oakland Magnetic Resonance Institute, Ltd., MD
                 Acquisition Corporation, Magnetic Resonance Institute of Boca
                 Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd.,
                 Pine Island Magnetic Resonance Imaging Center, Ltd., and
                 Physicians' Outpatient Diagnostic Center, Ltd., as Borrowers,
                 International Magnetic Imaging, Inc., as Guarantor and DVI, as
                 Lender.
    10.14(1)     Secured promissory note dated as of January 24, 1996 to DVI.
    10.15(1)     Unconditional continuing guaranty dated as of January 24, 1996 between DVI and International Magnetic Imaging, Inc.
    10.16(1)     Loan and Security Agreement dated as of January 25, 1996, by and between Magnetic Resonance Institute of North Miami Beach,
                 Ltd., as Borrower, International Magnetic Imaging, Inc., as
                 Guarantor, and DVI, as Lender.
    10.17(1)     Secured promissory note dated as of January 25, 1996 to DVI.
    10.18(1)     Unconditional continuing guaranty dated as of January 25, 1996 between DVI and International Magnetic Imaging, Inc.
    10.19(1)     Loan and Security Agreement dated as of  July 29, 1996, by and between Magnetic Resonance Institute of South Dade, Ltd., as
                 Borrower, International Magnetic Imaging, Inc., as Guarantor,
                 and DVI, as Lender.
    10.20(1)     Secured promissory note dated as of July 29, 1996 to DVI.
    10.21(1)     Unconditional continuing guaranty dated as of July 29, 1996 between DVI and International Magnetic Imaging, Inc.
    10.22(1)     Loan and Security Agreement dated as of September 11, 1996, by and between IMI Acquisition of Arlington Corp., IMI
                 Acquisition of Puerto Rico Corporation, IMI Acquisition of
                 Kansas Corporation, Magnetic Resonance Institute of North Miami
                 Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD
                 Acquisition Corporation, Magnetic Resonance Institute of Boca
                 Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd.,
                 Pine Island Magnetic Resonance Imaging Center, Ltd.,
                 Physicians' Outpatient Diagnostic Center, Ltd., as Borrowers,
                 International Magnetic Imaging, Inc., as Guarantor, and DVI, as
                 Lender. [Substantially identical Loan and Security Agreements among the same parties were executed as of September 11, 1996, but are not filed as exhibits.]
    10.23(1)     Secured promissory notes dated as of September 11, 1996 to DVI.

    10.24(3)     Unconditional continuing guaranty dated as of September 11,
                 1996 between DVI and International Magnetic Imaging, Inc.
                 [Substantially identical guaranties between the same parties were executed as of September 11, 1995, but are not filed as exhibits.]
    10.25(3)     Common Stock Purchase Warrant issued to DVI.
    10.26(1)     Employment agreement dated as of October 1, 1994, between the
                 Registrant and Dr. Stephen A. Schulman, as amended.
    10.27        Agreement dated as of March 31, 1997, between the Registrant and Dr. Stephen A. Schulman.
    10.28(1)     Employment agreement dated March 21, 1995, between the
                 Consolidated Technology Group Ltd. And George W. Mahoney, as
                 amended through June 16, 1996.
    10.29(1)     Agreement dated September 30, 1994, between the Registrant and
                 Dr. James H. Sternberg.
    10.30(1)     Agreement dated September 30, 1994, between the Registrant and
                 Dr. Ashley Kaye.
    10.31(1)     Agreement dated December 5, 1994, between the Registrant and
                 Expert Radiology Network, P.A.
    10.32(3)     Facility Use Agreement dated October 15, 1990, between San Juan
                 MRI, Inc. and Emilio Torres Reyes, M.D., as amended.
    10.33(3)     Agreement dated April 1, 1995, between IMI Acquisition of
                 Arlington Corp. and Louis Friloux, M.D.
    10.34(3)     Letter agreement dated August 3, 1994, between the Registrant and Diagnostic Imaging North, as amended.
    10.35(1)     Registrant's 1994 Long-term incentive plan.
    10.36(1)     Series B Common Stock Purchase Warrant.
    10.37        Agreement dated as of January 1, 1997 between the Registrant and The Trinity Group, Inc.
    10.38        Amendment No. 5 dated March 31, 1997, to the employment
                 agreement dated March 21, 1995, as amended, between the
                 Consolidated Technology Group Ltd. and George W. Mahoney.
    10.39        Amended Employment Agreement dated as of March 31, 1997 between the Registrant and Stephen A. Schulman, M.D.
    10.40        Exclusive radiology agreement dated February 1, 1997 between
                 Physician's Outpatient Diagnostic Center, Ltd. and Premier
                 Radiology Associates.
    11.1         Computation of income per share.
    24.1         Consent of Moore Stephens, P.C. (See Page II-8).
    24.2(3)      Consent of Esanu Katsky Korins & Siger (included in Exhibit
                 5.1).
    24.3(1)      Consent of Proskauer Rose Goetz & Mendelsohn LLP.
    24.4(1)      Consent of Piper & Marbury L.L.P.
    24.5         Consent of Fillmore & Griffin, L.C.
    24.6(1)      Consent of Nevares, Sanchez-Alvarez & Gonzalez-Nieto.
    25.1(1)      Powers of attorney.
    27.1         Financial data schedule.


(1)   Previously filed.

(2) Filed as an exhibit to the Form 8-K Current Report by Consolidated Technology Group Ltd., SEC File No. 0-4186, having a date of report of July 19, 1994.

(3)   To be filed by amendment.

(b)  Financial Statement Schedules

         None

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 29th day of April, 1997.

                      INTERNATIONAL MAGNETIC IMAGING, INC.


                                                   By:   LEWIS S. SCHILLER
                                                         -----------------
                                                         Lewis S. Schiller
                                                         Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


        Signature           Title
        ---------           -----


 Lewis S. Schiller*         Chairman of the Board, and Director
-------------------         (Principal Executive Officer)
Lewis S. Schiller

                                                        *By   LEWIS S. SCHILLER
                                                              -----------------
                                                              Lewis S. Schiller
                                                              Attorney-in-fact
                                                              April 29, 1997


 Stephen A. Schulman*       President and Chief  Executive Officer
-------------------------
Stephen A. Schulman, M.D.


 George W. Mahoney*         Chief Financial and Accounting Officer
-------------------
George W. Mahoney


 Norman J. Hoskin*          Director
------------------
Norman  J. Hoskin


 E. Gerald Kay*             Director
---------------
E. Gerald Kay

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                  We consent to the use in this Registration Statement on Form S-1 of our report dated February 17, 1997 [except for Note 24 as to which the date is March 31, 1997], accompanying the financial statements of International Magnetic Imaging, Inc. and our report dated November 22, 1994, accompanying the financial statements of International Magnetic Imaging, Inc. [Predecessor], and to the use of our name and the statements with respect to us as appearing under the heading "Experts" in the Prospectus. Effective July 1, 1996, Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.


                                                   MOORE STEPHENS, P.C.


Cranford, New Jersey
April 22, 1997

                               CONSENT OF COUNSEL


     We consent to the reference to our firm under the caption "Legal Matters" in this Registration Statement on Form S-1 filed by International Magnetic Imaging, Inc.


                                                     FILLMORE & GRIFFIN, L.C.

Kansas City, Missouri
April 29, 1997

Exhibit 1.1

     600,000 Units, each Unit consisting of two (2) shares of Common Stock, par value $.01 per share
                                       and
                        two (2) Warrants for Common Stock

                      International Magnetic Imaging, Inc.

                             UNDERWRITING AGREEMENT


                                                           New York, New York
                                                           ________ __, 1997

Monroe Parker Securities, Inc.
2500 Westchester Avenue
Purchase, New York  10577

         International Magnetic Imaging, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to you (the "Underwriter"), an aggregate of 600,000 Units ("Units"), each consisting of two (2) shares of Common Stock, par value $.01 per share ("Common Stock"), and two (2) Class A Redeemable Purchase Warrants for Common Stock ("Warrants"). The Units, Common Stock and Warrants may be collectively referred to hereinafter as the "Securities". Each Warrant entitles the registered holder thereof to purchase one (1) share of Common Stock at an exercise price of $4.00 per share for a period of twenty four
(24) months, commencing ________ __, 1998 (twelve (12) months from the Effective
Date) through ________ __, 2000. The Warrants are subject to redemption by the Company at any time after ________ __, 199__ (eighteen (18) months from the Effective Date) or such earlier date with the consent of the Underwriter, at $.10 per warrant, if the closing bid price per share of Common Stock has equaled or exceeded $12.00 per share for any 10 consecutive business days ending within 3 days of the written notice of redemption. In addition, the Company proposes to grant to the Underwriter the option referred to in Section 2(b) to purchase all or any part of an aggregate of 90,000 additional Units.

         You have advised the Company that you desire to purchase the Securities. The Company confirms the agreements made by it with respect to the purchase of the Securities by the Underwriter as follows:

         1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with you that:

              (a) A registration statement (File No. 333-_____) on Form SB-2 relating to the public offering of the Securities, including a form of prospectus subject to completion, copies of which have heretofore been delivered to you, has been prepared in conformity with the requirements of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") thereunder, and has been filed with the Commission under the Act and one or more amendments to such registration statement may have been so filed. After the execution of this Agreement, the Company will file with the Commission either
(i) if such registration statement, as it may have been amended, has been declared by the Commission to be effective under the Act, a prospectus in the form most recently included in an amendment to such registration statement (or, if no such amendment shall have been filed in such registration statement), with such changes or insertions as are required by Rule 430A under the Act or permitted by Rule 424(b) under the Act and as have been provided to and approved by you prior to the execution of this Agreement, or (ii) if such registration statement, as it may have been amended, has not been declared by the Commission to be effective under the Act, an amendment to such registration statement, including a form of prospectus, a copy of which amendment has been furnished to and approved by you prior to the execution of this Agreement. As used in this Agreement, the term "Company" means International Magnetic Imaging, Inc. and/or each of its subsidiaries ("Subsidiaries"); the term "Registration Statement" means such registration statement, as amended at the time when it was or is declared effective, including all financial schedules and exhibits thereto and including any information omitted therefrom pursuant to Rule 430A under the Act and included in the Prospectus (as hereinafter defined); the term "Preliminary Prospectus" means each prospectus subject to completion filed with such registration statement or any amendment thereto (including the prospectus subject to completion, if any, included in the Registration Statement or any amendment thereto at the time it was or is declared effective); and the term "Prospectus" means the prospectus first filed with the Commission pursuant to Rule 424(b) under the Act, or, if no prospectus is required to be filed pursuant to said Rule 424(b), such term means the prospectus included in the Registration Statement; except that if such registration statement or prospectus is amended or such prospectus is supplemented, after the effective date of such registration statement and prior to the Option Closing Date (as hereinafter defined), the terms "Registration Statement" and "Prospectus" shall include such registration statement and prospectus as so amended, and the term "Prospectus" shall include the prospectus as so supplemented, or both, as the case may be.

              (b) The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus. At the time the Registration Statement becomes effective and at all times subsequent thereto up to and on the First Closing Date (as hereinafter defined) or the Option Closing Date, as the case may be, (i) the Registration Statement and Prospectus will in all respects conform to the requirements of the Act and the Rules and Regulations; and (ii) neither the Registration Statement nor the Prospectus will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make statements therein not misleading; provided, however, that the Company makes no representations, warranties or agreements as to information contained in or omitted from the Registration Statement or Prospectus in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of the Underwriter specifically for use in the preparation thereof. It is understood that the statements set forth in the Prospectus with respect to stabilization, under the heading "Underwriting", the Risk Factor entitled "Underwriter's Limited Underwriting Experience" and the identity of counsel to the Underwriter under the heading "Legal Matters" constitute for purposes of this Section and Section 6(b) the only information furnished in writing by or on behalf of the Underwriter for inclusion in the Registration Statement and Prospectus, as the case may be.

              (c) The Company and its Subsidiaries have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation with full corporate power and authority to own their properties and conduct their business as described in the Prospectus and are duly qualified or licensed to do business as foreign corporations and are in good standing in each other jurisdiction in which the nature of their business or the character or location of their properties require such qualification, except where the failure to so qualify will not materially adversely affect the Company's or Subsidiaries' business, properties or financial condition.

              (d) The authorized, issued and outstanding capital stock of the Company and its Subsidiaries, including the predecessors of the Company, is as set forth the Company's financial statements contained in the Registration Statement; the shares of issued and outstanding capital stock of the Company and its Subsidiaries set forth therein have been duly authorized, validly issued and are fully paid and nonassessable; except as set forth in the Prospectus, no options, warrants, or other rights to purchase, agreements or other obligations to issue, or agreements or other rights to convert any obligation into, any shares of capital stock of the Company or its Subsidiaries have been granted or entered into by the Company or its Subsidiaries; and the capital stock conforms to all statements relating thereto contained in the Registration Statement and Prospectus.

              (e) The shares of Common Stock underlying the Units, when paid for, issued and delivered pursuant to this Agreement, will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the right of creditors generally or by general equitable principles, and entitled to the rights and preferences provided by the Certificate of Incorporation, which will be in the form filed as an exhibit to the Registration Statement. The terms of the Common Stock conform to the description thereof in the Registration Statement and Prospectus.

              The Warrants, when paid for, issued and delivered pursuant to this Agreement, will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the right of creditors generally or by general equitable principles, and entitled to the benefits provided by the warrant agreement pursuant to which such Warrants are to be issued (the "Warrant Agreement"), which will be substantially in the form filed as an exhibit to the Registration Statement. The shares of Common Stock issuable upon exercise of the Warrants have been reserved for issuance upon the exercise of the Warrants and when issued in accordance with the terms of the Warrants and Warrant Agreement, will be duly and validly authorized validly issued, fully paid and non-assessable and free of preemptive rights. The Warrant Agreement has been duly authorized and, when executed and delivered pursuant to this Agreement, assuming due authorization, execution and delivery by the transfer agent, will have been duly executed and delivered and will constitute the valid and legally binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally or by general equitable principles. The Warrants and Warrant Agreement conform to the respective descriptions thereof in the Registration Statement and Prospectus.

              The Purchase Option (as defined in the Registration Statement), when paid for, issued and delivered pursuant to this Agreement will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits provided by the Purchase Option, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally or by general equitable principles. The Securities issuable upon exercise of the Purchase Option (and the shares of Common Stock issuable upon exercise of the Warrants) when issued and paid for in accordance with this Agreement, the Purchase Option and the Warrant Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

              (f) This Agreement has been duly and validly authorized, executed and delivered by the Company. The Company has full power and authority to authorize, issue and sell the Securities to be sold by it hereunder on the terms and conditions set forth herein, and no consent, approval, authorization or other order of any governmental authority is required in connection with such authorization, execution and delivery or in connection with the authorization, issuance and sale of the Securities or the Purchase Option, except such as may be required under the Act or state securities laws.

              (g) Except as described in the Prospectus, or which would not have a material adverse effect on the condition (financial or otherwise), business prospects, net worth or properties of the Company and the Subsidiaries taken as a whole (a "Material Adverse Effect"), the Company and its Subsidiaries are not in violation, breach or default of or under, and consummation of the transactions herein contemplated and the fulfillment of the terms of this Agreement will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries may be bound or to which any of the property or assets of the Company or its Subsidiaries is subject, nor will such action result in any violation of the provisions of the certificate of incorporation or the by-laws of the Company or its Subsidiaries, as amended, or any statute or any order, rule or regulation applicable to the Company or its Subsidiaries of any court or of any regulatory authority or other governmental body having jurisdiction over the Company or its Subsidiaries.

              (h) Subject to the qualifications stated in the Prospectus, the Company and its Subsidiaries have good and marketable title to all properties and assets described in the Prospectus as owned by them, free and clear of all liens, charges, encumbrances or restrictions, except such as are not materially significant or important in relation to their business; all of the material leases and subleases under which the Company or its Subsidiaries is the lessor or sublessor of properties or assets or under which the Company and its Subsidiaries holds properties or assets as lessee or sublessee as described in the Prospectus are in full force and effect, and, except as described in the Prospectus, the Company and its Subsidiaries are not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and, to the best knowledge of the Company, no claim has been asserted by anyone adverse to rights of the Company or its Subsidiaries as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company or its Subsidiaries to continued possession of the leased or subleased premises or assets under any such lease or sublease except as described or referred to in the Prospectus; and the Company and its Subsidiaries own or lease all such properties described in the Prospectus as are necessary to their operations as now conducted and, except as otherwise stated in the Prospectus, as proposed to be conducted as set forth in the Prospectus.

              (i) Moore Stephens, P.C., which has given its report on certain financial statements filed with the Commission as a part of the Registration Statement, is with respect to the Company, independent public accountants as required by the Act and the Rules and Regulations.

              (j) The financial statements, and schedules together with related notes, set forth in the Prospectus or the Registration Statement present fairly the financial position and results of operations and changes in cash flow position of the Company and its Subsidiaries on the basis stated in the Registration Statement, at the respective dates and for the respective periods to which they apply. Said statements and schedules and related notes have been prepared in accordance with generally accepted accounting principles applied on a basis which is consistent during the periods involved except as disclosed in the Prospectus and Registration Statement.

              (k) Subsequent to the respective dates as of which information is given in the Registration Statement and Prospectus and except as otherwise disclosed or contemplated therein, the Company and its Subsidiaries have not incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any transaction not in the ordinary course of business, which would have a Material Adverse Effect, and there has not been any change in the capital stock of, or any incurrence of short-term or long-term debt by, the Company or its Subsidiaries or any issuance of options, warrants or other rights to purchase the capital stock of the Company or its Subsidiaries or any material adverse change or any development involving, so far as the Company or its Subsidiaries can now reasonably foresee a prospective adverse change in the condition (financial or otherwise), net worth, results of operations, business, key personnel or properties of it which would have a Material Adverse Effect.

              (l) Except as set forth in the Prospectus, there is not now pending or, to the knowledge of the Company, threatened, any action, suit or proceeding to which the Company or its Subsidiaries is a party before or by any court or governmental agency or body, which might result in any material adverse change in the financial condition, business prospects, net worth, or properties of the Company or its Subsidiaries, nor are there any actions, suits or proceedings related to environmental matters or related to discrimination on the basis of age, sex, religion or race; and no labor disputes involving the employees of the Company or its Subsidiaries exist or to the knowledge of the Company, are threatened which might be expected to have a Material Adverse Effect.

              (m) Except as disclosed in the Prospectus, the Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns required to be filed as of the date hereof and have paid all taxes shown as due thereon; and there is no tax deficiency which has been, or to the knowledge of the Company, may be asserted against the Company or its Subsidiaries.

              (n) Except as disclosed in the Registration Statement or Prospectus, the Company and its Subsidiaries have sufficient licenses, permits and other governmental authorizations currently necessary for the conduct of their business or the ownership of their properties as described in the Prospectus and each of the Company and the Subsidiaries is in all material respects complying therewith and owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade-names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of such businesses and have not received any notice of conflict with the asserted rights of others in respect thereof. To the best knowledge of the Company, none of the activities or business of the Company and its Subsidiaries are in violation of, or cause the Company or its Subsidiaries to violate, any law, rule, regulation or order of the United States, any state, county or locality, or of any agency or body of the United States or of any state, county or locality, the violation of which would have a Material Adverse Effect.

              (o) The Company and its Subsidiaries have not, directly or indirectly, at any time (i) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law. The Company's and Subsidiaries' internal accounting controls and procedures are sufficient to cause the Company and its Subsidiaries to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

              (p) On the Closing Dates (hereinafter defined) all transfer or other taxes, (including franchise, capital stock or other tax, other than income taxes, imposed by any jurisdiction) if any, which are required to be paid in connection with the sale and transfer of the Securities to the Underwriter hereunder will have been fully paid or provided for by the Company and all laws imposing such taxes will have been complied with in all material respects.

              (q) All contracts and other documents of the Company which are, under the Rules and Regulations, required to be filed as exhibits to the Registration Statement have been so filed.

              (r) Except as disclosed in the Registration Statement, the Company has no Subsidiaries.

              (s) Except as disclosed in the Registration Statement, the Company has not entered into any agreement pursuant to which any person is entitled either directly or indirectly to compensation from the Company for services as a finder in connection with the proposed public offering.

              (t) Except as previously disclosed in writing by the Company to the Underwriter or as disclosed in the Registration Statement, no officer, director or stockholder of the Company has any National Association of Securities Dealers, Inc. ("NASD") affiliation.

              (u) No other firm, corporation or person has any rights to underwrite an offering of any of the Company's securities.

         2.   Purchase, Delivery and Sale of the Securities.

              (a) Subject to the terms and conditions of this Agreement, and upon the basis of the representations, warranties, and agreements herein contained, the Company agrees to issue and sell to the Underwriter and the Underwriter agrees to buy from the Company at $6.30 per Unit, at the place and time hereinafter specified, 600,000 Units (the "First Securities").

              Delivery of the First Securities against payment therefor shall take place at the offices of Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022 (or at such other place as may be designated by agreement between the Underwriter and the Company) at 10:00 a.m., New York time, on _____ __, 1997, or at such later time and date as the Underwriter may designate in writing to the Company at least two business days prior to such purchase, but not later than _____ __, 1997 such time and date of payment and delivery for the First Securities being herein called the "First Closing Date."

              (b) In addition, subject to the terms and conditions of this Agreement, and upon the basis of the representations, warranties and agreements herein contained, the Company hereby grants an option to the Underwriter (the "Over-Allotment Option") to purchase all or any part of an aggregate of an additional 90,000 Units to cover over allotments at the same price per Unit as the Underwriter shall pay for the First Securities being sold pursuant to the provisions of subsection (a) of this Section 2 (such additional Securities being referred to herein as the "Option Securities"). This option may be exercised within 45 days after the effective date of the Registration Statement upon written notice by the Underwriter to the Company advising as to the amount of Option Securities as to which the option is being exercised, the names and denominations in which the certificates for such Option Securities are to be registered and the time and date when such certificates are to be delivered. Such time and date shall be determined by the Underwriter but shall not be earlier than four nor later than ten full business days after the exercise of said option (but in no event more than 60 days after the First Closing Date), nor in any event prior to the First Closing Date, and such time and date is referred to herein as the "Option Closing Date." Delivery of the Option Securities against payment therefor shall take place at the offices of Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022 (or at such other place as may be designated by agreement between the Underwriter and the Company). The option granted hereunder may be exercised only to cover over-allotments in the sale by the Underwriter of the First Securities referred to in subsection (a) above. No Option Securities shall be delivered unless all of the First Securities shall have been delivered to the Underwriter as provided herein.

              (c) The Company will make the certificates for the Securities to be purchased by the Underwriter hereunder available to you for checking at least two full business days prior to the First Closing Date or the Option Closing Date (which are collectively referred to herein as the "Closing Dates"). The certificates shall be in such names and denominations as you may request, at least three full business days prior to the Closing Dates. Delivery of the certificates at the time and place specified in this Agreement is a further condition to the obligations of the Underwriter.

              Definitive certificates in negotiable form for the Securities to be purchased by the Underwriter hereunder will be delivered by the Company to you for the account of the Underwriter against payment of the respective purchase prices by the Underwriter, by wire transfer or certified or bank cashier's checks in New York Clearing House funds, payable to the order of the Company.

              In addition, in the event the Underwriter exercises the option to purchase from the Company all or any portion of the Option Securities pursuant to the provisions of subsection (b) above, payment for such Securities shall be made to or upon the order of the Company by wire transfer or certified or bank cashier's checks payable in New York Clearing House funds at the offices of Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022, at the time and date of delivery of such Securities as required by the provisions of subsection (b) above, against receipt of the certificates for such Securities by you for your account registered in such names and in such denominations as you may reasonably request.

              It is understood that the Underwriter proposes to offer the Securities to be purchased hereunder to the public upon the terms and conditions set forth in the Registration Statement, after the Registration Statement becomes effective.

         3. Covenants of the Company. The Company covenants and agrees with the Underwriter that:

              (a) The Company will use its best efforts to cause the Registration Statement to become effective. If required, the Company will file the Prospectus and any amendment or supplement thereto with the Commission in the manner and within the time period required by Rule 424(b) under the Act. Upon notification from the Commission that the Registration Statement has become effective, the Company will so advise you and will not at any time, whether before or after the effective date, file any amendment to the Registration Statement or supplement to the Prospectus of which you shall not previously have been advised and furnished with a copy or to which you or your counsel shall have reasonably objected in writing or which is not in compliance with the Act and the Rules and Regulations. At any time prior to the later of (A) the completion by the Underwriter of the distribution of the Securities contemplated hereby (but in no event more than nine months after the date on which the Registration Statement shall have become or been declared effective) and (B) 25 days after the date on which the Registration Statement shall have become or been declared effective, the Company will prepare and file with the Commission, promptly upon your request, any amendments or supplements to the Registration Statement or Prospectus which, in the opinion of counsel to the Company and the Underwriter, may be reasonably necessary or advisable in connection with the distribution of the Securities.

              As soon as the Company is advised thereof, the Company will advise you, and provide you copies of any written advice, of the receipt of any comments of the Commission, of the effectiveness of any post-effective amendment to the Registration Statement, of the filing of any supplement to the Prospectus or any amended Prospectus, of any request made by the Commission for an amendment of the Registration Statement or for supplementing of the Prospectus or for additional information with respect thereto, of the issuance by the Commission or any state or regulatory body of any stop order or other order or threat thereof suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering in any jurisdiction, or of the institution of any proceedings for any of such purposes, and will use its best efforts to prevent the issuance of any such order, and, if issued, to obtain as soon as possible the lifting thereof.

              The Company has caused to be delivered to you copies of each Preliminary Prospectus, and the Company has consented and hereby consents to the use of such copies for the purposes permitted by the Act. The Company authorizes the Underwriter and dealers to use the Prospectus in connection with the sale of the Securities for such period as in the opinion of counsel to the Underwriter and the Company the use thereof is required to comply with the applicable provisions of the Act and the Rules and Regulations. In case of the happening, at any time within such period as a Prospectus is required under the Act to be delivered in connection with sales by the Underwriter or dealer of any event of which the Company has knowledge and which materially affects the Company or the securities of the Company, or which in the opinion of counsel for the Company and counsel for the Underwriter should be set forth in an amendment of the Registration Statement or a supplement to the Prospectus in order to make the statements therein not then misleading, in light of the circumstances existing at the time the Prospectus is required to be delivered to a purchaser of the Securities or in case it shall be necessary to amend or supplement the Prospectus to comply with law or with the Rules and Regulations, the Company will notify you promptly and forthwith prepare and furnish to you copies of such amended Prospectus or of such supplement to be attached to the Prospectus, in such quantities as you may reasonably request, in order that the Prospectus, as so amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material facts necessary in order to make the statements in the Prospectus, in the light of the circumstances under which they are made, not misleading. The preparation and furnishing of any such amendment or supplement to the Registration Statement or amended Prospectus or supplement to be attached to the Prospectus shall be without expense to the Underwriter, except that in case the Representative is required, in connection with the sale of the Securities to deliver a Prospectus nine months or more after the effective date of the Registration Statement, the Company will upon request of and at the expense of the Underwriter, amend or supplement the Registration Statement and Prospectus and furnish the Underwriter with reasonable quantities of prospectuses complying with Section 10(a)(3) of the Act.

              The Company will comply with the Act, the Rules and Regulations and the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder in connection with the offering and issuance of the Securities.

              (b) The Company will furnish such information as may be required and to otherwise cooperate and use its best efforts to qualify or register the Securities for sale under the securities or "blue sky" laws of such jurisdictions as you may designate and will make such applications and furnish such information as may be required for that purpose and to comply with such laws, provided the Company shall not be required to qualify as a foreign corporation or a dealer in securities or to execute a general consent of service of process in any jurisdiction in any action other than one arising out of the offering or sale of the Securities. The Company will, from time to time, prepare and file such statements and reports as are or may be required to continue such qualification in effect for so long a period as the counsel to the Company and the Underwriter deem reasonably necessary.

              (c) If the sale of the Securities provided for herein is not consummated as a result of the Company not performing its obligations hereunder in all material respects, the Company shall pay all costs and expenses incurred by it which are incident to the performance of the Company's obligations hereunder, including but not limited to, all of the expenses itemized in Section 8, including the accountable expenses of the Underwriter, up to $150,000 (including the reasonable fees and expenses of counsel to the Underwriter).

              (d) The Company will use its best efforts to (i) cause a registration statement under the Exchange Act to be declared effective concurrently with the completion of this offering and will notify you in writing immediately upon the effectiveness of such registration statement, and (ii) to obtain and keep current a listing in the Standard & Poors or Moody's OTC Industrial Manual.

              (e) For so long as the Company is a reporting company under either Section 12(g) or 15(d) of the Exchange Act, the Company, at its expense, will furnish to its stockholders an annual report (including financial statements audited by independent public accountants), in reasonable detail and at its expense, will furnish to you during the period ending five (5) years from the date hereof, (i) as soon as practicable after the end of each fiscal year, but no earlier than the filing of such information with the Commission a balance sheet of the Company and any of its Subsidiaries as at the end of such fiscal year, together with statements of income, surplus and cash flow of the Company and any Subsidiaries for such fiscal year, all in reasonable detail and accompanied by a copy of the certificate or report thereon of independent accountants; (ii) as soon as practicable after the end of each of the first three fiscal quarters of each fiscal year, but no earlier than the filing of such information with the Commission, consolidated summary financial information of the Company for such quarter in reasonable detail; (iii) as soon as they are publicly available, a copy of all reports (financial or other) mailed to security holders; (iv) as soon as they are available, a copy of all non-confidential reports and financial statements furnished to or filed with the Commission or any securities exchange or automated quotation system on which any class of securities of the Company is listed; and (v) such other information as you may from time to time reasonably request.

              (f) In the event the Company has an active subsidiary or Subsidiaries, such financial statements referred to in subsection (e) above will be on a consolidated basis to the extent the accounts of the Company and its subsidiary or Subsidiaries are consolidated in reports furnished to its stockholders generally.

              (g) The Company will deliver to you at or before the First Closing Date two signed copies of the Registration Statement including all financial statements and exhibits filed therewith, and of all amendments thereto, and will deliver to the Underwriter such number of conformed copies of the Registration Statement, including such financial statements but without exhibits, and of all amendments thereto, as the Underwriter may reasonably request. The Company will deliver to or upon your order, from time to time until the effective date of the Registration Statement, as many copies of any Preliminary Prospectus filed with the Commission prior to the effective date of the Registration Statement as you may reasonably request. The Company will deliver to the Underwriter on the effective date of the Registration Statement and thereafter for so long as a Prospectus is required to be delivered under the Act, from time to time, as many copies of the Prospectus, in final form, or as thereafter amended or supplemented, as the Underwriter may from time to time reasonably request.

              (h) The Company will make generally available to its security holders and to the registered holders of its Warrants and deliver to you as soon as it is practicable to do so but in no event later than 90 days after the end of twelve months after its current fiscal quarter, an earnings statement (which need not be audited) covering a period of at least twelve consecutive months beginning after the effective date of the Registration Statement, which shall satisfy the requirements of Section 11(a) of the Act.

              (i) The Company will apply the net proceeds from the sale of the Securities substantially for the purposes set forth under "Use of Proceeds" in the Prospectus.

              (j) The Company will promptly prepare and file with the Commission any amendments or supplements to the Registration Statement, Preliminary Prospectus or Prospectus and take any other action, which in the opinion of counsel to the Underwriter and counsel to the Company, may be reasonably necessary or advisable in connection with the distribution of the Securities, and will use its best efforts to cause the same to become effective as promptly as possible.

              (k) The Company will reserve and keep available the maximum number of its authorized but unissued securities which are issuable upon exercise of the Purchase Option outstanding from time to time.

              (l)   (1)   For a period of thirty six (36) months from the First
Closing Date, no officer, director or shareholder of any securities prior to the offering will, directly or indirectly, offer, sell (including any short sale), grant any option for the sale of, acquire any option to dispose of, or otherwise dispose of any securities of the Company without the prior written consent of the Underwriter, other than as set forth in the Registration Statement. In order to enforce this covenant, the Company shall impose stop-transfer instructions with respect to the securities owned by every shareholder prior to the offering until the end of such period (subject to any exceptions to such limitation on transferability set forth in the Registration Statement). If necessary to comply with any applicable Blue-sky Law, the shares held by such shareholders will be escrowed with counsel for the Company or otherwise as required.

                    (2) Except for the issuance of shares of capital stock by the Company in connection with a dividend, recapitalization, reorganization or similar transactions or as result of the exercise of warrants or options disclosed in or issued or granted pursuant to plans disclosed in the Registration Statement, the Company shall not, for a period of thirty six (36) months following the First Closing Date, directly or indirectly, offer, sell, issue or transfer any shares of its capital stock, or any security exchangeable or exercisable for, or convertible into, shares of the capital stock or register any of its capital stock (under any form of registration statement including Form S-8), without the prior written consent of the Underwriter. Options granted pursuant to plans must be exercisable at the fair market value on the date of grant.

              (m) Upon completion of this offering, the Company will make all filings required, including registration under the Exchange Act, to obtain the listing of the Units,

Common Stock and the Warrants in the NASDAQ National Market system or the OTC Bulletin Board, and will use its best efforts to effect and maintain such listing for at least five years from the date of this Agreement.

              (n) Except for the transactions contemplated by this Agreement and as disclosed in the Prospectus, the Company represents that it has not taken and agrees that it will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in the stabilization or manipulation of the price of any of the Securities.

              (o) On the First Closing Date and simultaneously with the delivery of the Securities, the Company shall execute and deliver to you the Purchase Option. The Purchase Option will be substantially in the form filed as an Exhibit to the Registration Statement.

              (p)   (1)   On the First Closing Date, the Company will have in
force key person life insurance on the lives of ________and _________ in an amount of not less than $___________, payable to the Company, and will use its best efforts to maintain such insurance during the three year period commencing with the First Closing Date.

                    (2) On the First Closing Date, the Company will have employment agreements with its executive officers in form satisfactory to the Underwriter. The Company will not increase or authorize an increase in the compensation of any of the executive officers without the express approval of the Compensation Committee or the entire Board of Directors for a period of two
(2) years from the Effective Date. The Compensation Committee shall be comprised of two (2) delegates of the Company and one (1) from the Underwriter.

              (q) So long as any Warrants are outstanding and the exercise price of the Warrants is less than the market price of the Common Stock, the Company shall use its best efforts to cause post-effective amendments to the Registration Statement to become effective in compliance with the Act and without any lapse of time between the effectiveness of any such post-effective amendments and cause a copy of each Prospectus, as then amended, to be delivered to each holder of record of a Warrant and to furnish to the Underwriter as many copies of each such Prospectus as such Underwriter or dealer may reasonably request. The Company shall not call for redemption of any of the Warrants unless a registration statement covering the securities underlying the Warrants has been declared effective by the Commission and remains current at least until the date fixed for redemption.

              (r) For a period of five (5) years following the Effective Date, the Company will maintain registration with the Commission pursuant to Section 12(g) of the Exchange Act and will provide to the Underwriter copies of all filings made with the Commission pursuant to the

Exchange Act. In the event that the Company fails to maintain registration with the Commission pursuant to Section 12(g) during such five year period, the Company will provide reasonable access to an independent accountant designated by the Underwriter, to all books, records and other documents or statements that reflect the Company's financial status at least once each quarter, at the Company's expense.

              (s) The Company agrees to pay the Underwriter a warrant solicitation fee of 5.0% of the exercise price of any of the Warrants exercised beginning one (1) year after the Effective Date (not including warrants exercised by the Underwriter) if (a) the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (b) the exercise of the Warrant was solicited by the Underwriter and the holder of the warrant designates the Underwriter in writing as having solicited such Warrant, (c) the Warrant is not held in a discretionary account,
(d) disclosure of the compensation arrangement is made upon the sale and exercise of the Warrants, (e) soliciting the exercise is not in violation of Rule 10b-6 under the Securities Exchange Act of 1934, and (f) solicitation of the exercise is in compliance with the NASD Notice to Members 81-38 (September 22, 1981).

              (t) For a period of two years from the Effective Date, at the request of the Underwriter, the Company shall provide promptly, at the expense of the Company, copies of the Company's daily transfer sheets furnished to it by its transfer agent and copies of the securities position listings provided to it by the Depository Trust Company.

              (u)   The Company hereby agrees that:

                    (i) The Company will pay a finder's fee to the Underwriter, equal to five percent (5%) of the first $3,000,000 of the consideration involved in any transaction, 4% of the next $3,000,000 of consideration involved in the transaction, 3% of the next $2,000,000, 2% of the next $2,000,000 and 1% of the excess, if any, for future consummated transactions, if any, introduced by the Underwriter (including mergers, acquisitions, joint ventures, and any other business for the Company introduced by the Underwriter) consummated by the Company (an "Introduced Consummated Transaction"), in which the Underwriter introduced the other party to the Company during a period ending five years following the First Closing Date; and

                    (ii) That any such finder's fee due hereunder will be paid in cash or other consideration that is acceptable to the Underwriter, at the closing of the particular Introduced Consummated Transaction for which the finder's fee is due.

              (v) Upon the first Closing Date and simultaneously with the delivery of the Securities, the Company shall execute and deliver to the Underwriter, a two year financial consulting agreement in the form attached as an Exhibit to the Registration Statement which shall require the Company to pay the Underwriter $71,785 on the First Closing Date (the "Financial Consulting Agreement").

              (w) For a period of five (5) years following the Effective Date the Company, at its expense, shall cause its regularly engaged independent certified public accountants to review (but not audit) the Company's financial statements for each of the first three (3) fiscal quarters prior to the announcement of quarterly financial information, the filing of the Company's 10-Q quarterly report and the mailing of quarterly financial information to stockholders, provided that the Company shall not be required to file a report of such accountants relating to such review with the Commission. The Company will retain its present legal counsel and independent certified public accountants for at least one year from the Closing Date.

              (x) For a period of two (2) years from the Effective Date, the Company will recommend and use its best efforts to elect a designee of the Underwriter, as a member of its Board of Directors. Such designee shall receive no more or less compensation than is paid to other non-management directors of the Company and shall be entitled to (i) receive reimbursement for all reasonable costs incurred in attending such meetings, including but not limited to, food, lodging and transportation; and (ii) serve on the Compensation Committee of the Board of Directors so long as such director would qualify as disinterested or for the purpose of election of section 162 (m) of the Internal Revenue Code of 1986, as amended. To the extent permitted by law, the Company will agree to indemnify the Underwriter and its designee for the actions of such designee as a director of the Company. The Company will use its best efforts to obtain liability insurance not to exceed $50,000 per year in premiums affording coverage for the acts of its officers and directors, and to include the designee of the Underwriter as an insured under such policy. The Underwriter shall alternatively have the right to send another representative from the Underwriter to observe each meeting of the Board of Directors. The Company agrees to give the Underwriter written notice of each such meeting and to provide the Underwriter with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the other directors. Any designee or representative of the Underwriter who has not been elected or appointed to the Board of Directors, but who shall be attending a meeting thereof, shall be required to execute a confidentiality agreement satisfactory to the Company.

         4. Conditions of Underwriter's Obligation. The obligations of the Underwriter to purchase and pay for the Securities which it has agreed to purchase hereunder, are subject to the accuracy (as of the date hereof, and as of the Closing Dates) of and compliance with the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder, and to the following conditions:

              (a) The Registration Statement shall have become effective and you shall have received notice thereof not later than 10:00 A.M., New York time, on the day following the date of this Agreement, or at such later time or on such later date as to which you may agree in writing; on or prior to the Closing Dates no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that or a similar purpose shall have been instituted or shall be pending or, to your knowledge or to the knowledge of the Company, shall be contemplated by the Commission; any request on the part of the Commission for additional information shall have been complied with to the satisfaction of the Commission; and no stop order shall be in effect denying or suspending effectiveness of such qualification nor shall any stop order proceedings with respect thereto be instituted or pending or threatened. If required, the Prospectus shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) under the Act.

              (b) At the First Closing Date, you shall have received the opinion, dated as of the First Closing Date, of Esanu, Katsky, Korins & Siger, counsel for the Company, in form and substance satisfactory to counsel for the Underwriter, to the effect that:

                    (i) the Company and its Subsidiaries have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of organization, with all requisite corporate power and authority to own their properties and conduct their business as described in the Registration Statement and Prospectus and are duly qualified or licensed to do business as foreign corporations and are in good standing in each other jurisdiction in which the ownership or leasing of their properties or conduct of their business requires such qualification except where the failure to qualify or be licensed will not have a Material Adverse Effect;

                    (ii) the authorized capitalization of the Company as of ________ __, 1996 is as set forth in the Registration Statement; the Securities as set forth in the Registration Statement have been duly authorized and upon payment of consideration therefor, will be validly issued, fully paid and non-assessable and conform in all material respects to the description thereof contained in the Prospectus; to such counsel's knowledge the outstanding shares of capital stock of the Company and its Subsidiaries have not been issued in violation of the preemptive rights of any shareholder and to such counsel's knowledge the shareholders of the Company do not have any preemptive rights or other rights to subscribe for or to purchase, nor are there any restrictions upon the voting or transfer of any of the capital stock except as provided in the Prospectus or as required by law. The Securities, the Purchase Option and the Warrant Agreement conform in all material respects to the respective descriptions thereof contained in the Prospectus; the shares of Common Stock underlying the Units, and the shares of Common Stock issuable upon exercise of Warrants, the Purchase Option, and the Warrant Agreement will have been duly authorized and, when issued and delivered in accordance with their respective terms, will be duly and validly issued, fully paid, non-assessable, free of preemptive rights to the best of their knowledge; to the best of their knowledge, all prior sales by the Company of the

Company's securities, have been made in compliance with or under an exemption from registration under the Act and applicable state securities laws; a sufficient number of shares of Common Stock has been reserved for issuance upon exercise of the Warrants and Common Stock has been reserved for issuance upon exercise of the Warrants Underlying the Units contained in the Purchase Option and to the best of such counsel's knowledge, neither the filing of the Registration Statement nor the offering or sale of the Securities as contemplated by this Agreement gives rise to any registration rights other than those which have been waived or satisfied for or relating to the registration of any shares of Common Stock;

                    (iii) this Agreement, the Purchase Option, and the Warrant Agreement have been duly and validly authorized, executed and delivered by the Company;

                    (iv) the certificates evidencing the Securities as described in the Registration Statement comply in all material respects with the descriptions set forth therein, and comply with the Delaware General Corporation Law, as in effect on the date hereof; each Warrant will be exercisable for one share of the Common Stock of the Company, respectively, and at the prices provided for in the Warrant Agreement;

                    (v) except as otherwise disclosed in the Registration Statement, such counsel knows of no pending or threatened legal or governmental proceedings to which the Company or its Subsidiaries are a party which would materially adversely affect the business, property, financial condition or operations of the Company or its Subsidiaries; or which question the validity of the Securities, this Agreement, the Warrant Agreement or the Purchase Option, or of any action taken or to be taken by the Company pursuant to this Agreement, the Warrant Agreement or the Purchase Option; to such counsel's knowledge there are no governmental proceedings or regulations required to be described or referred to in the Registration Statement which are not so described or referred to;

                    (vi) the execution and delivery of this Agreement, the Purchase Option or the Warrant Agreement and the incurrence of the obligations herein and therein set forth and the consummation of the transactions herein or therein contemplated, will not result in a breach or violation of, or constitute a default under the certificate of incorporation or by-laws of the Company or its Subsidiaries, or to the best knowledge of counsel after due inquiry, in the performance or observance of any material obligations, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company or its Subsidiaries is a party or by which they or any of their properties is bound or in violation of any order, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality or court, domestic or foreign the result of which would have a Material Adverse Effect;

                    (vii) the Registration Statement has become effective under the Act, and to the best of such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for that purpose have been instituted or are pending before, or threatened by, the Commission; the Registration Statement and the Prospectus (except for the financial statements and other financial data contained therein, or omitted therefrom, as to which such counsel need express no opinion) as of the Effective Date comply as to form in all material respects with the applicable requirements of the Act and the Rules and Regulations;

                    (viii) in the course of preparation of the Registration Statement and the Prospectus such counsel has participated in conferences with the President of the Company with respect to the Registration Statement and Prospectus and such discussions did not disclose to such counsel any information which gives such counsel reason to believe that the Registration Statement or any amendment thereto at the time it became effective contained any untrue statement of a material fact required to be stated therein or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus or any supplement thereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading (except, in the case of both the Registration Statement and any amendment thereto and the Prospectus and any supplement thereto, for the financial statements, notes thereto and other financial information (including without limitation, the pro forma financial information) and schedules contained therein, as to which such counsel need express no opinion);

                    (ix) all descriptions in the Registration Statement and the Prospectus, and any amendment or supplement thereto, of contracts and other agreements to which the Company or its Subsidiaries is a party are accurate and fairly present in all material respects the information required to be shown, and such counsel is familiar with all contracts and other agreements referred to in the Registration Statement and the Prospectus and any such amendment or supplement or filed as exhibits to the Registration Statement, and such counsel does not know of any contracts or agreements to which the Company or its Subsidiaries is a party of a character required to be summarized or described therein or to be filed as exhibits thereto which are not so summarized, described or filed;

                    (x) no authorization, approval, consent, or license of any governmental or regulatory authority or agency is necessary in connection with the authorization, issuance, transfer, sale or delivery of the Securities by the Company, in connection with the execution, delivery and performance of this Agreement by the Company or in connection with the taking of any action contemplated herein, or the issuance of the Purchase Option or the Securities underlying the Purchase Option, other than registrations or qualifications of the Securities under applicable state or foreign securities or Blue Sky laws and registration under the Act; and

                    (xi) the Units, the shares of Common Stock and the Warrants have been duly authorized for quotation on either the NASDAQ National Market System ("NASDAQ") or the OTC Bulletin Board.

              Such opinion shall also cover such matters incident to the transactions contemplated hereby as the Underwriter or counsel for the Underwriter shall reasonably request. In rendering such opinion, such counsel may rely upon certificates of any officer of the Company or public officials as to matters of fact; and may rely as to all matters of law other than the law of the United States or of the State of New York or Delaware upon opinions of counsel satisfactory to you, in which case the opinion shall state that they have no reason to believe that you and they are not entitled to so rely.

              (c)   Intentionally Omitted.

              (d) All corporate proceedings and other legal matters relating to this Agreement, the Registration Statement, the Prospectus and other related matters shall be satisfactory to or approved by Bernstein & Wasserman, LLP, counsel to the Underwriter.

              (e) You shall have received a letter prior to the Effective Date and again on and as of the First Closing Date from Moore Stephens, P.C., independent public accountants for the Company, substantially in the form reasonably acceptable to you, providing you with such "cold comfort" as you may reasonably require.

              (f) At the Closing Dates, (i) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects with the same effect as if made on and as of the Closing Dates taking into account for the Option Closing Dates the effect of the transactions contemplated hereby and the Company or its Subsidiaries shall have performed all of its obligations hereunder and satisfied all the conditions on its part to be satisfied at or prior to such Closing Date; (ii) the Registration Statement and the Prospectus and any amendments or supplements thereto shall contain all statements which are required to be stated therein in accordance with the Act and the Rules and Regulations, and shall in all material respects conform to the requirements thereof, and neither the Registration Statement nor the Prospectus nor any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) there shall have been, since the respective dates as of which information is given, no material adverse change, or to the Company or its Subsidiaries's knowledge, any development involving a prospective material adverse change, in the business, properties, condition (financial or otherwise), results of operations, capital stock, long-term or short-term debt or general affairs of the Company or its Subsidiaries from that set forth in the Registration Statement and the Prospectus, except changes which the Registration Statement and

Prospectus indicate might occur after the effective date of the Registration Statement, and the Company or its Subsidiaries shall not have incurred any material liabilities or entered into any material agreement not in the ordinary course of business other than as referred to in the Registration Statement and Prospectus; (iv) except as set forth in the Prospectus, no action, suit or proceeding at law or in equity shall be pending or threatened against the Company or its Subsidiaries which would be required to be set forth in the Registration Statement, and no proceedings shall be pending or threatened against the Company or its Subsidiaries before or by any commission, board or administrative agency in the United States or elsewhere, wherein an unfavorable decision, ruling or finding would materially and adversely affect the business, property, condition (financial or otherwise), results of operations or general affairs of the Company or its Subsidiaries, and (v) you shall have received, at the First Closing Date, a certificate signed by each of the President and the principal operating officer of the Company or its Subsidiaries, dated as of the First Closing Date, evidencing compliance with the provisions of this subsection
(f).

              (g)   Upon exercise of the Over-Allotment Option provided for in
Section 2(b) hereof, the obligations of the Underwriter to purchase and pay for the Option Securities referred to therein will be subject (as of the date hereof and as of the Option Closing Date) to the following additional conditions:

                    (i) The Registration Statement shall remain effective at the Option Closing Date, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending, or, to your knowledge or the knowledge of the Company, shall be contemplated by the Commission, and any reasonable request on the part of the Commission for additional information shall have been complied with to the satisfaction of the Commission.

                    (ii) At the Option Closing Date there shall have been delivered to you the signed opinion of, Esanu, Katsky, Korins & Siger counsel to the Company, dated as of the Option Closing Date, in form and substance reasonably satisfactory to Bernstein & Wasserman, LLP, counsel to the Underwriter, which opinion shall be substantially the same in scope and substance as the opinion furnished to you at the First Closing Date pursuant to Sections 4(b) hereof, except that such opinion, where appropriate, shall cover the Option Securities.

                    (iii) At the Option Closing Date there shall have be delivered to you a certificate of the President and the principal operating officer of the Company, dated the Option Closing Date, in form and substance reasonably satisfactory to Bernstein & Wasserman, LLP, counsel to the Underwriter, substantially the same in scope and substance as the certificate furnished to you at the First Closing Date pursuant to Section 4(f) hereof.

                    (iv) At the Option Closing Date there shall have been delivered to you a letter in form and substance satisfactory to you from Moore Stephens, P.C., dated the Option Closing Date and addressed to the Underwriter confirming the information in their letter referred to in Section 4(e) hereof and stating that nothing has come to their attention during the period from the ending date of their review referred to in said letter to a date not more than five business days prior to the Option Closing Date, which would require any change in said letter if it were required to be dated the Option Closing Date.

                    (v) All proceedings taken at or prior to the Option Closing Date in connection with the sale and issuance of the Option Securities shall be reasonably satisfactory in form and substance to you, and you and Bernstein & Wasserman, LLP, counsel to the Underwriter, shall have been furnished with all such documents, certificates, and opinions as you may reasonably request in connection with this transaction in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Company or its compliance with any of the covenants or conditions contained herein.

              (h) No action shall have been taken by the Commission or the NASD the effect of which would make it improper, at any time prior to the Closing Date, for members of the NASD to execute transactions (as principal or agent) in the Securities and no proceedings for the taking of such action shall have been instituted or shall be pending, or, to the knowledge of the Underwriter or the Company, shall be contemplated by the Commission or the NASD. The Company and the Underwriter represent that at the date hereof each has no knowledge that any such action is in fact contemplated against it by the Commission or the NASD.

                    (i) If any of the conditions herein provided for in this Section shall not have been fulfilled in all material respects as of the date indicated, this Agreement and all obligations of the Underwriter under this Agreement may be canceled at, or at any time prior to, each Closing Date by the Underwriter notifying the Company of such cancellation in writing or by telegram at or prior to the applicable Closing Date. Any such cancellation shall be without liability of the Underwriter to the Company.

         5. Conditions of the Obligations of the Company, The obligation of the Company to sell and deliver the Securities is subject to the following conditions:

              (a) The Registration Statement shall have become effective not later than 10:00 A.M. New York time, on the day following the date of this Agreement, or on such later date as the Company and the Underwriter may agree in writing.

              (b) At the Closing Dates, no stop orders suspending the effectiveness of the Registration Statement shall have been issued under the Act or any proceedings therefor initiated or threatened by the Commission.

              If the conditions to the obligations of the Company provided for in this Section have been fulfilled on the First Closing Date but are not fulfilled after the First Closing Date and prior to the Option Closing Date, then only the obligation of the Company to sell and deliver the Securities on exercise of the Over-Allotment Option provided for in Section 2(b) hereof shall be affected.

         6.   Indemnification.

              (a) The Company agrees (i) to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees), to which such Underwriter or such controlling person may become subject, under the Act or otherwise, and (ii) to reimburse, as incurred, the Underwriter and such controlling persons for any legal or other expenses reasonably incurred in connection with investigating, defending against or appearing as a third party witness in connection with any losses, claims, damages or liabilities; insofar as such losses, claims, damages or liabilities (or actions in respect thereof) relating to (i) and (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in (A) the Registration Statement, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto, (B) any blue sky application or other document executed by the Company specifically for that purpose containing written information specifically furnished by the Company and filed in any state or other jurisdiction in order to qualify any or all of the Securities under the securities laws thereof (any such application, document or information being hereinafter called a "Blue Sky Application"), or arise out of or are based upon the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, Prospectus, or any amendment or supplement thereto, or in any Blue Sky Application, a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be required to indemnify the Underwriter and any controlling person or be liable in any such case to the extent, but only to the extent, that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Underwriter specifically for use in the preparation of the Registration Statement or any such amendment or supplement thereof or any such Blue Sky Application or any such preliminary Prospectus or the Prospectus or any such amendment or supplement thereto, provided, further that the indemnity with respect to any

Preliminary Prospectus shall not be applicable on account of any losses, claims, damages, liabilities or litigation arising from the sale of Securities to any person if a copy of the Prospectus was not delivered to such person at or prior to the written confirmation of the sale to such person. This indemnity will be in addition to any liability which the Company may otherwise have.

              (b) The Underwriter will indemnify and hold harmless the Company, each of its directors, each nominee (if any) for director named in the Prospectus, each of its officers who have signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and reasonable attorneys' fees) to which the Company or any such director, nominee, officer or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto, or any Blue Sky Application in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use in the preparation thereof and for any violation by the Underwriter in the sale of such Securities of any applicable state or federal law or any rule, regulation or instruction thereunder relating to violations based on unauthorized statements by Underwriter or its representative; provided that such violation is not based upon any violation of such law, rule or regulation or instruction by the party claiming indemnification or inaccurate or misleading information furnished by the Company or its representatives, including information furnished to the Underwriter as contemplated herein. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have.

              (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify in writing the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party or (ii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party and in the reasonable judgment of the counsel to the indemnified party, it is advisable for the indemnified party to be represented by separate counsel (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party). No settlement of any action against an indemnified party shall be made without the consent of the indemnified party, which shall not be unreasonably withheld in light of all factors of importance to such indemnified party. If it is ultimately determined that indemnification is not permitted, then an indemnified party will return all monies advanced to the indemnifying party.

         7.   Contribution.

              In order to provide for just and equitable contribution under the Act in any case in which the indemnification provided in Section 6 hereof is requested but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that the express provisions of
Section 6 provide for indemnification in such case, then the Company and each person who controls the Company, in the aggregate, and the Underwriter shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees) (after contribution from others) in such proportions that the Underwriter is responsible in the aggregate for that portion of such losses, claims, damages or liabilities represented by the percentage that the underwriting discount for each of the Securities appearing on the cover page of the Prospectus bears to the public offering price appearing thereon and the Company shall be responsible for the remaining portion; provided, however, that if such allocation is not permitted by applicable law then allocated in such proportion as is appropriate to reflect relative benefits but also the relative fault of the Company and the Underwriter and controlling persons, in the aggregate, in connection with the statements or omissions which resulted in such damages and other relevant equitable considerations shall also be considered. The relative fault shall be determined by reference to, among other things, whether in the case of an untrue statement of a material fact or the omission to state a material fact, such statement or omission relates to information supplied by the Company or the Underwriter and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriter agree that it would not be just and equitable if the respective obligations of the Company and the Underwriter to contribute pursuant to this Section 7 were to be determined by pro rata or per capita allocation of the aggregate damages or by any other method of allocation that does not take account of the equitable considerations referred to in this
Section 7. No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. As used in this paragraph, the word "Company" includes any officer, director, or person who controls the Company within the meaning of Section 15 of the Act. If the full amount of the contribution specified in this paragraph is not permitted by law, then the Underwriter and each person who controls the Underwriter shall be entitled to contribution from the Company, its officers, directors and controlling persons, and the Company, its officers, directors and controlling persons shall be entitled to contribution from the Underwriter to the full extent permitted by law. The foregoing contribution agreement shall in no way affect the contribution liabilities of any persons having liability under
Section 11 of the Act other than the Company and the Underwriter. No contribution shall be requested with regard to the settlement of any matter from any party who did not consent to the settlement; provided, however, that such consent shall not be unreasonably withheld in light of all factors of importance to such party.

         8.   Costs and Expenses.

              (a) Whether or not this Agreement becomes effective or the sale of the Securities to the Underwriter is consummated, the Company will pay all costs and expenses incident to the performance of this Agreement by the Company including, but not limited to, the fees and expenses of counsel to the Company and of the Company's accountants; the costs and expenses incident to the preparation, printing, filing and distribution under the Act of the Registration Statement (including the financial statements therein and all amendments and exhibits thereto), Preliminary Prospectus and the Prospectus, as amended or supplemented, the fee of the NASD in connection with the filing required by the NASD relating to the offering of the Securities contemplated hereby; all expenses, including reasonable fees and disbursements of counsel to the Underwriter, in connection with the qualification of the Securities under the state securities or blue sky laws which the Underwriter shall designate; the cost of printing and furnishing to the Underwriter copies of the Registration Statement, each Preliminary Prospectus, the Prospectus, this Agreement, and the Blue Sky Memorandum, any fees relating to the listing of the Units, Common Stock and Warrants on NASDAQ, OTC Bulletin Board or any other securities exchange, the cost of printing the certificates representing the Securities; fees for bound volumes and prospectus memorabilia and the fees of the transfer agent and warrant agent. The Company shall pay any and all taxes (including any transfer, franchise, capital stock or other tax imposed by any jurisdiction) on sales to the Underwriter hereunder. The Company will also pay all costs and expenses incident to the furnishing of any amended Prospectus or of any supplement to be attached to the Prospectus as called for in Section 3(a) of this Agreement except as otherwise set forth in said Section.

              (b) In addition to the foregoing expenses, the Company shall at the First Closing Date pay to the Underwriter a non-accountable expense allowance of $126,000. In the event the overallotment option is exercised, the Company shall pay to the Underwriter at the Option Closing Date an additional amount in the aggregate equal to 3% of the gross proceeds received upon exercise of the overallotment option. In the event the transactions contemplated hereby are not consummated by reason of any action by the Underwriter (except if such prevention is based upon a breach by the Company of any covenant, representation or warranty contained herein or because any other condition to the Underwriter's obligations hereunder required to be fulfilled by the Company is not fulfilled) the Company shall not be liable for any expenses of the Underwriter, including the Underwriter's legal fees. In the event the transactions contemplated hereby are not consummated by reason of the Company being unable to perform its obligations hereunder in all material respects, the Company shall be liable for the actual accountable out-of-pocket expenses of the Underwriter, including reasonable legal fees, not to exceed in the aggregate $150,000.

              (c) Except as disclosed in the Registration Statement, no person is entitled either directly or indirectly to compensation from the Company, from the Underwriter or from any other person for services as a finder in connection with the proposed offering, and the Company agrees to indemnify and hold harmless the Underwriter, against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all reasonable attorneys' fees), to which the Underwriter or person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the claim of any person (other than an employee of the party claiming indemnity) or entity that he or it is entitled to a finder's fee in connection with the proposed offering by reason of such person's or entity's influence or prior contact with the indemnifying party.

         9.   Effective Date.

              The Agreement shall become effective upon its execution except that you may, at your option, delay its effectiveness until 11:00 A.M., New York time on the first full business day following the effective date of the Registration Statement, or at such earlier time on such business day after the effective date of the Registration Statement as you in your discretion shall first commence the public offering of the Securities. The time of the initial public offering shall mean the time of release by you of the first newspaper advertisement with respect to the Securities, or the time when the Securities are first generally offered by you to dealers by letter or telegram, whichever shall first occur. This Agreement may be terminated by you at any time before it becomes effective as provided above, except that Sections 3(c), 6, 7, 8, 12, 13, 14 and 15 shall remain in effect notwithstanding such termination.

         10.  Termination.

              (a) After this Agreement becomes effective, this Agreement, except for Sections 3(c), 6, 7, 8, 12, 13, 14 and 15 hereof, may be terminated at any time prior to the First Closing Date, by you if in your judgment (i) trading in securities on the New York Stock Exchange or the American Stock Exchange having been suspended or limited, (ii) material governmental restrictions have been imposed on trading in securities generally (not in force and effect on the date hereof), (iii) a banking moratorium has been declared by federal or New York state authorities, (iv) an outbreak of major international hostilities involving the United States or other substantial national or international calamity has occurred, (v) a pending or threatened legal or governmental proceeding or action relating generally to the Company's business, or a notification has been received by the Company of the threat of any such proceeding or action, which would materially adversely affect the Company; (vi) the passage by the Congress of the United States or by any state legislative body of similar impact, of any act or measure, or the adoption of any orders, rules or regulations by any governmental body or any authoritative accounting institute or board, or any governmental executive, which is reasonably believed likely by the Underwriter to have a material adverse impact on the business, financial condition or financial statements of the Company; or (vii) any material adverse change having occurred, since the respective dates of which information is given in the Registration Statement and Prospectus, in the earnings, business prospects or general condition of the Company, financial or otherwise, whether or not arising in the ordinary course of business.

              (b) If you elect to prevent this Agreement from becoming effective or to terminate this Agreement as provided in this Section 10, the Company shall be promptly notified by you, by telephone or telegram, confirmed by letter.

         11.  Purchase Option.

               At or before the First Closing Date, the Company will sell the Underwriter or its designees for a consideration of $10, and upon the terms and conditions set forth in the form of Purchase Option annexed as an exhibit to the Registration Statement, a Purchase Option to purchase an aggregate of 60,000 Units, each Unit consisting of two (2) shares of Common Stock, par value $.01 per share, and two (2) Class A Redeemable Common Stock Purchase Warrants. In the event of conflict in the terms of this Agreement and the Purchase Option with respect to language relating to the Purchase Option, the language of the Purchase Option shall control.


         12.  Representations and Warranties of the Underwriter.

               The Underwriter represents and warrants to the Company that it is registered as a broker-dealer in all jurisdictions in which it is offering the Securities and that it will comply with all applicable state or federal laws relating to the sale of the Securities, including but not limited to, violations based on unauthorized statements by the Underwriter or its representatives.

          13. Representations, Warranties and Agreements to Survive Delivery.

               The respective indemnities, agreements, representations, warranties and other statements of the Company and the Underwriter and the undertakings set forth in or made pursuant to this Agreement will remain in full force and effect until three years from the date of this Agreement, regardless of any investigation made by or on behalf of the Underwriter, the Company or any of its officers or directors or any controlling person and will survive delivery of and payment of the Securities and the termination of this Agreement.

         14.  Notice.

              Any communications specifically required hereunder to be in writing, if sent to the Representative, will be mailed, delivered or telecopied and confirmed to them at Monroe Parker Securities, Inc., 2500 Westchester Avenue, Purchase, New York 10577, with a copy sent to Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022, Attention: Steven F. Wasserman, or if sent to the Company, will be mailed, delivered or telecopied and confirmed to it at 160 Broadway, Suite 901, New York, NY 10038 with a copy sent to Esanu, Katsky, Korins & Siger, 605 Third Avenue, New York, NY 10158-0038. Notice shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.

         15.  Parties in Interest.

               The Agreement herein set forth is made solely for the benefit of the Underwriter, the Company, any person controlling the Company or the Underwriter, and directors of the Company, nominees for directors (if any) named in the Prospectus, its officers who have signed the Registration Statement, and their respective executors, administrators, successors, assigns and no other person shall acquire or have any right under or by virtue of this Agreement. The term "successors and assigns" shall not include any purchaser, as such purchaser, from the Underwriter of the Securities.

         16.  Applicable Law.

              This Agreement will be governed by, and construed in accordance with, of the laws of the State of New York applicable to agreements made and to be entirely performed within New York.

         17.  Counterparts.

              This agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties (including by fax, followed by original copies by overnight mail).

         18.  Entire Agreement; Amendments.

              This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior written or oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may not be amended except in writing, signed by the Underwriter and the Company.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return this agreement, whereupon it will become a binding agreement between the Company and the Underwriter in accordance with its terms.

                                          Very truly yours,

                                          INTERNATIONAL MAGNETIC IMAGING, INC.


                                          By: ____________________
                                          Name:  Lewis S. Schiller
                                          Title: Chairman

                  The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

                                          MONROE PARKER SECURITIES, INC.


                                          By: ______________________
                                          Name:  Stephen J. Drescher
                                          Title: Director Corporate Finance

Exhibit 1.2

                               Option to Purchase
         60,000 Units, each consisting of two (2) shares of Common Stock
                                       and
                                two (2) Warrants

                      INTERNATIONAL MAGNETIC IMAGING, INC.


                                 PURCHASE OPTION


                            Dated: ________ __, 1997



         THIS CERTIFIES that Monroe Parker Securities, Inc., 2500 Westchester Avenue, Purchase, NY 10577 (hereinafter sometimes referred to as the "Holder"), is entitled to purchase from INTERNATIONAL MAGNETIC IMAGING, INC. (hereinafter referred to as the "Company"), at the prices and during the periods as hereinafter specified, up to 60,000 Units, each consisting of two (2) shares of Common Stock, par value $.01 per share ("Common Stock"), and two (2) Class A Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the registered holder thereof to purchase one (1) share of Common Stock at an exercise price of $4.00 per share. The Warrants (hereinafter, the "Warrants") are exercisable for a twenty four (24) month period, commencing ________ __, 1998 (twelve (12) months from the Effective Date). Hereinafter, the shares of Common Stock and Warrants shall be referred to as an "Option Securities" or "Securities."

         The Securities have been registered under a Registration Statement on Form SB-2 (File No. 333-_____) declared effective by the Securities and Exchange Commission on ________ __, 1997 (the "Registration Statement"). This Option (the "Option") to purchase 600,000 Units was originally issued pursuant to an underwriting agreement between the Company and Monroe Parker Securities, Inc. as underwriter (the "Underwriter"), in connection with a public offering of 600,000 Units (collectively, the "Public Securities") through the Underwriter, in consideration of $10.00 received for the Option.

         Except as specifically otherwise provided herein, the Common

Stock and the Warrants issued pursuant to this Option shall bear the same terms and conditions as described under the caption "Description of Securities" in the Registration Statement, and the Warrants shall be governed by the terms of the Warrant Agreement dated as of ________ __, 1997, executed in connection with such public offering (the "Warrant Agreement"), except that the holder shall have registration rights under the Securities Act of 1933, as amended (the "Act"), for the Option, the Units, the Common Stock and the Warrants included in the Units, and the shares of Common Stock underlying the Warrants, as more fully described in paragraph 6 of this Option. In the event of any reduction of the exercise price of the Warrants included in the Public Securities, the same changes to the Warrants included in the Option and the components thereof shall be simultaneously effected.

         1. The rights represented by this Option shall be exercised at the prices, subject to adjustment in accordance with paragraph 8 of this Option, and during the periods as follows:

                (a)   Between ________ __, 1998 (one (1) year from the Effective
Date) and ________ __, 2002, inclusive, the Holder shall have the option to purchase Units hereunder at $11.55 per Unit (subject to adjustment pursuant to paragraph 8 hereof) (the "Exercise Price").

                (b) After ________ __, 2002, the Holder shall have no right to purchase any Option Securities hereunder.

         2. The rights represented by this Option may be exercised at any time within the period above specified, in whole or in part, by (i) the surrender of this Option (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the Exercise Price then in effect for the number of Option Securities specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) delivery to the Company of a duly executed agreement signed by the person(s) designated in the purchase form to the effect that such person(s) agree(s) to be bound by the provisions of paragraph 6 and subparagraphs (b), (c) and (d) of paragraph 7 hereof. This Option shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date this Option is surrendered and payment is made in accordance with the foregoing provisions of this paragraph 2, and the person or persons in whose name or names the certificates for shares of Common Stock and Warrants underlying the Units shall be issuable upon such exercise shall become the holder or holders of record of such Common Stock and Warrants at that time and date. The Common Stock and Warrants and the certificates for the Common Stock and Warrants so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten
(10) days, after the rights represented by this Option shall have been so exercised.

         3. This Option shall not be transferred, sold, assigned, or hypothecated for a period of one (1) year from the Effective Date, except that it may be transferred to successors of the Holder, and may be assigned in whole or in part to any person who is an officer of the Holder or selling group member of the offering during such period. Any transfer after one (1) year must be accompanied with an immediate exercise of the Option. Any such assignment shall be effected by the Holder (i) executing the form of assignment at the end hereof and (ii) surrendering this Option for cancellation at the office or agency of the Company referred to in paragraph 2 hereof, accompanied by a certificate (signed by an officer of the Holder if the Holder is a corporation), stating that each transferee is a permitted transferee under this paragraph 3 hereof; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) a new Option or Options of like tenor and representing in the aggregate rights to purchase the same number of Option Securities as are purchasable hereunder.

         4. The Company covenants and agrees that all shares of Common Stock which may be issued as part of the Option Securities purchased hereunder and the Common Stock which may be issued upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable. The Company further covenants and agrees that during the periods within which this Option may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of this Option and that it will have authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants included in the Option Securities.

         5. This Option shall not entitle the Holder to any voting, dividend, or other rights as a stockholder of the Company.

         6.     (a)   During the period set forth in paragraph l(a) hereof, the
Company shall advise the Holder or its transferee, whether the Holder holds the Option or has exercised the Option and holds Option Securities or any of the securities underlying the Option Securities, by written notice at least 30 days prior to the filing of any post-effective amendment to the Registration Statement or of any new registration statement or post-effective amendment thereto under the Act covering any securities of the Company, for its own account or for the account of others (other than a registration statement on Form S-4 or S-8 or any successor forms thereto), and will for a period of five years from the effective date of the Registration Statement, upon the request of the Holder, include in any such post-effective amendment or registration statement, such information as may be required to permit a public offering of the Option, all or any of the Common Stock, or Warrants included in the Securities or the Common Stock issuable upon the exercise of the Warrants (the "Registrable Securities"). The Company shall supply prospectuses and such other documents as the Holder may request in order to facilitate the public sale or other disposition of the Registrable Securities, use its best efforts to register and qualify any of the Registrable Securities for sale in such states as such Holder designates provided that the Company shall not be required to qualify as a foreign corporation or a dealer in securities or execute a general consent to service of process in any jurisdiction in any action and do any and all other acts and things which may be reasonably necessary or desirable to enable such Holder to consummate the public sale or other disposition of the Registrable Securities, and furnish indemnification in the manner provided in paragraph 7 hereof. The Holder shall furnish information and indemnification as set forth in paragraph 7 except that the maximum amount which may be recovered from the Holder shall be limited to the amount of proceeds received by the Holder from the sale of the Registrable Securities. The Company shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the holders of Registrable Securities requested to be included in the registration to include such securities in such underwritten offering on the same terms and conditions as any similar securities of the Company included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advises the holders of Registrable Securities that the total amount of securities which they intend to include in such offering is such as to materially and adversely affect the success of such offering, then the amount of securities to be offered for the accounts of holders of Registrable Securities shall be eliminated, reduced, or limited to the extent necessary to reduce the total amount of securities to be included in such offering to the amount, if any, recommended by such managing underwriter or underwriters (any such reduction or limitation in the total amount of Registrable Securities to be included in such offering to be borne by the holders of Registrable Securities proposed to be included therein pro rata). The Holder will pay its own legal fees and expenses and any underwriting discounts and commissions on the securities sold by such Holder and shall not be responsible for any other expenses of such registration.

                (b) If any 50% holder (as defined below) shall give notice to the Company at any time during the period set forth in paragraph l(a) hereof to the effect that such holder desires to register under the Act this Option or any of the underlying securities contained in the Option Securities underlying the Option under such circumstances that a public distribution (within the meaning of the Act) of any such securities will be involved then the Company will promptly, but no later than 60 days after receipt of such notice, file a post-effective amendment to the current Registration Statement or a new registration statement pursuant to the Act, to the end that the Option and/or any of the Securities underlying the Option Securities may be publicly sold under the Act as promptly as practicable thereafter and the Company will use its best efforts to cause such registration to become and remain effective for a period of 120 days (including the taking of such steps as are reasonably necessary to obtain the removal of any stop order); provided that such holder shall furnish the Company with appropriate information in connection therewith as the Company may reasonably request in writing. The 50% holder (which for purposes hereof shall mean any direct or indirect transferee of such holder) may, at its option, request the filing of a post-effective amendment to the current Registration Statement or a new registration statement under the Act with respect to the Registrable Securities on only two occasions during the term of this Option. The Holder may at its option request the registration of the Option and/or any of the Securities underlying the Option in a registration statement made by the Company as contemplated by

Section 6(a) or in connection with a request made pursuant to this Section 6(b) prior to acquisition of the Securities issuable upon exercise of the Option and even though the Holder has not given notice of exercise of the Option. The 50% holder may, at its option, request such post-effective amendment or new registration statement during the described period with respect to the Option or separately as to the Common Stock and/or Warrants included in the Option and/or the Common Stock issuable upon the exercise of the Warrants, and such registration rights may be exercised by the 50% holder prior to or subsequent to the exercise of the Option. Within ten business days after receiving any such notice pursuant to this subsection (b) of paragraph 6, the Company shall give notice to the other holders of the Options, advising that the Company is proceeding with such post-effective amendment or registration statement and offering to include therein the securities underlying the Options of the other holders. Each holder electing to include its Registrable Securities in any such offering shall provide written notice to the Company within twenty (20) days after receipt of notice from the Company. The failure to provide such notice to the Company shall be deemed conclusive evidence of such holder's election not to include its Registrable Securities in such offering. Each holder electing to include its Registrable Securities shall furnish the Company with such appropriate information (relating to the intentions of such holders) in connection therewith as the Company shall reasonably request in writing. All costs and expenses of only one such post-effective amendment or new registration statement shall be borne by the Company, except that the holders shall bear the fees of their own counsel and any underwriting discounts or commissions applicable to any of the securities sold by them.

                      The Company shall be entitled to postpone the filing of any registration statement pursuant to this Section 6(b) otherwise required to be prepared and filed by it if (i) the Company is engaged in a material acquisition, reorganization, or divestiture, (ii) the Company is currently engaged in a self-tender or exchange offer and the filing of a registration statement would cause a violation of Rule 10b-6 under the Securities Exchange Act of 1934, (iii) the Company is engaged in an underwritten offering and the managing underwriter has advised the Company in writing that such a registration statement would have a material adverse effect on the consummation of such offering or (iv) the Company is subject to an underwriter's lock-up as a result of an underwritten public offering and such underwriter has refused in writing, the Company's request to waive such lock-up. In the event of such postponement, the Company shall be required to file the registration statement pursuant to this Section 6(b), within 60 days of the consummation of the event requiring such postponement.

                       The Company will use its best efforts to maintain such registration statement or post-effective amendment current under the Act for a period of at least six months (and for up to an additional three months if requested by the Holder) from the effective date thereof. The Company shall supply prospectuses, and such other documents as the Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities, use its best efforts to register and qualify any of the Registrable Securities for sale in such states as such holder designates, provided that the Company shall not be required to qualify as a foreign corporation or a dealer in securities or execute a general consent to service of process in any jurisdiction in any action and furnish indemnification in the manner provided in paragraph 7 hereof.

                (c) The term "50% holder" as used in this paragraph 6 shall mean the holder of at least 50% of the Common Stock and the Warrants underlying the Option (considered in the aggregate) and shall include any owner or combination of owners of such securities, which ownership shall be calculated by determining the number of shares of Common Stock held by such owner or owners as well as the number of shares then issuable upon exercise of the Warrants.

         7.     (a)   Whenever pursuant to paragraph 6 a registration statement
relating to the Option or any shares or warrants issued or issuable upon the exercise of any Options, is filed under the Act, amended or supplemented, the Company will indemnify and hold harmless each holder of the securities covered by such registration statement, amendment, or supplement (such holder being hereinafter called the "Distributing Holder"), and each person, if any, who controls (within the meaning of the Act) the Distributing Holder, and each underwriter (within the meaning of the Act) of such securities and each person, if any, who controls (within the meaning of the Act) any such underwriter, against any losses, claims, damages, or liabilities, joint or several, to which the Distributing Holder, any such controlling person or any such underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any preliminary prospectus or final prospectus constituting a part thereof or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Distributing Holder and each such controlling person and underwriter for any legal or other expenses reasonably incurred by the Distributing Holder or such controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said final prospectus, or said amendment or supplement in reliance upon and in conformity with written information furnished by such Distributing Holder or any other Distributing Holder, for use in the preparation thereof.

                (b) The Distributing Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed said registration statement and such amendments and supplements thereto, each person, if any, who controls the Company (within the meaning of the Act) against any losses, claims, damages, or liabilities, joint and several, to which the Company or any such director, officer, or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in said registration statement, said preliminary prospectus, said final prospectus, or said amendment or supplement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in said registration statement, said preliminary prospectus, said final prospectus, or said amendment or supplement in reliance upon and in conformity with written information furnished by such

Distributing Holder for use in the preparation thereof; and will reimburse the Company or any such director, officer, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action.

                (c) Promptly after receipt by an indemnified party under this paragraph 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give the indemnifying party notice of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this paragraph 7.

                (d) In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this paragraph 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.

         8. The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of this Option shall be subject to adjustment from time to time upon the happening of certain events as follows:

                (a) In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Notwithstanding anything to the contrary contained in the Warrant Agreement, in the event an adjustment to the Exercise Price is effected pursuant to this Subsection (a) (and a corresponding adjustment to the number of Option Securities is made pursuant to Subsection (d) below), the exercise price of the Warrants shall be adjusted so that it shall equal the price determined by multiplying the exercise price of the Warrants by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such action and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. In such event, there shall be no adjustment to the number of shares of Common Stock or other securities issuable upon exercise of the Warrants. Such adjustment shall be made successively whenever any event listed above shall occur.

                (b) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the current market price of the Common Stock (as defined in Subsection (e) below) on the record date mentioned below, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the number of shares then comprising the Option Securities by the product of the Exercise Price in effect immediately prior to the date of such issuance multiplied by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                (c) In case the Company shall hereafter distribute to the holders of its Common Stock evidence of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (a) above) or subscription rights or warrants (excluding those referred to in Subsection (b) above), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the number of shares then comprising the Option Securities by the product of the Exercise Price in effect immediately prior thereto multiplied by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock (as defined in Subsection
(e) below), less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

                (d) Whenever the Exercise Price payable upon exercise of this Option is adjusted pursuant to Subsections (a), (b) or (c) above, the number of Option Securities purchasable upon exercise of this Option shall simultaneously be adjusted by multiplying the number of Option Securities initially issuable upon exercise of this Option by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

                (e) For the purpose of any computation under Subsections (b) or (c) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for 20 consecutive business days before such date. The closing price for each day shall be the last sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on such exchange, the average of the highest reported bid and lowest reported asked prices as reported by NASDAQ or OTC Bulletin Board, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

                (f) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least fifteen cents ($0.15) in such price; provided, however, that any adjustments which by reason of this Subsection (f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 8 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Section 8, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock (including Warrants issuable upon exercise of this Option).

                (g) Whenever the Exercise Price is adjusted, as herein provided, the Company shall promptly, but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Exercise Price and adjusted number of Option Securities issuable upon exercise of this Option and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holder, at the address set forth herein, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 8, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                (h) In the event that at any time, as a result of an adjustment made pursuant to Subsection (a) above, the Holder thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Option shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (a) to (g), inclusive above.

         9. This Agreement shall be governed by and in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, International Magnetic Imaging, Inc., has caused this Option to be signed by its duly authorized officers under its corporate seal, and this Option to be dated ________ __, 1997.


                                         INTERNATIONAL MAGNETIC IMAGING, INC.


                                         By: ______________________________
                                             Lewis S. Schiller
                                             Chairman


(Corporate Seal)

                                  PURCHASE FORM


                   (To be signed only upon exercise of option)



         THE UNDERSIGNED, the holder of the foregoing Option, hereby irrevocably elects to exercise the purchase rights represented by such Option for, and to purchase thereunder,____ Units, each consisting of two (2) shares of Common Stock, $.01 per value per share, of International Magnetic Imaging, Inc. and two
(2) Warrants and herewith makes payment of $______________ therefor, and requests that the Warrants and certificates for shares of Common Stock be issued in the name(s) of, and delivered to _________________________ whose address(es) is (are) _________________________________________________.




Dated:

                                  TRANSFER FORM


                 (To be signed only upon transfer of the Option)



         For value received, the undersigned hereby sells, assigns, and transfers unto _________________________________ the right to purchase Units, consisting of two (2) shares of Common Stock and two (2) Warrants of International Magnetic Imaging, Inc., in the numbers set forth below represented by the foregoing Option to the extent of _____ Units, and appoints _______________________ attorney to transfer such rights on the books of International Magnetic Imaging, Inc., with full power of substitution in the premises.




Dated:




                                       By: ______________________________



                                       Address:

                                       ________________________________

                                       ________________________________

                                       ________________________________



In the presence of:

Exhibit 1.3

         A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE, AND ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME PRIOR TO NOTICE OF ITS ACCEPTANCE GIVEN AFTER THE EFFECTIVE DATE.


                      INTERNATIONAL MAGNETIC IMAGING, INC.
                           600,000 UNITS CONSISTING OF

                1,200,000 SHARES OF COMMON STOCK, $.01 PAR VALUE
                                       AND
                    1,200,000 CLASS A REDEEMABLE COMMON STOCK
                                PURCHASE WARRANTS


                           SELECTED DEALERS AGREEMENT




                                                              _______ __, 1997

Dear Sirs:

         1. Monroe Parker Securities, Inc. (the "Underwriter"), has agreed to offer on a firm commitment basis, subject to the terms and conditions and execution of the Underwriting Agreement, 600,000 Units, each consisting of two
(2) shares of Common Stock, $.01 par value per share ("Common Stock") of International Magnetic Imaging, Inc. (the "Company") and two (2) Class A Redeemable Common Stock Purchase Warrants ("Warrants"), (hereinafter, collectively referred to as the "Securities"; including any Units offered pursuant to an over-allotment option, the "Firm Securities"). Each Warrant is exercisable to purchase one (1) share of Common Stock. The Firm Securities are more particularly described in the enclosed Preliminary Prospectus, additional copies of which, as well as the Prospectus (after the effective date), will be supplied in reasonable quantities upon request.

         2. The Underwriter is soliciting offers to buy Securities, upon the terms and conditions hereof, from Selected Dealers, who are to act as principals, including you, who are (i) registered with the Securities and Exchange Commission (the "Commission") as broker-dealers under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and members in good standing with the National Association of Securities Dealers, Inc. (the "NASD"), or (ii) dealers of institutions with their principal place of business located outside the United States, its territories and possessions and not registered under the 1934 Act who agree to make no sales within the United States, its territories and possessions or to persons who are nationals thereof or residents therein and, in making sales, to comply with the NASD's interpretation with respect to free-riding and withholding. The Securities are to be offered to the public at a price of $7.00 per Unit. Selected Dealers will be allowed a concession of not less than __% of the aggregate offering price. You will be notified of the precise amount of such concession prior to the effective date (the "Effective Date") of the registration statement covering the Securities (the "Registration Statement"). The offer is solicited subject to the issuance and delivery of the Securities and their acceptance by the Underwriter, to the approval of legal matters by counsel and to the terms and conditions as herein set forth.

         3. Your offer to purchase may be revoked in whole or in part without obligation or commitment of any kind by you any time prior to acceptance and no offer may be accepted by us and no sale can be made until after the Registration Statement has become effective with the Commission. Subject to the foregoing, upon execution by you of the Offer to Purchase below and the return of same to us, you shall be deemed to have offered to purchase the number of Securities set forth in your offer on the basis set forth in paragraph 2 above. Any oral notice by us of acceptance of your offer shall be immediately followed by written or telegraphic confirmation preceded or accompanied by a copy of the Prospectus. If a contractual commitment arises hereunder, all the terms of this Selected Dealers Agreement shall be applicable. We may also make available to you an allotment to purchase Securities, but such allotment shall be subject to modification or termination upon notice from us any time prior to an exchange of confirmations reflecting completed transactions. All references hereafter in this Agreement to the purchase and sale of the Securities assume and are applicable only if contractual commitments to purchase are completed in accordance with the foregoing.

         4. You agree that in re-offering the Securities, if your offer is accepted after the Effective Date, you will make a bona fide public distribution of same. You will advise us upon request of the Securities purchased by you remaining unsold, and we shall have the right to repurchase such Securities upon demand at the public offering price less the concession as set forth in paragraph 2 above. Any of the Securities purchased by you pursuant to this Agreement are to be re-offered by you to the public at the public offering price, subject to the terms hereof and shall not be offered or sold by you below the public offering price before the termination of this Agreement.

         5. Payment for Securities which you purchase hereunder shall be made by you on such date as we may determine by certified or bank cashier's check payable in New York Clearinghouse funds to Monroe Parker Securities, Inc. Certificates for the Securities shall be delivered as soon as practicable at the offices of Monroe Parker Securities, Inc., 2500 Westchester Avenue, Purchase, New York 10577. Unless specifically authorized by us, payment by you may not be deferred until delivery of certificates to you.

         6. A Registration Statement covering the offering has been filed with the Commission with respect to the Securities. You will be promptly advised when the Registration Statement becomes effective. Each Selected Dealer in selling the Securities pursuant hereto agrees (which agreement shall also be for the benefit of the Company) that it will comply with the applicable requirements of the Securities Act of 1933, as amended, and of the 1934 Act and any applicable rules and regulations issued under said Acts. No person is authorized by the Company or by the Underwriter to give any information or to make any representations other than those contained in the Prospectus in connection with the sale of the Securities. Nothing contained herein shall render the Selected Dealers a member of the underwriting group or partners with the Underwriter or with one another.

         7. You will be informed by us as to the states in which we have been advised by counsel the Securities have been qualified for sale or are exempt under the respective securities or blue sky laws of such states, but we have not assumed and will not assume any obligation or responsibility as to the right of any Selected Dealer to sell Securities in any state.

         8. The Underwriter shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the offering or arising thereunder. The Underwriter shall not be under any liability to you, except such as may be incurred under the Securities Act of 1933, as amended, and the rules and regulations thereunder, except for lack of good faith and except for obligations assumed by us in this Agreement, and no obligation on our part shall be implied or inferred herefrom.

         9. Selected Dealers will be governed by the conditions herein set forth until this Agreement is terminated. This Agreement will terminate when the offering is completed. Nothing herein contained shall be deemed a commitment on our part to sell you any Securities; such contractual commitment can only be made in accordance with the provisions of paragraph 3 hereof.

         10. You represent that you are a member in good standing of the NASD (Association") and registered as a broker-dealer or are not eligible for membership under Section I of the ByLaws of the NASD who agrees to make no sales within the United States, its territories or possessions or to persons who are nationals thereof or residents therein and, in making sales, to comply with the NASD's interpretation with respect to free-riding and withholding. Your attention is called to the following: (a) Rules 2730, 2740, 2420 and 2750 of the NASD Conduct Rule of the Association and the interpretations of said Section promulgated by the Board of Governors of such Association including the interpretation with respect to "Free-Riding and Withholding"; (b) Section 10(b) of the 1934 Act and Rules 10b-6 and 10b-10 of the general rules and regulations promulgated under said Act; (c) Securities Act Release #3907; (d) Securities Act Release #4150; and (e) Securities Act Release #4968 requiring the distribution of a Preliminary Prospectus to all persons reasonably expected to be purchasers of Securities from you at least 48 hours prior to the time you expect to mail confirmations. You, if a member of the Association, by signing this Agreement, acknowledge that you are familiar with the cited law, rules and releases, and agree that you will not directly and/or indirectly violate any provisions of applicable law in connection with your participation in the distribution of the Securities.

         11. In addition to compliance with the provisions of paragraph 10 hereof, you will not, until advised by us in writing or by wire that the entire offering has been distributed and closed, bid for or purchase Securities or its component securities in the open market or otherwise make a market in such Securities or otherwise attempt to induce others to purchase such Securities in the open market. Nothing contained in this paragraph 11 shall, however, preclude you from acting as agent in the execution of unsolicited orders of customers in transactions effectuated for them through a market maker.

         12. You understand that the Underwriter may in connection with the offering engage in stabilizing transactions. If the Underwriter contracts for or purchases in the open market in connection with such stabilization any Securities sold to you hereunder and not effectively placed by you, the Underwriter may charge you the Selected Dealer's concession originally allowed you on the Securities so purchased, and you agree to pay such amount to the Underwriter on demand.

         13.   Intentionally omitted.

         14. You agree that (i) you shall not recommend to a customer the purchase of Firm Securities unless you shall have reasonable grounds to believe that the recommendation is suitable for such customer on the basis of information furnished by such customer concerning the customer's investment objectives, financial situation and needs, and any other information known to you, (ii) in connection with all such determinations, you shall maintain in your files the basis for such determination, and (iii) you shall not execute any transaction in Firm Securities in a discretionary account without the prior specific written approval of the customer.

         15. You represent that neither you nor any of your affiliates or associates owns any Common Stock of the Company.

         16. All communications from you should be directed to the Underwriter at 2500 Westchester Avenue, Purchase, New York 10577. All communications from us to you shall be directed to the address to which this letter is mailed.


                                       Very truly yours,

                                       MONROE PARKER SECURITIES, INC.



                                       By: ___________________________________
                                           Name:
                                           Title:


ACCEPTED AND AGREED TO AS OF THE ______
DAY OF ____________, 1997

[Name of Dealer]

By: ____________________________
    Name:
    Title:

TO:      Monroe Parker Securities, Inc.
         2500 Westchester Avenue
         Purchase, New York  10577


We hereby subscribe for ______ Units, each consisting of two (2) shares of Common Stock, $.01 par value per share, and two (2) Class A Redeemable Common Stock Purchase Warrants of International Magnetic Imaging, Inc. in accordance with the terms and conditions stated in the foregoing letter. We hereby acknowledge receipt of the Prospectus referred to in the first paragraph thereof relating to said Securities. We further state that in purchasing said Securities we have relied upon said Prospectus and upon no other statement whatsoever, whether written or oral. We confirm that we are a dealer actually engaged in the investment banking or securities business and that we are either (i) a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") or (ii) a dealer with its principal place of business located outside the United States, its territories and its possessions and not registered as a broker or dealer under the Securities Exchange Act of 1934, as amended, who hereby agrees not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. We hereby agree to comply with the provisions of Rule 2740 of the NASD Conduct Rules, and if we are a foreign dealer and not a member of the NASD, we also agree to comply with the NASD's interpretation with respect to free-riding and withholding, and to comply, as though we were a member of the NASD, with the provisions of Rules 2730 and 2750 of the NASD Conduct Rules.

                                    Name of
                                     Dealer:_____________________________



                                    By:     _____________________________

                                    Address:_____________________________
                                            _____________________________

Dated: __________, 1997

Exhibit 4.1

                                WARRANT AGREEMENT

         AGREEMENT, dated as of this day of , 1996, by and between International Magnetic Imaging, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent").

                              W I T N E S S E T H:

         WHEREAS, in connection with a public offering of 1,000,000 shares of Common Stock and 1,500,000 Series A Redeemable Common Stock Purchase Warrants (the "Warrants"), pursuant to an underwriting agreement (the "Underwriting Agreement") dated as of [ ], 1996, between the Company and Monroe Parker Securities, Inc. ("Monroe Parker" or the "Underwriter"), the Company may issue up to one million seven hundred twenty five thousand (1,725,000) Warrants; and

         WHEREAS, in connection with the issuance, pursuant to the Underwriting Agreement, to Monroe Parker or its designees of an option (the "Underwriter's Option"), the Company may issue up to one hundred fifty thousand (150,000) Warrants; and

         WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and redemption of the Warrants, as hereinafter defined, the issuance of certificates representing the Warrants, the exercise of the Warrants, and the rights of the holders thereof;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Warrants and the Warrant Agent, the parties hereto agree as follows:

         1.       Definitions.  As used in this Agreement, the following terms shall have the following meanings, unless the context shall otherwise require:

                  (a) "Corporate Office" shall mean the office of the Warrant Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date of this Agreement at 40 Wall Street, 46th floor, New York, New York 10005.

                  (b) "Effective Date" shall mean the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the "Commission").

                  (c) "Exercise Date" shall mean, as to any Warrant, the date on which the Warrant Agent shall have received both (a) the Warrant Certificate representing such Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (b) payment in cash, or by official bank or certified check made payable to the Company, of an amount in lawful money of the United States of America equal to the Purchase Price; provided, however, that, subject to Paragraph 4(a) of this Agreement, if payment shall be made by personal or corporate check, the exercise of the Warrant shall not be effective until the Warrant Agent shall be satisfied that the check shall have cleared; provided, further, that if such payment is made prior to the Warrant Expiration Date or the expiration of a period during which a reduced Purchase Price is in effect pursuant to Paragraph 9(f) of this Agreement and the check shall not have cleared until after the Warrant Expiration Date or such other date, then the Warrant shall be deemed to have been exercised immediately prior to 5:00 P.M. New York City time on the Warrant Expiration Date.

                  (d) "Purchase Price" shall mean the purchase price per share to be paid upon exercise of each Warrant in accordance with the terms hereof, which price shall be six dollars ($6.00) per share with respect to the Warrants, subject to adjustment from time to time pursuant to the provisions of Paragraph 9 of this Agreement.

                  (e) "Redemption Price" shall mean the price at which the Company may, at its option, redeem the Warrants, in accordance with the terms of this Agreement, which price shall be ten cents ($.10) per Warrant. The Redemption Price shall not be subject to adjustment pursuant to this Agreement.

                  (f) "Registration Statement" shall mean the Company's
registration statement on Form S-1, File No. [333-   ], which was declared
effective by the Commission on [          ], 1996.

                  (g) "Registered Holder" shall mean, as to any Warrant and as of any particular date, the person in whose name the certificate representing the Warrant shall be registered on that date on the books maintained by the Warrant Agent pursuant to Paragraph 6 of this Agreement.

                  (h) "Transfer Agent" shall mean American Stock Transfer & Trust Company, as the Company's transfer agent, or its authorized successor, as such.

                  (i) "Warrant Certificate" shall mean the certificates (attached hereto as Exhibit A);

                  (j) "Warrant Expiration Date" shall mean 5:00 P.M. New York
City time on the first to occur of (i) [     ], 1999, or (ii) the business day
immediately preceding the Redemption Date, as defined in Paragraph 8(c) of this Agreement; provided, that if such date shall in the State of New York be a holiday or a day on which banks are authorized or required to close, the Warrant Expiration Date shall be the next day which is not such a date. Upon notice to all warrant holders the Company shall have the right to extend the Warrant Expiration Date.

                  (k) "Warrant Shares" shall mean the shares of Common Stock issuable upon exercise of the Warrants.

                  (l) "Warrants" shall mean the Warrants.

         2.       Warrants and Issuance of Warrants Certificates.

                  (a) Each Warrant initially shall entitle the Registered Holder of the Warrant Certificate representing such Warrant to purchase one (1) share of Common Stock upon the exercise thereof, in accordance with the terms of this Agreement, subject to modification and adjustment as provided in Paragraph 9 of this Agreement.

                  (b) Upon execution of this Agreement, Warrant Certificates representing the number of Warrants initially issuable pursuant to the Underwriting Agreement shall be executed by the Company and delivered to the Warrant Agent. Upon written order of the Company signed by its President or Chairman or a Vice President and by its Secretary or an Assistant Secretary or its Treasurer or an Assistant Treasurer, the Warrant Certificates shall be countersigned, issued and delivered by the Warrant Agent.

                  (c) From time to time, up to the Warrant Expiration Date, the Transfer Agent shall countersign and deliver stock certificates in required whole number denominations representing the shares of Common Stock issuable upon the exercise of Warrants in accordance with this Agreement.

                  (d) From time to time, up to the Warrant Expiration Date, the Warrant Agent shall countersign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except (i) those initially issued hereunder or otherwise issuable pursuant to the Underwriting Agreement, including those issuable in exchange for certain outstanding warrants, (ii) those issued on or after the date of this Agreement, upon the exercise of fewer than all Warrants represented by any Warrant Certificate, to evidence any unexercised Warrants held by the exercising Registered Holder, (iii) those issued upon any transfer or exchange pursuant to Paragraph 6 of this Agreement; (iv) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Paragraph 7 of this Agreement; (v) those issued pursuant to the Underwriter's Option, and (vi) at the option of the Company, in such form as may be approved by the Board of Directors, to reflect any adjustment or change in the Purchase Price or the number of shares of Common Stock purchasable upon exercise of the Warrants made pursuant to Paragraph 9 of this Agreement. In addition, at the discretion of the Company, the Company may authorize the issuance of additional Warrants, which shall be subject to the provisions of this Agreement.

         3.       Form and Execution of Warrant Certificates.

                  (a) The Warrant Certificates for the Warrants shall be substantially in the form annexed as Exhibit A to this Agreement, (the provisions of which are hereby incorporated herein) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage or to the requirements of Paragraph 2(b) of this Agreement. The Warrant Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer or exchange in lieu of mutilated, lost, stolen, or destroyed Warrant Certificates) and issued in registered form. Warrant Certificates shall be numbered serially with the letter WA or other letters acceptable to the Company and the Warrant Agent.

                  (b) Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or any Vice President and by its Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company's seal. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be an officer of the Company or to hold the particular office referenced in the Warrant Certificate before the date of issuance of the Warrant Certificates or before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may nevertheless be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed the Warrant Certificates had not ceased to be an officer of the Company or to hold such office. After countersignature by the Warrant Agent, Warrant Certificates shall be delivered by the Warrant Agent to the Registered Holder without further action by the Company, except as otherwise provided by Paragraph 4(a) of this Agreement.

         4.       Exercise.

                  (a) Each Warrant may be exercised by the Registered Holder thereof at any time during the two year period commencing one year from the Effective Date, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the Warrant Certificate. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the holder of those securities upon the exercise of the Warrant as of the close of business on the Exercise Date. As soon as practicable on or after the Exercise Date, the Warrant Agent shall deposit the proceeds received from the exercise of a Warrant and shall notify the Company in writing of the exercise of the Warrant. Promptly following, and in any event within five (5) days after the date of such notice from the Warrant Agent, the Warrant Agent, on behalf of the Company, shall cause to be issued and delivered by the Transfer Agent, to the person or persons entitled to receive the same, a certificate or certificates for the securities deliverable upon such exercise, (plus a certificate for any remaining unexercised Warrants of the Registered Holder) unless prior to the date of issuance of such certificates the Company shall instruct the Warrant Agent to refrain from causing such issuance of certificates pending clearance of checks received in payment of the Purchase Price pursuant to such Warrants. Notwithstanding the foregoing, in the case of payment made in the form of a check drawn on an account of the Representative or such other investment banks and brokerage houses as the Company shall approve in writing to the Warrant Agent, by the Representative or such other investment bank or brokerage house, certificates shall immediately be issued without prior notice to the Company or any delay. Upon the exercise of any Warrant and clearance of the funds received, the Warrant Agent shall promptly remit the payment received for the Warrant (the "Warrant Proceeds") to the Company or as the Company may direct in writing, subject to the provisions of Paragraphs 4(b) and 4(c) of this Agreement.

                  (b) If, at the Exercise Date in respect of the exercise of any Warrant after one year from the Effective Date, (i) the market price of the Company's Common Stock is greater than the Purchase Price then in effect, (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc. ("NASD"), (iii) the Warrant was not held in a discretionary account, (iv) disclosure of compensation arrangements was made both at the time of the original offering and at the time of exercise of the Warrant was not in violation of Rule 10b-6 (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, then the Warrant Agent, simultaneously with the distribution of the Warrant Proceeds to the Company shall, on behalf of the Company, pay from the Warrant Proceeds, a fee of five percent (5%) (the "Monroe Parker's Fee") of the Purchase Price to Monroe Parker (a portion of which may be reallowed by Monroe Parker to the dealer who solicited the exercise, which may also be Monroe Parker). In the event Monroe Parker's Fee is not paid within ten
(10) days of the date on which the Company receives Warrant Proceeds, then Monroe Parker's Fee shall begin accruing interest at an annual rate of prime plus four (4)%, payable by the Company to Monroe Parker at the time the Company pays Monroe Parker's Fee. Within five (5) business days after exercise, the Warrant Agent shall send to Monroe Parker a copy of the reverse side of each Warrant exercised. Monroe Parker shall reimburse the Warrant Agent, upon request, for its reasonable expenses relating to compliance with this Paragraph 4(b). In addition, Monroe Parker and the Company may, at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant Certificates returned to the Warrant Agent upon exercise of Warrants. The provisions of this Paragraph 4(b) may not be modified, amended or deleted without the prior written consent of the Representative.

                  (c) In order to enforce the provisions of Paragraph 4(b) of this Agreement, the Warrant Agent is hereby expressly authorized to withhold payment to the Company of the Warrant Proceeds unless and until the Company establishes an escrow account for the purpose of depositing the entire amount of Monroe Parker's Fee, which amount will be deducted from the net Warrant Proceeds to be paid to the Company. The funds placed in the escrow account may not be released to the Company without a written agreement from Monroe Parker that the required Monroe Parker's Fee has been received by Monroe Parker.

         5.       Reservation of Shares; Listing; Payment of Taxes.

                  (a) The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all Warrant Shares shall, at the time of delivery in accordance with this Agreement, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge), and that upon issuance such shares shall be listed on each national securities exchange or eligible for inclusion in each automated quotation system, if any, on which the other shares of outstanding Common Stock of the Company are then listed or eligible for inclusion.

                  (b) The Company covenants that if any securities to be reserved for the purpose of exercise of Warrants hereunder require registration with, or approval of, any governmental authority under any Federal securities law before such securities may be validly issued or delivered upon such exercise, then the Company will in good faith and as expeditiously as reasonably possible, endeavor to secure such registration or approval. The Company will use reasonable efforts to obtain appropriate approvals or registrations under state "blue sky" securities laws. With respect to any such securities, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.

                  (c) The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance, or delivery of any shares upon exercise of the Warrants; provided, however, that if the shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

                  (d) The Warrant Agent is hereby irrevocably authorized to requisition the Company's Transfer Agent from time to time for certificates representing shares of Common Stock issuable upon exercise of the Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions. The Company will file with the Warrant Agent a statement setting forth the name and address of the Transfer Agent of the Company for shares of Common Stock issuable upon exercise of the Warrants.

         6.       Exchange and Registration of Transfer.

                  (a) Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Warrants of the same class or may be transferred in whole or in part. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and upon satisfaction of the terms and provisions of this Agreement, the Company shall execute and the Warrant Agent shall countersign, issue and deliver in exchange therefor the Warrant Certificate or Certificates which the Registered Holder making the exchange shall be entitled to receive.

                  (b) The Warrant Agent shall keep at its office books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof in accordance with its regular practice. Upon due presentment for registration of transfer of any Warrant Certificate at such office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants.

                  (c) With respect to all Warrant Certificates presented for registration or transfer, or for exchange or exercise, the subscription form on the reverse thereof shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company and the Warrant Agent, duly executed by the Registered Holder or his attorney-in-fact duly authorized in writing.

                  (d) A reasonable service charge may be imposed by the Warrant Agent for any exchange or registration of transfer of Warrant Certificates. In addition, the Company may require payment by such holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchanges, registration or transfer of Warrant Certificates.

                  (e) All Warrant Certificates surrendered for exercise or for exchange in case of mutilated Warrant Certificates shall be promptly canceled by the Warrant Agent and thereafter retained by the Warrant Agent until termination of this Agreement or resignation as Warrant Agent, or, with the prior written consent of the Underwriter, disposed of or destroyed, at the direction of the Company.

                  (f) Prior to due presentment for registration of transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

                  (g) Notwithstanding any other provisions of this Agreement, no Warrants issued upon exercise of the Underwriter's Option and no shares of Common Stock issuable upon exercise of such Warrants may be sold, transferred, assigned or hypothecated for a period of one year from the Effective Date except to the officers of the Underwriters or to selling group members or officers or partners thereof, all of whom shall be bound by such restrictions. Until the expiration of such one-year period, Warrant certificates and stock certificates shall be marked with a legend referring to such restriction.

         7. Loss or Mutilation. Upon receipt by the Company and the Warrant Agent of evidence satisfactory to them of the ownership of and loss, theft, destruction or mutilation of any Warrant Certificate and (in case of loss, theft or destruction) of indemnity satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Warrant Agent shall (in the absence of notice to the Company and/or Warrant Agent that the Warrant Certificate has been acquired by a bona fide purchaser) countersign and deliver to the Registered Holder in lieu thereof a new Warrant Certificate of like tenor representing an equal aggregate number of Warrants. Applicants for a substitute Warrant Certificate shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

         8.       Redemption.

                  (a) Commencing eighteen (18) months from the Effective Date or earlier with the consent of Monroe Parker, the Company shall have the right, on not less than thirty (30) nor more than sixty (60) days notice given prior to the Redemption Date, as hereinafter defined, at any time to redeem the then outstanding Warrants at the Redemption Price of ten cents ($.10) per Warrant, provided the Market Price of the Common Stock shall equal or exceed the "Target Price." The "Target Price" shall mean two hundred and fifty percent (250%) of the Purchase Price. Market Price for the purpose of this Paragraph 8 shall mean, if the Common Stock is listed on the NASDAQ System or the New York or American Stock Exchange, the average last reported sales price (or, if no sale is reported on any such trading day, the closing bid price) on the principal market for the Common Stock or, if the Common Stock is not so listed or traded, the average of the last reported high bid and low asked prices of the Common Stock, during the ten (10) days ending within three (3) days of the date the Warrants are called for redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, not later than five (5) business days (or such longer period to which Monroe Parker may consent) after the date the Warrants are called for redemption. All Warrants must be redeemed if any Warrants are redeemed.

                  (b) If the conditions set forth in Paragraph 8(a) of this Agreement are met, and the Company desires to exercise its right to redeem the Warrants, it shall request Monroe Parker or the Warrant Agent to mail the notice of redemption referred to in said Paragraph 8(a) to each of the Registered Holders of the Warrants to be redeemed, first class, postage prepaid, not earlier than the sixtieth (60th) day nor later than the thirtieth (30th) day before the date fixed for redemption, at their last addresses as shall appear on the records maintained pursuant to Paragraph 6(b) of this Agreement. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice. The Warrant Agent agrees to mail such notice if requested by the Company or the Underwriter.

                  (c) The notice of redemption shall specify (i) the Redemption Price, (ii) the date fixed for redemption, (iii) the place where the Warrant Certificates shall be delivered and the redemption price to be paid, and (iv) that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption. The date fixed for the redemption of the Warrants shall be the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (A) to whom notice was not mailed or (B) whose notice was defective. An affidavit of the Warrant Agent or of the Secretary or an Assistant Secretary of the Representative or the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

                  (d) Any right to exercise a Warrant, and any right of the holders of the Underwriter's Option to receive Warrants upon exercise of the Underwriter's Option, shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the Redemption Date. After such time, Holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrant, the Redemption Price without interest, subject to the provisions of applicable laws relating to the treatment of abandoned property. In the event that the Warrants or the Warrant Shares shall not be subject to a current and effective registration statement under the Securities Act of 1933, as amended, at any time subsequent to the date the Warrants are called for redemption, the notice of redemption shall not be effective and shall be deemed for all purposes not to have been given. Nothing in the preceding sentence shall be construed to prohibit or restrict the Company from thereafter calling the Warrants for redemption in the manner provided for, and subject to the provisions of, this Paragraph 8.

                  (e) From and after the Redemption Date with respect to the Warrants, the Company shall, at the place specified in the notice of redemption, upon presentation and surrender to the Company by or on behalf of the Registered Holder thereof of one or more Warrant Certificates evidencing Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such Holder a sum in cash equal to the Redemption Price of each such Warrant. From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Warrants called for redemption, such Warrants shall expire and become void and all rights hereunder and under the Warrant Certificates, except the right to receive payment of the Redemption Price, shall cease.

                  (f) Notwithstanding any other provision of this Agreement, the Company shall not call the Warrants for redemption unless there is, at the time the Warrants are called for redemption, a current and effective registration statement or a post-effective amendment to the registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants.

                  (g) In the event that the Underwriter's Option is exercised at a time subsequent to the redemption of the Warrants but prior to the Warrant Expiration Date, as defined in Paragraph 1(i)(i) of this Agreement, then, notwithstanding any other provisions of this Agreement, the Warrants issued upon such exercise may be redeemed by the Company at any time after issuance.

         9. Adjustment of Exercise Price and Number of Securities Issuable upon Exercise of Warrants.

                  (a) In case the Company shall, at any time or from time to time after the date of this Agreement, pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, subdivide or reclassify its outstanding Common Stock into a greater number of shares, or combine or reclassify its outstanding Common Stock into a smaller number of shares or otherwise effect a reverse split, the Purchase Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph 9(a) shall occur.

                  (b) In case the Company shall, at any time or from time to time after the date of this Agreement, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the current market price of the Common Stock (as defined in

Paragraph 9(e) of this Agreement) on the record date mentioned below, the Purchase Price shall be adjusted so that the same shall equal the price determined by multiplying the Purchase Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants, the Purchase Price shall be readjusted to the Purchase Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                  (c) In case the Company shall, at any time or from time to time after the date hereof, distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid out of current earnings and dividends or distributions referred to in Paragraph 9(a) of this Agreement) or subscription rights or warrants (excluding those referred to in Paragraph 9(b) of this Agreement), then in each such case the Purchase Price in effect thereafter shall be determined by multiplying the Purchase Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock (as defined in Paragraph 9(e) of this Agreement), less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of shares or Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  (d) Whenever the Purchase Price payable upon exercise of each Warrant is adjusted pursuant to Paragraphs 9(a), (b) or (c) of this Agreement, the number of shares of Common Stock purchasable upon exercise of each Warrant shall simultaneously be adjusted by multiplying the number of shares issuable upon exercise of each Warrant in effect on the date thereof by the Purchase Price in effect on the date thereof and dividing the product so obtained by the Purchase Price, as adjusted.

                  (e) For the purpose of any computation pursuant to Paragraphs 9(b) and (c) of this Agreement, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for thirty (30) consecutive business days commencing forty-five (45) business days before such date. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported high bid and low asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, if the Common Stock is admitted to trading or listing on the New York or American Stock Exchange or on The Nasdaq Stock Market if included in such system or if not listed or admitted to trading on such exchange or system, the average of the highest bid and lowest asked prices as reported by Nasdaq, or the National Quotation Bureau, Inc. or another similar organization if Nasdaq is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors of the Company.

                  (f) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Paragraph 9(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 9 shall be made to the nearest cent or to the nearest one-tenth of a share, as the case may be. Anything in this Paragraph 9 to the contrary notwithstanding, the Company may, upon notice to the record holders of the Warrants, in its sole discretion, reduce the Purchase Price of the Warrants, and, if such reduction is not otherwise required by this Paragraph 9, such reduction (i) will not, unless the Board of Directors otherwise determines, result in any change in the number or class of shares of Common Stock issuable upon exercise of such Warrants, and (ii) may be of limited duration, in which event the reduction in Purchase Price shall not apply to any Warrants exercised after the expiration of the time during which the reduced Purchase Price is in effect.

                  (g) The Company may retain a firm of independent public accountants (who may be the regular accountants employed by the Company) of recognized standing selected by the Board of Directors of the Company to make any computation required by this Paragraph 9, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                  (h) In the event that at any time, as a result of an adjustment made pursuant to Paragraph 9(a) of this Agreement, the holder of any Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Paragraphs 9(a) to (f), inclusive, of this Agreement.

                  (i) The Company may elect, upon any adjustment of the Purchase Price hereunder, to adjust the number of Warrants outstanding, in lieu of the adjustment in the number of shares of Common Stock purchasable upon the exercise of each Warrant as hereinabove provided, so that each Warrant outstanding after such adjustment shall represent the right to purchase one share of Common Stock. Each Warrant held of record and each Warrant issuable upon exercise of the Underwriter's Option prior to such adjustment of the number of Warrants shall become that number of Warrants or an Underwriter's Option to purchase that number of Warrants (calculated to the nearest tenth) determined by multiplying the number one by a fraction, the numerator of which shall be the Purchase Price in effect immediately prior to such adjustment and the denominator of which shall be the Purchase Price in effect immediately after such adjustment. Upon each adjustment of the number of Warrants pursuant to this Paragraph 9, the Company shall, as promptly as practicable, cause to be distributed to each Registered Holder of Warrant Certificates on the date of such adjustment Warrant Certificates evidencing, subject to Paragraph 10 of this Agreement, the number of additional Warrants to which such Holder shall be entitled as a result of such adjustment or, at the option of the Company, cause to be distributed to such Holder in substitution and replacement for the Warrant Certificates held by him prior to the date of adjustment (and upon surrender thereof, if required by the Company) new Warrant Certificates evidencing the number of Warrants to which such Holder shall be entitled after such adjustment. With respect to the Representative's Option, the Company shall give the registered holders of the Representative's Option notice as to the number of Warrants issuable in respect of such Representative's Option reflecting such adjustment. Any Warrants or notice to registered holders of Representative's Option may be mailed by the Warrant Agent or by first class mail, postage prepaid.

                  (j) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that each holder of a Warrant then outstanding shall have the right thereafter, by exercising such Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock that might have been purchased upon exercise of such Warrant immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provisions shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Paragraph 9. The Company shall not effect any such consolidation, merger or sale unless, prior to or simultaneously with the consummation thereof, the successor (if other than the Company) resulting from such consolidation or merger or the corporation purchasing assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Warrant Agent, the obligation to deliver to the holder of each Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase and the other obligations under this Agreement. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that, as a result of any merger, consolidation or similar transaction, all of the holders of Common Stock receive and are entitled to receive no consideration other than cash in respect of their shares of Common Stock, then, at the effective time of the transaction, the rights to purchase Common Stock pursuant to the Warrants shall terminate, and the holders of the Warrants shall, notwithstanding any other provisions of this Agreement or the Warrants, receive in respect of each Warrant to purchase one (1) share of Common Stock, upon presentation of the Warrant Certificate, the amount by which the consideration per share of Common Stock payable to the holders of Common Stock at such effective time exceeds the Purchase Price in effect on such effective date, without giving effect to the transaction. In the event that, subsequent to the effective time, additional cash or other consideration is payable to the holders of Common Stock of record as of the effective time, the same consideration shall be payable to the holders of the Warrants to the extent that the total cash then received by the holders of Common Stock exceeds the Purchase Price in effect at such effective date, without giving effect to the transaction, with the same effect as if the Warrants had been exercised on and as of such effective time. In the event of any merger, consolidation, sale or lease of substantially all of the Company's assets or reorganization whereby the Company is not the surviving corporation, in lieu of the foregoing provisions of this Paragraph 9(j), the Company may provide in the agreement relating to the transaction that each Warrant shall become, be converted into or be exchanged for, such securities of the surviving or acquiring corporation or other entity as has a value equal to the value of the Warrants, the value of the Warrants and securities being issued in exchange therefor to be determined by the Company's Board of Directors, such determination to be final, binding and conclusive on the Company and the holders of the Warrants.

                  (k) Irrespective of any adjustments or changes in the Purchase Price or the number of shares of Common Stock purchasable upon exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Warrant Certificates pursuant to Paragraphs 2(e) and 9(i) of this Agreement, continue to express the Purchase Price per share, the number of shares purchasable thereunder and the Redemption Price therefor as to the Purchase Price per share, and the number of shares purchasable and the Redemption Price therefore were expressed in the Warrant Certificates when the same were originally issued.

                  (l) After any adjustment of the Purchase Price pursuant to this Paragraph 9, the Company will promptly prepare a certificate signed by the Chairman, President, Vice President or Treasurer, of the Company setting forth:
(i) the Purchase Price as so adjusted, (ii) the number of shares of Common Stock purchasable upon exercise of each Warrant after such adjustment, and, if the Company shall have elected to adjust the number of Warrants, the number of Warrants to which the registered holder of each Warrant shall then be entitled, and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with the Warrant Agent and cause a brief summary thereof to be sent by first class mail to the Representative and to each registered holder of Warrants at his last address as it shall appear on the registry books of the Warrant Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof. The affidavit of an officer of the Warrant Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, constitute prima facie evidence of the facts stated therein.

                  (m) As used in this Paragraph 9, the term "Common Stock" shall mean and include the Company's Common Stock authorized on the Effective Date and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Company; provided, however, that the shares issuable upon exercise of the Warrants shall include only shares of such class designated in the Company's Certificate of Incorporation as Common Stock on the Effective Date or, in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Paragraph 9(j) of this Agreement, the stock, securities or property provided for in such section or, in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon exercise of the Warrants as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

                  (n) Any determination as to whether an adjustment in the Purchase Price in effect hereunder is required pursuant to this Paragraph 9, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the warrants and the Company if made in good faith by the Board of Directors of the Company.

                  (o) In lieu of an adjustment pursuant to Paragraph 9(b) of this Agreement, if the Company shall grant to the holders of Common Stock, as such, rights or warrants to subscribe for or to purchase Common Stock or securities convertible into or exchangeable for or carrying a right or warrant to purchase Common Stock, the Company may concurrently therewith grant to each Registered Holder as of the record date for such transaction of the Warrants then outstanding, the rights or warrants to which each Registered Holder would have been entitled if, on the record date used to determine the stockholders entitled to the rights or warrants being granted by the Company, the Registered Holder were the holder of record of the number of whole shares of Common Stock then issuable upon exercise of his Warrants. If the Company exercises such right no adjustment which otherwise might be called for pursuant to said Paragraph 9(b) shall be made.

         10. Fractional Warrants and Fractional Shares. If the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Paragraph 9 of this Agreement, the Company nevertheless shall not be required to issue fractions of shares, upon exercise of the Warrants or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

                  (a) If the Common Stock is listed on the New York or American Stock Exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq Stock Market, the current value shall be the reported last sale price of the Common Stock on such exchange or system on the last business day prior to the date of exercise of this Warrant, or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or system; or

                  (b) If the Common Stock is not listed or admitted to unlisted trading privileges, the current value shall be the last reported bid price reported by the National Quotation Bureau, Inc. on the last business day prior to the date of the exercise of this Warrant; or

                  (c) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid prices are not so reported, the current value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

         11. Warrant Holders Not Deemed Stockholders. No holder of Warrants shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of such Warrants for any purpose whatsoever, nor shall anything contained in this Agreement be construed to confer upon the holder of Warrants, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such Holder shall have exercised such Warrants and been issued shares of Common Stock in accordance with the provisions hereof.

         12. Rights of Action. All rights of action with respect to this Agreement are vested in the respective Registered Holders of the Warrants, and any Registered Holder of a Warrant, without consent of the Warrant Agent or of the holder of any other Warrant, may, in his own behalf and for his own benefit, enforce against the Company his right to exercise his Warrants for the purchase of shares of Common Stock in the manner provide in the Warrant Certificate and this Agreement.

         13. Agreement of Warrant Holders. Every holder of a Warrant, by his acceptance of the Warrants, consents and agrees with the Company, the Warrant Agent and every other holder of a Warrant that:

                  (a) The warrants are transferable only on the registry books of the Warrant Agent by the Registered Holder thereof in person or by his attorney duly authorized in writing and only if the Warrant Certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and the Company in their sole discretion, together with payment of any applicable transfer taxes; and

                  (b) The Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice or knowledge to the contrary, except as otherwise expressly provided in Paragraph 6 of this Agreement.

         14. Cancellation of Warrant Certificates. If the Company shall purchase or acquire any Warrant or Warrants, the Warrant Certificate or Warrant Certificates evidencing the same shall thereupon be delivered to the Warrant Agent and canceled by it and retired.

         15.      Concerning the Warrant Agent.

                  (a) The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions of this Agreement. The Warrant Agent shall not, by issuing and delivering Warrant certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and nonassessable.

                  (b) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Purchase Price or the Redemption Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or wilful misconduct.

                  (c) The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

                  (d) Any notice, statement, instrument, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman of the Board, President, any Vice President, its Secretary, or Assistant Secretary, unless other evidence in respect thereof is specifically prescribed in this Agreement. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.

                  (e) The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder; it further agrees to indemnify the Warrant Agent and save it harmless against any and all costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or wilful misconduct.

                  (f) The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own negligence or wilful misconduct), after giving thirty (30) days' prior written notice to the Company. At least fifteen
(15) days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant Certificate at the Company's expense. Upon such resignation, or any inability of the Warrant Agent to act as such under this Agreement, the Company shall appoint a new warrant agent in writing. If the Company shall fail to make such appointment within a period of fifteen (15) days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company. After acceptance in writing of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason, it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.

                  (g) Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to the Registered Holder of each Warrant Certificate.

                  (h) The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effects as though it were not Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

         16. Modification of Agreement. The Warrant Agent and the Company may, by supplemental agreement, make any changes or corrections in this Agreement (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Holders of Warrant Certificates representing not less than fifty percent (50%) of the Warrants then outstanding; and provided, further, that no change in the number or nature of the securities purchasable upon the exercise of any Warrant, or the Purchase Price therefor, or the acceleration of the Warrant Expiration Date, shall be made without the consent in writing of the Registered Holder of the Warrant Certificate representing such Warrant, other than such changes as are specifically prescribed by this Agreement as originally executed or are made in compliance with applicable law; and provided, further, that Paragraphs 4(b) and 4(c) may not be modified or amended without the consent of Monroe Parker.

         17. Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and, unless otherwise expressly provided in this Agreement, delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail (air mail if overseas), return receipt requested, or by facsimile transmission or similar means of communication. Notices sent by facsimile transmission or similar means of communication shall be confirmed by acknowledged receipt or by registered or certified mail, return receipt requested. Notices shall be deemed to have been received on the date of personal delivery or telecopy or, if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing. Notices shall be sent to the Registered Holders at their respective addresses on the Warrant Agent's warrant register, to the Company at 2424 North Federal Highway, Suite 410, Boca Raton, Florida, telecopier (561) 347-5352, Attention: Mr. Lewis S. Schiller, Chairman of the Board, and Mr. George W. Mahoney, Chief Financial Officer, to the Warrant Agent at its Corporate Office, telecopier (718) 236-2641. Either party may, by like notice, change the address, person or telecopier number to which notice should be given.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered and to be performed wholly within such State.

         19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and, the Warrant Agent and their respective successors and assigns, and the holders from time to time of Warrant Certificates. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

         20. Termination. This Agreement shall terminate at the close of business on the Expiration Date of all the Warrants or such earlier date upon which all Warrants have been exercised, except that the Warrant Agent shall account to the Company for cash held by it, and the provisions of Paragraph 15 of this Agreement shall survive any such termination.

         21. Counterparts. This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       INTERNATIONAL MAGNETIC IMAGING, INC

                                       By: __________________________
                                           Lewis S. Schiller, CEO


                                       AMERICAN STOCK TRANSFER &
                                       TRUST COMPANY

                                       By: __________________________
                                           , Authorized Officer


                                       MONROE PARKER SECURITIES, INC.

                                       By: __________________________
                                           , Authorized Officer

                                                                      EXHIBIT A
                      [FORM OF FACE OF WARRANT CERTIFICATE]

No. WA                                                                Warrants

               Void after       , 1999 or earlier upon redemption.

                       INTERNATIONAL MAGNETIC IMAGING, INC

                SERIES A REDEEMABLE COMMON STOCK PURCHASE WARRANT

         This certifies that FOR VALUE RECEIVED or registered assigns (the "Registered Holder") is the owner of the number of Series A Redeemable Common Stock Purchase Warrants ("Warrants") specified above. Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), one (1) fully paid and nonassessable share of Common Stock, par value $.01 per share ("Common Stock"), of International Magnetic Imaging, Inc., a Delaware corporation (the "Company"), at any time prior to the Expiration Date (as hereinafter defined), upon the Subscription Form on the reverse hereof duly executed, at the corporate office of American Stock Transfer & Trust Company, as Warrant Agent, or its successor (the "Warrant Agent"), accompanied by payment of $6.00, subject to adjustment as provided in the Warrant Agreement (as hereinafter defined) (the "Purchase Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to the order of the Company.

         This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement"), dated as of , 1996, by and between the Company and the Warrant Agent.

         In the event of certain contingencies provided for in the Warrant Agreement, the Purchase Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

         Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificates or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

         The term "Expiration Date" shall mean 5:00 P.M. (New York City time) on , 1999 or earlier upon redemption as hereinafter provided. If such date shall in the State of New York be a holiday or a day on which the banks are authorized or required to close, then the Expiration Date shall mean 5:00 P.M. (New York City time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized or required to close. Under certain circumstances as provided in the Warrant Agreement, the period during which the Warrant may be exercised may be extended.

         The Company shall not be obligated to deliver any securities pursuant to the exercise of this Warrant unless a registration statement under the Securities Act of 1933, as amended, with respect to such securities is effective. The Company has covenanted and agreed that it will file a registration statement and will use its best efforts to cause the same to become effective and to keep such registration statement current while any of the Warrants are outstanding. This Warrant shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

         This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon payment by the Registered Holder of any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificate representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

         Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

         Commencing,       , 1996 or earlier as provided in the Warrant
Agreement, this Warrant may be redeemed at the option of the Company, at a redemption price of $.10 per Warrant at any time, provided the Market Price (as defined in the Warrant Agreement) for the Common Stock issuable upon exercise of such Warrant shall equal or exceed 250% of the Purchase Price. Notice of redemption shall be given not later than the thirtieth (30th) day nor earlier than the sixtieth (60th) day before the date fixed for redemption, all as provided in the Warrant Agreement. On and after 5:00 P.M. (New York City time) on the business day immediately preceding the date fixed for redemption, the Registered Holder shall have no rights with respect to this Warrant except to receive the $.10 per Warrant upon surrender of this Certificate. This Warrant may only be called for redemption if, on the date the Warrant is called for redemption, the issuance of the shares of Common Stock upon exercise of this Warrant, is subject to a current and effective registration statement.

         Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

         The Company has agreed to pay a fee of 5% of the Purchase Price upon certain conditions as specified in the Warrant Agreement upon the exercise of this Warrant.

         This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State.

         This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

                                        INTERNATIONAL MAGNETIC IMAGING, INC


Dated:____________                      By: ___________________________
                                            Lewis S. Schiller, Chairman


                                        By: ___________________________
                                                      [Seal]
Countersigned:

AMERICAN STOCK TRANSFER &
  TRUST COMPANY
as Warrant Agent


By: _____________________
       Authorized Officer

                    [FORM OF REVERSE OF WARRANT CERTIFICATE]
                   TRANSFER FEE: $4.00 PER CERTIFICATE ISSUED

                                SUBSCRIPTION FORM

      To Be Executed by the Registered Holder in Order to Exercise Warrants

         The undersigned Registered Holder hereby irrevocably elects to exercise Warrants represented by this Warrant Certificate, and to purchase the securities issuable upon the exercise of such Warrants, and requests that certificates for such securities shall be issued in the name of

            PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER
                      _____________________________________
                      _____________________________________
                      _____________________________________
                      _____________________________________
                     [please print or type name and address]

and be delivered to
                      _____________________________________
                      _____________________________________
                      _____________________________________
                      _____________________________________
                     [please print or type name and address]

and if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below.

         The undersigned represents that the exercise of the within Warrant was solicited by a member of the National Association of Securities Dealers, Inc. If not solicited by an NASD member, please write "unsolicited" in the space below. Unless otherwise indicated by listing the name of another NASD member firm, it will be assumed that the exercise was solicited by Monroe Parker Securities, Inc.

                                ----------------------------------------------
                                (Name of NASD Member if other than
                                 Monroe Parker Securities, Inc.)



Dated:____________              x___________________________________

                                 ___________________________________

                                 ___________________________________
                                          Address

                                 ___________________________________
                                    Taxpayer Identification Number

                                 ___________________________________
                                    Signature Medallion Guaranteed:

                                 ___________________________________

                                   ASSIGNMENT

                     To Be Executed by the Registered Holder
                           in Order to Assign Warrants

FOR VALUE RECEIVED,___________________ hereby sells, assigns and transfers unto

            PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER
                      _____________________________________
                      _____________________________________
                      _____________________________________
                      _____________________________________
                     [please print or type name and address]

__________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints __________________________________________
Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.


Dated:____________                x__________________________________________
                                           Signature Medallion Guaranteed


                                   __________________________________________

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR MIDWEST STOCK EXCHANGE.

Exhibit 10.27

                             DEBT EXCHANGE AGREEMENT


         AGREEMENT dated as of the 31st day of March, 1997, by and among DR. STEPHEN A. SCHULMAN, an individual residing at 505 South Ocean Boulevard, Boca Raton, Florida 33432 ("Schulman"), STEPHANIE S. SCHULMAN, an individual residing at 505 South Ocean Boulevard, Boca Raton, Florida 33432 ("Mrs. Schulman") (Schulman and Mrs. Schulman hereinafter collectively, "the Schulmans") and INTERNATIONAL MAGNETIC IMAGING, INC., a Delaware corporation having an office at 2424 North Federal Highway, Boca Raton, Florida 33431 ("IMI").

                              W I T N E S S E T H:

         WHEREAS, on September 30, 1994, IMI's affiliates issued a Subordinated Promissory Note to the Schulmans jointly, and a Subordinated Promissory Note to Mrs. Schulman (the "Schulman Notes"); and

         WHEREAS, the Schulmans have agreed, subject to the terms and conditions hereof, to exchange the Schulman Notes for shares of IMI's Series C Redeemable Preferred Stock (the "Preferred Stock");

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Representations and Warranties of the Schulmans. In order to induce IMI to enter into this Agreement and consummate the transactions provided for herein and contemplated hereby, the Schulmans, jointly and severally, do hereby represent and warrant to IMI as follows:

                  1.1. Schulman and Mrs. Schulman, individually and jointly, have all requisite power and authority necessary for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement, when executed and delivered by the Schulmans to IMI, will constitute the valid and legally binding obligation of Schulman and Mrs. Schulman enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

                  1.2. Neither Schulman nor Mrs. Schulman is in violation or default of any judgment, order, writ, decree, note, instrument, mortgage, lease, license, permit, approval, authorization or other agreement to which either of them is a party or by which either of them is bound (the "Schulman Documents") or, to the best of the knowledge of either of them, of any Federal, state, or local law, rule or regulation applicable to either of them, in either of the foregoing instances, the result of which would materially adversely affect the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Schulmans and the consummation of the transactions contemplated hereby by the Schulmans will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any of the Schulman Documents or an event which will create rights of acceleration, termination, cancellation, default or loss of rights thereunder, or result in the creation of any lien, claim, charge or encumbrance upon any property of Schulman or Mrs. Schulman including, without limitation, the Schulman Notes or the rights of either of them under this Agreement.

                  1.3. There is no claim, action, suit, proceeding or investigation pending or, to the best of the Schulmans' knowledge, threatened against either of them which in any way might materially adversely affect the transactions contemplated by this Agreement. Neither Schulman nor Mrs. Schulman is a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or foreign, Federal, state, local or other governmental agency, authority or regulatory body which in any way might materially adversely affect the transactions contemplated by this Agreement. There is no claim, action, suit, proceeding or investigation by Schulman or Mrs. Schulman currently pending or which either of them intends to initiate which in any way might materially adversely affect the transactions contemplated by this Agreement.

                  1.4. The Schulmans are the owners, free and clear of all liens, claims and encumbrances, of the Schulman Notes.

                  1.5. The Schulman Notes, when delivered by the Schulmans to IMI at the Closing (hereinafter defined), will be free and clear of all liens, claims and encumbrances whatsoever, and no assignment or other grant of any other interest of the Schulmans therein to any third party has now (other than by Schulman to IMI) or will, on the Closing Date (hereinafter defined), have been made.

                  1.6. Exhibit "A" annexed hereto and incorporated herein by this reference accurately sets forth the outstanding principal balance of each of the Schulman Notes as of December 31, 1996.

                  1.7. The Schulmans have read the Term Sheet for the Series C Redeemable Preferred Stock which is attached hereto as Exhibit "B" and understand and accept the terms thereof.

                  1.8. None of the representations or warranties of the Schulmans contained in this Paragraph 1 is false or misleading in any material respect or omits to state a fact necessary to make the statements herein not misleading in any material respect. All of such representations and warranties are true and correct on the date hereof and will survive the execution of this Agreement and the Closing of the transactions provided for hereunder and shall not be merged therein. Except for the representations and warranties of IMI made in Paragraph 2 hereof, there have been no other representations or warranties made to the Schulmans by or on behalf of or with respect to IMI upon which the Schulmans have relied in connection with the negotiation, preparation, execution, delivery or performance of this Agreement or with respect to the transactions contemplated hereby.

         2. Representations and Warranties of IMI. In order to induce the Schulmans to enter into this Agreement and consummate the transactions provided for herein and contemplated hereby, IMI represents and warrants to the Schulmans as follows:

                  2.1. IMI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease its properties and carry on its business as now conducted. IMI is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the operations of its business and the ownership of its assets.

                  2.2. All action on the part of IMI necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken and obtained, and this Agreement, when executed and delivered by IMI to the Schulmans will constitute a valid and legally binding obligation of IMI, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

                  2.3. IMI is not in violation or default of any provision of its Certificate of Incorporation or By-Laws or any judgment, order, writ, decree, note, instrument, mortgage, lease, license, permit, approval, authorization or other agreement to which it is a party or by which it is bound (the "IMI Documents") or, to the best of its knowledge, of any Federal, state, or local law, rule or regulation applicable to IMI, which, in any of such instances, might in any way materially adversely affect the transactions contemplated by this Agreement. IMI has not received any notice of any violation of any such law, rule or regulation. The authorization, execution, delivery and performance of this Agreement by IMI and the consummation of the transactions contemplated hereby by IMI will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any of the IMI Documents or an event which will create rights of acceleration, termination, cancellation, default or loss of rights thereunder or result in the creation of any lien, claim, charge or encumbrance upon any property of IMI.

                  2.4. There is no claim, action, suit, proceeding or investigation pending or, to the best of IMI's knowledge, threatened against IMI which in any way might materially adversely affect the transactions contemplated by this Agreement. IMI is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or foreign, Federal, state, local or other governmental agency, authority or regulatory body which in any way might materially adversely affect the transactions contemplated by this Agreement. There is no claim, action, suit, proceeding or investigation by IMI currently pending or which IMI intends to initiate which in any way might materially adversely affect the transactions contemplated by this Agreement.

                  2.5. Prior to the Closing Date, IMI will provide the Schulmans with a true and correct copy of the Certificate of Designations, Rights and Preferences of the Preferred Stock which will be consistent with the Term Sheet annexed hereto as Exhibit "B" and be filed by IMI on the Closing Date.

                  2.6. The Preferred Stock, the Warrants (as hereinafter defined) and the shares of Class A Common Stock of IMI (the "Class A Common Stock") issuable upon exercise of the Warrants, and the issuance thereof pursuant to the terms of this Agreement, have been duly authorized by IMI. The shares of IMI Preferred Stock issuable pursuant to this Agreement and the shares of Class A Common Stock issuable upon exercise of the Warrants, when issued, will be duly and validly issued, fully paid and non-assessable and free and clear of all liens, claims and encumbrances.

                  2.7. None of the representations or warranties of IMI contained in this Paragraph 2 is false or misleading in any material respect or omits to state a fact necessary to make the statements herein not misleading in any material respect. All of the foregoing representations and warranties of IMI are true and correct on the date hereof and will survive the execution of this Agreement and the Closing of the transactions provided for hereunder and shall not be merged therein. Except for the representations and warranties of the Schulmans made in Paragraph 1 hereof, there have been no other representations or warranties made to IMI by or on behalf of or with respect to the Schulmans upon which IMI has relied in connection with the negotiation, preparation, execution, delivery or performance of this Agreement or with respect to the transactions contemplated hereby.

         3. Reduction of Outstanding Promissory Notes. On the Closing Date (as hereinafter defined), and subject to the Closing of the transactions provided for herein, IMI will reduce the outstanding principal balance of the Schulman Notes by an amount equal to the then outstanding principal balance of the two promissory notes of Schulman to IMI, each dated as of December 26, 1995, in the aggregate principal amount of Three Hundred Thousand Dollars ($300,000), which were issued by Schulman to IMI as evidence of loans by IMI to Schulman, and such promissory notes will be deemed to have been paid in full and the security interest granted by Schulman to IMI in all of Schulman's right, title and interest in and to all interests held by him (whether in his name, the name of Mrs. Schulman, in joint name, or in corporate name) in any of SASGP, Inc., Askay, Inc., MRI of Boca Raton, Inc., MRI of Orlando, Inc., MRI of Kansas City, Inc. and J. Sternberg and S. Schulman M.D. Corp. and in any capital stock of any corporation which was acquired by IMI or its affiliates on September 30, 1994, and in the promissory notes of MD Ltd. Partner Acquisition Corporation, will be terminated. All interest accrued and unpaid on the aforesaid Three Hundred Thousand ($300,000) promissory notes through the Closing Date is hereby waived by IMI, on and subject to the Closing.

         4. Exchange of Debt.

                  4.1. On the Closing Date and subject to the Closing of the transactions provided for herein, Schulman and Mrs. Schulman will exchange all of the Schulman Notes for thirty (30) shares of the Preferred Stock.

                  4.2. On the Closing Date and subject to the Closing of the transactions provided for herein, all interest accrued and unpaid on the Schulman Notes through the Closing Date is hereby waived by the Schulmans.

         5. Issuance of Warrants.

                  5.1. On the Closing Date and subject to the Closing of the transactions provided for herein, IMI will issue and deliver to Schulman or his designee, a Series D Class A Common Stock Purchase Warrant (the "Warrant" or "Warrants") to purchase up to 25,000 shares of the Class A Common Stock in the form annexed hereto as Exhibit "C" and incorporated herein by this reference. The Warrant will be exercisable for a period of five years commencing upon the closing of IMI's Initial Public Offering (hereinafter defined) at a price per share of the said Class A Common Stock equal to the public offering price per share of the Common Stock of IMI sold in the Initial Public Offering.

                  5.2. In addition to the provision in the Warrant with respect to the conversion of the Class A Common Stock, IMI hereby agrees that if, at any time during the term of the Warrant or at any time that Schulman or his designee are holders of Class A Common Stock, Lewis S. Schiller or SIS Capital Corp. exchanges or converts his or its shares of Class A Common Stock for shares of Common Stock, then the shares of Class A Common Stock issuable upon the exercise of the Warrant or then held by Schulman or his designee by virtue of the exercise thereof will automatically be exchanged for or converted into shares of IMI's Common Stock. In the event of any such exchange or conversion IMI will, within five (5) business days thereof, give notice of such event to Schulman, in accordance with the provisions of Paragraph 11.2 hereof.

                  5.3. IMI also hereby agrees that it will, subject to the consent of the underwriter of the Initial Public Offering, use its best efforts to file with the U.S. Securities and Exchange Commission (the "Commission") a registration statement for or including the Class A Common Stock, not later than one hundred twenty (120) days after the end of the second year following the closing of the Initial Public Offering; provided that there has been no prior exchange or conversion of the Class A Common Stock issued or issuable pursuant to an exercise of the Warrant into shares of the Common Stock of IMI.

         6. Investment Representations and Covenants of the Schulmans.

                  6.1. The Schulmans hereby acknowledge their understanding that the securities of IMI being issued pursuant to this Agreement or to be issued upon the exercise of the Warrant or upon the exchange, if any, of the Class A Common Stock into the Common Stock of IMI (the "Securities") are not being registered pursuant to Section 5 of the Securities Act of 1933, as amended (the "Act"), on the basis that the issuance thereof is exempt under Section 4(2) of the Act as a transaction by an issuer not involving any public offering. Such exemption is predicated, in part, on the Schulmans' representations and warranties, which are hereby made, that the Securities are being and will be acquired by Schulman and Mrs. Schulman for his or her own account, for investment purposes only within the meaning of the Act, with no intention of assigning any participation or interest therein, and not with a view to the distribution thereof. The Schulmans understand and acknowledge that the Securities are "restricted" Securities and have not been registered under the Act or applicable state securities laws and cannot be sold unless they are registered under the Act (and the securities laws of the state of their residence, if applicable) or IMI has received a written opinion of counsel satisfactory to IMI that, after an investigation of the relevant facts, which shall be recited in such opinion, such counsel is of the opinion that such sale, assignment or transfer does not involve a transaction requiring registration of such Securities under the Act (and, if applicable, the securities laws of the state of the Schulmans' residence governing resales of securities acquired from an issuer thereof). The Schulmans understand and agree that the certificates for the Securities, if and when issued and delivered, will bear a legend to the aforesaid effect and a "stop transfer" order will be maintained against the Securities by IMI or its transfer agent.

                  6.2. The Schulmans also hereby acknowledge their understanding that the Class A Common Stock is non-voting and that the Initial Public Offering is an offering of the Common Stock, not the Class A Common Stock, of IMI and that there is no assurance as to, and IMI has made no representation or warranty to the Schulmans with respect to, any consummation of the Initial Public Offering.

                  6.3. The Schulmans understand and agree that, on the Closing Date (or prior thereto if requested by the underwriter of the Initial Public Offering), as a condition to the issuance and delivery to the Schulmans of the shares of Preferred Stock and the Warrants provided for in this Agreement, they (or their designees) will execute and deliver to IMI a "Lock-Up" Agreement identical to the "Lock-Up" Agreement executed by all other holders of the Common Stock of IMI, with respect to such Preferred Stock and Warrants and the shares of Class A Common Stock issuable upon the exercise of the Warrants and the shares of Common Stock into which the shares of Class A Common Stock are exchangeable or convertible as provided in this Agreement.

         7. Most Favored Nation.

                  7.1. In the event that at any time after the execution of this Agreement, IMI enters into any agreement with Dr. James H. Sternberg and/or Marcia Sternberg and/or Dr. Ashley Kaye in connection with any exchange of Subordinated Notes or any replacement notes issued in lieu thereof held by any of them for any capital stock of IMI, and such agreement contains, in the aggregate, terms more favorable to any of such persons than are contained herein for the benefit of the Schulmans, this Agreement will, subject to the provisions of Paragraph 7.2 below, be deemed to have been amended to provide such terms for the benefit of the Schulmans.

                  7.2. In the event that any agreement referred to in Paragraph
7.1 is entered into, IMI will provide notice and a copy thereof to the Schulmans within ten (10) days after the execution date thereof. Unless the Schulmans notify IMI within fifteen (15) business days after receipt of said notice that the Schulmans believe that this Agreement is amended by reason of the application of Paragraph 7.1 hereof (which notice shall state with reasonable specificity the reasons for such position), this Agreement shall not be so amended. If there is a disagreement with respect thereto, and the disagreement cannot be resolved by IMI and the Schulmans within sixty (60) days following the delivery of such notice, the dispute may be submitted by either IMI or the Schulmans to binding arbitration in Palm Beach County, Florida, in accordance with the Rules then in force of the American Arbitration Association. The arbitration shall be held before three arbitrators one of which shall be selected by each of IMI and the Schulmans and one of which shall be selected by the other two arbitrators, and the decision of such arbitrators shall be deemed to be final, and judgment upon any award or decision rendered thereby may be entered and enforced in any court, domestic or foreign, having jurisdiction thereof.

         8. Closing; Closing Date.

                  8.1. The closing of the transactions provided for in this Agreement (the "Closing") will take place simultaneously with and is subject to the closing of the Initial Public Offering pursuant to IMI's registration statement as filed with the Commission on November 6, 1996 (Registration No. 333-15589) and the written consent of DVI Financial Services, Inc. ("DVI") to the Amended and Restated Employment Agreement dated as of March 31, 1997 between Schulman and IMI (the "Closing Date"). The closing will take place in New York, New York at such location as IMI shall specify on not less than three days notice to Schulman and Mrs. Schulman.

                  8.2. Notwithstanding the provisions of Paragraph 8.1, in the event that (i) the aforesaid registration statement is not declared effective by the Commission on or before July 31, 1997 or (ii) prior to such registration statement having been declared effective by the Commission, such registration statement is withdrawn by IMI or a stop order preventing such registration statement from being declared effective is issued with respect thereto, or (iii) IMI determines that any of the representations, warranties or covenants of the Schulmans hereunder are not accurate or complete, or (iv) IMI determines that this Agreement must be modified either to comply with the requests of the underwriter of its proposed public offering or to enable IMI to list its securities on the Nasdaq Stock Market, or (v) if DVI does not, for any reason, provide the consent referred to in Paragraph 8.1 above prior to the closing of the Initial Public Offering IMI shall have the right, on notice to Schulman and Mrs. Schulman, to terminate this Agreement. In the event of any such termination, this Agreement shall be null and void, no party hereto shall have any rights or obligations to any other party hereunder and none of the documents or instruments between the parties hereto which are referred to herein with respect to transactions consummated among the parties hereto prior to the date of this Agreement will be modified or otherwise affected and shall remain in full force and effect in accordance with their terms.

         9. Documents to be Delivered by the Schulmans. On the Closing Date and subject to the Closing of the transactions provided for herein, the Schulmans will deliver to IMI:

                           (a)  the Schulman Notes endorsed "paid in full" dated
as of such date and signed by them; and

                           (b)  the "Lock-Up" Agreement referred to in Paragraph
6.3 hereof.

         10. Documents to be Delivered by IMI. On the Closing Date and subject to the Closing of the transactions provided for herein, IMI will deliver to the
Schulmans:

                           (a)  a certificate or certificates for thirty (30)
shares of the Preferred Stock, registered in the names designated by the Schulmans prior to the Closing;

                           (b)  the Warrant registered in the name designated
by Schulman prior to the Closing; and

                           (c)  the two promissory notes of Schulman to IMI
in the aggregate principal amount of $300,000 dated as of December 26, 1995, endorsed "paid in full" dated as of such date and signed by IMI.

         11. Legal Representation and Payment of Fees. The Schulmans have been represented in connection with this Agreement and the transactions contemplated hereby by independent legal counsel and other advisors of their own choosing, upon whose advice the Schulmans have relied exclusively. IMI will pay the reasonable fees and expenses for legal services incurred by the Schulmans in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, and other fees incurred by them for tax advice with respect to the matters provided for in this Agreement, up to an aggregate maximum of $6,000.00. Such fees will be paid at the Closing or, upon the termination of this Agreement by IMI based upon the occurrence of any of the events specified in subparagraphs (i), (ii), (iv) or (v) of Paragraph 8.2 hereof against the presentation and approval by IMI of bills for such fees and disbursements.

         12. Miscellaneous.

                  12.1. This Agreement, including the Exhibits hereto, constitutes the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, among the parties hereto with respect to the subject matter hereof and may not be changed or modified except by an instrument in writing signed by the party or parties to be bound thereby. This Agreement has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party hereto on the basis of such party having drafted this Agreement.

                  12.2. All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement (the "Notices"), shall be in writing and delivered personally or by nationally recognized overnight courier, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other addresses as any of the parties hereto shall specify by notice given in accordance with this provision):

                  (a)      If to Schulman or Mrs. Schulman:

                           Dr. Stephen A. Schulman
                           505 South Ocean Boulevard
                           Boca Raton, Florida 33432

                           with a copy to:

                           Ronny J. Halperin, Esq.
                           Kluger, Peretz, Kaplan & Berlin
                           1970 Miami Center
                           201 South Biscayne Boulevard
                           Miami, Florida 33131

                  (b)      If to IMI:

                           International Magnetic Imaging, Inc.
                           2424 North Federal Highway
                           Boca Raton, Florida 33431
                           Attn:  George Mahoney
                                  Chief Financial Officer

                           with a copy to:

                           Robert L. Blessey, Esq.
                           51 Lyon Ridge Road
                           Katonah, New York 10536

All such Notices shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective and deemed to have been given only upon receipt.

                  12.3. Except as specifically provided herein, no party hereto may assign this Agreement or its or their respective rights, benefits or obligations hereunder without the written consent of the other parties hereto.

                  12.4. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, heirs, personal representatives, administrators, executors and permitted assigns. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, or their respective successors, heirs, personal representatives, administrators, executors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

                  12.5. No waiver of any provision of this Agreement or of any breach thereof shall be effective unless in writing and signed by the party to be bound thereby. The waiver by any party hereto of a breach of any provision of this Agreement, or of any representation, warranty, obligation or covenant in this Agreement by any other party hereto, shall not be construed as a waiver of any subsequent breach of the same or of any other provision, representation, warranty, obligation or covenant of such other party, unless the instrument of waiver expressly so provides.

                  12.6. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising under or as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in Palm Beach County, Florida, or such other court of competent jurisdiction as shall be selected by IMI. By their execution hereof, the parties hereto consent and irrevocably submit to the in personam jurisdiction of the federal and state courts located in Palm Beach County, Florida, and agree that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon them personally or by certified or registered mail, return receipt requested, or by nationally recognized overnight courier, with the same force and effect as if personally served upon them in such County and State. The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.

                  12.7. The parties hereto hereby agree that, at any time and from time to time after the date hereof and through and after the date of execution hereof, upon the reasonable request of any party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

                  12.8. Each party hereto represents and warrants to the other that he, she or it has been represented by independent counsel of his, her or its own choosing in connection with the negotiation, preparation, and consummation of this Agreement. Except as expressly provided in this Agreement, each of the parties hereto shall bear all of his, her or its respective costs and expenses incurred in connection with the negotiation, preparation, execution, consummation, performance and/or enforcement of this Agreement, including, without limitation, the fees and disbursements of their respective counsel, financial advisors and accountants. Notwithstanding the foregoing, in the event of any action or proceeding instituted by any party hereto to enforce the provisions of this Agreement, the party prevailing therein shall be entitled to reimbursement by the other party of the reasonable legal costs and expenses incurred by the prevailing party in connection therewith.

                  12.9. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument.

                  12.10. The Paragraph headings used in this Agreement have been used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

                  12.11. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect.


                               [SIGNATURES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

WITNESS:                               INTERNATIONAL MAGNETIC IMAGING, INC.


______________________                 By: ___________________________
                                           Lewis S. Schiller
                                           Chairman of the Board

WITNESS:


----------------------                     ----------------------------
                                           Dr. Stephen A. Schulman

WITNESS:


-----------------------                    ----------------------------
                                           Stephanie S. Schulman

                                    EXHIBIT A

              SUBORDINATED NOTES HELD BY SCHULMAN AND MRS. SCHULMAN



Payee                                                  Principal Balance
                                                       as of December 31, 1996


Stephanie Schulman                                             $471,345.00
Stephen & Stephanie Schulman                                    452,861.00
                                                                ----------
                                             TOTAL:            $924,206.00
                                                                ==========

Exhibit 10.38

Employment Agreement Dated March 31, 1997, Between the Registrant and George W. Mahoney

Reference is made to the Employment Agreement dated March 21, 1995, as amended October 31, 1995, November 9, 1995, December 22, 1995, April 1, 1996 and June 16, 1996, by and between GEORGE W. MAHONEY and CONSOLIDATED TECHNOLOGY GROUP LTD. (the "Agreement"). All capitalized terms used herein shall have the meanings ascribed to them in the Agreement unless a separate definition for such term is contained herein. The Company and the Executive hereby agree to amend the Agreement as set forth below.

1.     Paragraph 3.1 of the Agreement is hereby amended to read as follows;

3.1. The term of this Agreement shall commence on October 1, 1993 and expire on December 31, 2007 (or any such later date as Executive may be required to be employed by the company or any of its subsidiaries pursuant to any Loan and Security Agreement with DVI Financial Services, Inc. or its affiliates), subject to earlier termination as hereinafter provided in Paragraph 3.2 hereof (the "Term") ."

2. Paragraph 4(a) of the Agreement is hereby amended to provide that the Base Salary during calendar 2003 shall be $270,000, during calendar 2004 shall be $269,000, during calendar 2005 shall be $309,000, during calendar 2006 shall be $331,000 and during calendar 2007 which is the last year during the Term hereof, the Base Salary shall be $353,000.

3. The references in Paragraph 4(b) of the Agreement to it with respect to Pre-Tax Profits and Net Cash Flow are hereby amended to change such percentage, in all such instances, to two and one-half percent (2-1/2%).

4.     Paragraph 4(b)(aa) through (dd) is hereby amended and a new subparagraph
(ee) is hereby amended to such Paragraph, all of which shall read as follows:

(aa) any compensation or similar expense incurred or recognized by the Company in connection with the issuance of securities of the Company for purchase prices which are less than, or warrants, options or other convertible securities which are exercisable at prices below, fair market value; and

(bb) the greater of (i) $200,000, or (ii) an aggregate of the amount of any increase in the base salary of Dr. Stephen A. Schulman which exceeds $250,000 per year, plus any increase in Dr. Schulman's bonus which exceeds $700,000, plus any minimum bonus payments or other advances (including expense allowances or reimbursements) or payments (including dividends) to Dr. Schulman which may be granted or paid by the Company after February 1, 1995, plus any additional incentive compensation that may be granted to Dr. Schulman on and after February 1, 1995 (other than stock options) and plus any expenses incurred by the Company (including legal fees) in connection with the amendment or modification of any agreement or other documentation to which Dr. Schulman and the Company are parties;

(cc) $185,000 representing operating expenses attributable to compensation payable to IMI's management;

(dd) the amount of any sums due to IMI from any seller (or any principal thereof) under any purchase agreement between IMI and any such seller which were previously or are hereafter waived by IMI;

(ee) the amount of all payments made to all officers and directors of the company or IMI, as the case may be, whether pursuant to existing employment agreements between such individuals and the Company or IMI, as the case may be, or otherwise."

Except as set forth above, none of the other terms or provisions of the Agreement shall be amended or modified by this Amendment, all of which shall remain in full force and effect. In the event of any inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the - 31st day of March, 1997.

                                          CONSOLIDATED TECHNOLOGY GROUP LTD.

                                          /s/Lewis S. Schiller
                                          Chief Executive officer

                                          /S/George W. Mahoney

Exhibit 10.39

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT made as of the 31st day of March, 1997, by and between DR. STEPHEN A. SCHULMAN, an individual residing at 501 South Ocean Boulevard, Apt. 102, Boca Raton, Florida 33432 ("Executive") and INTERNATIONAL MAGNETIC IMAGING, INC., a Delaware corporation with offices at 2424 North Federal Highway, Boca Raton, Florida 33141 (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the business of owning and operating outpatient diagnostic imaging centers; and

         WHEREAS, Executive and the Company entered into an employment agreement in October 1994 which was superseded by an undated employment agreement between Executive and the Company, as further amended by an agreement dated as of December 26, 1995 (the "Prior Employment Agreements"); and

         WHEREAS, the Company is contemplating an initial public offering of its securities and, in connection therewith, certain modifications to the existing employment agreement between Executive and the Company are required; and

         WHEREAS, for the foregoing reasons, Executive and the Company wish to restate and amend the terms of Executive's employment as the Chief Executive Officer and President of the Company, all on and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

         1. Employment. During the Term (as hereinafter defined) of this Agreement, the Company hereby employs Executive as its Chief Executive Officer and President, and Executive hereby accepts such employment, upon and subject to the terms and conditions set forth in this Agreement.

         2.       Executive's Duties and Responsibilities.

                  2.1. Executive will perform all of the services and assume all of the duties and responsibilities customarily associated with the position of Chief Executive Officer and President during the Term of this Agreement, subject to the policies established by and under the direction of the Board of Directors of the Company. Executive also agrees to perform such other services, and to assume such other duties and responsibilities, as are consistent with such position and as the

Board of Directors may assign to him from time to time during the Term hereof.

                  2.2. Notwithstanding the provisions of Paragraph 2.1 above, Executive shall not have the authority to, and shall not consummate, any agreement or otherwise bind the Company to any obligation in excess of any amount that may hereafter be established during the Term of this Agreement by resolution(s) of the Company's Board of Directors.

                  2.3. Executive agrees to devote substantially all of his business time, attention and energy to the performance of his duties under this Agreement during the Term hereof and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company. Executive further agrees to use his best efforts at all times during the Term hereof to preserve, protect, enhance, and maintain the trade, business and goodwill of the Company. Notwithstanding the foregoing, Executive shall be permitted to spend such of his time as shall be reasonably required to manage, operate or consult in connection with the diagnostic imaging centers located in the State of Illinois and owned by SAS Acquisition Corp. (including such services in connection with or on behalf of any purchaser or prospective purchaser thereof), or to otherwise protect his ownership interest and investment therein, provided that such services do not interfere with Executive's duties, responsibilities and obligations hereunder.

                  2.4. Executive will perform his services wherever his services may reasonably be required, but principally at the principal offices of the Company which are currently located at 2424 North Federal Highway, Boca Raton, Florida 33141. Notwithstanding the foregoing, if the Company changes its principal offices to a location outside of Palm Beach, Broward, or Dade counties in the State of Florida, Executive shall not be required to relocate.

         3.       Term.

                  3.1. The term of this Agreement shall commence on the effective date (the "Effective Date") of the Company's Registration Statement on Form S-1 (the "Registration Statement") currently on file with the Securities and Exchange Commission (the "Commission") and shall expire on December 31, 2002, subject to earlier termination as hereinafter provided in Paragraph 3.2 hereof (the "Term"). Unless otherwise agreed to by an instrument in writing signed by the Company and Executive, this Agreement shall become automatically void and without any further force or effect, and neither party shall have any rights or obligations hereunder, in the event the Registration Statement is not declared effective by the Commission by July 31, 1997 or the proposed Debt Exchange Agreement by and among the Executive,

Stephanie S. Schulman and the Company is not consummated or the Company does not receive the written consent of DVI Financial Services, Inc. to this Agreement prior to the Effective Date.

                  3.2. Pursuant to the provisions of Paragraph 3.1 above, the Term of this Agreement shall be subject to termination by the Company upon the occurrence of any of the following events:

                       (a)  The death of Executive;

                       (b) The Permanent Disability (hereinafter defined) of Executive as provided in Paragraph 6 hereof;

                       (c) Upon five (5) days notice from the Company in the event of the breach or default by Executive in the performance or observance of any of the provisions of Paragraphs 7, 8, or 9 of this Agreement;

                       (d) Upon five (5) days notice from the Company in the event of any act of dishonesty or breach of trust by the Executive;

                       (e) The failure of Executive to perform the customary duties of his position, or to otherwise comply with the provisions of Paragraph 2 hereof, provided that Executive is furnished with notice of such breach from the Company (with Executive not participating or voting with respect to any such notice if Executive is a director of the Company) and Executive fails to cure any such breach within thirty (30) days of such notice; or

                       (f) A conviction of the Executive for any felony or of any other crime involving moral turpitude.

                  3.3. Pursuant to the provisions of subparagraph 3.1 hereof, the Term of this Agreement shall be subject to termination by the Executive prior to December 31, 2002 upon the occurrence of any of the following events:

                       (a) Upon notice to the Company by the Executive of the termination of this Agreement for any breach or default by the Company of any of its material obligations or covenants under this Agreement, provided that any such breach or default is not cured within thirty (30) days after notice from Executive;

                       (b) Upon five (5) days notice from the Executive in the event of the filing by or against the Company of a voluntary petition for bankruptcy, insolvency, receivership, or any similar relief under any federal or state law and the failure by the Company to dismiss or stay any such bankruptcy, insolvency, receivership or similar proceeding within thirty (30) days after the commencement hereof;

                       (c) Upon five (5) days notice from the Executive in the event of an assignment for the benefit of the Company's creditors or similar action or a final adjudication of bankruptcy, insolvency, receivership or any such similar action against the Company;

                       (d) In the event of a Change of Control (as hereinafter defined) during the Term hereof, the Executive may terminate this Agreement upon ninety (90) days notice to the Company, provided that Executive provides such notice of termination within thirty (30) days after the Company notifies Executive of a Change of Control. For purposes hereof, the term "Change of Control" shall mean the date on which Lewis S. Schiller is no longer an officer or director of the Company or the date on which the Company sells all, or substantially all, of its assets or issues to an independent non-affiliated third party such number of shares of its capital stock as shall equal fifty (50%) percent or more of its total issued and outstanding shares of capital stock (except for any such issuances in connection with any recapitalization, public offering of the Company's securities, "reverse merger" of the Company into another publicly held entity or any of the foregoing or other transactions which are approved by the Executive, which approval shall not be unreasonably withheld, conditioned or delayed); or

                       (e) Upon six months notice to the Company, without any cause whatsoever.

                  3.4. Termination of this Agreement by the Executive pursuant to Paragraph 3.3 hereof shall not be deemed to be an exclusive remedy nor shall it be deemed to be an election of remedies by the Executive.

         4. Compensation; Severance. In consideration of the performance by the Executive of the services to be performed by him under this Agreement during the Term hereof, the Company will pay to the Executive the following compensation:

                  (a) A base salary at the rate of Three Hundred Ninety Five Thousand Dollars ($395,000) per annum in each year during the Term hereof (such base salary to become effective in the first full month following the effective date of the Registration Statement) (the "Base Salary"), such salary to be paid to Executive in equal monthly installments (after the deduction of all applicable withholding and other required payroll deductions), in arrears, during the Term of this Agreement. The Base Salary may be increased from time to time during the Term of this Agreement by the Board of Directors of the Company (with Executive not participating or voting with respect to any such matter if Executive is a director of the Company). The term "Base Salary" shall also include all such increases as well as all increases pursuant to subparagraph 4(b) below.

                  (b) Commencing January 1, 1998 and on each January 1 thereafter during the Term hereof, the Executive shall receive an increase in his then Base Salary in an amount equal to three (3%) percent thereof.

                  (c) The Company shall also pay Executive, in addition to the Base Salary, in each calendar year during the Term of this Agreement, commencing with the 1997 calendar year, incentive compensation in an amount equal to the lesser of ten percent (10%) of Net Pre-Tax Profits or ten percent (10%) of Net Cash Flow (as such terms are hereinafter defined), less the following amounts in each calendar year during the Term hereof:

         Calendar Year                                        Amount

                  1997                                        $500,000
                  1998                                        $600,000
                  1999                                        $700,000
                  2000                                        $800,000
                  2001                                        $850,000
                  2002                                        $900,000

such amounts being hereinafter referred to as (the "Bonus").

                  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Company shall pay Executive in each such calendar year during the Term of this Agreement a maximum Bonus of $700,000 (the "Maximum Bonus"), and a minimum Bonus of $100,000 (the "Minimum Bonus"). The Minimum Bonus shall be paid to Executive monthly, in advance, in twelve equal installments each in the amount of $8,333.33 on the first day of each month of each such year during the Term hereof.

                  For purposes hereof, "Net Pre-Tax Profits" shall mean the net pre-tax income of the Company and "Net Cash Flow" shall mean the net pre-tax income of the Company, plus depreciation and amortization, less the amount of all principal debt service payments made by the Company (in both of such instances, without any deduction for the Bonus), both as determined by the Company's Chief Financial Officer applying generally accepted accounting principles consistently applied in each calendar year during the Term hereof.

                  (d) The Bonus shall be paid to Executive within thirty (30) days following the completion of the audited financial statements of the Company for each calendar year during the Term of this Agreement, but in any event, not later than April 30 of each such year (or within ten (10) days after the final resolution of any disagreement with respect to the calculation of Net Pre-Tax Profits or Net Cash Flow pursuant to the terms of subparagraph (e) below. In the event of any termination of this Agreement prior to the expiration of the Term hereof, the Company shall pay Executive (or his estate in the case of any earlier termination due to Executive's death) the Bonus in a pro-rated amount based upon Net Pre-Tax Profits and Net Cash Flow for the number of days in any such calendar year in which any such termination may occur, such payment to be made within sixty (60) days after any such termination, unless such termination results from an occurrence under Paragraphs 3.2(d), 3.2(e), or 3.2(f), in which case, notwithstanding any provision of this Agreement to the contrary, the Company shall have no obligation to make any payment of the Bonus to Executive. The Maximum Bonus and the Minimum Bonus, if payable, will also be pro-rated in any such period.

                  (e) The Company shall deliver to Executive with each Bonus payment in each calendar year during the Term hereof, a report setting forth the calculation of Net Pre-Tax Profits and Net Cash Flow. The Executive and his duly authorized representatives shall have the right, for a period of fifteen (15) business days following receipt of such report, to obtain from the Company such documents and information as they may reasonably require to verify the calculation of such Net Pre-Tax Profits and Net Cash Flow, and the Company will cooperate with the Executive in providing such documents and information. Unless Executive notifies the Company within fifteen (15) business days after receipt of said calculations of his disagreement therewith (which notice shall state with reasonable specificity the reasons for any such disagreement and the amounts in dispute), said calculations will be final, binding and conclusive on Executive. If there is such disagreement, and the disagreement cannot be resolved by the Company, the Executive and their respective representatives within sixty (60) days following the delivery to Executive of such calculations, the Company's independent accountant and the Executive's accountant shall, within ten (10) days after such sixty (60) day period, designate one of the so-called "Big Six" accounting firms to which the items in dispute shall be submitted. After affording each of the Company and the Executive the opportunity to present their respective positions (which opportunity shall not extend for more than ten (10) business days following the submission of such disputed items to such accounting firm), such accounting firm shall determine what, if any, changes are required in the calculations, and such determination shall be final, binding and conclusive on the Company and the Executive. Each of the Company and the Executive shall bear its own costs in connection with any such dispute and the reasonable fees and expenses of the "Big Six" accounting firm, if appointed, related to the resolution of any such dispute shall be shared and paid equally by the Company and the Executive; provided, however, that in the event the changes by such "Big Six" accounting firm in the calculation of Net Pre-Tax Profits or Net Cash Flow result in an increase of ten (10%) percent or more of the Net Pre-Tax Profits or Net Cash Flow reported by the Company to the Executive under this Paragraph, the Company shall pay all of the fees and expenses related to the resolution of the dispute and in the event such changes do not result in an increase of ten (10%) percent or more of the Net Pre-Tax Profits or Net Cash Flow, the Executive shall pay all of such fees and expenses.

                  (f) Executive and/or his duly authorized representatives shall have the right, at Executive's sole expense, upon reasonable advance notice and during normal business hours at the Company's offices, to examine and copy the books and records of the Company relating to Net Pre-Tax Profits and Net Cash Flow. Executive hereby acknowledges and agrees that any non-published documentation or other information obtained by him (and/or his duly authorized representative) in the course of any such examination shall be subject to the provisions of Paragraph 7 hereof.

                  (g) The Company shall, in addition to the Base Salary and the Bonus, reimburse Executive for all ordinary and necessary out-of-pocket expenses incurred by him in the performance of his services under this Agreement, subject to and upon receipt by the Company of invoices or other documentation in support thereof.

                  (h) In the event of the termination of this Agreement under subparagraphs 3.3(a) or 3.3(d), the Executive shall be entitled to receive from the Company, in addition to any amounts provided for in subparagraph (c) above, severance compensation of Two Hundred Fifty Thousand Dollars ($250,000), such amount to be payable in twelve (12) equal installments, the first of such installments to be paid on the first day of the first month following any such termination.

         5.       Executive Benefits.   In addition to the Base Salary and the
Bonus, Executive shall receive the following benefits:

                  5.1. Executive shall be entitled to eight (8) weeks paid vacation and fifteen (15) paid sick days during each calendar year of the Term hereof. Vacation and sick pay shall be non-cumulative from year to year. Executive shall take such vacation at such times as will not unreasonably interfere with significant activities of the Company and upon reasonable advance notice to the Company.

                  5.2. The Company shall pay to the Executive during each year of the Term of this Agreement, $1,000 in order to permit the Executive to maintain disability insurance providing for the payment to Executive of sixty (60%) percent of his Base

Salary for any "disability" as defined in such disability insurance policy (and shall have no other obligation to Executive for such insurance notwithstanding any other provision of this Agreement to the contrary). The Company shall pay and maintain for Executive during the Term hereof, major medical, hospitalization, dental and vision insurance (which insurance will cover Executive and members of his immediate family) and life insurance upon the life of the Executive in the face value of $1,000,000, the proceeds of which shall be payable to such beneficiary(ies) as shall be designated by Executive in writing from time to time during the Term of this Agreement. The Company's obligation to obtain all of such insurance shall be conditioned upon the Company being able to obtain such major medical, hospitalization, dental, vision and life insurance at regular rates, without surcharge. The Company shall maintain such medical, dental, vision and life insurance in effect, at the Company's cost, for a period of eighteen (18) months after the expiration of this Agreement or the termination of this Agreement pursuant to Paragraphs 3.3(a) or 3.3(d) hereof. During the Term of this Agreement, any such life insurance policy shall remain the property of the Company; however, upon the expiration of such eighteen (18) month period or upon any termination of this Agreement prior thereto, the Executive shall have the right, subject to the consent of the Company's insurer, to have such life insurance policy assigned to him (in which event Executive shall pay all costs therefor after the date of any such assignment). The Company may, at its election at any time during the Term hereof, obtain and maintain at its cost, a key man life insurance policy on the Executive's life with the Company as the sole beneficiary thereof and Executive will cooperate with the Company and its insurer with respect thereto. Notwithstanding the foregoing and except as provided in Paragraph 5.2 hereof, nothing contained herein shall obligate the Company to obtain or provide disability insurance for the Executive.

                  5.3. The Company shall pay Executive a monthly automobile allowance of $1,000 on the first day of each month during the Term hereof and shall reimburse Executive for the cost of insurance, gasoline, service and maintenance of Executive's automobile upon presentation of bills or other evidences of payment thereof.

                  5.4. The Company agrees that nothing contained in this Agreement is intended to or shall be deemed to be granted to the Executive in lieu of, or as a limitation upon, any rights and privileges which the Executive may otherwise be entitled to as an executive employee of the Company under any retirement, pension, profit sharing or other employee benefit plan of any type (including, without limitation, any incentive, profit sharing, bonus or stock option plan), which may now be in effect or which may hereafter be adopted by the Company, or any of its subsidiaries, it being understood that the Executive shall have the same rights and privileges to participate in such Company (including its subsidiaries) benefit plans as any other officer or executive employee of the Company or any of its subsidiaries.

         6.       Disability.

                  6.1. In the event the Executive suffers any temporary disability during the Term hereof, he shall continue to receive one hundred (100%) percent of the Base Salary and Bonus to which he was entitled at the time he became so disabled for any period of disability not in excess of six (6) months in any calendar year during the Term hereof. The term "Permanent Disability" as used in this Agreement shall mean any disability of the Executive for a period in excess of six (6) months in any calendar year during the Term hereof. For purposes of this subparagraph 6.1, the terms "disabled" and "disability" shall mean (i) any physical or mental illness, injury or other incapacity which, in the opinion of a doctor reasonably satisfactory to the Company and the Executive or his legal representative, renders the Executive unable to perform substantially all of his duties under this Agreement, or (ii) a judicial determination of incompetence. The date that any such disability shall be deemed to have commenced shall be the date the Executive first absents himself from work during a continuous period of disability as determined by the doctor referred to in this subparagraph 6.1 or the date of judicial determination of incompetence, as the case may be.

                  6.2. Upon any Permanent Disability, the Company may at any time thereafter either reduce the Base Salary to be received by Executive to sixty (60%) percent of the Base Salary at the time of any such Permanent Disability (including all payments Executive may receive under any disability policy) or terminate this Agreement upon thirty (30) days notice to Executive.

         7. Confidentiality and Non-Disclosure Covenant. During the Term of this Agreement, Executive hereby acknowledges that he may obtain and be entrusted with unpublished confidential and proprietary information relating to the Company's present and proposed business and operations, including, without limitation, financial information relating to the Company's present and proposed business and operations, the cost and pricing of the Company's services, the sales and marketing plans and strategies of the Company, the identity of the radiologists and physicians employed by the Company and the terms of their employment or engagement, proposed acquisitions of the Company, the names and addresses of the Company's accounts and the terms of all material agreements to which the Company is a party. All of such information that may be obtained by Executive shall, for purposes hereof, be referred to as "Confidential Information". Confidential Information, for the purposes of this Agreement, shall not include the Executive's general knowledge and skill concerning any aspect of the business of the Company or the practice of radiology, however obtained. Executive hereby agrees that, unless the Confidential Information becomes publicly known through legitimate origin not involving any improper act or omission of Executive, neither he, nor any entity or person owned or controlled directly or indirectly by him, shall, during the Term of this Agreement or thereafter, use for his own benefit or for the benefit of others for any purpose and in any manner whatsoever, divulge to any person, firm, corporation or other entity or otherwise publish or disclose any Confidential Information (except as necessary in connection with the performance of Executive's services under this Agreement). Notwithstanding the foregoing, Executive shall not be in breach of this covenant with respect to any use or disclosure of any Confidential Information by him which is required as a result of any legal process served upon him in any judicial or administrative proceeding (provided that the Company shall be given notice in time to enable it to object to such disclosure) or was obtained by Executive from a third party without such third party's breach of any agreement or obligation of trust. The provisions of this Paragraph 7 shall survive the termination or expiration of the Term of this Agreement.

         8.       Restrictive Covenant

                  8.1. Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its subsidiaries and affiliates and accordingly hereby agrees that during the Term hereof and for a period of two (2) years after the expiration or termination of the Term hereof, Executive will not, directly or indirectly, on his own behalf or in the service of or on behalf of others, whether as an officer, director, stockholder, partner, trustee, principal, employee, consultant, agent, or owner of any capital stock, partnership interest or other interest in any corporation, partnership or other entity, or in any other capacity, own an interest in, perform any services or conduct any activity for or on behalf of any medical diagnostic imaging company or facility, including, without limitation, any medical diagnostic facility providing magnetic resonance imaging services which is located within a ten (10) mile radius of any medical diagnostic imaging facility of the Company (for these purposes to include any parent, subsidiary or affiliate thereof) owned, in whole or in part, operated, or proposed to be established or acquired at the date of such expiration or termination, or for any such medical diagnostic imaging facility which may be located outside any such ten (10) mile radius but which nevertheless may be reasonably deemed by the Company to be in competition with any medical diagnostic imaging facility of the Company located within such area (a "Precluded Business Activity"). For the purposes of this Paragraph 8.1, the Company agrees that, within ten (10) days following the expiration or earlier termination of this Agreement, it will provide the Executive with a list of any medical diagnostic imaging facilities then proposed to be established or acquired. Notwithstanding the foregoing, the performance of the activities specified in Paragraph 2.3. hereof by the Executive with respect to the diagnostic imaging centers located in the State of Illinois and owned by SAS Acquisition Corporation (the "Chicago Centers"), shall not be deemed to be a Precluded Business Activity. Without limiting the generality of the foregoing, it is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Paragraph 8 to be reasonable, the Executive agrees that in the event it is finally judicially determined by a court of competent jurisdiction that the specified time period or geographical area or scope of the foregoing restriction is unreasonable, arbitrary, or against public policy, contrary to law, invalid and unenforceable, the remaining provisions of this Agreement (including the remaining provisions of this Paragraph) shall not be rendered void, shall not be affected thereby and shall remain in full force and effect and the provisions hereof which are the subject of any such judicial determination shall be deemed amended to apply to any such lesser time period, geographical area, or scope which is judicially determined or indicated to be reasonable, non-arbitrary and not violative of public policy, not contrary to law, invalid and/or unenforceable and such provisions, as modified, may be enforced by the Company against the Executive in accordance with the Terms hereof. Notwithstanding the foregoing, (a) nothing contained in this Paragraph is intended to nor shall preclude the ownership by Executive of not more than five (5%) percent of the outstanding securities of any publicly owned corporation or other entity engaged in a Precluded Business Activity, provided that such ownership is solely for investment purposes and is not coupled with any working relationship between Executive and such corporation or entity, (b) nothing in this Paragraph is intended to nor shall preclude the ownership, directly or indirectly or in any amount, of the Chicago Centers, and
(c) the provisions of this Paragraph 8.1 will not be applicable if this Agreement is terminated pursuant to the provisions of Paragraph 3.3 hereof.

                  8.2. Executive will not, at any time during or after the Term hereof, directly or indirectly, induce any employee or agent of the Company or any of its subsidiaries or affiliates to engage in any activity in which Executive is prohibited from engaging under this Paragraph or to terminate his or her employment or engagement with the Company or any of its subsidiaries or affiliates, and will not, directly or indirectly, employ or offer employment to any person who is employed or engaged by the Company or any of its subsidiaries or affiliates unless such person shall have ceased to be employed by the Company or any of its subsidiaries or affiliates for a period of at least eighteen (18) months.

                  8.3. Executive hereby acknowledges that the provisions of Paragraph 7 and this Paragraph 8 hereof are necessary for the protection of the Company's business and goodwill and are considered by Executive to be reasonable. Accordingly, Executive hereby acknowledges and agrees that any actual or threatened breach of the provisions of either of such Paragraphs may cause irreparable harm to the Company and may not be remediable by an action at law for damages and, therefore, the Company shall be entitled to seek, as a non-exclusive remedy, in any court of competent jurisdiction, all equitable remedies therefor, including, without limitation, a temporary or permanent injunction or specific performance of the provisions hereof, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy at a law or posting a bond thereof.

         9. Representations and Warranties of Executive. The Executive represents and warrants to the Company as follows:

                  9.1. All action on the part of Executive necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been taken and this Agreement constitutes a valid and legally binding obligation of Executive, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

                  9.2. The authorization, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of any instrument, judgment, order, writ, decree or agreement to which Executive is a party or by which he is bound.

                  9.3. There is no action, suit, proceeding, or investigation pending, or to the knowledge of Executive, currently threatened against Executive, in any way relating to the validity of this Agreement or the right of Executive to enter into or to consummate this Agreement and the transactions contemplated hereby.

         10. Representations and Warranties of the Company. The Company represents and warrants to the Executive as follows:

                  10.1. All action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by them and the consummation of the transactions contemplated hereby, has been taken and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

                  10.2. The authorization, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of any instrument, judgment, order, writ, decree or agreement to which the Company, is a party or by which any of them is bound.

                  10.3. There is no action, suit, proceeding, or investigation pending, or to the knowledge of the Company, currently threatened against the Company, in any way relating to the validity of this Agreement or the right of the Company to enter into or to consummate this Agreement and the transactions contemplated hereby.

         11. Arbitration. Except for any action under this Agreement for injunctive or other equitable relief, and except as otherwise expressly provided in subparagraph 4(e) hereof, all disputes, controversies and differences between the parties hereto arising under this Agreement which the parties hereto are unable to settle amicably shall be resolved in Palm Beach County, Florida by binding arbitration in accordance with the Rules then in force of the American Arbitration Association. The arbitration shall be held before three arbitrators one of which shall be selected by each of Executive and the Company and one of which shall be selected by the other two arbitrators, and the decision of such arbitrators shall be deemed to be final, and judgment upon any award or decision rendered thereby may be entered and enforced in any court, domestic or foreign, having jurisdiction thereof.

         12.      Miscellaneous.

                  12.1. This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof, including, subject to the effectiveness of this Agreement pursuant to Paragraph 3.1 hereof, the Prior Employment Agreements (except for that certain Debt Exchange Agreement between the Company, Executive and Executive's spouse dated as of March 31, 1997, to the extent such agreement applies to the Company's loan to Executive which is the subject of the

December 26, 1995 amendment comprising part of the Prior Employment Agreements). This Agreement may not be changed or modified except by an instrument in writing signed by the party to be bound thereby. No course of conduct or dealing between the parties hereto and no custom or trade usage shall be relied upon to vary the terms of this Agreement. This Agreement has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party hereto on the basis of such party having drafted this Agreement.

                  12.2. All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement (the "Notices") shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other address and/or to such other persons as either of the parties hereto shall specify by notice given in accordance with this subparagraph):

                           (a)  If to the Company:

                                    International Magnetic Imaging, Inc.
                                    c/o Consolidated Technology Group Ltd.
                                    160 Broadway
                                    New York, New York 10038
                                    Attn: Mr. Lewis S. Schiller
                                    Chief Executive Officer

                                with a copy to:

                                    George W. Mahoney
                                    Chief Financial Officer
                                    c/o Consolidated Technology Group Ltd.
                                    2424 North Federal Highway
                                    Boca Raton, Florida 33141

                                    and

                                    Robert L. Blessey, Esq
                                    51 Lyon Ridge Road
                                    Katonah, New York 10536

                           (b)  If to Executive:

                                    Dr. Stephen A. Schulman
                                    501 South Ocean Boulevard, Apt. 102
                                    Boca Raton, Florida 33432

                                with a copy to:

                                    Ronny J. Halperin, Esq.
                                    Kluger, Peretz, Kaplan & Berlin
                                    1970 Miami Center
                                    201 South Biscayne Boulevard
                                    Miami, Florida 33131

                  All such Notices shall be deemed given when personally delivered, as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective only upon receipt.

                  12.3. Neither party hereto may assign this Agreement or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto. Notwithstanding the foregoing, in the event of a Change of Control, the Company shall have the right to assign this Agreement, subject to and conditioned upon receipt of Executive's written consent thereto and to the rights of Executive under subparagraph 3.3(d) hereof, to the person or entity acquiring the stock or assets of the Company provided that any such person or entity agrees in writing to assume and be bound by all of the terms and provisions of this Agreement.

                  12.4. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, heirs, personal representatives, administrators, executors and permitted assigns. Nothing contained herein is intended to confer upon any person or entity, other than the parties hereto, and their respective successors, heirs, personal representatives, administrators, executors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

                  12.5. No waiver of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, or covenant in this Agreement by the other party hereto shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, or covenant of such other party, unless the instrument of waiver expressly so provides. The failure of either party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  12.6. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof, except as expressly otherwise provided herein. By his execution hereof, Executive hereby consents and irrevocably submits to the in personam jurisdiction of the American Arbitration Association tribunal located in Palm Beach County, Florida and agrees that any process in any action commenced in such tribunal under this Agreement may be served upon him personally, by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same full force and effect as if personally served upon him in Florida. Each of the parties hereto hereby waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount determined therein.

                  12.7. The parties hereto hereby agree that, at any time and from time to time during the Term hereof, upon the reasonable request of the other party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

                  12.8. If any term or provision of this Agreement, or the application thereof to any person or circumstance, is finally determined by a court or arbitration tribunal to any extent to be illegal, invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted hereunder and by law.

                  12.9. During and after the Term of this Agreement, the Company shall defend, indemnify and hold Executive harmless from and against any claims, causes of action, liabilities, damages, costs or expenses, including without limitation, all reasonable attorneys' fees and expenses (the "Losses") incurred by Executive based upon or in connection with the performance of his services under this Agreement to the fullest extent permitted by the laws of the State of Delaware and the By-Laws of the Company, except for any Losses caused by Executive's willful misconduct or gross negligence. This provision will survive the expiration or termination of the Term of this Agreement.

                  12.10. The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

                  12.11. Each of the parties hereto shall bear all their costs and expenses in connection with the execution, delivery and performance of this Agreement, including the fees and disbursements of their respective counsel and financial and other advisors.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of March, 1997.

WITNESS:                            INTERNATIONAL MAGNETIC IMAGING, INC.



_____________________               By_________________________________
                                        Lewis S. Schiller
                                        Chairman of the Board
                                        of Directors


WITNESS:



---------------------               -----------------------------------
                                        Dr. Stephen A. Schulman

Exhibit 10.40

                          EXCLUSIVE RADIOLOGY AGREEMENT


                  AGREEMENT made as of the 1st day of February 1997 by and between PHYSICIAN'S OUTPATIENT DIAGNOSTIC CENTER, LTD., a Florida limited partnership ("PODC") and PREMIER RADIOLOGY ASSOCIATES, P.A., a Florida professional corporation (the "Radiologist").

                              W I T N E S S E T H :

                  WHEREAS, PODC owns and operates a multi-modality diagnostic imaging center located at 8211 W. Broward Blvd., Plantation, Florida (the "Center"); and

                  WHEREAS, Radiologist is wholly owned by Drs. Robert Rosensweig ("Dr. Rosensweig") and Donald Puller ("Dr. Puller");
and

                  WHEREAS, due to the special degree of skill, training and expertise of Dr. Rosensweig and Dr. Puller, PODC is desirous of engaging the services of Radiologist to perform radiology services for the Center, and Radiologist is willing to be so engaged, all on and subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

                  1. Retention of Radiologist. During the Term of this Agreement and subject to the terms hereof, PODC hereby retains Radiologist, and Radiologist hereby agrees to such retention, to perform all radiology services hereinafter described for the Center. PODC hereby agrees to engage Radiologist to provide all of such services on an exclusive basis except that PODC may retain other radiologists for the Center to the extent required by any applicable law, rule or regulation. PODC shall be responsible for the payment to any such other radiologist(s) for their services and Radiologist shall have no responsibility for any such payments.

         2.       Radiologist's Services.

                  (a) Radiologist shall, solely through Dr. Rosensweig and Dr. Puller, read and interpret all diagnostic imaging scans (including, without limitation, magnetic resonance imaging scans) performed at the Center, dictate and review written reports interpreting such scans and, upon request by PODC, consult with PODC with respect to such services. In addition, to the extent that any invasive procedures are performed at the Center, Radiologist will cause Dr. Rosensweig or Dr. Puller to be present at the Center to supervise such procedures to the extent such supervision is required by applicable law, rule, regulation or the standards prevailing at such time with respect to the practice of radiology in the area in which the Center is located or the applicable governing standards or policies of IMI.

                  (b) Radiologist hereby acknowledges that this Agreement has been entered into by PODC solely due to the special degree of skill, training and expertise of Dr. Rosensweig and Dr. Puller in reading and interpreting medical diagnostic imaging scans and, therefore, Radiologist hereby covenants and agrees that, at all times during the Term hereof, Dr. Rosensweig and Dr. Puller will be employed by Radiologist, will devote such amount of their time as shall be necessary to the performance of Radiologist's services hereunder, and will own 100% of the outstanding capital stock of Radiologist on a fully diluted basis. In addition, Dr. Rosensweig and Dr. Puller will provide reasonable cooperation and assistance in connection with PODC's marketing and promotional activities relating to the Center during the Term of this Agreement. PODC will provide such of its personnel at the Center as shall be reasonably requested by Radiologist to assist it in the performance of its services hereunder (except that such personnel shall not be required to render any medical services for or on behalf of Radiologist). Radiologist shall perform all of the services rendered by it under this Agreement (other than marketing and promotional services) at the Center.

                  (c) Radiologist hereby acknowledges and agrees that (i) it will abide by, conform to and cooperate with the medical staff appointment, privilege and credentialing process of PODC or its parent, International Magnetic Imaging, Inc., to the extent such process is applicable, if at all, to physicians employed by independent contractors, and (ii) PODC shall have a right of approval, which right will not be unreasonably exercised, with respect to any proposed additions to the medical staff of Radiologist.

         3.       Term.

                  3.1. The term of this Agreement shall commence on February 1, 1997 and terminate January 31, 2002 (the "Term"), unless sooner terminated as hereinafter set forth.

                  3.2. This Agreement may be terminated by PODC prior to the expiration of the Term hereof only under any of the following circumstances:

                           (a)  The death or disability or other permanent loss
of services of either Dr. Rosensweig or Dr. Puller, upon five (5) days notice to Radiologist. For purposes hereof, "disability" shall mean the physical or mental inability of Dr. Rosensweig or Dr. Puller to render the services contemplated under this Agreement for more than forty-five (45) consecutive days during any year of the Term hereof. No notice of termination under this subparagraph 3.2(a) shall be effective unless the disability is confirmed by at least two medical doctors or psychiatrists appointed by PODC to examine Dr. Rosensweig or Dr. Puller, as the case may be, and report to PODC as to whether a disability (as defined herein) exists; provided, however, that this condition to the effectiveness of a notice of termination shall not be operative unless Dr. Rosensweig or Dr. Puller, as the case may be, extends his full cooperation to the medical doctors or psychiatrists appointed by PODC to examine him; or

                           (b)  The breach of any warranty, representation,
covenant or obligation of Radiologist under this Agreement which is not cured within thirty (30) days of notice of such breach from PODC; or

                           (c)  The entry by a court of competent jurisdiction
of a decree or order for relief in respect of Radiologist in an involuntary case under any applicable bankruptcy, insolvency, or similar law then in effect or the appointment of a receiver, liquidator, assignee, custodian, trustee, or sequestrator of Radiologist or for any substantial part of its property or an order by any such court for the wind-up or liquidation of Radiologist's affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency, or similar law is filed against Radiologist and is pending for sixty
(60) days without a stay or dismissal; or Radiologist commences a voluntary case under any such bankruptcy, insolvency, or similar law then in effect, or makes any general assignment for the benefit of its creditors or fails generally to pay its debts as such debts become due or takes corporate action in furtherance of any of the foregoing; or

                           (d)  The sale of all, or substantially all, of the
assets of PODC (an "Asset Sale") or the sale to any non-affiliated person(s) or entity(ies) of fifty percent (50%) or more of the interests of the partners in the Partnership (a "Partnership Sale"), upon twelve (12) months written notice to Radiologist; or

                           (e)  A conviction of Radiologist (or its
stockholders) of any felony or other crime involving moral turpitude; or

                           (f)  For any reason, with or without cause, upon
twelve (12) months written notice to Radiologist.

                  3.3. This Agreement may be terminated by Radiologist prior to the expiration of the Term hereof only upon any of the following circumstances:

                           (a)  The breach of any warranty, representation,
covenant or obligation of PODC under this Agreement which is not cured within thirty (30) days of notice of such breach from Radiologist; or

                           (b)  The entry by a court of competent jurisdiction
of a decree or order for relief in respect of PODC in an involuntary case under any applicable bankruptcy, insolvency, or similar law then in effect or the appointment of a receiver, liquidator, assignee, custodian, trustee, or sequestrator of PODC or for any substantial part of its property or an order by any such court for the wind-up or liquidation of PODC's affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency, or similar law is filed against PODC and is pending for sixty (60) days without a stay or dismissal; or PODC commences a voluntary case under any such bankruptcy, insolvency, or similar law then in effect, or makes any general assignment for the benefit of its creditors or fails generally to pay its debts as such debts become due or takes corporate action in furtherance of any of the foregoing.

         4. Representations and Warranties of Radiologist. In order to induce PODC to enter into this Agreement, Radiologist hereby represents and warrants to PODC as follows:

                  4.1. Radiologist is a professional corporation, duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite power and authority to own or lease its properties and carry on its business as now conducted. Radiologist is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its operations or assets.

                  4.2. All action on the part of Radiologist and its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been properly taken and obtained in compliance with the terms of Radiologist's Certificate of Incorporation, By-Laws and applicable law, and this Agreement constitutes a valid and legally binding obligation of Radiologist, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors rights and by general principles of equity.

                  4.3. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any provision of Radiologist's Certificate of Incorporation or By-Laws or any instrument, judgement, order, writ, decree or agreement to which Radiologist is a party or by which it is bound or, to its knowledge, of any provision of any federal, state or local law, rule or regulation.

                  4.4. There is no action, suit, proceeding, or investigation pending, or to the knowledge of Radiologist, currently threatened against Radiologist, in any way relating to the validity of this Agreement or the right of Radiologist to enter into or to consummate this Agreement and the transactions contemplated hereby.

                  4.5. Dr. Rosensweig and Dr. Puller are currently, and will at all times during the Term of this Agreement, be the sole stockholders, officers and directors of Radiologist, are duly and validly licensed to practice radiology in the State of Florida and certified by the Florida Department of Business and Professional Regulation. Dr. Rosensweig and Dr. Puller will, at all times during the Term of this Agreement, own all of the issued and outstanding shares of capital stock of Radiologist (on a fully diluted basis). Dr. Rosensweig and Dr. Puller are, and will at all times during the Term of this Agreement be, providers in good standing with Medicare and Medicaid and are, and will not be at any time during the Term of this Agreement, under any restriction or limitation with respect to the performance of their services on behalf of Radiologist.

                  4.6. Radiologist will, at all times during the Term of this Agreement, comply with all laws, rules and regulations applicable to its services hereunder.

                  4.7. Radiologist will cause Dr. Rosensweig and Dr. Puller to read and interpret all diagnostic imaging scans which are the subject of Radiologist's services hereunder in a timely and competent manner.

                  4.8. Radiologist will, at all times during the Term of this Agreement, maintain the insurance coverages set forth on Exhibit "A" hereto, all of the general liability insurance policies for which will name PODC as an additional insured and will provide for thirty (30) days prior notice to PODC of any change of the designation of PODC as an additional insured or cancellation of any of such policies. Radiologist will provide copies of all of such insurance policies to PODC and will give PODC ten (10) days prior written notice of any reduction or other modification of such insurance.

         5. Representations and Warranties of PODC. In order to induce Radiologist to enter into this Agreement, PODC hereby represents and warrants to Radiologist as follows:

                  5.1. PODC is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite power and authority to own or lease its properties and carry on its business as now conducted. PODC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its operations or assets.

                  5.2. All action on the part of PODC necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been properly taken and obtained in compliance with the terms of PODC's Agreement of Limited Partnership and applicable law, and this Agreement constitutes a valid and legally binding obligation of PODC, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

                  5.3. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any provision of PODC's Agreement of Limited Partnership or any instrument, judgment, order, writ, decree or agreement to which PODC is a party or by which it is bound or, to its knowledge, of any provision of any federal, state or local law, rule or regulation.

                  5.4. There is no action, suit, proceeding, or investigation pending, or to the knowledge of PODC, currently threatened against PODC, in any way relating to the validity of this Agreement or the right of PODC to enter into or to consummate this Agreement and the transactions contemplated hereby

         6.       Compensation.

                  6.1. PODC will pay Radiologist a fee in consideration of its services under this Agreement in an amount equal to sixteen and one half (16.5%) percent of Gross Revenues (hereinafter defined) in each month during the Term of this Agreement (the "Service Fee").

                  6.2. For purposes hereof, "Gross Revenues" shall mean all actual gross sums collected by PODC from the rendering of medical diagnostic imaging scans performed at the Center, less the amount of any patient refunds or allowances therefor and without any other deduction or offset for any other cost, charge or expense. Gross Revenues will be calculated in each month during the Term of this Agreement. In the event of the expiration of the Term of this Agreement (or any earlier termination thereof), Radiologist shall be entitled to receive an amount equal to sixteen and one half (16.5%) percent of all accounts receivable resulting from services rendered by Radiologist prior thereto which have not been paid for by PODC and which are collected by PODC after any such expiration or termination. PODC shall pay such amounts to Radiologist within fifteen (15) days after its receipt of any such accounts receivable.

                  6.3. The Service Fee shall be payable to Radiologist within fifteen (15) days after the end of each month during the Term of this Agreement with respect to the Gross Revenues of the immediately preceding month.

                  6.4. In addition to the Service Fee, PODC will pay $12,000 to Radiologist, on the date hereof and on each anniversary of the date hereof during the Term hereof. Such amount will be utilized by Radiologist to defray, in part, Radiologist's cost of continuing medical education for Dr. Rosensweig and Dr. Puller and for malpractice insurance premiums.

                  6.5. Except for the Service Fee and the payments described in subparagraph 6.4 hereof, Radiologist shall not be entitled to any other compensation or benefits of any kind whatsoever under or in connection with this Agreement.

         7. Accounting and Audits. PODC will provide Radiologist with monthly reports setting forth Gross Revenues, which reports will accompany the Service Fee payments under Paragraph 6 hereof. Radiologist will have the right, at one time in each year of the Term of this Agreement, upon reasonable prior notice and during normal business hours at the principal offices of International Magnetic Imaging, Inc. (currently 2424 North Federal Highway, Boca Raton, Florida), to audit the books and records of PODC pertaining to the information contained in such reports. Any such audit shall be conducted at Radiologist's expense unless it is determined as a result thereof that the payment made to Radiologist was more than five percent (5%) less than the amount which was correctly due and payable to Radiologist, in which case PODC will reimburse Radiologist for the reasonable costs of such audit.

         8. Confidentiality and Non-Disclosure Covenant. Radiologist (for purposes of this Paragraph, Radiologist shall include Dr. Rosensweig and Dr. Puller) hereby acknowledges that, during the Term of this Agreement, it may obtain and be entrusted with unpublished confidential and proprietary information relating to PODC's present and proposed business and operations, including, without limitation, financial information relating to PODC's present and proposed business and operations, the cost and pricing of PODC's services, the sales and marketing plans and strategies of PODC, the names and addresses of PODC's accounts, the terms of all material agreements to which PODC is a party, the names, addresses and other information concerning the patients of the Center, physician referral patterns for the Center, other business records and information relating to PODC's business and all such information relating to the business of International Magnetic Imaging, Inc., PODC's parent. All of such information that may be obtained by Radiologist shall, for purposes hereof, be referred to as "Confidential Information". Radiologist hereby agrees that, unless the Confidential Information becomes publicly known through legitimate origin not involving any improper act or omission of Radiologist, neither it, nor any entity or person owned or controlled directly or indirectly by it, shall, during the Term of this Agreement or at any time thereafter, use for its own benefit or for the benefit of others for any purpose and in any manner whatsoever, divulge to any person, firm, corporation or other entity or otherwise publish or disclose any Confidential Information (except as necessary in connection with the performance of Radiologist's services under this Agreement). This provision shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, Radiologist shall not be in breach of this covenant with respect to any use or disclosure of any Confidential Information by it which is required as a result of any legal process served upon it in any judicial or administrative proceeding (provided that PODC shall be given notice in time to enable it to object to such disclosure).

         9.       Restrictive Covenant.

                  9.1. Radiologist (for purposes of this Paragraph, Radiologist shall include Dr. Rosensweig and Dr. Puller) hereby agrees that, during the Term of this Agreement it will not, directly or indirectly, on its own behalf or in the service of or on behalf of others, whether as an officer, director, stockholder, partner, trustee, principal, employee, consultant, agent, or owner of any capital stock, partnership interest or other interest in any corporation, partnership or other entity, or in any other capacity, own an interest in or perform any services (including, without limitation, patient referrals) for or on behalf of any diagnostic imaging facility providing medical diagnostic imaging services (including, without limitation, magnetic resonance imaging) which is located within a ten (10) mile radius of the Center (a "Precluded Business Activity"). Without limiting the generality of the foregoing, Radiologist hereby agrees that in the event it is judicially determined that the specified time period or geographical area or scope of the foregoing restriction is unreasonable, arbitrary, or against public policy, contrary to law, invalid or unenforceable, the remaining provisions of this Paragraph shall not be affected thereby and shall remain in full source and effect and such lesser time period, geographical area, or scope which is judicially determined to be reasonable, non-arbitrary and not violative of public policy, not contrary to law, invalid or unenforceable, may be enforced by PODC against Radiologist in accordance with the terms hereof. Notwithstanding the foregoing, nothing contained in this Paragraph is intended to nor shall preclude the ownership by Radiologist of not more than five (5%) percent of the outstanding securities or warrants of any publicly owned corporation or other entity engaged in a Precluded Business Activity, provided that such ownership is solely for investment purposes and is not coupled with any working relationship between Radiologist and such corporation or entity, or the reading by Radiologist of ultrasound tests performed by and in the offices of the physicians listed on Exhibit B hereto.

                  9.2. Radiologist hereby acknowledges that the restrictions contained in this Paragraph 9 and in Paragraph 8 are necessary for the protection of PODC's business and goodwill and are considered by Radiologist to be reasonable. Accordingly, Radiologist hereby acknowledges and agrees that any actual or threatened breach of the provisions of either of such Paragraphs shall cause irreparable harm to PODC and may not be remediable by an action at law for damages and, therefore, Radiologist consents, as a non-exclusive remedy, to the entry of preliminary and permanent injunctions by any court of competent jurisdiction, prohibiting Radiologist from any such breach or further breach of said Paragraphs and compelling Radiologist to comply with the provisions thereof, as well as all other equitable remedies therefor, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy at law or posting a bond therefor.

                  9.3. In the event of any breach or threatened breach by Radiologist of the provisions of this Paragraph 9 or Paragraph 8, PODC shall be entitled to the payment or reimbursement of its reasonable attorneys fees and disbursements in connection therewith.

         10. Indemnification. Each of the parties hereto agrees to defend, indemnify and hold the other and such other party's parents, subsidiaries, affiliates, officers, directors, partners, stockholders, agents and employees harmless from and against all claims, causes of action, demands, damages, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and disbursements) resulting from or based upon a breach of such party's representations, warranties, covenants, or obligations under this Agreement.

         11. Records. The ownership and right of control of all records and reports and all documents of the Center in support of or relating thereto shall be and remain the sole property of PODC; provided, however, that Radiologist shall have access to such reports, records and documentation as is reasonably necessary to enable it to perform its services under this Agreement. Radiologist hereby agrees that, upon the termination or expiration of this Agreement, it will promptly return to PODC all records, reports and documents relating to PODC's business which are then in Radiologist's possession or control.

         12. Miscellaneous.

                  12.1. This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof, and may not be changed, modified or waived, except by an instrument in writing signed by the party to be bound thereby. Notwithstanding the foregoing, in the event that the provisions of any applicable federal or state health care law, rule or regulation require specific actions of Radiologist with respect to the services contemplated by this Agreement which actions are not specified herein, this Agreement shall be automatically modified to comply therewith.

                  12.2. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida with respect to contracts made and to be fully performed therein without regard to the conflicts of laws principles thereof and shall be enforced solely and exclusively in the State or Federal courts located in Broward County, Florida.

                  12.3. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                  12.4. The parties hereto hereby agree that, at any time and from time to time during the Term hereof, upon the reasonable request of the other party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further assets, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated hereunder or to confirm or otherwise effectuate the provisions of this Agreement.

                  12.5. Except as set forth herein, neither PODC nor Radiologist shall be permitted to assign this Agreement, or their rights and obligations hereunder, without the written consent of the non-assigning party. Notwithstanding the foregoing, PODC shall have the right, upon written notice to Radiologist, to assign this Agreement (i) to any person or entity which is not owned by or under common control with PODC in connection with an Asset Sale or a Partnership Sale, provided such assignee agrees in writing to assume all of PODC's obligations under this Agreement, or (ii) to any subsidiary or affiliated corporation or entity provided that PODC guarantees all of such assignee's obligations under this Agreement.

                  12.6. Each of the parties hereto will bear all costs and expenses incurred by them in connection with the negotiation, preparation, execution, delivery and performance of this Agreement except that in the event that an action at law or in equity is brought to enforce or interpret the provisions of this Agreement, or to prevent a breach thereof, the party prevailing in such action shall be entitled to an award of its attorneys' fees in such amount as shall be established by the court presiding therein.

                  12.7. Radiologist is acting solely as an independent contractor under this Agreement and nothing in this Agreement is intended, nor shall be construed so as to create, any employer-employee, master-servant, principal-agent, partnership, joint venture or any different or other relationship between the parties hereto. Radiologist will be solely responsible for all income taxes, unemployment contributions, worker's compensation, social security taxes, and all other taxes, contributions, benefits and withholdings pursuant to any law or requirement of any governmental body relating to Radiologist and any person or entity employed or engaged by Radiologist to render any of the services required under this Agreement.

                  12.8. All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other address as either of the parties hereto shall specify by notice given in accordance with this provision) or sent by facsimile transmission, receipt acknowledged (with a copy mailed by first class mail) to the facsimile numbers set forth below (or to such other facsimile number as either of the parties hereto shall specify by notice given in accordance with this provision):

                           (a)  If to PODC:

                                    c/o International Magnetic Imaging, Inc.
                                    2424 North Federal Highway
                                    Boca Raton, Florida 33431
                                    Fax No. 407-347-5341

                                    Attn: Dr. Stephen A. Schulman
                                    Chief Executive Officer

                                    Mr. George W. Mahoney
                                    Chief Financial Officer
                                 with a copy to:

                                 Robert L. Blessey, Esq.
                                 51 Lyon Ridge Road
                                 Katonah, New York 10536
                                 Fax No. 914-232-0647

                           (b)   If to Radiologist:

                                 1756 N.W. 126th Drive
                                 Coral Springs, Florida  33071
                                 Fax No. 954-753-5178

                                 with a copy to:

                                 Mitchell B. Kirschner, Esq.
                                 Mandel, Simowitz, Weisman,
                                 Kirschner & Diaz, P.A.
                                 Boca Corporate Center
                                 2101 Corporate Boulevard, N.W.
                                 Boca Raton, Florida  33431
                                 Fax No. 561-989-0304

All such notices, consents, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice sent by facsimile transmission or a notice of a change of address which shall be effective only upon receipt.

                  12.9. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which, when taken together, shall constitute one and the same agreement.

                  12.10. The Paragraph headings used in this Agreement have been used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

                  12.11. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect.


                                                [SIGNATURES FOLLOW]

                  IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

ATTEST:                                PHYSICIANS OUTPATIENT
                                       DIAGNOSTIC CENTER, LTD.
                                       By:      PODC ACQUISITION CORPORATION
                                                General Partner


_______________________                     By:_____________________________
                                                              Lewis S. Schiller
                                                              President

ATTEST:                                PREMIER RADIOLOGY ASSOCIATES, P.A.



_______________________                     By:_____________________________


                                               -----------------------------
                                                    Print Name and Title


                                       AGREED TO AND ACCEPTED SOLELY AS TO
                                       PARAGRAPHS 2(b), 8, 9 AND 12 HEREOF


                                            --------------------------------
                                                 Robert Rosensweig

                                            --------------------------------
                                                 Donald Puller

                                   EXHIBIT "A"



                              SCHEDULE OF INSURANCE



Workers' Compensation


Professional Liability

                  - $1,000,000 per occurrence
                  - $3,000,000 in the aggregate


General Liability

                  - $1,000,000 per occurrence
                  - $1,000,000 in the aggregate
                  (The General Liability insurance must contain coverages for: 1) patient injury liability coverage and 2) hired/non-owned vehicle coverage)

                                   EXHIBIT "B"



Radiologist may read ultrasound tests performed in the office for:

         1.       Broward Ob-Gyn Associates, Coral Springs, FL

         2.       Broward Gyn Associates, Plantation, FL

         3.       Dr. Paul Chudnow, Plantation, FL

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES AND RELATED PARTNERSHIPS
EXHIBIT 11.1
--------------------------------------------------------------------------------

                                                                                                Period from Inception
                                                                                                [September 30, 1994]
                                                                       Years ended                       to
                                                                       December 31,                  December 31,
                                                                 1 9 9 6          1 9 9 5              1 9 9 4
                                                                 -------          -------              -------
Net Income - Historical                                      $    1,041,354   $    1,761,499     $      1,774,739

Net Income Effects of Debt Retirement -
   Net of Tax [Primary]                                             223,935          265,455               80,591
                                                             --------------   --------------     ----------------

Net Income Adjusted for Primary Calculation                    $  1,265,289     $  2,026,954     $      1,855,330
                                                               ============     ============     ================

Net Income Effects of Debt Retirement -
   Net of Tax [Fully Diluted]                                $      117,735  $       234,855       $       72,941
                                                             --------------  ---------------       --------------

Net Income Adjusted for Fully Diluted Calculation              $  1,159,089    $   1,996,354     $      1,847,680
                                                               ============    =============     ================

Primary Shares Outstanding                                       14,960,000       15,256,286           15,184,786
                                                             ==============  ===============      ===============

Fully Diluted Shares Outstanding                                 14,960,000       15,256,286           15,184,786
                                                             ==============  ===============      ===============

Earnings Per Share:
   Primary - Notes 1 and 3                                   $          .09  $           .13    $             .12
                                                             ==============  ===============    =================
   Fully Diluted - Notes 2 and 3                             $          .08  $           .13    $             .12
                                                             ==============  ===============    =================

Note 1: Computed by dividing net income by the weighted average number of shares of Common Stock (9,200,000) and Class A Common Stock (1,000,000) treated as a single class for all periods presented and adjusting such amounts by items (i) through (viii) below [See Notes 10, 15 and 16].

(i) Assumes that common stock warrants, issued in October 1994, to purchase an aggregate of 1,000,000 shares of Common Stock at $2.00 per share were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock. At the average market price of $2.25 per share and $.75 per share for the years ended December 31, 1996 and 1995 and $.25 per share for the period ended December 31, 1994.

(ii) Assumes that 765,500 incentive stock options to purchase Class A Common Stock at $.50 per share, issued in October 1994, were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock at the average market price of $1.50 per share and $.75 per share for the years ended December 31, 1996 and 1995 and $.25 per share for the period ended December 31, 1994.

(iii) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,750,000 shares of Class A Common Stock at $2.00 per share were exercised at the beginning of 1994, and that all proceeds were used to purchase treasury stock at the average market price of $.75 per share for the year ended December 31, 1995 and $.25 per share for the period ended December 31, 1994.

(iv) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,200,000 shares of Class A Common Stock at $3.50 per share were exercised at the beginning of 1996 and that all proceeds were used to purchase treasury stock at the average market price of $1.50 per share for the year ended December 31, 1996 [reflects the cancellation of warrants to purchase 550,000 shares of Class A Common Stock and the change of exercise price from $2.00 per share to $3.50 per share at December 31, 1996].

(v) Assumes that 13,000 incentive stock options to purchase Class A Common Stock at $1.00 per share, issued in June 1996 were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock at $3.50 per share for all periods presented.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES AND RELATED
PARTNERSHIPS
EXHIBIT 11.1 [CONTINUED]
--------------------------------------------------------------------------------

Note 1 [Continued]:

(vi) Assumes that the following convertible preferred shares were converted to common stock as follows:

                               Shares of
                            Preferred Stock    Conversion Rate    Common Shares

       Series B Preferred          5,000             700            3,500,000

(vii) Assumes for the years ended December 31, 1996 and 1995, that incentive stock options to purchase 71,500 shares of Class A Common Stock at $1.00 per share, which were granted in September 1995, were exercised on October 1, 1995 and that all proceeds were used to purchase treasury stock at the average market price of $1.50 per share and $.75 per share for the years ended December 31, 1996 and 1995.

(viii) Assumes that warrants, issued in September 1996, to purchase an aggregate of 250,000 shares of Class A Common Stock at $3.50 per share were exercised at the beginning of 1996, and that all proceeds were used to purchase treasury stock at the average market price of $1.50 per share for the year ended December 31, 1996.

Note 2: Computed by dividing net income by the weighted average number of shares of Common Stock (9,200,000) and Class A Common Stock (1,000,000) treated as a single class for all periods presented and adjusting such amounts by items (i) through (viii) below [See Notes 10, 15 and 16].

(i) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,000,000 shares of Common Stock at $2.00 per share were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock at the year end market price of $3.50 per share for the year ended December 31, 1996, $1.00 per share for the year ended December 31, 1995 and $.50 per share for the period ended December 31, 1994.

(ii) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,750,000 shares of Class A Common Stock at $2.00 per share were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock at the year end market price of $1.00 per share for the year ended December 31, 1995 and $.50 per share for the period ended December 31, 1994.

(iii) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,200,000 shares of Class A Common Stock at $3.50 per share were exercised at the beginning of 1996 and that all proceeds were used to purchase treasury stock at the average market price of $2.00 per share for the year ended December 31, 1996 [reflects the cancellation of warrants to purchase 550,000 shares of Class A Common Stock and the change of exercise price from $2.00 per share to $3.50 per share at December 31, 1996].

(iv) Assumes that 765,500 incentive stock options to purchase Class A Common Stock at $.50 per share, issued in October 1994, were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock at the year end market price of $2.00 per share for the year ended December 31, 1996, $1.00 per share for the year ended December 31, 1995 and $.50 per share for the period ended December 31, 1994.

(v) Assumes that 13,000 incentive stock options to purchase Class A Common Stock at $1.00 per share, issued in June 1996 were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock at $3.50 per share for all periods presented.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES AND RELATED
PARTNERSHIPS
EXHIBIT 11.1 [CONTINUED]
--------------------------------------------------------------------------------

Note 2 [Continued]:

(vi) Assumes that the following convertible preferred shares were converted to common stock as follows:

                                                                    Shares of
                              Preferred Stock   Conversion Rate   Common Shares

       Series B Preferred          5,000             700            3,500,000

(vii) Assumes for the year ended December 31, 1995, that incentive stock options to purchase 71,500 shares of Class A Common Stock at $1.00 per share, which were granted in September 1995, were exercised on October 1, 1995 and that all proceeds were used to purchase treasury stock at the year end market price of $2.00 per share for the year ended December 31, 1996 and $1.00 per share for the year ended December 31, 1995.

(viii) Assumed that warrants, issued in September 1996, to purchase an aggregate of 250,000 shares of Class A Common Stock at $3.50 per share were exercised at the beginning of 1996, and that all proceeds were used to purchase treasury stock at the year end market price of $2.00 per share for the year ended December 31, 1996.

Note 3: Computed by using the modified "Treasury Stock Method" because the number of shares obtainable upon exercise of all options and warrants exceeds 20% of the number of shares outstanding at the end of the period. The repurchase price for common stock and Class A common stock represents the average market price for each period presented for the primary calculation and the year end market price for each period presented for the fully diluted calculation. The total number of shares of treasury stock acquired is 2,040,000 shares for all periods presented. The excess proceeds were used to retire short-term debt and in some cases portions of long-term debt. Certain options and warrants, issued at or below the initial public offering price within one year of the filing of the Company's initial public offering, are included in the computation of earnings per share for all periods presented.

                                                1996                         1995                          1994
                                                ----                         ----                          ----
                                        Primary      Full Diluted     Primary     Full Diluted      Primary     Full Diluted
                                        -------      ------------     -------     ------------      -------     ------------
Average Market Price -
   Common                            $       2.25    $        --     $      .75   $        --      $      .25   $       --
Year End Market Price -
   Common                            $         --    $      3.50     $       --   $      1.00      $       --   $      .50
Average Market Price -
   Class A Common                    $       1.50    $        --     $      .75   $        --      $      .25   $       --
Year End Market Price -
   Class A Common                    $         --    $      2.00     $       --   $      1.00      $       --   $      .50
Short-Term Debt Retired              $  3,732,250    $ 1,962,250     $4,424,250   $ 3,914,250      $2,593,069   $2,593,069
Long-Term Debt Retired               $         --    $        --     $       --   $        --      $2,779,681   $2,269,681

                                     PRIMARY
                     EARNINGS PER SHARE : DECEMBER 31, 1996

                                       COMMON          COMMON
                                        STOCK          STOCK
                                                       CLASS A        TOTAL

10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000

10/94 - WARRANTS                      1,000,000                      1,000,000
10/94 - WARRANTS                                        700,000        700,000
10/94 - WARRANTS                                        500,000        500,000
10/94 - OPTIONS                                         765,500        765,500
9/95 - OPTIONS                                           71,500         71,500
6/96 - OPTIONS                                           13,000         13,000
9/96 - WARRANTS                                         250,000        250,000

TOTAL ISSUABLE                        1,000,000       2,300,000      3,300,000

TOTAL REACQUIRED (10,200,000 X 20% )                                 2,040,000
                                                                     ---------

ISSUED NOT REACQUIRED                                                1,260,000

PROCEEDS :
10/94 - WARRANTS  (1,000,000 @ $2)                                   2,000,000
10/94 - WARRANTS (700,000 @ $3.50)                                   2,450,000
10/94 - WARRANTS (500,000 @ $3.50)                                   1,750,000
10/94 - OPTIONS (765,500 @ $ 0.50)                                     382,750
9/95 - WARRANTS (71,500 @ $1)                                           71,500
6/96 - OPTIONS (13,000 @ $1)                                            13,000
9/96 - WARRANTS (250,000 @ $3.50)                                      875,000
                                                                     ---------

TOTAL PROCEEDS                                                       7,542,250

APPLICATION OF PROCEEDS

TOTAL REACQUIRED
10/94 - WARRANTS  (1,000,000 @ $2.25)                                2,250,000
10/94 - WARRANTS  (700,000 @ $1.5)                                   1,050,000
10/94 - WARRANTS  (500,000 @ $1.5)                                     750,000
10/94 - OPTIONS (765,500 @ $ 1.5)                                    1,148,250
9/95 - WARRANTS (71,500 @ $1.5)                                        107,250
6/96 - OPTIONS (13,000 @ $1.5)                                          19,500
9/96 - WARRANTS (250,000 @ $1.5)                                       375,000
                                                                     ---------

                                                                     5,700,000
LIMITATION
(3,300,000 - 2040000)*1.50                                           1,890,000

TOTAL PROCEEDS TO REACQUIRE                                          3,810,000
BALANCE                                                              3,732,250
TO RETIRE SHORT-TERM DEBT                                            3,732,250
TO RETIRE A PART LONG-TERM DEBT                                              0

TOTAL APPLICATION OF PROCEEDS                                        7,542,250

NET INCOME EFFECTS OF DEBT RETIREMENT, NET OF TAX
(3732250 X 10% NET OF 40% TAX)                                         223,935
FINAL
TOTAL ISSUABLE   PER ABOVE                                           3,300,000

TOTAL REACQUIRED  PER ABOVE                                          2,040,000
                                                                     ---------
ISSUED NOT REACQUIRED                                                1,260,000
                                                                     =========
10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000

OPTIONS & WARRANTS PER ABOVE                                         1,260,000

TOTAL                                                               14,960,000
                                                                    ==========
DECEMBER 31, 1996
NET INCOME                                                           1,041,354

NET INCOME EFFECT OF DEBT RETIREMENT - NET OF TAX                      223,935

NET INCOME - ADJUSTED                                                1,265,289
                                                                     =========

BENCHMARK EPS (NI / 10200000)                                            0.124
97% TEST                                                                 0.120
PRIMARY EPS
1265289/14960000                                                         0.085

                                  FULLY DILUTED
                     EARNINGS PER SHARE : DECEMBER 31, 1996

                                       COMMON          COMMON
                                        STOCK          STOCK
                                                       CLASS A        TOTAL

10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000

10/94 - WARRANTS                      1,000,000                      1,000,000
10/94 - WARRANTS                                        700,000        700,000
10/94 - WARRANTS                                        500,000        500,000
10/94 - OPTIONS                                         765,500        765,500
9/95 - OPTIONS                                           71,500         71,500
6/96 - OPTIONS                                           13,000         13,000
9/96 - WARRANTS                                         250,000        250,000

TOTAL ISSUABLE                        1,000,000       2,300,000      3,300,000

TOTAL REACQUIRED
(10,200,000 X 20% )                                                  2,040,000
                                                                     ---------

ISSUED NOT REACQUIRED                                                1,260,000

PROCEEDS :
10/94 - WARRANTS  (1,000,000 @ $2)                                   2,000,000
10/94 - WARRANTS  (700,000 @ $3.5)                                   2,450,000
10/94 - WARRANTS  (500,000 @ $3.50)                                  1,750,000
10/94 - OPTIONS (765,500 @ $ 0.50)                                     382,750
9/95 - WARRANTS (71,500 @ $1)                                           71,500
6/96 - OPTIONS (13,000 @ $1)                                            13,000
9/96 - WARRANTS (250,000 @ $3.50)                                      875,000
                                                                     ---------

TOTAL PROCEEDS                                                       7,542,250

APPLICATION OF PROCEEDS

TOTAL REACQUIRED
10/94 - WARRANTS  (1,000,000 @ $3.50)                                3,500,000
10/94 - WARRANTS  (700,000 @ $2.00)                                  1,400,000
10/94 - WARRANTS  (500,000 @ $2.00)                                  1,000,000
10/94 - OPTIONS (765,500 @ $ 2.00)                                   1,531,000
9/95 - WARRANTS (71,500 @ $2.00)                                       143,000
6/96 - OPTIONS (13,000 @ $2.00)                                         26,000
9/96 - WARRANTS (250,000 @ $2.00 )                                     500,000
                                                                     ---------

                                                                     8,100,000
LIMITATION
(3,300,000 - 2040000)*2.00                                           2,520,000

TOTAL PROCEEDS TO REACQUIRE                                          5,580,000
BALANCE                                                              1,962,250
TO RETIRE SHORT-TERM DEBT                                            1,962,250
TO RETIRE A PART LONG-TERM DEBT                                              0

TOTAL APPLICATION OF PROCEEDS                                        7,542,250

NET INCOME EFFECTS OF DEBT RETIREMENT, NET OF TAX
  ( 1962250 X 10% NET OF 40% TAX)                                      117,735
FINAL
TOTAL ISSUABLE   PER ABOVE                                           3,300,000

TOTAL REACQUIRED  PER ABOVE                                          2,040,000
                                                                     ---------
ISSUED NOT REACQUIRED                                                1,260,000
                                                                     =========
10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000

OPTIONS & WARRANTS PER ABOVE                                         1,260,000

TOTAL                                                               14,960,000
                                                                    ==========
DECEMBER 31, 1996
NET INCOME                                                           1,041,354

NET INCOME EFFECT OF DEBT RETIREMENT - NET OF TAX                      117,735

NET INCOME - ADJUSTED                                                1,159,089
                                                                     =========

BENCHMARK EPS (NI / 10200000)                                            0.114
97% TEST                                                                 0.110
FULLY DILUTED EPS
1159089/14960000                                                          .077

                                     PRIMARY
                     EARNINGS PER SHARE : DECEMBER 31, 1995

                                       COMMON          COMMON
                                        STOCK          STOCK
                                                       CLASS A        TOTAL

10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000


10/94 - WARRANTS                      1,000,000                      1,000,000
10/94 - WARRANTS                                      1,250,000      1,250,000
10/94 - WARRANTS                                        500,000        500,000
10/94 - OPTIONS                                         765,500        765,500
9/95 - OPTIONS                                           71,500         71,500

TOTAL ISSUABLE                        1,000,000       2,587,000      3,587,000

TOTAL REACQUIRED
(10,200,000 X 20% )                                                  2,040,000
                                                                     ---------

ISSUED NOT REACQUIRED                                                1,547,000
                                                                     =========
PROCEEDS :
10/94 - WARRANTS  (1,000,000 @ $2)                                   2,000,000
10/94 - WARRANTS  (1,250,000 @ $2)                                   2,500,000
10/94 - WARRANTS  (500,000 @ $2)                                     1,000,000
10/94 - OPTIONS (765,500 @ $ 0.50)                                     382,750
9/95 - WARRANTS (71,500 @ $1)                                           71,500
                                                                     ---------

TOTAL PROCEEDS                                                       5,954,250

APPLICATION OF PROCEEDS

TOTAL REACQUIRED
10/94 - WARRANTS  (1,000,000 @ $.75)                                   750,000
10/94 - WARRANTS  (1,250,000 @ $.75)                                   937,500
10/94 - WARRANTS  (500,000 @ $.75)                                     375,000
10/94 - OPTIONS (765,500 @ $ .75)                                      574,125
9/95 - WARRANTS (71,500 @ $.75)                                         53,625
                                                                     ---------

                                                                     2,690,250

LIMITATION
(3587000 -- 2040000)*.75                                             1,160,250

TOTAL PROCEEDS TO REACQUIRE                                          1,530,000
BALANCE                                                              4,424,250
TO RETIRE SHORT-TERM DEBT                                            4,424,250
TO RETIRE A PART LONG-TERM DEBT                                              0

TOTAL APPLICATION OF PROCEEDS                                        5,954,250

NET INCOME EFFECTS OF DEBT RETIREMENT, NET OF TAX
  ( 4424250X 10% NET OF 40% TAX)                                       265,455
FINAL
TOTAL ISSUABLE   PER ABOVE                                           3,587,000

TOTAL REACQUIRED  PER ABOVE                                          2,040,000
                                                                     ---------
ISSUED NOT REACQUIRED                                                1,547,000
                                                                     =========
OPTIONS ISSUED
6/96 - OPTIONS- 13,000 @ 1.00  = $13,000                                13,000
REACQUIRED ( $13,000/ $3.5)                                              3,714
                                                                        ------

ISSUED NOT REACQUIRED                                                    9,286
                                                                         =====
10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000

OPTIONS & WARRANTS PER ABOVE                                         1,556,286

TOTAL                                                               15,256,286
                                                                    ==========
DECEMBER 31, 1995
NET INCOME                                                           1,761,499

NET INCOME EFFECT OF DEBT RETIREMENT - NET OF TAX                      265,455

NET INCOME - ADJUSTED                                                2,026,954
                                                                     =========

BENCHMARK EPS (NI / 10200000)                                            0.199
97% TEST                                                                 0.193
PRIMARY EPS
2026954/15256286                                                         0.133

                                  FULLY DILUTED
                     EARNINGS PER SHARE : DECEMBER 31, 1995

                                       COMMON          COMMON
                                        STOCK          STOCK
                                                       CLASS A        TOTAL

10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000


10/94 - WARRANTS                      1,000,000                      1,000,000
10/94 - WARRANTS                                      1,250,000      1,250,000
10/94 - WARRANTS                                        500,000        500,000
10/94 - OPTIONS                                         765,500        765,500
9/95 - OPTIONS                                           71,500         71,500

TOTAL ISSUABLE                        1,000,000       2,587,000      3,587,000

TOTAL REACQUIRED
(10,200,000 X 20% )                                                  2,040,000
                                                                     ---------

ISSUED NOT REACQUIRED                                                1,547,000
                                                                     =========
PROCEEDS :
10/94 - WARRANTS  (1,000,000 @ $2)                                   2,000,000
10/94 - WARRANTS  (1,250,000 @ $2)                                   2,500,000
10/94 - WARRANTS  (500,000 @ $2)                                     1,000,000
10/94 - OPTIONS (765,500 @ $ 0.50)                                     382,750
9/95 - WARRANTS (71,500 @ $1)                                           71,500
                                                                     ---------

TOTAL PROCEEDS                                                       5,954,250

APPLICATION OF PROCEEDS

TOTAL REACQUIRED
10/94 - WARRANTS  (1,000,000 @ $1.00)                                1,000,000
10/94 - WARRANTS  (1,250,000 @ $1.00)                                1,250,000
10/94 - WARRANTS  (500,000 @ $1.00)                                    500,000
10/94 - OPTIONS (765,500 @ $ 1.00)                                     765,500
9/95 - WARRANTS (71,500 @ $1)                                           71,500
                                                                     ---------

                                                                     3,587,000

LIMITATION
(3587000 -- 2040000)*1.00                                            1,547,000

TOTAL PROCEEDS TO REACQUIRE                                          2,040,000
BALANCE                                                              3,914,250
TO RETIRE SHORT-TERM DEBT                                            3,914,250
TO RETIRE A PART LONG-TERM DEBT                                              0

TOTAL APPLICATION OF PROCEEDS                                        5,954,250

NET INCOME EFFECTS OF DEBT RETIREMENT, NET OF TAX
  ( 3914250X 10% NET OF 40% TAX)                                       234,855
FINAL
TOTAL ISSUABLE   PER ABOVE                                           3,587,000

TOTAL REACQUIRED  PER ABOVE                                          2,040,000
                                                                     ---------
ISSUED NOT REACQUIRED                                                1,547,000
                                                                     =========
OPTIONS ISSUED
6/96 - OPTIONS- 13,000 @ 1.00  = $13,000                                13,000
REACQUIRED ( $13,000/ $3.50)                                             3,714
                                                                        ------
ISSUED NOT REACQUIRED                                                    9,286
                                                                        ======
10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000

OPTIONS & WARRANTS PER ABOVE                                         1,556,286

TOTAL                                                               15,256,286
                                                                    ==========
DECEMBER 31, 1995
NET INCOME                                                           1,761,499

NET INCOME EFFECT OF DEBT RETIREMENT - NET OF TAX                      234,855

NET INCOME - ADJUSTED                                                1,996,354
                                                                     =========

BENCHMARK EPS (NI / 10200000)                                            0.196
97% TEST                                                                 0.190
FULLY DILUTED EPS
1996354/15256286                                                         0.131

                                     PRIMARY
                     EARNINGS PER SHARE : DECEMBER 31, 1994

                                       COMMON          COMMON
                                        STOCK          STOCK
                                                       CLASS A        TOTAL

10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000


10/94 - WARRANTS                      1,000,000                      1,000,000
10/94 - WARRANTS                                      1,250,000      1,250,000
10/94 - WARRANTS                                        500,000        500,000
10/94 - OPTIONS                                         765,500        765,500

TOTAL ISSUABLE                        1,000,000       2,515,500      3,515,500

TOTAL REACQUIRED
(10,200,000 X 20% )                                                  2,040,000
                                                                     ---------

ISSUED NOT REACQUIRED                                                1,475,500

PROCEEDS :
10/94 - WARRANTS  (1,000,000 @ $2)                                   2,000,000
10/94 - WARRANTS  (1,250,000 @ $2)                                   2,500,000
10/94 - WARRANTS  (500,000 @ $2)                                     1,000,000
10/94 - OPTIONS (765,500 @ $ 0.50)                                     382,750
                                                                     ---------

TOTAL PROCEEDS                                                       5,882,750

TOTAL REACQUIRED
10/94 - WARRANTS  (1,000,000 @ $.25)                                   250,000
10/94 - WARRANTS  (1,250,000 @ $0.25)                                  312,500
10/94 - WARRANTS  (500,000 @ $0.25)                                    125,000
10/94 - OPTIONS (765,500 @ $ 0.25)                                     191,375
                                                                     ---------

                                                                       878,875
LIMITATION
(3515500 -- 2040000)*.25                                               368,875

TOTAL PROCEEDS TO REACQUIRE                                            510,000
BALANCE                                                              5,372,750
TO RETIRE SHORT-TERM DEBT                                            2,593,069
TO RETIRE A PART LONG-TERM DEBT                                      2,779,681

TOTAL APPLICATION OF PROCEEDS                                        5,882,750

NET INCOME EFFECTS OF DEBT RETIREMENT, NET OF TAX
   (5372750 X 10% NET OF 40% TAX) @25%                                  80,591
FINAL
TOTAL ISSUABLE   PER ABOVE                                           3,515,500

TOTAL REACQUIRED  PER ABOVE                                          2,040,000
                                                                     ---------
ISSUED NOT REACQUIRED                                                1,475,500
                                                                     =========
OPTIONS ISSUED
6/96 - OPTIONS- 13,000 @ 1.00  = $13,000                                13,000
REACQUIRED ( $13,000/ $3.50)                                             3,714
                                                                      --------
ISSUED NOT REACQUIRED                                                    9,286

10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000

OPTIONS & WARRANTS PER ABOVE                                         1,484,786

TOTAL                                                               15,184,786
                                                                    ==========
DECEMBER 31, 1994
NET INCOME                                                           1,774,739

NET INCOME EFFECT OF DEBT RETIREMENT - NET OF TAX                       80,591

NET INCOME - ADJUSTED                                                1,855,330
                                                                     =========

BENCHMARK EPS (NI / 10200000)                                            0.182
97% TEST                                                                 0.176
PRIMARY EPS
855330/15184786                                                          0.122

                                  FULLY DILUTED
                     EARNINGS PER SHARE : DECEMBER 31, 1994

                                       COMMON          COMMON
                                        STOCK          STOCK
                                                       CLASS A        TOTAL

10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000


10/94 - WARRANTS                      1,000,000                      1,000,000
10/94 - WARRANTS                                      1,250,000      1,250,000
10/94 - WARRANTS                                        500,000        500,000
10/94 - OPTIONS                                         765,500        765,500

TOTAL ISSUABLE                        1,000,000       2,515,500      3,515,500

TOTAL REACQUIRED
(10,200,000 X 20% )                                                  2,040,000
                                                                     ---------
ISSUED NOT REACQUIRED                                                1,475,500
                                                                     =========
PROCEEDS :
10/94 - WARRANTS  (1,000,000 @ $2)                                   2,000,000
10/94 - WARRANTS  (1,250,000 @ $2)                                   2,500,000
10/94 - WARRANTS  (500,000 @ $2)                                     1,000,000
10/94 - OPTIONS (765,500 @ $ 0.50)                                     382,750
                                                                     ---------
TOTAL PROCEEDS                                                       5,882,750
                                                                     =========
TOTAL REACQUIRED
10/94 - WARRANTS  (1,000,000 @ $.50)                                   500,000
10/94 - WARRANTS  (1,250,000 @ $0.50)                                  625,000
10/94 - WARRANTS  (500,000 @ $0.50)                                    250,000
10/94 - OPTIONS (765,500 @ $ 0.50)                                     382,750
                                                                     ---------
                                                                     1,757,750

LIMITATION
(3515500 -- 2040000)*.50                                               737,750

TOTAL PROCEEDS TO REACQUIRE                                          1,020,000
BALANCE                                                              4,862,750
TO RETIRE SHORT-TERM DEBT                                            2,593,069
TO RETIRE A PART LONG-TERM DEBT                                      2,269,681

TOTAL APPLICATION OF PROCEEDS                                        5,882,750

NET INCOME EFFECTS OF DEBT RETIREMENT, NET OF TAX
  ( 4862750 X 10% NET OF 40% TAX) @25%                                  72,941
FINAL
TOTAL ISSUABLE   PER ABOVE                                           3,515,500

TOTAL REACQUIRED  PER ABOVE                                          2,040,000
                                                                     ---------
ISSUED NOT REACQUIRED                                                1,475,500
                                                                     =========
OPTIONS ISSUED
6/96 - OPTIONS- 13,000 @ 1.00  = $13,000                                13,000
REACQUIRED ( $13,000/ $3.50)                                             3,714
                                                                         -----
ISSUED NOT REACQUIRED                                                    9,286

10/94 - COMMON                        9,200,000       1,000,000     10,200,000
10/94 - PREFERRED                     3,500,000                      3,500,000

TOTAL                                12,700,000       1,000,000     13,700,000

OPTIONS & WARRANTS PER ABOVE                                         1,484,786

TOTAL                                                               15,184,786
                                                                    ==========
DECEMBER 31, 1994
NET INCOME                                                           1,774,739

NET INCOME EFFECT OF DEBT RETIREMENT - NET OF TAX                       72,941

NET INCOME - ADJUSTED                                                1,847,680
                                                                     =========

BENCHMARK EPS (NI / 10200000)                                            0.181
97% TEST                                                                 0.176
FULLY DILUTED EPS
1847680/15184786                                                         0.122